As filed with the Securities and Exchange Commission on October 21, 2011

Registration No. 333-176767

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RESTORATION HARDWARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5712	45-3052669
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15 Koch Road, Suite J

Corte Madera, CA 94925

(415) 924-1005

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary G. Friedman

Chairman and Co-Chief Executive Officer

Carlos E. Alberini

Co-Chief Executive Officer

15 Koch Road, Suite J

Corte Madera, CA 94925

(415) 924-1005

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stewart L. McDowell, Esq. Steven R. Shoemate, Esq. Gibson Dunn & Crutcher, LLP 555 Mission Street San Francisco, CA 94105 Tel: (415) 393-8200 Fax: (415) 986-5309	Gavin B. Grover, Esq. John M. Rafferty, Esq. Andrew D. Thorpe, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105 Tel: (415) 268-7000 Fax: (415) 268-7522	Sharon R. Flanagan, Esq. Bradley S. Fenner, Esq. Connie P. Wu, Esq. Sidley Austin LLP 555 California Street San Francisco, CA 94104 Tel: (415) 772-1200 Fax: (415) 772-7400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated October 21, 2011.

             Shares

Common Stock

This is Restoration Hardware Holdings, Inc.’s initial public offering.

We are selling             shares of our common stock and the selling stockholders identified in this prospectus are selling             shares of our common stock. We will not receive any of the proceeds from the sale of shares to be offered by the selling stockholders.

We expect the public offering price to be between $              and $            . Since June 2008 and prior to this offering, there has been no public market for the shares. After pricing this offering, we expect that the shares will trade on the             under the symbol “        .”

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 15 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

The underwriters may also purchase up to an additional             shares from the selling stockholders, at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about             , 2011.

BofA Merrill Lynch	Goldman, Sachs & Co.

The date of this prospectus is             , 2011.

You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize be delivered to you. Neither we nor the selling stockholders or underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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BASIS OF PRESENTATION

We use a 52 – 53 week fiscal year ending on the Saturday closest to January 31. Fiscal years are identified in this prospectus according to the calendar year prior to the calendar year in which they end. For example, references to “2010,” “fiscal 2010” or similar references refer to the fiscal year ended January 29, 2011.

All of the outstanding capital stock of Restoration Hardware, Inc. was acquired on June 16, 2008, by Home Holdings, LLC, which we refer to in this prospectus as the “Acquisition.” Home Holdings’ equity interests are held primarily by (i) CP Home Holdings, LLC, an investment entity managed by funds affiliated with Catterton Management Company, LLC, (ii) Tower Three Home LLC, an investment fund managed by Tower Three Partners, LLC, and (iii) funds affiliated with Glenhill Capital. In this prospectus, we refer to CP Home Holdings, LLC and its affiliated funds as “Catterton,” we refer to Tower Three Home LLC and its affiliated funds as “Tower Three” and we refer to Glenhill Capital and its affiliated funds as “Glenhill.” As a result of the Acquisition, a new basis of accounting was created beginning June 17, 2008. In this prospectus, the periods prior to the Acquisition are referred to as the “Predecessor” periods and the periods after the Acquisition are referred to as the “Successor” periods. The Predecessor periods presented in this prospectus for 2008 include the period from February 3, 2008 through June 16, 2008, reflecting approximately 19 weeks of operations, and the Successor periods presented in this prospectus for 2008 include the period from June 17, 2008 through January 31, 2009, reflecting approximately 33 weeks of operations. Due to the Acquisition, the financial statements presented in this prospectus for the Successor periods are not comparable to those of the Predecessor periods.

In the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we have presented pro forma consolidated financial data for the 52-week period ended January 31, 2009, which gives effect to the Acquisition as if such transaction had occurred on February 3, 2008, and which we refer to as “pro forma 2008,” in addition to the Predecessor and Successor periods for 2008. We believe that presenting the discussion and analysis of the results of operations in this manner promotes the overall usefulness of the comparison given the complexities involved with comparing two significantly different periods.

In this prospectus, when we refer to “retail assortment square footage,” we mean the square footage of the largest retail assortment in any one store in a particular market. Generally, retail assortment square footage is the selling square footage of our largest store in a particular market and does not include the selling square footage of any other store in that market because the product assortment in the smaller stores will generally be redundant with products shown in the largest store. In this prospectus, when we refer to “store level cash contribution margin,” we mean store net revenues less product costs and cash operating costs related to store operations, divided by store net revenues.

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PROSPECTUS SUMMARY

This summary highlights some of the key information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read the following summary together with the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the more detailed information regarding our Company and the common stock being sold in this offering, as well as our consolidated financial statements and the related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock. Some of the statements in this prospectus constitute forward-looking statements. See “Forward-Looking Statements and Market Data.”

Except where the context otherwise requires or where otherwise indicated, the terms “Restoration Hardware,” “we,” “us,” “our,” “our Company” and “our business” refer, prior to the Reorganization discussed below, to Restoration Hardware, Inc. and, after the Reorganization, to Restoration Hardware Holdings, Inc., in each case together with its consolidated subsidiaries, including Restoration Hardware, Inc., as a combined entity. The term “Restoration Hardware Holdings” refers to Restoration Hardware Holdings, Inc. and the term “Home Holdings” refers to Home Holdings, LLC, and, in each case, not to any of their subsidiaries.

Our Company

We believe Restoration Hardware is one of the fastest growing and most innovative luxury brands in the home furnishings marketplace. We believe our brand stands alone and is redefining this highly fragmented and growing market. Restoration Hardware is positioned as a lifestyle brand and design authority, offering dominant merchandise assortments across a growing number of categories, including furniture, lighting, textiles, bathware, décor, outdoor and garden, as well as baby and child products. We operate as a curator of exceptional historical design. Our collections of timeless, updated classics and reproductions are presented consistently across our sales channels in sophisticated and unique lifestyle settings that we believe are on par with world-class interior designers. Our culture of innovation, superior product development capabilities, integrated multi-channel infrastructure and significant scale enable us to offer a compelling combination of design, quality and value.

Our business is fully integrated across our multiple channels of distribution, consisting of our stores, catalogs and websites. As of July 30, 2011, we operated 87 retail stores and 10 outlet stores throughout the United States and Canada. In fiscal 2010, we distributed approximately 46.5 million catalogs, and our websites logged over 12.1 million unique visits.

We have recently experienced strong growth in sales and profitability, including:

•

In the first half of fiscal 2011, we grew our net revenues 27% to $420.4 million over the comparable period in fiscal 2010, increased our Adjusted EBITDA 209% to $27.7 million and increased our net income by $12.4 million to a net income of $1.1 million from a net loss of $11.3 million. Our stores net revenues, comparable store sales and direct net revenues grew by 21%, 20% and 36%, respectively.

•

In fiscal 2010, we grew our net revenues 24% to $772.8 million over fiscal 2009, increased our Adjusted EBITDA 134% to $41.1 million and decreased our net loss by $20.6 million to a net loss of $8.1 million. Our stores net revenues, comparable store sales and direct net revenues grew by 15%, 19% and 37%, respectively.

•

For the twelve months ended July 30, 2011, we grew our net revenues 26% to $862.3 million over the prior twelve-month period, increased our Adjusted EBITDA 90% to $59.9 million and increased our net income by $16.5 million to a net income of $4.4 million from a net loss of $12.1 million. Our stores net revenues, comparable store sales and direct net revenues grew by 17%, 17% and 38%, respectively.

See “Prospectus Summary—Summary Historical Consolidated Financial and Operating Data” for a discussion of Adjusted EBITDA and a reconciliation of the differences between Adjusted EBITDA and net income (loss).

Our Competitive Strengths

Market-Redefining Luxury Brand. We believe Restoration Hardware stands alone as a leading luxury brand and is redefining the highly fragmented home furnishings market by offering a compelling combination of design, quality and value. We believe we are disrupting the competitive landscape by attracting affluent consumers from designer showrooms and high-end boutiques, as well as aspirational consumers trading up from department stores and other home furnishings retailers. In a market characterized by smaller, independent competitors, we believe our luxury positioning, superior quality and significant scale position us to continue to rapidly grow our market share.

Culture of Innovation. We are dedicated to offering products that push established boundaries and influence the manner in which our customers envision their homes. The scope of our innovation is demonstrated company-wide, including in our product development platform, our stores and our direct channels. We believe our ability to successfully innovate and introduce new products enables us to gain market share, adapt our business to emerging trends and stay relevant with our customers.

Superior Product Development Capabilities. We have established a cross-functional organization centered on product leadership, with teams that collaborate across functions and work closely with our network of artisan partners. Our product development platform and significant scale have enabled us to introduce an increasing number of new products with each collection and dramatically shorten our product lead times, while allowing us to deliver differentiated products at a great value.

Multi-Channel Go-To-Market Strategy. We pursue a market-based rather than a channel-based sales strategy and allocate resources by market to maximize our return on invested capital. We size our stores to the potential of the area that each location serves and leverage our direct channels to provide access to our complete product offering. Our sales channels are fully integrated and complement each other. This approach is designed to enhance the customer experience, generate greater sales, increase our market share and deliver higher returns on invested capital.

Fully Integrated Infrastructure. Our infrastructure is integrated across our channels, providing three key advantages: (i) strong direct sourcing capabilities and direct vendor relationships; (ii) centrally managed inventory to drive working capital efficiency and to optimize our product availability; and (iii) a reconfigured distribution network and new order management, warehouse management and point-of-sale systems that have reduced our product return rates and improved customer service levels. We believe our sophisticated operating platform provides us with significant capabilities to support our future growth.

High Performance, Values-Driven Organization Led by Accomplished Team. We have built a high performance organization driven by a company-wide commitment to our core values of People, Quality, Service and Innovation. Our leadership team is led by our Co-Chief Executive Officers, Gary Friedman and Carlos Alberini. Mr. Friedman is recognized as a creative force and design leader, with over 24 years of experience in executive roles in the specialty home industry. Mr. Alberini is a highly respected financial and operational leader with over 23 years of experience in the retail sector. We believe our leadership team is a key driver of our success and positions us to execute our long term growth strategy.

Our Growth Strategy

Increase Market Share by Expanding Existing and Entering New Product Categories. Our net revenues currently represent less than 1% of the $143 billion U.S. home furnishings market. We believe there is a substantial opportunity to continue to increase our market share by growing our merchandise assortment and introducing new products and categories. We have a successful record of expanding our offering in all of our existing categories and introducing new categories. We have initiatives currently underway to expand certain categories, such as furniture, rugs, lighting and baby and child, as well as introduce new categories, such as Tabletop in 2012.

Expand Our Retail Assortment Square Footage. We plan to increase our retail assortment square footage by opening full line Design Galleries in key metropolitan markets, expanding select existing Galleries and opening Galleries in new markets. Our experience has proven that when we display a product in our stores, we sell substantially greater quantities of that product across all of our channels. Most of our existing Galleries display less than 50% of our current merchandise assortment, whereas our full line Design Galleries allow us to showcase approximately 80% of our current product assortment in a highly differentiated retail setting. These stores will have approximately 15,000 – 20,000 square feet of interior selling space and 4,000 – 7,000 square feet of outdoor selling space. This larger store format provides an opportunity to increase sales, consolidate markets, reduce operating costs and enhance return on capital. Following the opening of our first full line Design Gallery in Los Angeles, we are opening a full line Design Gallery in Houston in the Fall of 2011 and additional full line Design Galleries over the next few years. We have identified over 35 markets in which we plan to open full line Design Galleries.

Grow our Direct-to-Consumer Business. We plan to grow our direct business by expanding our catalog page count and circulation, reaching new households with our catalogs and implementing our e-commerce marketing initiatives. As with our stores, we have found when we display a product in our catalogs, we experience increased sales of that product across all of our channels. In our Spring 2011 Home catalog, we significantly increased the average page count and circulated pages, and reached approximately 20% more households than in Spring 2010 while reducing the number of catalog mailings. This strategy contributed to a 36% increase in net revenues for our direct business in the first six months of fiscal 2011 compared to the same period in the prior year. Based on this success, we increased the page count of our recently released Fall 2011 Home catalog to over 600 pages, which now displays over 90% of our current product assortment. We plan to circulate this catalog to more than double the number of households we reached with our Spring 2011 catalog. In the aggregate, we plan to increase circulated pages by more than 40% in 2011 and by more than 30% in 2012.

Increase Operating Margins. We have the opportunity to improve our operating margins by leveraging occupancy costs and by expanding our merchandise margins. We believe that our real estate strategy will allow us to better leverage our fixed occupancy costs by consolidating multiple Galleries into single full line Design Galleries and opening locations outside of malls that tend to have lower lease costs per square foot, and closing unproductive stores. Our well-developed, scalable infrastructure is positioned to support our revenue growth without a proportionate increase in operating expenses. We believe we can further increase our merchandise margins by: (i) continuing to implement direct sourcing initiatives; (ii) optimizing product pricing and utilizing targeted promotions; and (iii) using merchandise planning systems to manage inventory efficiently across all of our channels.

Pursue International Expansion. We plan to strategically expand our business in select countries outside of the United States and Canada over the next several years. We believe that our luxury brand, product innovation, and unique aesthetic will have strong international appeal.

Evolution of Our Business

When Gary Friedman joined us as Chief Executive Officer in 2001, we began to reposition Restoration Hardware from a nostalgic, discovery-items business to a leading home furnishings brand. In 2008, we were taken private by investment funds affiliated with Catterton, Tower Three and Glenhill. As a private company, we were able to accelerate the pace of the transformation of our business and brand and the development of our multi-channel business model and infrastructure. Over the last ten years, we built a new company as we:

•	Elevated our brand positioning;

•	Enhanced our product development process;

•	Refined our go-to-market strategy;

•	Reconceptualized our stores and developed our full line Design Gallery format;

•	Built a new supply chain and systems infrastructure; and

•	Strengthened our management team.

We believe these initiatives have contributed to our recent strong performance and increased profitability, and position us for sustained growth and profitability.

Our Market

We participate in the large and growing domestic housewares and home furnishings market. Based on our research, we believe this market generated $143 billion in retail sales in 2010 and is projected to grow at a compound annual growth rate of 3% – 4% between 2011 and 2015. Our net revenues currently represent less than 1% of this market, providing us with a substantial opportunity to gain market share.

According to Euromonitor International, a market research and analysis firm, the housewares and home furnishings market is highly fragmented. The top 20 companies comprised only 30% of the total market in 2008, with the largest player representing less than 3% of the total market. As a result of the weakening housing market and economic downturn in 2007, many home furnishings retailers were forced to close stores, dramatically scale back operations or lower prices. While our sales results were also adversely affected during this period, this disruption also created an opportunity for us to differentiate our brand in the marketplace. We believe we are well positioned to gain market share in the current competitive environment as a result of our compelling combination of design, quality and value.

We target households with incomes of $200,000 and higher, which we believe drive a disproportionate share of spending in the home furnishings market. We believe that these consumers are highly attractive as they tend to be less impacted by an economic downturn and return to spending more quickly in an economic recovery.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider the following risks, including the risks discussed in the section entitled “Risk Factors,” before investing in our common stock:

•	We are undertaking a large number of business initiatives at the same time and if these new initiatives are not successful, they may have a negative impact on our operating results.

•	Growth in our business may not be sustained and may not generate a corresponding improvement in our results of operations.

•	If we fail to successfully anticipate consumer preferences and demand, and manage our inventory commensurate with demand, our results of operations may be adversely affected.

•

Our performance and our growth strategy depend on our ability to purchase our merchandise in sufficient quantities at competitive prices, and any disruptions we experience in our ability to obtain our products in a timely fashion or in the quantities required could have a material adverse effect on our business.

•	Our vendors may not have adequate capacity to meet our anticipated demand, which could lead to product shortages.

•	We may not have adequate remedies with our vendors for defective merchandise, which could damage our reputation and brand image and harm our business.

•

Changes in consumer spending or the housing market may significantly harm our revenue and results of operations. If we lose key personnel or are unable to hire additional qualified personnel, our business may be harmed.

•

Our operations have significant liquidity and capital requirements and depend on the availability of adequate financing on reasonable terms and if we are unable to borrow significant capital, it could have a significant negative effect on our business.

Reorganization

Restoration Hardware Holdings was incorporated as a Delaware corporation on August 18, 2011, by our sole stockholder, Home Holdings, for the purpose of acquiring all of the stock of Home Holdings’ wholly owned subsidiary, Restoration Hardware, Inc. Restoration Hardware Holdings will acquire all of the outstanding shares of Restoration Hardware, Inc. prior to the effectiveness of this offering. Outstanding units under the 2008 Home Holdings equity compensation plan, which we refer to as the Team Resto Ownership Plan, will be converted in connection with this offering into our common stock on a              for              basis, and the vesting status of the Home Holdings units will carry over to our common stock, with unvested shares constituting restricted stock. In this prospectus, we refer to these transactions as the “Reorganization.”

Principal Equity Holders

Home Holdings’ equity interests are held primarily by funds affiliated with Catterton, Tower Three and Glenhill. In this prospectus, we refer to Catterton, Tower Three and Glenhill as our “Principal Equity Holders.”

Home Holdings will remain in place after the completion of this offering and will continue to be the single largest holder of our common stock. Interests of Catterton, Tower Three and Glenhill in our Company will continue to be held indirectly through their ownership interests in Home Holdings.

Catterton. Catterton is a leading private equity firm with an exclusive focus on providing equity capital in support of small to middle-market consumer companies that are positioned for attractive growth. Since its founding in 1989, Catterton has invested in approximately 80 companies and led equity investments totaling over $3.3 billion. Presently, Catterton is actively managing more than $2.5 billion of equity capital focused on all sectors of the consumer industry: food, beverage, retail, restaurants, consumer products, consumer services and media and marketing services. Catterton’s combination of investment capital, strategic operating skills and industry network has enabled it to become a highly sought after firm within this industry.

Tower Three. Tower Three is an operationally-focused private equity fund formed to create a concentrated portfolio of investments in U.S.-based middle-market businesses. Tower Three’s professionals are experienced with operational management, financial restructuring, private equity and credit markets. With long-term committed capital from major institutional investors, Tower Three has the flexibility to participate in a variety of transactions.

Glenhill. Glenhill is a privately owned investment partnership that invests primarily in public equity markets internationally. Founded in 2001, Glenhill is led by Glenn J. Krevlin, who has served as the managing member of Krevlin Advisors, LLC, an investment management firm, which is the general partner of Glenhill.

Funds affiliated with Catterton and Tower Three invested in Home Holdings in order to fund Home Holdings’ acquisition of Restoration Hardware, Inc. Funds associated with Glenhill acquired their interests in Home Holdings pursuant to a rollover agreement, pursuant to which such funds agreed to contribute a portion of their shares of Restoration Hardware, Inc.’s common stock in exchange for a pro rata equity interest in Home Holdings. See “Certain Relationships and Related Party Transactions.”

Our Principal Equity Holders are also in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our Principal Equity Holders may also pursue acquisition opportunities that are complementary to our business and, as a result, those acquisition opportunities may not be available to us. See “Risk Factors—Catterton, Tower Three and Glenhill will continue to have significant influence over us after this offering, including control over decisions that require the approval of stockholders, and their interests in our business may be different from yours.”

The following chart sets forth our anticipated ownership structure as of the completion of this offering assuming no exercise by the underwriters of their option to purchase additional shares:

Payments to Principal Equity Holders in Connection with the Offering

In connection with this offering, pursuant to our management services agreement with affiliates of our Principal Equity Holders, we plan to pay Catterton Management Company, LLC, Tower Three LLC and GJK Capital Advisors, LLC, fees in the amount of $             , $             and $             , respectively. Shares of certain of our officers and directors will vest in connection with this offering. See “Executive Compensation—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation.”

Corporate and Other Information

Restoration Hardware Holdings, Inc., the issuer of the common stock in this offering, is a Delaware corporation. Our corporate headquarters is located at 15 Koch Road, Suite J, Corte Madera, CA 94925. Our telephone number is (415) 924-1005. Our principal website address is www.restorationhardware.com. We also operate a website for our Baby & Child brand at www.rhbabyandchild.com. The information on any of our websites is not deemed to be incorporated in this prospectus or to be part of this prospectus.

This prospectus includes our trademarks, such as “Restoration Hardware” and “Restoration Hardware Baby & Child,” which are protected under applicable intellectual property laws and are the property of Restoration Hardware. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

The Offering

Total common stock offered	shares

Common stock offered by us	shares

Common stock offered by the selling stockholders	shares

Common stock to be outstanding immediately after this offering	shares

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting the underwriting discount and estimated offering expenses, will be approximately $ million, assuming the shares are offered at $ per share (the midpoint of the estimated price range set forth on the cover of this prospectus).

We will not receive any proceeds from the sale of shares by the selling stockholders.

We intend to use the net proceeds from the sale of common stock by us in this offering to repay all of the outstanding amounts under the Restoration Hardware, Inc. revolving line of credit, for general corporate purposes, including working capital and capital expenditures, and to pay other fees and expenses incurred in connection with this offering, including payments to Catterton, Tower Three and Glenhill pursuant to the terms of the management services agreement we have entered into with them. See “Use of Proceeds.”

Principal stockholders	Upon completion of this offering, Home Holdings will own approximately shares, or %, of our outstanding common stock. Of that amount, Catterton will beneficially own approximately shares, or %, of our outstanding common stock, Tower Three will beneficially own approximately shares, or %, of our outstanding common stock, and Glenhill will beneficially own approximately shares, or %, of our outstanding common stock.

We are a “controlled company” within the meaning of the listing rules, and therefore will be exempt from certain of the corporate governance listing requirements of the . See “Management—Corporate Governance.”

Dividend policy

We currently intend to retain all available funds and any future earnings for use in the operation of our business, and therefore we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant. We are a holding company, and substantially all of our operations are carried out by our subsidiary, Restoration Hardware, Inc., and its subsidiaries. Restoration

Hardware, Inc.’s ability to pay dividends to us is limited by its line of credit, which may in turn limit our ability to pay dividends on our common stock. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred securities of ours or of our subsidiaries. See “Dividend Policy.”

Conflicts of interest	As described under “Use of Proceeds,” Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an underwriter in this offering, is a lender under the Restoration Hardware, Inc. revolving line of credit and may receive more than five percent of the net proceeds of this offering. Thus, Merrill Lynch, Pierce, Fenner & Smith Incorporated may be deemed to have a “conflict of interest” under the applicable provisions of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rules 5110 and 5121 of the Conduct Rules regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Goldman, Sachs & Co. has agreed to serve as a “qualified independent underwriter” as defined by FINRA and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. No underwriter with a conflict of interest will execute sales in discretionary accounts without the prior written specific approval of the customers. See “Underwriting—Conflicts of Interest.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed symbol for trading on	“ ”

Unless otherwise indicated, all information in this prospectus relating to the number of shares of our common stock to be outstanding immediately after this offering:

•

excludes              unvested restricted shares of our common stock that will be issued to our executive officers and other employees and consultants under the Restoration Hardware 2011 Equity Replacement Plan, which we refer to as the Replacement Plan, as replacement grants for awards previously issued pursuant to the Team Resto Ownership Plan;

•

excludes options to purchase              shares of our common stock, each with an exercise price equal to the initial public offering price, that we expect to grant in connection with this offering under the Restoration Hardware 2011 Stock Incentive Plan, which we refer to as the 2011 Plan;

•	excludes additional shares of common stock reserved for future grants under the 2011 Plan;

•	assumes an initial public offering price of $ per share (the midpoint of the estimated price range set forth on the cover of this prospectus); and

•	assumes no exercise by the underwriters of their option to purchase up to additional shares from the selling stockholders.

Summary Historical Consolidated Financial and Operating Data

The following tables present Restoration Hardware, Inc.’s summary historical consolidated financial and operating data as of the dates and for the periods indicated. Restoration Hardware Holdings was formed as a Delaware corporation on August 18, 2011. Restoration Hardware Holdings will acquire all of the outstanding shares of capital stock of Restoration Hardware, Inc. prior to the effectiveness of this offering in connection with the Reorganization, and will therefore control Restoration Hardware, Inc. Restoration Hardware Holdings has not engaged in any business or other activities except in connection with its formation and the Reorganization. Accordingly, all financial and other information herein relating to periods prior to the completion of the Reorganization is that of Restoration Hardware, Inc.

All of the outstanding capital stock of Restoration Hardware, Inc. was acquired on June 16, 2008, by Home Holdings, which we refer to in this prospectus as the “Acquisition.” As a result of the Acquisition, a new basis of accounting was created beginning June 17, 2008. The periods prior to the Acquisition are referred to as the “Predecessor” periods and the periods after the Acquisition are referred to as the “Successor” periods in this prospectus. The Predecessor periods presented in this prospectus include the period from February 3, 2008, through June 16, 2008, reflecting approximately 19 weeks of operations, and the Successor periods presented in this prospectus include the period from June 17, 2008, through January 31, 2009, reflecting approximately 33 weeks of operations. Due to the Acquisition, the financial statements for the Successor periods are not comparable to those of the Predecessor periods presented in this prospectus.

The summary consolidated financial data for the periods ended June 16, 2008, and January 31, 2009, and for the fiscal years ended January 30, 2010, and January 29, 2011, were derived from Restoration Hardware, Inc.’s consolidated financial statements included elsewhere in this prospectus.

The summary consolidated financial data for the six months ended July 31, 2010, and July 30, 2011, and as of July 30, 2011, were derived from Restoration Hardware, Inc.’s unaudited consolidated interim financial statements included elsewhere in this prospectus. The unaudited consolidated interim financial statements were prepared on a basis consistent with that used in preparing our audited consolidated financial statements and include all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of our financial position and results of operations for the unaudited periods. The unaudited financial information for the twelve months ended July 31, 2010, has been derived by adding our financial information for the year ended January 30, 2010, to the financial information for the six months ended July 31, 2010, and subtracting the financial information for the six months ended August 1, 2009. The unaudited financial information for the twelve months ended July 30, 2011, has been derived by adding our financial information for the year ended January 29, 2011, to the financial information for the six months ended July 30, 2011, and subtracting the financial information for the six months ended July 31, 2010. We believe that presentation of unaudited financial information for these twelve-month periods is useful to investors because it presents information about how our business has performed in the twelve-month period immediately preceding the date of our most recent interim financial statements, which allows investors to review our current performance trends over a full year period, and by presenting results for four consecutive quarters compensates for seasonal factors that might influence results in a particular quarter within the year.

Restoration Hardware, Inc.’s historical results are not necessarily indicative of future operating results, and interim results for the six months ended July 30, 2011, are not projections for the results to be expected for the fiscal year ending January 28, 2012. The summary historical consolidated data presented below should be read in conjunction with the sections entitled “Risk Factors,” “Selected Historical Consolidated Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and other financial data included elsewhere in this prospectus.

	Predecessor	Successor
	Period from February 3, 2008 Through June 16, 2008	Period from June 17, 2008, Through January 31, 2009	Year Ended			Six Months Ended			Last Twelve Months Ended (1)
			January 30, 2010	January 29, 2011		July 31, 2010	July 30, 2011		July 31, 2010	July 30, 2011
		(dollars in thousands, excluding per share and per square foot data)
Statement of Operations Data:
Net revenues	$195,437	$498,581	$625,685		$772,752	$330,854		$420,383	$686,787	$862,281
Cost of goods sold	140,088	308,448	412,629		501,132	214,084		265,953	447,762	553,001

Gross profit	55,349	190,133	213,056		271,620	116,770		154,430	239,025	309,280
Selling, general and administrative expenses	75,396	213,011	238,889		275,859	126,453		150,619	248,603	300,025

Income (loss) from operations	(20,047)	(22,878)	(25,833)		(4,239)	(9,683)		3,811	(9,578)	9,255
Interest expense	(2,731)	(4,907)	(3,241)		(3,150)	(1,579)		(1,888)	(3,087)	(3,459)

Income (loss) before income taxes	(22,778)	(27,785)	(29,074)		(7,389)	(11,262)		1,923	(12,665)	5,796
Income tax expense (benefit)	508	(201)	(423)		685	41		783	(584)	1,427

Net income (loss)	$(23,286)	$(27,584)	$(28,651)		$(8,074)	$(11,303)		$1,140	$(12,081)	$4,369

Basic and diluted net income (loss) per share	$(0.60)	$(275,840)	$(286,510)		$(80,740)	$(113,030)		$11,400	$(120,810)	$43,690
Basic and diluted average number of shares outstanding	38,969,000	100	100		100	100		100	100	100
Pro forma net income (loss) per share (2):
Basic				$			$
Diluted				$			$
Pro forma average number of shares outstanding (2):
Basic
Diluted
Other Financial and Operating Data:
Growth in net revenues:
Stores (3)	—	—	(6)%		15%	17%		21%	6%	17%
Direct	—	—	(15)%		37%	31%		36%	10%	38%
Total	—	—	(10)%		24%	23%		27%	7%	26%
Retail (4):
Comparable store sales change (5)	(12)%	(8)%	(7)%		19%	26%		20%	10%	17%
Retail stores open at end of period	100	99	95		91	96		87	96	87
Average gross square footage (in thousands) (6)	1,072	1,060	1,042		1,014	1,019		946	1,024	977
Average selling square footage (in thousands) (6)	677	671	660		641	645		599	648	619
Retail sales per selling square foot (7)	$147	$406	$525		$635	$277		$351	$584	$710
Direct:
Catalogs circulated (in thousands) (8)	13,771	26,831	31,336		46,507	18,893		12,768	38,266	40,382
Catalog pages circulated (in millions) (8)	2,168	3,507	4,418		6,260	2,823		3,293	5,560	6,730
Direct as a percentage of net revenues (9)	43%	41%	39%		43%	42%		45%	41%	45%
Capital expenditures	$3,821	$13,428	$2,024		$39,907	$14,181		$12,168	$15,670	$37,894
Adjusted EBITDA (10)	$(8,219)	$4,386	$17,596		$41,097	$8,994		$27,747	$31,516	$59,850

	As of July 30, 2011
	Actual	Pro Forma As Adjusted (11)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$9,139	$
Working capital (excluding cash and cash equivalents) (12)	136,765
Total assets	565,529
Line of credit	136,609
Total debt (including current portion) (13)	146,492
Total stockholders’ equity	218,354

(1)	The unaudited financial information for the twelve months ended July 31, 2010, has been derived by adding our financial information for the year ended January 30, 2010, to the financial information for the six months ended July 31, 2010, and subtracting the financial information for the six months ended August 1, 2009. The unaudited financial information for the twelve months ended July 30, 2011, has been derived by adding our financial information for the year ended January 29, 2011, to the financial information for the six months ended July 30, 2011, and subtracting the financial information for the six months ended July 31, 2010.

(2)	Pro forma net income (loss) per share gives effect to (i) the Reorganization, (ii) the issuance of shares of common stock in this offering and (iii) the application of a portion of the estimated net proceeds from the sale of common stock by us in this offering to repay all of the outstanding amounts under Restoration Hardware, Inc.’s revolving line of credit as if the offering and those transactions had occurred on January 31, 2010. This assumes net proceeds of this offering of $ million, assuming the shares are offered at $ per share, the midpoint of the estimated price range set forth on the cover of this prospectus, after deducting the underwriting discount and estimated offering expenses.

(3)	Store data represent retail stores plus outlet stores.

(4)	Retail data have been calculated based upon retail stores, including our Baby & Child Gallery, and excludes outlet stores.

(5)	Comparable store sales have been calculated based upon retail stores that were open at least fourteen full months as of the end of the reporting period and did not change square footage by more than 20% between periods. Comparable store net revenues exclude revenues from outlet stores.

(6)	Average square footage (gross or selling, as applicable) is calculated for each quarter by taking the total applicable square footage at the beginning of the quarter plus the total applicable square footage at the end of the quarter and dividing by two. Average square footage for periods of six, nine and twelve months is calculated by averaging the average square footage for the quarters within such periods.

Average square footage (gross or selling, as applicable) for the 2008 Predecessor period is calculated by adding the average applicable square footage for the first quarter of the year ended January 31, 2009, and for the period May 4, 2008, through June 16, 2008, and dividing by two. Average square footage (gross or selling, as applicable) for the period May 4, 2008, through June 16, 2008, is calculated by taking the total applicable square footage at the beginning of the period plus the total applicable square footage at the end of the period and dividing by two.

Average square footage (gross or selling, as applicable) for the 2008 Successor period is calculated by adding the average square footage for three periods, being the period June 17, 2008, through August 2, 2008, the third quarter of the year ending January 31, 2009, and the fourth quarter of the year ended January 31, 2009, and dividing by three. Average square footage (gross or selling, as applicable) for the period June 17, 2008, through August 2, 2008, is calculated by taking the total applicable square footage at the beginning of the period plus the total applicable square footage at the end of the period and dividing by two.

(7)	Retail sales per selling square foot is calculated by dividing total net revenues for all retail stores, comparable and non-comparable, by the average selling square footage for the period.

(8)	The catalogs and catalog pages circulated from period to period do not take into account different page sizes per catalog distributed. Page sizes and page counts vary for different catalog mailings and we sometimes mail different versions of a catalog at the same time. Accordingly, period to period comparisons of catalogs circulated and catalog pages circulated do not take these variations into account. In fiscal 2010, we mailed a larger number of catalogs that contained fewer pages and in some cases significantly smaller page sizes than in prior periods. In the first six months of fiscal 2011, we mailed fewer catalogs that contained a significant increase in number of pages as compared to the first six months of fiscal 2010.

(9)	Direct revenues include sales through our catalogs and websites.

(10)	A reconciliation of net income (loss) under accounting principles generally accepted in the United States (“GAAP”) to EBITDA and Adjusted EBITDA is set forth below in “Selected Historical Consolidated Financial and Operating Data.”

EBITDA and Adjusted EBITDA have been presented in this prospectus and are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We have presented Adjusted EBITDA for the Predecessor periods consistently with the Successor periods to present such adjustments on a comparable basis for those periods. EBITDA is defined as consolidated net income (loss) before depreciation and amortization, interest expense and provision for income taxes. Adjusted EBITDA is calculated in accordance with and is the basis of our Management Incentive Program (or “MIP”) as described further under “Executive Compensation—Compensation Discussion and Analysis,” and reflects further adjustments to EBITDA to eliminate the impact of certain items, including non-cash or other items that we do not consider representative of our ongoing operating performance as discussed in more detail in the section entitled “Selected Historical Consolidated Financial and Operating Data.”

EBITDA and Adjusted EBITDA are included in this prospectus because they are key metrics used by management, our board of directors, and our Principal Equity Holders to assess our financial performance, and Adjusted EBITDA is used in connection with determining incentive compensation under our MIP. Additionally, EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA, alongside other GAAP measures such as gross profit, operating income (loss) and net income (loss), to measure profitability, to make budgeting decisions, and to compare our performance against that of other peer companies. We believe that Adjusted EBITDA provides useful information facilitating operating performance comparisons from period to period and company to company.

EBITDA and Adjusted EBITDA are not GAAP measures of our financial performance or liquidity and should not be considered as alternatives to net income (loss) as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as tax payments and debt service requirements and certain other cash costs that may recur in the future. EBITDA and Adjusted EBITDA contain certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and exclude certain unusual charges that may recur in the future. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA and Adjusted EBITDA only supplementally. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

(11)	Pro Forma as Adjusted amounts give effect to (i) the Reorganization, (ii) the issuance of shares of common stock in this offering, (iii) the application of $ million of estimated net proceeds of this offering to repay all of the outstanding amounts under the revolving line of credit, (iv) the use of $ million of the estimated net proceeds to pay other fees and expenses incurred in connection with this offering, including management fees of $ to Catterton, Tower Three and Glenhill pursuant to the terms of the management services agreement with them, (v) $ non cash impact to accumulated deficit for stock based compensation charges related to the shares of restricted stock that become vested upon this offering, plus (vi) additional cash payments of $ to former employees that are due as a result of this stock offering. A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the estimated price range set forth on the cover of this prospectus, would increase (decrease) the pro forma as adjusted amount of cash and cash equivalents by approximately $ million, total assets by approximately $ million, line of credit by approximately $ million, total debt (including current portion) by approximately $ million and total stockholders’ equity by approximately $ million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses.

(12)	Working capital is defined as current assets, excluding cash and cash equivalents, less current liabilities, excluding the current portion of long-term debt.

(13)	Total debt (including current portion) includes amounts outstanding under the line of credit and capital lease obligations.

RISK FACTORS

This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the risks and uncertainties described elsewhere in this prospectus, including our consolidated financial statements and the related notes contained elsewhere in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

We are undertaking a large number of business initiatives at the same time and if these new initiatives are not successful, they may have a negative impact on our operating results.

We are in the process of an ongoing major transformation of our business characterized by a period of rapid growth and a large number of new business initiatives. For example, we recently developed a new full line Design Gallery format which involves larger store square footage. We plan to open full line Design Galleries in select major metropolitan markets and we expect to close a number of our older stores and replace them with the new full line Design Gallery format. We are currently contemplating other new product lines and extensions, as well as expanding sales to other channels and international markets. In addition, we are continuing a number of new initiatives in other areas of our business, including product sourcing and distribution and management information systems. For example, we recently eliminated the use of third party buying agents in most foreign locations. In addition, we have recently significantly expanded the page counts of our catalogs, increased the number of households receiving our catalogs and reduced the number of catalog mailings.

The number of current business initiatives could strain our financial, operational and management resources. In addition, these initiatives may not be successful. For example, if customers do not respond favorably to our new full line Design Gallery format or our larger Source Book catalogs over time, our financial results may be adversely affected. All of the foregoing risks may be compounded during the current or any future economic downturn. If we are not successful in managing our current growth and the large number of new initiatives that are underway, we might experience an adverse impact on our financial performance and results of operations. In addition, if we fail to achieve the intended results of our current business initiatives, or if the implementation of these initiatives is delayed or abandoned, diverts management’s attention or resources from other aspects of our business, or costs more than anticipated, we may experience inadequate return on investment for some of our business initiatives, which would have a negative effect on our operating results.

Growth in our business may not be sustained and may not generate a corresponding improvement in our results of operations.

We may not be able to maintain or improve the levels of growth that we have experienced in the recent past. For example, although our net revenue for the first six months of fiscal 2011 grew substantially over the same period of fiscal 2010, there can be no assurance that we can achieve these levels of growth in the future.

In addition, we have also recently experienced strong comparable store sales. If our future comparable store sales fail to meet market expectations or decline, the price of our common stock could decline. Various factors affect comparable store sales, including the number, size and location of stores we open, close, remodel or expand in any period, the overall economic and general retail sales environment, consumer preferences and demand, our ability to efficiently source and distribute products, changes in our product offerings, competition, current local and global economic conditions, changes in catalog circulation and the success of marketing programs. These factors may cause our comparable store sales results to be materially lower than recent periods and our expectations, which could harm our results of operations and result in a decline in the price of our common stock.

Although we have recently experienced sales growth as a result of a number of new business initiatives, this sales growth may not continue and the level of our sales could return to prior levels if customer response to our product offerings is not sustained. Many factors can influence customer response to our product offerings and store formats including responses from our competitors who may introduce similar products or merchandise formats. In addition, sales levels for particular merchandise or product categories may not continue over time if customer demand levels are not sustained. The level of customer response to new store formats including our full line Design Galleries may vary in different markets and store locations. Similarly, the level of customer response to our new Source Book may vary in different markets. In addition, there can be no assurance that we will be able to migrate customer demand successfully when we choose to close a store in a particular location in favor of a new full line Design Gallery in the same or an adjacent market location. While our objective is to retain a high percentage of customer demand from store locations that we closed during fiscal 2010, there can be no assurance that we will retain a high percentage of sales from stores closed in the future or that we will continue to retain a high percentage of sales from stores previously closed.

In addition, continued increased activity in our business could result in material changes in our operating costs, including increased merchandise inventory costs and costs for paper and postage associated with the mailing and shipping of catalogs and products. We cannot assure you that we will succeed in offsetting these expenses with increased efficiency or that cost increases associated with our business will not have an adverse effect on our financial results.

If we fail to successfully anticipate consumer preferences and demand, and manage our inventory commensurate with demand, our results of operations may be adversely affected.

Our success depends in large part on our ability to originate and define home product trends, as well as to anticipate, gauge and react to changing consumer demands in a timely manner. Our products must appeal to a range of consumers whose preferences cannot always be predicted with certainty. We cannot assure you that we will be able to continue to develop products that customers positively respond to or that we will successfully meet consumer demands in the future. Any failure on our part to anticipate, identify or respond effectively to consumer preferences and demand could adversely affect sales of our products. If this occurs, our sales may decline significantly, and we may be required to mark down certain products to sell the resulting excess inventory or to sell such inventory through our outlet stores, either of which could have a material adverse effect on our financial condition and results of operations.

In addition, we must manage our merchandise in stock and inventory levels to track consumer demand. Much of our merchandise requires that we provide vendors with significant ordering lead time, frequently before market factors are known. In addition, the seasonal nature of our products requires us to carry a significant amount of inventory prior to peak selling seasons. If we are not able to anticipate consumer demand for our different product offerings, or successfully manage inventory levels for products that are in demand, we may experience:

•	back orders, order cancellations and lost sales for products that are in high demand for which we did not stock adequate inventory; and

•	overstock inventory levels for products that have lower consumer demand, requiring us to take markdowns or other steps to sell slower moving merchandise.

As a result of these and other factors, we are vulnerable to demand and pricing shifts and to misjudgments in the selection and timing of merchandise purchases.

Our performance and growth strategy depends on our ability to purchase our merchandise in sufficient quantities at competitive prices, including our products that are produced by artisans and specialty vendors, and any disruptions we experience in our ability to obtain our products in a timely fashion or in the quantities required could have a material adverse effect on our business.

We do not own or operate any manufacturing facilities. We instead purchase all of our merchandise from a large number of vendors, many of which are the sole sources for particular products. Our growth strategy includes expanding the amount of products we sell, and our performance depends on our ability to purchase our merchandise in sufficient quantities at competitive prices. However, many of our key products are produced by artisans, specialty vendors and other vendors that may have limited production capacity. In addition, some of our vendors are small and undercapitalized firms. A number of our vendors, particularly our artisan vendors, may have limited resources, production capacities and operating histories. As a result, the capacity of some of our vendors to meet our supply requirements has been, and may in the future be, constrained at various times and our vendors may be susceptible to production difficulties or other factors that negatively affect the quantity or quality of their production during future periods. A disruption in the ability of our significant vendors to access liquidity could also cause serious disruptions or an overall deterioration of their businesses which could lead to a significant reduction in their ability to manufacture or ship products to us.

In addition, any difficulties that we experience in our ability to obtain products in sufficient quality and quantity from our vendors could have a material adverse effect on our business. In fiscal 2010, we purchased approximately 84% of our merchandise from vendors that are located abroad. Our ability to obtain desired merchandise in sufficient quantities could be impaired by events that adversely affect our vendors or the locations in which they operate, such as difficulties or problems associated with our vendors’ operations, business, finances, labor, importation of products, costs, production, insurance and reputation. Failure of vendors to produce adequate quantities of merchandise in a timely manner has resulted in back orders and lower revenue in certain periods of our business operation including during fiscal 2010. While we believe our vendors have increased their capacity to meet our demand and have addressed the issues encountered in fiscal 2010, we cannot assure you that our vendors will be able to produce adequate quantities of merchandise in a timely manner in the future.

We also do not have long-term contracts or other contractual assurances of continued supply, pricing or access to new products with our vendors, and generally we transact business with our vendors on an order by order basis. Therefore, any vendor could discontinue selling to us at any time. Any disruptions we experience in our ability to obtain our products in a timely fashion or in the quantities required could have a material adverse effect on our business.

We may not be able to locate and develop relationships with a sufficient number of new vendors, which could lead to product shortages and customer backorders, which could harm our business.

In the event that one or more of our vendors is unable to meet our quantity or quality demands, we may not be able to identify new vendors in a timely fashion, or at all. Even if we do identify such new vendors, we may not be able to develop relationships with them quickly enough to replace any discontinued vendors without experiencing product shortages and customer backorders. In addition, we cannot assure you that any new vendor with which we contract, particularly any new vendor abroad, would not be subject to the same or similar quality and quantity risks.

We do not have exclusive relationships with many of our vendors, and there is a risk that our vendors may sell similar or identical products to our competitors, which could harm our business.

Our arrangements with our vendors are generally not exclusive. As a result, most of our vendors might be able to sell similar or identical products to certain of our competitors, some of whom purchase products in significantly greater volume, or enter into arrangements with suppliers that could impair our ability to sell their products, including by requiring suppliers to enter into exclusive arrangements, which could limit our access to such arrangements or products. Our vendors could also initiate or expand sales of their products through their own stores or through the Internet to the retail market and therefore compete with us directly or sell their products through outlet centers or discount stores, increasing the competitive pricing pressure we face.

We may not have adequate remedies with our vendors for defective merchandise, which could damage our reputation and brand image and harm our business.

If products that we purchase from vendors are damaged or prove to be defective, we may not be able to return products to these vendors and obtain refunds of our purchase price or obtain other indemnification from them. Our vendors’ limited capacities may result in a vendor’s inability to replace any defective merchandise in a timely manner. In addition, our vendors’ limited capitalization or liquidity may mean that a vendor that has supplied defective merchandise will not be able to refund the purchase price to us or pay us any penalties or damages.

In addition, our vendors may not adhere to our quality control standards, and we might not identify the deficiency before merchandise ships to our stores or customers. Our vendors’ failure to manufacture or import quality merchandise in a timely and effective manner could damage our reputation and brand image, and could lead to an increase in customer litigation against us and a corresponding increase in our routine and non-routine litigation costs. Further, any merchandise that does not meet our quality standards or other government requirements could become subject to a recall, which could damage our reputation and brand image and harm our business.

Changes in consumer spending or the housing market may significantly harm our revenue and results of operations.

Our business depends on consumer demand for our products and, consequently, is sensitive to a number of factors that influence consumer spending, including, among other things, the general state of the economy, capital and credit markets, consumer confidence, general business conditions, the availability and cost of consumer credit, conditions in the retail home furnishings sector, the level of consumer debt, interest rates, level of taxes affecting consumers, housing prices, new construction and other activity in the housing sector and the state of the mortgage industry and other aspects of consumer credit tied to housing, including the availability and pricing of mortgage refinancings and home equity lines of credit. We believe that a number of these factors have had, and may continue to have, an adverse impact on our business and results, and these factors may make it difficult for us to accurately predict our operating and financial results for future periods.

For example, the general economic uncertainty over the last several quarters has led to decreased discretionary spending. The economic environment, together with other factors in the financial markets, have contributed to a prolonged slump in the housing market. Our business is dependent upon home purchases and remodelings. The slowdown in the housing sector has affected the level of home purchases and remodelings and we anticipate this slowdown may continue for the foreseeable future. All of these factors have adversely affected the level of consumer spending on home furnishings and we believe these factors have caused reduction in consumer demand for our product offerings. In addition, prolonged periods of reduced consumer confidence and continuation of adverse economic conditions may adversely affect consumer demand for discretionary items and luxury retail products and may drive our customers to seek lower cost alternatives to our product offerings. Our sales results were adversely affected in 2007, 2008 and 2009 due at least in part to macroeconomic factors affecting housing, as well as the economic recession and decreased consumer spending in North America. The future of the North American economy is uncertain and there can be no assurance that the recent trends in economic recovery will be sustained or that the housing market will recover.

Reduced consumer confidence and spending may also limit our ability to increase prices or sustain price increases and may require increased levels of selling and promotional expenses. We may be required to launch cost-cutting initiatives to reduce operating costs, and these initiatives may not be successful in reducing costs significantly or may impair our ability to operate effectively.

If we lose key personnel or are unable to hire additional qualified personnel, our business may be harmed.

The success of our business depends upon the continued service of our key personnel, including our Co-Chief Executive Officers, Gary Friedman and Carlos Alberini. The loss of the services of our key personnel could make it more difficult to successfully operate our business and achieve our business goals. In addition, we do not maintain key man life insurance policies on any of our key personnel. As a result, we may not be able to cover the financial loss we may incur in losing the services of any of our key personnel.

We also may be unable to retain other existing personnel that are important to our business or hire additional qualified personnel. Competition for qualified employees and personnel in the retail industry is intense. The process of locating personnel with the combination of skills and attributes required to carry out our goals is often lengthy. Our success depends to a significant degree upon our ability to attract, retain and motivate qualified management, marketing and sales personnel, in particular store managers, and upon the continued contributions of these people. We cannot assure you that we will be successful in attracting and retaining qualified executives and personnel.

In addition, our success depends in part upon our ability to attract, motivate and retain a sufficient number of store employees who understand and appreciate our corporate culture and customers. Turnover in the retail industry is generally high. Excessive store employee turnover will result in higher employee costs associated with finding, hiring and training new store employees. If we are unable to hire and retain store personnel capable of consistently providing a high level of customer service, our ability to open new stores may be impaired, the performance of our existing and new stores could be materially adversely affected and our brand image may be negatively impacted.

Our operations have significant liquidity and capital requirements and depend on the availability of adequate financing on reasonable terms, and if we are unable to borrow sufficient capital, it could have a significant negative effect on our business.

Our operations have significant liquidity and capital requirements. Among other things, the seasonality of our businesses requires us to purchase merchandise well in advance of the outdoor selling season in our second fiscal quarter and the holiday selling season in our fourth fiscal quarter. In addition, we have invested significant capital expenditures in remodeling and opening new stores and these capital expenditures will continue in fiscal 2011 and succeeding fiscal periods as we open new full line Design Gallery formats. During fiscal 2010, we spent approximately $32 million for capital expenditures related to new stores and remodeling, and we expect to incur approximately $25-28 million, net of landlord allowances, of additional capital expenditures during fiscal 2011, of which $14 million is expected to be incurred in connection with new stores and remodeling. We have spent $12 million on capital expenditures in the first six months of fiscal 2011, of which $8 million was incurred in connection with new stores and remodeling. We plan to continue our growth and expansion, including opening full line Design Galleries in select major metropolitan markets and pursuing category extensions of our brand.

We depend on our ability to generate cash flows from operating activities, as well as borrowings under the Restoration Hardware, Inc. line of credit, to finance the carrying costs of our inventory, to pay for capital expenditures and operating expenses and to support our growth strategy. As of October 1, 2011, we had borrowed $169.2 million under the line of credit and had $28.2 million available for borrowing. Various factors may impact our lenders’ willingness to provide funds to us, including:

•	our continuing compliance with the terms of the facility;

•

the amount of availability under the facility, which depends on various factors, including the amount of collateral available under the facility, which relies on a borrowing base formula tied principally to the value of our assets, including our inventory; and

•	our lenders’ financial strength and ability to perform under the facility.

If the cash flows from our operating activities are not sufficient to finance the carrying costs of inventory and to pay for capital expenditures and operating costs, and if we are unable to borrow a sufficient amount under the line of credit to finance or pay for such expenditures and costs, it could have a significant negative effect on our business.

We currently believe that our cash flow from operations and funds available under the revolving line of credit will satisfy our capital and operating requirements for the next 12 months. However, the weakening of, or other adverse developments concerning our sales performance or adverse developments concerning the availability of credit under the revolving line of credit, could limit the overall amount of funds available to us.

In addition, we may experience cash flow shortfalls in the future and we may otherwise require additional external funding, or we may need to raise funds to take advantage of unanticipated opportunities, to make acquisitions of other businesses or companies, or to respond to changing business conditions or unanticipated competitive pressures. However, we cannot assure you that we will be able to raise funds on favorable terms, if at all, or that future financing requirements would not be dilutive to holders of our capital stock. If we fail to raise sufficient additional funds, we may be required to delay or abandon some of our planned future expenditures or aspects of our current operations.

A number of factors that affect our ability to successfully open new stores or optimize our store footprint are beyond our control, and these factors may harm our ability to execute our strategy of sizing stores to the potential market, which may negatively affect our results of operations.

We are focused on sizing our assortments and our stores to the potential of the market by adjusting the square footage and number of stores on a geographic market by market basis. We plan to optimize our real estate by opening larger square footage full line Design Galleries in key markets and we expect to relocate or close selected stores in these or adjacent markets. As we address the introduction of new stores in a particular market or changes or closure of existing stores, we must make a series of decisions regarding the size and location of new stores (or the existing stores slated to undergo changes or closure) and the impact on our other existing stores in the area.

Our ability to maximize the productivity of our retail store base, depends on many factors, including, among others, our ability to:

•	identify suitable locations, the availability of which is largely outside of our control;

•	size the store locations to the market opportunity;

•	retain customers in certain geographic markets when we close stores in that market;

•	negotiate acceptable new lease terms or lease renewals, modifications or terminations;

•	efficiently build and equip new stores or further remodel existing locations;

•	source sufficient levels of inventory to meet the needs of changes in our store footprint on a timely basis;

•	successfully integrate changes in our store base into our existing operations and information technology systems;

•	obtain or maintain adequate capital resources on acceptable terms;

•	avoid construction delays and cost overruns in connection with the expansion or further remodeling of existing stores and the opening of new stores;

•	maintain adequate distribution facilities, information systems and other operational systems to serve our new stores and remodeled stores; and

•	address competitive, merchandising, marketing, distribution and other challenges encountered in connection with expansion into new geographic areas and markets.

Any of these challenges could delay or prevent us from completing store openings or the additional remodeling of existing stores or hinder the operations of stores we open or remodel. New or remodeled stores may not be profitable or achieve our target return on investment. Unfavorable economic and business conditions and other events could also interfere with our plans to expand or modify store footprints. Our failure to effectively address challenges such as these could adversely affect our ability to successfully open new stores or change our store footprint in a timely and cost-effective manner and could have a material adverse effect on our business, results of operations and financial condition.

Our operating results are subject to quarterly and seasonal fluctuations, and results for any quarter may not necessarily be indicative of the results that may be achieved for the full fiscal year.

Our quarterly results have fluctuated in the past and may fluctuate significantly in the future, depending upon a variety of factors, including, among other things, our product offerings, the timing and level of markdowns, promotional events, store openings, store closings, the weather, remodeling or relocations, shifts in the timing of holidays, timing of catalog releases or sales, timing of delivery of orders, competitive factors and general economic conditions.

In addition, we historically have realized, and expect to continue to realize, higher net revenue and profitability in the fourth quarter of our fiscal year due to the holiday selling season and to a lesser extent in the second quarter due to the outdoor selling season. In fiscal 2010, we recorded net revenues of $198.3 million and $255.9 million in the second and fourth fiscal quarters or approximately 26% and 33%, respectively, of our fiscal 2010 net revenue. In fiscal 2010, our gross profit for the second and fourth quarters was $74.7 million and $95.9 million or approximately 27% and 35% of our fiscal 2010 gross profit, respectively. In anticipation of increased sales activity for the outdoor selling season during our second fiscal quarter and the holiday selling season during our fourth fiscal quarter, our working capital requirements are typically higher in the first and third fiscal quarters due to inventory-related working capital requirements for the outdoor selling season and the holiday selling season.

Accordingly, our results of operations may fluctuate on a seasonal basis and relative to corresponding periods in prior years. Moreover, we may take certain pricing or marketing actions that could have a disproportionate effect on our business, financial condition and results of operations in a particular quarter or selling season. During fiscal 2011, we have undertaken initiatives related to the opening of new full line Design Gallery locations and the closure of some existing stores. In addition, during fiscal 2011, we are introducing a number of new products and we have introduced our new Source Book large catalog format that displays a greater percentage of our product assortment. These initiatives may disproportionately impact results in a particular quarter and we believe that period-to-period comparisons of our operating results are not necessarily meaningful and cannot be relied upon as indicators of future performance.

Our business depends in part on a strong brand image. We continue to invest in the development of our brand and the marketing of our business, and if we are not able to maintain and enhance our brand or market our product offerings, we may be unable to attract a sufficient number of customers or sell sufficient quantities of our products.

We believe that the brand image we have developed, and the lifestyle image associated with our brand, have contributed significantly to the success of our business to date. We also believe that maintaining and enhancing the Restoration Hardware brand is integral to our business and to the implementation of our strategies for expanding our business. This will require us to continue to make investments in areas such as marketing and advertising, as well as the day-to-day investments required for store operations, catalog mailings, website operations and employee training. Our brand image may be diminished if new products fail to maintain or enhance our distinctive brand image. Furthermore, our reputation could be jeopardized if we fail to maintain high standards for merchandise quality, if we fail to maintain high ethical, social and environmental standards for all of our operations and activities, if we fail to comply with local laws and regulations or if we experience other negative events that affect our image or reputation. Any failure to maintain a strong brand image could have an adverse effect on our sales and results of operations.

We compete in the home furnishings sector of the retail market, which is highly competitive.

The home furnishings sector within the retail market is highly competitive. We compete with the interior design trade and specialty stores, as well as antique dealers and other merchants that provide unique items and custom-designed product offerings at higher price points. We also compete with national and regional home furnishing retailers and department stores. In addition, we compete against mail order catalogs focused on home furnishings. We compete with these and other retailers for customers, suitable retail locations, vendors, qualified employees and management personnel. Many of our competitors have significantly greater financial, marketing and other resources than we do and therefore may be able to adapt to changes in customer preferences more quickly, devote greater resources to the marketing and sale of their products, generate greater national brand recognition or adopt more aggressive pricing policies than we can. In addition, increased catalog mailings by our competitors may adversely affect response rates to our own catalog mailings. Moreover, increased competition may result, and has resulted in the past, in potential or actual litigation between us and our competitors relating to such activities as competitive sales, hiring practices and other matters. As a result, increased competition may adversely affect our future financial performance, and we cannot assure you that we will be able to compete successfully in the future.

We believe that our ability to compete successfully is determined by several factors, including, among other things, the quality of our product selection, our brand, our merchandise presentation and value proposition, customer service, pricing and store locations. We may not ultimately succeed in competing with other retailers in our market.

Disruptions in the global financial markets may make it difficult for us to borrow a sufficient amount of capital to finance the carrying costs of inventory and to pay for capital expenditures and operating costs, which could negatively affect our business.

Disruptions in the global financial markets and banking systems have made credit and capital markets more difficult for companies to access, even for some companies with established revolving or other credit facilities. Under the Restoration Hardware, Inc. revolving line of credit, each financial institution, which is part of the syndicate for the revolving line of credit, is responsible for providing a portion of the loans to be made under the facility. Factors that have previously affected our borrowing ability under the revolving line of credit have included the borrowing base formula limitations, adjustments in the appraised value of our inventory used to calculate the borrowing base and the availability of each of our lenders to advance its portion of requested borrowing drawdowns under the facility. If, in connection with a disruption in the global financial markets or otherwise, any participant, or group of participants, with a significant portion of the commitments in the revolving line of credit fails to satisfy its obligations to extend credit under the facility and we are unable to find a replacement for such participant or group of participants on a timely basis (if at all), our liquidity and our business may be materially adversely affected.

Reductions in the volume of mall traffic or closing of shopping malls as a result of unfavorable economic conditions or changing demographic patterns could significantly reduce our sales and leave us with unsold inventory.

Most of our stores are currently located in shopping malls. Sales at these stores are derived, in part, from the volume of traffic in those malls. These stores benefit from the ability of the malls’ “anchor” tenants, generally large department stores and other area attractions, to generate consumer traffic in the vicinity of our stores and the continuing popularity of the malls as shopping destinations. Unfavorable economic conditions, particularly in certain regions, have adversely affected mall traffic and resulted in the closing of certain anchor stores and have threatened the viability of certain commercial real estate firms which operate major shopping malls. A continuation of this trend, including failure of a large commercial landlord or continued declines in the popularity of mall shopping generally among our customers, could reduce our sales and leave us with excess inventory. We may respond by increasing markdowns or initiating marketing promotions to reduce excess inventory, which would further adversely impact our results of operations.

Our business depends upon the successful operation of our distribution facilities, furniture home delivery hubs and customer care center, as well as our ability to fulfill orders and to deliver our merchandise to our customers in a timely manner.

Our business depends upon the successful operation of our distribution centers, furniture home delivery hubs and customer care center, as well as our order management and fulfillment services and the re-stocking of inventories within our stores. The efficient flow of our merchandise requires that our facilities have adequate capacity to support our current level of operations, and any anticipated increased levels that may follow from any growth of our business.

If we encounter difficulties associated with any of our facilities or if any of our facilities were to shut down for any reason, including as a result of fire, earthquakes (to which our California-based distribution and home delivery facilities in Tracy and Mira Loma and our corporate headquarters in Corte Madera are particularly vulnerable), power outages or other natural disasters, we could face shortages of inventory resulting in “out of stock” conditions in our stores, significantly higher costs and longer lead times associated with distributing our products to both our stores and online customers and the inability to process orders in a timely manner or ship goods to our customers. Further, any significant interruption in the operation of our customer care center, including the call center, could also reduce our ability to receive and process orders and provide products and services to our stores and customers, which could result in lost sales, cancelled sales and a loss of loyalty to our brand.

In October 2011, we will open a new furniture home delivery hub in Avenel, New Jersey, and we recently expanded our West Coast distribution center in Mira Loma, California. In addition, we recently reduced the size of our furniture delivery hub in Tracy, California. As a result of these and other efforts with respect to our distribution facilities, we may encounter operational difficulties with respect to our facilities, such as disruptions in transitioning fulfillment orders to the new distribution facilities and problems or increased expenses associated with operating new facilities or reducing the size and changing functions of existing facilities, and any such difficulties could have a material adverse effect on our business, financial condition and results of operations.

Our results may be adversely affected by fluctuations in raw materials and energy costs.

Increases in the prices of the components and raw materials used in our products could negatively affect the sales of our merchandise and our product margins. These prices may fluctuate based on a number of factors beyond our control, including: commodity prices including prices for oil, lumber and cotton, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, currency exchange rates and government regulation. In addition, energy costs have fluctuated dramatically in the past. These fluctuations may result in an increase in our transportation costs for freight and distribution, utility costs for our retail stores (particularly our facility located in Tracy, California, which has experienced problems with its power supply in recent years) and overall costs to purchase products from our vendors. Accordingly, changes in the value of the U.S. dollar relative to foreign currencies may increase our vendors’ cost of business and ultimately our cost of goods sold and our selling, general and administrative costs. If we are unable to pass such cost increases on to our customers or the higher cost of the products results in decreased demand for our products, our results of operations would be harmed. Any such cost increase could reduce our earnings to the extent we are unable to adjust the prices of our products.

We are subject to risks associated with our dependence on foreign imports for our merchandise.

Based on total volume dollar purchases, in fiscal 2010 we purchased approximately 84% of our merchandise from vendors located outside the United States, including 73% from Asia, the majority of which originated from China. In addition, some of the merchandise we purchase from vendors in the United States also depends, in whole or in part, on vendors located outside the United States. As a result, our business highly depends on global trade, as well as trade and cost factors that impact the specific countries where our vendors are located, including

Asia. Our future success will depend in large part upon our ability to maintain our existing foreign vendor relationships and to develop new ones. While we rely on our long-term relationships with our foreign vendors, we have no long-term contracts with them and transact business on an order by order basis. Additionally, many of our imported products are subject to existing duties, tariffs and quotas that may limit the quantity of some types of goods which we may import into the United States. Our dependence on foreign imports also makes us vulnerable to risks associated with products manufactured abroad, including, among other things, risks of damage, destruction or confiscation of products while in transit to our distribution centers located in the United States, charges on or assessment of additional import duties, tariffs and quotas, loss of “most favored nation” trading status by the United States in relation to a particular foreign country, work stoppages, including without limitation as a result of events such as longshoremen strikes, transportation and other delays in shipments, including without limitation as a result of heightened security screening and inspection processes or other port-of-entry limitations or restrictions in the United States, freight cost increases, economic uncertainties, including inflation, foreign government regulations, trade restrictions, including the United States retaliating against protectionist foreign trade practices and political unrest, increased labor costs and other similar factors that might affect the operations of our vendors in specific countries such as China.

An interruption or delay in supply from our foreign sources, or the imposition of additional duties, taxes or other charges on these imports, could have a material adverse effect on our business, financial condition and results of operations unless and until alternative supply arrangements are secured.

In addition, there is a risk that compliance lapses by our vendors could occur which could lead to investigations by U.S. government agencies responsible for international trade compliance. Resulting penalties or enforcement actions could delay future imports/exports or otherwise negatively impact our business. In addition, there remains a risk that one or more of our foreign vendors will not adhere to applicable legal requirements or our global compliance standards such as fair labor standards, the prohibition on child labor and other product safety or manufacturing safety standards. The violation of applicable legal requirements by any of our vendors or the failure to adhere to labor, manufacturing safety and other laws by any of our vendors, or the divergence of the labor practices followed by any of our vendors from those generally accepted in the United States, could disrupt our supply of products from our vendors or the shipment of products to us, result in potential liability to us and harm our reputation and brand, any of which could negatively affect our business and operating results.

We rely upon independent third-party transportation providers for the majority of our product shipments.

We currently rely upon independent third-party transportation providers for the majority of our product shipments, including shipments to all of our stores and to customers. Our utilization of their delivery services for shipments, or those of any other shipping companies we may elect to use, is subject to risks, including increases in fuel prices, which would increase our shipping costs, and strikes, work stoppages and inclement weather, which may impact the shipping companies’ abilities to provide delivery services that adequately meet our shipping needs. If we change shipping companies, we could face logistical difficulties that could adversely affect deliveries and we would incur costs and expend resources in connection with such change. Moreover, we may not be able to obtain terms as favorable as those received from the third-party transportation providers we currently use, which in turn would increase our costs.

We may be exposed to risks and costs associated with protecting the integrity and security of our customers’ information.

A significant number of customer purchases from us across all of our channels are made using credit cards. Additionally, approximately 50% of our customer orders are placed through our website. In order for our business to function successfully, we and other market participants must be able to handle and transmit confidential information, including credit card information, securely. There can be no assurance that we currently can, or in the future will be able to, operate our facilities and our customer service and sales operations in accordance with industry recommended practices such as Payment Card Industry, or PCI, Data Security

Standards. Even if we are compliant with such standards, we still may not be able to prevent security breaches involving customer transaction data. Any breach could cause consumers to lose confidence in the security of our website and choose not to purchase from us. For example, in 2008 we terminated the employment of certain employees in our call center as a result of unauthorized credit card charges. If a computer hacker or other criminal is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt our operations. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and harm our reputation, any of which could adversely affect our business.

In addition, states and the federal government have recently enacted additional laws and regulations to protect consumers against identity theft. We collect and store personal information from consumers in the course of doing business. These laws have increased the costs of doing business and, if we fail to implement appropriate safeguards or we fail to detect and provide prompt notice of unauthorized access as required by some of these laws, we could be subject to potential claims for damages and other remedies. If we were required to pay any significant amounts in satisfaction of claims under these laws, or if we were forced to cease our business operations for any length of time as a result of our inability to comply fully with any such law, our business, operating results and financial condition could be adversely affected.

Material damage to, or interruptions in, our information systems as a result of external factors, staffing shortages and difficulties in updating our existing software or developing or implementing new software could have a material adverse effect on our business or results of operations.

We depend largely upon our information technology systems in the conduct of all aspects of our operations, many of which we have only adopted and implemented recently in connection with rebuilding our supply chain and infrastructure. Such systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches and natural disasters. Damage or interruption to our information systems may require a significant investment to fix or replace them, and we may suffer interruptions in our operations in the interim. Management information system failures or telecommunications system problems may disrupt operations. In addition, costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems could also disrupt or reduce the efficiency of our operations. Any material interruptions or failures in our systems may have a material adverse effect on our business or results of operations.

We also rely heavily on our information technology staff. If we cannot meet our staffing needs in this area, we may not be able to fulfill our technology initiatives while continuing to provide maintenance on existing systems.

We rely on certain software vendors to maintain and periodically upgrade many of these systems so that they can continue to support our business. The software programs supporting many of our systems were licensed to us by independent software developers. The inability of these developers or us to continue to maintain and upgrade these information systems and software programs would disrupt or reduce the efficiency of our operations if we were unable to convert to alternate systems in an efficient and timely manner.

We are vulnerable to various risks and uncertainties associated with our websites, including changes in required technology interfaces, website downtime and other technical failures, costs and technical issues as we upgrade our website software, computer viruses, changes in applicable federal and state regulation, security breaches, legal claims related to our website operations and e-commerce fulfillment and other consumer privacy concerns. Our failure to successfully respond to these risks and uncertainties could reduce website sales and have a material adverse effect on our business or results of operations.

Our failure to successfully manage the costs of our catalog and promotional mailings could have a negative impact on our business.

Catalog mailings are an important component of our business. Increases in costs relating to paper, printing, postal rates and other catalog distribution costs would affect the cost of our catalog mailings. We have recently significantly expanded the page counts of our catalogs, increased the number of households receiving our catalogs and reduced the number of catalog mailings. While we expect to send fewer of these catalogs overall, we cannot assure you that this strategy will be successful. We rely on customary discounts from the basic postal rate structure that are available for our catalog mailings, which could be changed or discontinued at any time. The market price for paper has fluctuated significantly during the past three fiscal years and may continue to fluctuate in the future. Future increases in postal rates, paper costs or printing costs would have a negative impact on our operating results to the extent that we are unable to offset such increases by raising prices, by implementing more efficient printing, mailing, delivery and order fulfillment systems or through the use of alternative direct-mail formats.

We have historically experienced fluctuations in customer response to our catalogs. Customer response to our catalogs depends substantially on product assortment, product availability and creative presentation, the selection of customers to whom the catalogs are mailed, changes in mailing strategies, the page size, page count, frequency and timing of delivery of the catalogs, as well as the general retail sales environment and current domestic and global economic conditions. The failure to effectively produce or distribute our catalogs could affect the timing of catalog delivery. The timing of catalog delivery has been and can be affected by postal service delays. Any delays in the timing of catalog delivery could cause customers to forgo or defer purchases. If the performance of our catalogs declines, if we misjudge the correlation between our catalog circulation and net sales, or if our catalog circulation optimization strategy is not successful, our results of operations could be negatively impacted.

Our failure to successfully anticipate merchandise returns might have a negative impact on our business.

We record a reserve for merchandise returns based on historical return trends together with current product sales performance in each reporting period. If actual returns are greater than those projected and reserved for by management, additional sales returns might be recorded in future periods. In addition, to the extent that returned merchandise is damaged, we often do not receive full retail value from the resale or liquidation of the merchandise. Further, the introduction of new merchandise, changes in merchandise mix, changes in consumer confidence, or other competitive and general economic conditions may cause actual returns to exceed merchandise return reserves. Adverse economic conditions in the past have resulted in an increase in our merchandise returns. Any significant increase in merchandise returns that exceeds our reserves could harm our business and operating results.

Certain of our products may be subject to recalls or other actions by regulatory authorities, and any such recalls or similar actions could have a material adverse effect on our business.

Certain of the products we sell are subject to regulation by the Consumer Product Safety Commission and similar state and international regulatory authorities, which require certification and testing of certain regulated substances, among other requirements. For example, in August 2008, the Consumer Product Safety Improvement Act of 2008, or CPSIA, was signed into law. In general, the CPSIA bans the sale of children’s products containing lead in excess of certain maximum standards, and imposes other restrictions and requirements on the sale of children’s products, including importing, testing and labeling requirements. Our products have, from time to time, been subject to recall for product safety reasons, and issues of product safety could result in future product recalls, other actions by applicable government authorities or product liability claims. Product safety concerns may also require us, whether on a voluntary or involuntary basis, to remove selected products from our stores, particularly with respect to our Restoration Hardware Baby & Child brand. Product recalls and removal of products and defending such product liability claims can result in, among other things, lost sales, diverted resources, potential harm to our reputation and increased customer service costs, any of which could have a material adverse effect on our business and results of operations.

There are claims made against us from time to time that can result in litigation or regulatory proceedings which could distract management from our business activities and result in significant liability.

From time to time we are involved in litigation, claims and other proceedings relating to the conduct of our business, including but not limited to consumer protection class action litigation, claims related to our business, including claims related to our collection of reproductions, or employment practices and claims of intellectual property infringement. In addition, from time to time, we are subject to product liability and personal injury claims for the products that we sell and the stores we operate. Subject to certain exceptions, our purchase orders generally require the vendor to indemnify us against any product liability claims; however, if the vendor does not have insurance or becomes insolvent, we may not be indemnified. In addition, we could face a wide variety of employee claims against us, including general discrimination, privacy, labor and employment, ERISA and disability claims. Any claims could also result in litigation against us and could also result in regulatory proceedings being brought against us by various federal and state agencies that regulate our business, including the U.S. Equal Employment Opportunity Commission. Often these cases raise complex factual and legal issues, which are subject to risks and uncertainties and which could require significant management time. Litigation and other claims and regulatory proceedings against us could result in unexpected expenses and liability and could also materially adversely affect our operations and our reputation.

Labor activities could cause labor relations difficulties for us.

Currently none of our employees is represented by a union. However, our employees have the right at any time to form or affiliate with a union, and union organizational activities have occurred previously at our Baltimore distribution center. We cannot predict the negative effects that any future organizational activities will have on our business and operations. If we were to become subject to work stoppages, we could experience disruption in our operations and increases in our labor costs, either of which could materially adversely affect our business, financial condition or results of operations.

Our failure or inability to protect our intellectual property rights could diminish the value of our brand and weaken our competitive position.

We currently rely on a combination of copyright, trademark, trade dress and unfair competition laws, as well as confidentiality procedures and licensing arrangements, to establish and protect our intellectual property rights. We believe that our trademarks and other proprietary rights have significant value and are important to identifying and differentiating certain of our products and brand from those of our competitors and creating and sustaining demand for certain of our products. We cannot assure you that the steps taken by us to protect our intellectual property rights will be adequate to prevent infringement of such rights by others, including imitation of our products and misappropriation of our brand.

Furthermore, third parties may assert intellectual property claims against us, particularly as we expand our business and the number of products we offer. Our defense of any claim, regardless of its merit, could be expensive and time consuming and could divert management resources. Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign our products, license rights from third parties or cease using those rights altogether. If we fail to protect and maintain our intellectual property rights, the value of our brand could be diminished and our competitive position may suffer.

We are subject to risks associated with leasing substantial amounts of space, including future increases in occupancy costs.

We lease all but one of our retail store locations and we also lease our outlet stores, our corporate headquarters and our four distribution facilities. The initial lease term of our retail stores generally ranges from 10 – 20 years, and certain leases contain renewal options for up to 15 years. Most leases for our retail stores provide for a minimum rent, typically including escalating rent increases, plus a percentage rent based upon sales after certain minimum thresholds are achieved, as well as common area maintenance charges, real property insurance and real estate taxes.

If we decide to close an existing or future store, we may nonetheless be committed to perform our obligations under the applicable lease, including, among other things, paying the base rent for the balance of the lease term. Our ability to re-negotiate favorable terms on an expiring lease or to negotiate favorable terms for a suitable alternate location could depend on conditions in the real estate market, competition for desirable properties, our relationships with current and prospective landlords and other factors that are not within our control. Our inability to enter into new leases or renew existing leases on terms acceptable to us or be released from our obligations under leases for stores that we close could materially adversely affect our business and results of operations.

Compliance with laws may be costly, and changes in laws could make conducting our business more expensive or otherwise change the way we do business.

We are subject to numerous regulations, including labor and employment, customs, truth-in-advertising, consumer protection, privacy, safety, environmental and zoning and occupancy laws and other laws, including consumer protection regulations that regulate retailers generally or govern our business. If these regulations were to change or were violated by us or our vendors or buying agents, the costs of certain goods could increase, or we could experience delays in shipments of our goods, be subject to fines or penalties, or suffer reputational harm, which could reduce demand for our products and harm our business and results of operations.

In addition to increased regulatory compliance requirements, changes in laws could make ordinary conduct of our business more expensive or require us to change the way we do business. For example, as a retail business, changes in laws related to employee benefits and treatment of employees, including laws related to limitations on employee hours, supervisory status, leaves of absence, mandated health benefits or overtime pay, could negatively impact us by increasing compensation and benefits costs for overtime and medical expenses. In addition, newly enacted U.S. health care laws and potential global and domestic greenhouse gas emission requirements and other environmental legislation and regulations could result in increased direct costs for us for compliance or may cause our vendors to raise the prices they charge us in order to maintain profitable operations because of increased compliance costs, increased transportation costs or reduced availability of raw materials.

Because of our international operations, we could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws.

We source a significant portion of our products abroad, and we are increasing the level of our international sourcing activities in an effort to obtain more of our products directly from vendors located aboard. The U.S. Foreign Corrupt Practices Act, and other similar laws and regulations that generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. While our policies mandate compliance with these anti-bribery laws, we cannot assure you that we will be successful in preventing our employees or other agents from taking actions in violation of these laws or regulations. Such violations, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.

Our operations are subject to risks of natural disasters, acts of war, terrorism or widespread illness, any one of which could result in a business stoppage and negatively affect our operating results.

Our business operations depend on our ability to maintain and protect our facilities, computer systems and personnel. Our operations and consumer spending may be affected by natural disasters or other similar events, including floods, hurricanes, earthquakes, widespread illness or fires. In particular, our corporate headquarters is located in Northern California, and other parts of our operations including distribution facilities are located in Northern and Southern California, each of which areas is in a seismically active region susceptible to earthquakes that could disrupt our operations and affect our operating results. Many of our vendors are also located in areas that may be affected by such events. Moreover, geopolitical or public safety conditions which affect consumer behavior and spending may impact our business. Terrorist attacks in the United States or threats of terrorist attacks in the United States in the future, as well as future events occurring in response to or in connection with them, could again result in reduced levels of consumer spending. Any of these occurrences could have a significant impact on our operating results, revenue and costs.

We have experienced net losses in the past and we may experience net losses in the future.

We experienced net losses of $58.8 million, $28.7 million and $8.1 million in pro forma 2008, fiscal 2009 and fiscal 2010, respectively. We only recently achieved profitability, as we reported net income of $1.1 million in the first half of fiscal 2011. We may experience net losses in the future, and we cannot assure you that we will sustain recently achieved profitability in future periods.

Fluctuations in our tax obligations and effective tax rate and realization of our deferred tax assets, including net operating loss carryforwards, may result in volatility of our operating results.

We are subject to income taxes in many U.S. and certain foreign jurisdictions. We record tax expense based on our estimates of future payments, which include reserves for uncertain tax positions in multiple tax jurisdictions, and valuation allowances related to certain net deferred tax assets, including net operating loss carryforwards. At any one time, many tax years are subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. Under U.S. federal and state income tax laws, if over a rolling three-year period, the cumulative change in our ownership exceeds 50%, our ability to utilize our net operating loss carry-forwards to offset future taxable income may be limited. Changes in ownership can occur due to transactions in our stock or the issuance of additional shares of our common stock or, in certain circumstances, securities convertible into our common stock. Certain transactions we have completed, including our going private transaction in June 2008, and the sale of shares contemplated in this offering, may impact the timing of the utilization of our net operating loss carryforwards. Furthermore, it is possible that transactions in our stock that may not be within our control may cause us to exceed the 50% cumulative change threshold and may impose a limitation on the utilization of our net operating loss carry-forwards in the future. We expect that throughout the year there could be ongoing variability in our quarterly tax rates as events occur and exposures are evaluated.

In addition, our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings, timing of the utilization of net operating loss carryforwards, or by changes to existing accounting rules or regulations. Further, tax legislation may be enacted in the future which could negatively impact our current or future tax structure and effective tax rates.

Changes to accounting rules or regulations may adversely affect our results of operations.

New accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. A change in accounting rules or regulations may even affect our reporting of transactions completed before the change is effective, and future changes to accounting rules or regulations or the questioning of current accounting practices may adversely affect our results of operations. For example, in August 2010, the Financial Accounting Standards Board (“FASB”) issued an exposure draft outlining proposed changes to current lease accounting in FASB Accounting Standards Codification (“Codification” or “ASC”) 840, “Leases.” In July 2011, the FASB made the decision to issue a revised exposure draft, which is expected to occur in the fourth quarter of 2011, with a final standard expected to be issued by mid to late 2012. The proposed new accounting pronouncement, if ultimately adopted in its proposed form, could result in significant changes to current accounting, including the capitalization of leases on the balance sheet that currently are recorded off balance sheet as operating leases. While this change would not impact the cash flow related to our store leases, it could adversely impact our balance sheet and could therefore impact our ability to raise financing from banks or other sources.

Our total assets include intangible assets with an indefinite life, goodwill and trademarks, and substantial amounts of long lived assets, principally property and equipment. Changes to estimates or projections used to assess the fair value of these assets, or operating results that are lower than our current estimates at certain store locations, may cause us to incur impairment charges that could adversely affect our results of operations.

Our total assets include intangible assets with an indefinite life, goodwill and trademarks, and substantial amounts of property and equipment. We make certain estimates and projections in connection with impairment analyses for these long lived assets, in accordance with FASB ASC 360, “Property, Plant and Equipment (“ASC 360”), and ASC 350, “Intangibles—Goodwill and Other” (“ASC 350”). We also review the carrying value of these assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable in accordance with ASC 360 or ASC 350. We will record an impairment loss when the carrying value of the underlying asset, asset group or reporting unit exceeds its fair value. These calculations require us to make a number of estimates and projections of future results. If these estimates or projections change, we may be required to record additional impairment charges on certain of these assets. If these impairment charges are significant, our results of operations would be adversely affected. In that regard, we recorded a $2.1 million impairment charge on long-lived assets of certain underperforming stores in fiscal 2010, and we recorded charges amounting to $3.6 million related to retail store closures in the first six months of fiscal 2011.

Risks Related to this Offering and Ownership of Our Common Stock

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

After this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, as a retailer, our results are significantly affected by factors outside our control, particularly consumer spending and consumer confidence, which can significantly affect our stock price. In addition, the market price of our common stock may fluctuate significantly in response to a number of other factors, including those described elsewhere in this “Risk Factors” section and this prospectus, as well as the following:

•	quarterly variations in our operating results compared to market expectations;

•	changes in preferences of our customers;

•	announcements of new products or significant price reductions by us or our competitors;

•	size of the public float;

•	stock price performance of our competitors;

•	fluctuations in stock market prices and volumes;

•	default on our indebtedness;

•	actions by competitors or other shopping center tenants;

•	changes in senior management or key personnel;

•	changes in financial estimates by securities analysts or failure to meet their expectations;

•	actual or anticipated negative earnings or other announcements by us or other retail companies;

•	downgrades in our credit ratings or the credit ratings of our competitors;

•	natural disasters or other similar events;

•	issuances or expected issuances of capital stock; and

•	global economic, legal and regulatory changes unrelated to our performance.

The initial public offering price of our common stock will be determined by negotiations between us and the underwriters based upon a number of factors and may not be indicative of prices that will prevail following the consummation of this offering. Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the initial public offering price. As a result, you may suffer a loss on your investment.

In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many retail companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering, we will have             million shares of common stock outstanding. The shares of common stock offered in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. Moreover, under a stockholders agreement, Home Holdings will have registration rights whereby, at any time following our initial public offering, Home Holdings can require us to register under the Securities Act any shares in our Company not sold in this offering. See “Certain Relationships and Related Party Transactions—Stockholders Agreement” for a more detailed description of the stockholders agreement. If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

We, our executive officers and directors, the selling stockholders and our other existing security holders have agreed, subject to certain exceptions, not to sell or transfer any common stock, or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus, without first obtaining written consent of Merrill Lynch, Pierce Fenner & Smith Incorporated and Goldman, Sachs & Co., representatives of the underwriters. In certain events, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of an earnings release or the occurrence of a material news or material event, unless the representatives waive, in writing, such extension. See “Underwriting.”

All of our shares of common stock outstanding as of the date of this prospectus may be sold in the public market by existing stockholders 180 days after the date of this prospectus (or such additional 18-day period noted above), subject to applicable limitations imposed under federal securities laws. See “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling shares of our common stock after this offering.

In the future, we may also issue our securities in connection with a capital raise or acquisitions. The amount of shares of our common stock issued in connection with a capital raise or acquisition could constitute a material portion of our then-outstanding shares of our common stock, which would result in dilution.

Anti-takeover provisions in our charter documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our certificate of incorporation and bylaws, as each will be in effect upon completion of this offering, will contain provisions that may make the acquisition of our Company more difficult without the approval of our board of directors. These provisions:

•	establish a classified board of directors so that not all members of our board of directors are elected at one time;

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	provide that our board of directors is expressly authorized to make, alter, or repeal our bylaws; and

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Our certificate of incorporation will also contain a provision that provides us with protections similar to Section 203 of the Delaware General Corporation Law (“DGCL”), and will prevent us from engaging in a business combination with a person who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock and unless board or stockholder approval is obtained prior to the acquisition, except that             and any persons to whom             sells their common stock will be deemed to have been approved by our board of directors, and thereby not subject to these restrictions. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our Company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

If you purchase shares of common stock sold in this offering, you will incur immediate and substantial dilution.

If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the amount of $         per share based upon an assumed initial public offering price of $         per share (the midpoint of the estimated price range set forth on the cover of this prospectus), which is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. In addition, you may also experience additional dilution, or potential dilution, upon future equity issuances to investors or to our employees, consultants and directors under our stock option and equity incentive plans. See “Dilution.”

We do not expect to pay any cash dividends for the foreseeable future.

We do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

We may apply the proceeds of this offering to uses that do not improve our operating results or increase the value of your investment.

We intend to use a portion of the net proceeds from the sale of common stock by us in this offering to repay all of the outstanding amounts under the Restoration Hardware, Inc. revolving line of credit, for general corporate purposes, including working capital and capital expenditures, and to pay fees and expenses incurred in connection with this offering of approximately $            , including management fees of $         to Catterton, Tower Three and Glenhill pursuant to the terms of the management services agreement we entered into with them. We may also use a portion of our net proceeds to acquire or invest in other businesses or products. However, we do not have more specific plans for the net proceeds from this offering and will have broad discretion in how we use the net proceeds of this offering. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.

Catterton, Tower Three and Glenhill will continue to have significant influence over us after this offering, including control over decisions that require the approval of stockholders, and their interests in our business may be different from yours.

Upon completion of this offering, Home Holdings will own approximately             shares, or     %, of our outstanding common stock. Of that amount, Catterton will beneficially own approximately             shares, or     %, of our outstanding common stock, Tower Three will beneficially own approximately             shares, or     %, of our outstanding common stock, and Glenhill will beneficially own approximately             shares, or     %, of our outstanding common stock.

Home Holdings, and through Home Holdings, Catterton, Tower Three and Glenhill (which we refer to as our Principal Equity Holders), will have significant influence over our reporting and corporate management and affairs and will be able to control certain matters requiring stockholder approval. Home Holdings is able to, subject to applicable law, designate a majority of the members of our board of directors and control actions to be taken by us and our board of directors, including amendments to our certificate of incorporation and bylaws and approval of significant corporate transactions. It is possible that the interests of our Principal Equity Holders may in some circumstances conflict with the interests of our other stockholders, including you.

Our Principal Equity Holders are also in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our Principal Equity Holders may also pursue acquisition opportunities that are complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as Home Holdings or our Principal Equity Holders, or other funds controlled by or associated with our Principal Equity Holders, continue to indirectly own a significant amount of our outstanding common stock, even if such amount is less than 50%, Home Holdings and our Principal Equity Holders will continue to be able to strongly influence or effectively control our decisions. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our Company, could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our Company and might ultimately affect the market price of our common stock.

We are a “controlled company” within the meaning of the             listing requirements and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Because of the aggregate beneficial ownership interests held by Home Holdings in our Company, we are considered a “controlled company” for the purposes of the             listing requirements. As such, we are exempt from the             corporate governance requirements that our board of directors, our compensation committee and our nominating and corporate governance committee meet the standard of independence established by those corporate governance requirements. The             independence standards are intended to ensure that directors who meet the independence standard are free of any conflicting interest that could influence their actions as directors.

Following this offering, we intend to utilize these exemptions afforded to a “controlled company.” Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the             .

Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 may require significant expenditures and effort by management, and if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls, our stock price could be adversely affected.

Until June 2008, Restoration Hardware, Inc. was a public company and was required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. Following the completion of this offering and beginning with our Annual Report on Form 10-K for the year ending February 2, 2013, our management again will be required to report on, and we expect that our independent registered public accounting firm will have to attest to, the effectiveness of our internal control over financial reporting. We are currently in the process of reviewing, documenting and testing our internal control over financial reporting. We may encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting. In addition, in connection with the attestation process by our independent registered public accounting firm, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation.

In 2008, we reported a material weakness that resulted in us incorrectly reporting the amount of indirect costs capitalized into inventory for the first three quarters of fiscal 2007. As a result, we restated our unaudited quarterly financial information for three quarters in fiscal 2007. Under rules of the Securities and Exchange Commission (the “SEC”), a material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. We cannot assure you that other material weaknesses will not be identified in the future.

If other material weaknesses or other deficiencies occur in the future, or if we fail to fully maintain effective internal controls in the future, it could result in a material misstatement of our financial statements that would not be prevented or detected on a timely basis, which could require a restatement, cause investors to lose confidence in our financial information or cause our stock price to decline.

We will incur increased costs as a result of becoming a public company.

As a public company, we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect compliance with these public reporting requirements and associated rules and regulations to increase our legal and financial costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Further, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and, potentially, civil litigation.

FORWARD-LOOKING STATEMENTS AND MARKET DATA

This prospectus contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, forward-looking statements include statements we make relating to:

•	anticipated demand in given markets, market growth projections and our expected increased market share, store sales and brand awareness;

•

our new store operating model and real estate strategy, including planned store openings, closings, relocations, remodeling, anticipated store demand, square footage, sales per square foot and occupancy costs, and expected inventory investments, opening expenses and initial investment payback periods for new stores;

•

plans and expectations relating to growing our direct business by expanding our catalog page count and circulation, reaching new households with our catalogs and implementing our e-commerce marketing initiatives;

•	our plan to strategically expand our business in select countries outside of the United States and Canada and our belief that we will have strong international appeal;

•	plans and expectations regarding merchandise assortments, product designs, product category introductions and increased merchandise margins;

•	our intention to continue to strengthen our supply chain operations and enhance our technology systems;

•	other plans and objectives for future operations, growth or initiatives or strategies, including anticipated personnel hiring;

•	our belief that our vendors have adequate capacity to meet our anticipated demand;

•

our expectation that some of the economic factors that have been in place for the last several years including the housing downturn, continuing economic uncertainty and slow economic growth in the United States may continue in future periods; and

•	estimated and projected costs, expenditures, cash flows, growth rates and financial results.

These and other forward-looking statements are subject to risk and uncertainties that may cause actual results to differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

We obtained the industry, market and competitive position data throughout this prospectus from (i) our own internal estimates and research, (ii) industry and general publications and research and (iii) studies and surveys conducted by third parties. Industry publications, research, studies and surveys generally do not guarantee the accuracy or completeness of such information. While we believe that the information included in this prospectus from such publications, research, studies and surveys is reliable, we have not independently verified data from these third-party sources. While we believe our internal estimates and research are reliable and the definitions of our market and industry are appropriate, neither such estimates and research nor such definitions have been verified by any independent source.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting the underwriting discount and estimated offering expenses, will be approximately $         million, assuming the shares are offered at $         per share (the midpoint of the estimated price range set forth on the cover of this prospectus). We will not receive any proceeds from the sale of shares by the selling stockholders.

Each $1.00 increase or decrease in the assumed initial public offering price of $         per share (the midpoint of the estimated price range set forth on the cover of this prospectus) would increase or decrease, as applicable, the net proceeds we receive from this offering by approximately $         million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses.

We intend to use a portion of the net proceeds from the sale of common stock by us in this offering to repay all of the outstanding amounts under the Restoration Hardware, Inc. revolving line of credit, approximately $         of the net proceeds to pay fees and expenses incurred in connection with this offering, including management fees of $         to Catterton, Tower Three and Glenhill pursuant to the terms of the management services agreement we entered into with them, and the remaining net proceeds of approximately $             for general corporate purposes, including working capital and capital expenditures.

The total outstanding amounts under the Restoration Hardware, Inc. revolving line of credit was approximately $169.2 million as of October 1, 2011. Borrowings under the revolving line of credit bear interest at a rate equal to either the bank’s reference rate or the London Interbank Offered Rate as published by Reuters, referred to as “LIBOR,” plus an applicable margin rate. See “Description of Certain Indebtedness.”

Pending use of the net proceeds from this offering described above, we intend to invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Bank of America, N.A. is a lender under the revolving line of credit and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an underwriter in this offering, and may receive more than five percent of the net proceeds of this offering. Thus, Merrill Lynch, Pierce, Fenner & Smith Incorporated may be deemed to have a “conflict of interest” under the applicable provisions of Rule 5121 of the Conduct Rules of FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rules 5110 and 5121 of the Conduct Rules regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Goldman, Sachs & Co. has agreed to serve as a “qualified independent underwriter” as defined by FINRA and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. No underwriter with a conflict of interest will execute sales in discretionary accounts without the prior written specific approval of the customers. For more information, see “Underwriting—Conflicts of Interest.”

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings for use in the operation of our business, and therefore we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant. We are a holding company, and substantially all of our operations are carried out by our subsidiary, Restoration Hardware, Inc., and its subsidiaries. Restoration Hardware, Inc.’s ability to pay dividends to us is limited by its line of credit, which may in turn limit our ability to pay dividends on our common stock. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred securities of ours or of our subsidiaries.

CAPITALIZATION

The following table sets forth Restoration Hardware, Inc.’s consolidated cash and cash equivalents and capitalization as of July 30, 2011:

•	on an actual basis; and

•	on a pro forma as adjusted basis to give effect to the following:

•	the Reorganization as described under the section entitled “Prospectus Summary—Reorganization” as if it had occurred on July 30, 2011;

•

the sale of              shares of our common stock in this offering by us at an assumed initial public offering price of $         per share (the midpoint of the estimated price range set forth on the cover of this prospectus) after deducting the underwriting discount and estimated offering expenses;

•

the use of $         million of the estimated net proceeds of this offering from the sale of common stock by us in this offering to repay all of the outstanding amounts under the Restoration Hardware, Inc. revolving line of credit; and

•

the use of $         million of the estimated net proceeds of this offering to pay other fees and expenses incurred in connection with this offering, including management fees of $         to Catterton, Tower Three and Glenhill pursuant to the terms of the management services agreement we entered into with them.

You should read the following table in conjunction with the sections entitled “Use of Proceeds,” “Selected Historical Consolidated Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of July 30, 2011
	Actual	Pro Forma as Adjusted (1)
	(dollars in thousands, except per share data)
Cash and cash equivalents	$9,139	$

Debt, including current portion:
Long-term liabilities:
Revolving line of credit	$136,609	$

Total long term debt, including current portion	136,609

Stockholders’ equity:

Common stock, $0.01 par value per share, 1,000 shares authorized, 100 issued and outstanding, actual; $0.0001 par value per share,              shares authorized,              shares issued and outstanding, pro forma as adjusted

Additional paid-in capital	280,226
Accumulated other comprehensive income	1,297
Accumulated deficit	(63,169)		(2)

Total stockholders’ equity	218,354

Total capitalization	$354,963	$

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the estimated price range set forth on the cover of this prospectus, would increase (decrease) the pro forma as adjusted amount of cash and cash equivalents by approximately $ million, total assets by approximately $ million, line of credit by approximately $ million, total debt (including current portion) by approximately $ million and total stockholders’ equity by approximately $ million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses.

(2)	Reflects the $ impact to accumulated deficit for the shares of restricted stock that become vested upon this offering and exchanged for common stock on a for basis, based on an assumed initial public offering price of $ per share (the midpoint of the estimated price range set forth on the cover of this prospectus), plus a total of $2.2 million to former employees that are due as a result of the initial public offering. Such payments relate to prior periods of service of certain former employees of our Company.

The information set forth above excludes:

•

             unvested restricted shares of our common stock that will be issued to our executive officers and other employees and consultants under the Replacement Plan as replacement grants for awards previously issued pursuant to the Team Resto Ownership Plan;

•

options to purchase              shares of our common stock, each with an exercise price equal to the initial public offering price, that we expect to grant in connection with this offering under the 2011 Plan; and

•	additional shares of common stock reserved for future grants under the 2011 Plan.

DILUTION

Our pro forma net tangible book value as of July 30, 2011, before giving effect to the sale by us of              million shares of common stock offered in this offering, but after giving effect to the Reorganization as if it had occurred on July 30, 2011, was approximately $         million, or approximately $         per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less the amount of our total liabilities, divided by the number of shares of common stock that would have been outstanding at July 30, 2011, after giving effect to the Reorganization as if it had occurred on July 30, 2011. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by investors in this offering and the net tangible book value per share of our common stock outstanding immediately after this offering.

After giving further effect to (i) the sale of              shares of our common stock in this offering by us at an assumed initial public offering price of $         per share (the midpoint of the estimated price range set forth on the cover of this prospectus) after deducting the underwriting discount and estimated offering expenses; (ii) the use of $         million of the estimated net proceeds to us in this offering from the sale of              million shares to repay all of the outstanding amounts under the Restoration Hardware, Inc. revolving line of credit; and (iii) the use of $         million of the estimated net proceeds to pay other fees and expenses incurred in connection with this offering, including management fees of $         million to Catterton, Tower Three and Glenhill pursuant to the terms of the management services agreement we entered into with them, our pro forma as adjusted net tangible book value as of July 30, 2011, would have been approximately $         million, or $         per share of common stock. This represents an immediate increase in pro forma net tangible book value of $         per share to our existing stockholder and immediate dilution of $         per share to new investors purchasing shares of common stock in this offering at the initial public offering price.

The following table illustrates this dilution to new investors:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of July 30, 2011 (after giving effect to the Reorganization)	$
Decrease in pro forma net tangible book value per share attributable to fees and other expenses discussed above
Increase in pro forma tangible book value per share to existing stockholders attributable to this offering

Pro forma as adjusted net tangible book value per share as of July 30, 2011

Pro forma as adjusted dilution per share to new investors		$

Each $1.00 increase (decrease) in the assumed initial public offering price of $         per share (the midpoint of the estimated price range set forth on the cover of this prospectus) would increase (decrease) our pro forma as adjusted net tangible book value by approximately $         million, or $         per share, and the pro forma as adjusted dilution to investors in this offering by $         per share, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses. This pro forma information is illustrative only, and following the completion of this offering, will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

The following table summarizes, as of July 30, 2011, on a pro forma as adjusted basis, the number of shares of our common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by our existing stockholder in connection with the Acquisition. The table is based on the initial public offering price of $         per share (the midpoint of the estimated price range set forth on the cover of this prospectus), after deducting the underwriting discount and estimated offering expenses in connection with this offering:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholder before this offering			$		$
New investors participating in this offering

Total		100%		100%

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share (the midpoint of the estimated price range set forth on the cover of this prospectus) would increase (decrease) the total consideration paid by investors participating in this offering by $         million, or increase (decrease) the percent of total consideration paid by investors participating in this offering by     %, assuming that the number of shares offered by us and the selling stockholders, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses.

Except as otherwise indicated, the discussion and tables above assume no exercise of the underwriters’ option to purchase additional shares, no exercise of any outstanding options to purchase our common stock and no sale of common stock by the selling stockholders. The sale of              million shares of common stock to be sold by the selling stockholders in this offering will reduce the number of shares held by such stockholders to              million, or     % of the total shares outstanding, and will increase the number of shares held by investors participating in this offering to              million, or     % of the total shares outstanding. In addition, if the underwriters’ option to purchase additional shares is exercised in full, the number of shares of common stock held by our existing stockholders will be further reduced to              million, or     % of the total number of shares of common stock to be outstanding upon the closing of this offering, and the number of shares of common stock held by investors participating in this offering will be further increased to              million shares or     % of the total number of shares of common stock to be outstanding upon the closing of this offering.

The tables and calculations above exclude:

•

            unvested restricted shares of our common stock that will be issued to our executive officers and other employees and consultants under the Replacement Plan as replacement grants for awards previously issued pursuant to the Team Resto Ownership Plan;

•

options to purchase              shares of our common stock, each with an exercise price equal to the initial public offering price, that we expect to grant in connection with this offering under the 2011 Plan; and

•	additional shares of common stock reserved for future grants under the 2011 Plan.

To the extent that any options or other equity awards are granted in the future and those options or other equity awards are exercised or become vested, new investors will experience further dilution.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables present Restoration Hardware, Inc.’s consolidated financial and operating data as of the dates and for the periods indicated. Restoration Hardware Holdings was formed as a Delaware corporation on August 18, 2011. Restoration Hardware Holdings will acquire all of the outstanding shares of capital stock of Restoration Hardware, Inc. prior to the effectiveness of this offering in connection with the Reorganization, and will therefore control Restoration Hardware, Inc. Restoration Hardware Holdings has not engaged in any business or other activities except in connection with its formation and the Reorganization. Accordingly, all financial and other information herein relating to periods prior to the completion of the Reorganization is that of Restoration Hardware, Inc.

All of the outstanding capital stock of Restoration Hardware, Inc. was acquired on June 16, 2008, by Home Holdings, which we refer to in this prospectus as the “Acquisition.” As a result of the Acquisition, a new basis of accounting was created beginning June 17, 2008. The periods prior to the Acquisition are referred to as the “Predecessor” periods and the periods after the Acquisition are referred to as the “Successor” periods in this prospectus. The Predecessor periods presented in this prospectus include the period from February 3, 2008 through June 16, 2008, reflecting approximately 19 weeks of operations, and the Successor periods presented in this prospectus include the period from June 17, 2008 through January 31, 2009, reflecting approximately 33 weeks of operations. Due to the Acquisition, the financial statements for the Successor periods are not comparable to those of the Predecessor periods presented in this prospectus.

The selected consolidated financial data as of and for the years ended February 3, 2007, and February 2, 2008, and as of January 31, 2009, were derived from Restoration Hardware, Inc.’s consolidated financial statements for such years not included herein. The selected consolidated financial data for the periods ended June 16, 2008, and January 31, 2009, and as of and for the fiscal years ended January 30, 2010, and January 29, 2011, were derived from Restoration Hardware, Inc.’s consolidated financial statements included elsewhere in this prospectus.

The selected consolidated financial data for the six months ended July 31, 2010, and July 30, 2011, and as of July 30, 2011, were derived from Restoration Hardware, Inc.’s unaudited consolidated interim financial statements included elsewhere in this prospectus. The unaudited consolidated interim financial statements were prepared on a basis consistent with that used in preparing our audited consolidated financial statements and include all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of our financial position and results of operations for the unaudited periods. The unaudited financial information for the twelve months ended July 31, 2010, has been derived by adding our financial information for the year ended January 30, 2010, to the financial information for the six months ended July 31, 2010, and subtracting the financial information for the six months ended August 1, 2009. The unaudited financial information for the twelve months ended July 30, 2011, has been derived by adding our financial information for the year ended January 29, 2011, to the financial information for the six months ended July 30, 2011, and subtracting the financial information for the six months ended July 31, 2010. We believe that presentation of unaudited financial information for these twelve-month periods is useful to investors because it presents information about how our business has performed in the twelve-month period immediately preceding the date of our most recent interim financial statements, which allows investors to review our current performance trends over a full year period, and by presenting results for four consecutive quarters compensates for seasonal factors that might influence our results in a particular quarter within the year.

Restoration Hardware, Inc.’s historical results are not necessarily indicative of future operating results, and interim results for the six months ended July 30, 2011, are not projections for the results to be expected for the fiscal year ending January 28, 2012. The selected historical consolidated data presented below should be read in conjunction with the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto and other financial data included elsewhere in this prospectus.

	Predecessor			Successor
	Year Ended		Period from February 3, 2008 Through June 16, 2008	Period from June 17, 2008, Through January 31, 2009	Year Ended			Six Months Ended			Last Twelve Months Ended(1)
	February 3, 2007	February 2, 2008			January 30, 2010	January 29, 2011		July 31, 2010	July 30, 2011		July 31, 2010	July 30, 2011
	(dollars in thousands, excluding per share and per square foot data)
Statement of Operations Data:
Net revenues	$712,810	$722,243	$195,437	$498,581	$625,685		$772,752	$330,854		$420,383	$686,787	$862,281
Cost of goods sold	463,105	490,935	140,088	308,448	412,629		501,132	214,084		265,953	447,762	553,001

Gross profit	249,705	231,308	55,349	190,133	213,056		271,620	116,770		154,430	239,025	309,280
Selling, general and administrative expenses	239,077	274,454	75,396	213,011	238,889		275,859	126,453		150,619	248,603	300,025

Income (loss) from operations	10,628	(43,146)	(20,047)	(22,878)	(25,833)		(4,239)	(9,683)		3,811	(9,578)	9,255
Interest expense	(7,233)	(8,663)	(2,731)	(4,907)	(3,241)		(3,150)	(1,579)		(1,888)	(3,087)	(3,459)

Income (loss) before income taxes	3,395	(51,809)	(22,778)	(27,785)	(29,074)		(7,389)	(11,262)		1,923	(12,665)	5,796
Income tax expense (benefit)	143	127	508	(201)	(423)		685	41		783	(584)	1,427

Net income (loss)	$3,252	$(51,936)	$(23,286)	$(27,584)	$(28,651)		$(8,074)	$(11,303)		$1,140	$(12,081)	$4,369

Net income (loss) per share:
Basic	$0.09	$(1.34)	$(0.60)	$(275,840)	$(286,510)		$(80,740)	$(113,030)		$11,400	$(120,810)	$43,690
Diluted	$0.08	$(1.34)	$(0.60)	$(275,840)	$(286,510)		$(80,740)	$(113,030)		$11,400	$(120,810)	$43,690
Average number of shares outstanding:
Basic	38,184,000	38,831,000	38,969,000	100	100		100	100		100	100	100
Diluted	39,221,000	38,831,000	38,969,000	100	100		100	100		100	100	100
Pro forma net income (loss) per share (2):
Basic						$			$
Diluted						$			$
Pro forma average number of shares outstanding (2):
Basic
Diluted
Other Financial and Operating Data:
Growth in net revenues:
Stores (3)	14%	(10)%	—	—	(6)%		15%	17%		21%	6%	17%
Direct	48%	28%	—	—	(15)%		37%	31%		36%	10%	38%
Total	23%	1%	—	—	(10)%		24%	23%		27%	7%	26%
Retail (4):
Comparable store sales change (5)	6%	(10)%	(12)%	(8)%	(7)%		19%	26%		20%	10%	17%
Retail stores open at end of period	103	102	100	99	95		91	96		87	96	87
Average gross square footage (in thousands) (6)	1,089	1,084	1,072	1,060	1,042		1,014	1,019		946	1,024	977
Average selling square footage (in thousands) (6)	687	685	677	671	660		641	645		599	648	619
Retail sales per selling square foot (7)	$678	$600	$147	$406	$525		$635	$277		$351	$584	$710
Direct:
Catalogs circulated (in thousands) (8)	54,267	57,501	13,771	26,831	31,336		46,507	18,893		12,768	38,266	40,382
Catalog pages circulated (in millions) (8)	8,110	8,636	2,168	3,507	4,418		6,260	2,823		3,293	5,560	6,730
Direct as a percentage of net revenues (9)	30%	38%	43%	41%	39%		43%	42%		45%	41%	45%
Capital expenditures	$15,152	$13,282	$3,821	$13,428	$2,024		$39,907	$14,181		$12,168	$15,670	$37,894
Adjusted EBITDA (10)	$40,909	$(4,033)	$(8,219)	$4,386	$17,596		$41,097	$8,994		$27,747	$31,516	$59,850

	Predecessor		Successor
	February 3, 2007	February 2, 2008	January 31, 2009	January 30, 2010	January 29, 2011	July 30, 2011
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,461	$1,229	$8,603	$13,186	$13,364	$9,139
Working capital (excluding cash and cash equivalents) (11)	109,154	103,734	102,850	57,058	103,894	136,765
Total assets	316,367	342,546	494,773	431,528	501,991	565,529
Line of credit	68,384	78,367	110,696	57,442	111,837	136,609
Total debt (including current portion) (12)	70,783	110,774	117,515	61,652	116,995	146,492
Total stockholders’ equity	92,108	43,830	238,670	221,079	215,804	218,354

(1)	The unaudited financial information for the twelve months ended July 31, 2010, has been derived by adding our financial information for the year ended January 30, 2010, to the financial information for the six months ended July 31, 2010, and subtracting the financial information for the six months ended August 1, 2009. The unaudited financial information for the twelve months ended July 30, 2011, has been derived by adding our financial information for the year ended January 29, 2011, to the financial information for the six months ended July 30, 2011, and subtracting the financial information for the six months ended July 31, 2010.

(2)	Pro forma net income (loss) per share gives effect to (i) the Reorganization, (ii) the issuance of shares of common stock in this offering and (iii) the application of a portion of the estimated net proceeds from the sale of common stock by us in this offering to repay all of the outstanding amounts under Restoration Hardware, Inc.’s revolving line of credit as if the offering and those transactions had occurred on January 31, 2010. This assumes net proceeds of this offering of $ million, assuming the shares are offered at $ per share, the midpoint of the estimated price range set forth on the cover of this prospectus, after deducting the underwriting discount and estimated offering expenses.

(3)	Store data represent retail stores plus outlet stores.

(4)	Retail data have been calculated based upon retail stores, including our Baby & Child Gallery, and excludes outlet stores.

(5)	Comparable store sales have been calculated based upon retail stores that were open at least fourteen full months as of the end of the reporting period and did not change square footage by more than 20% between periods. Comparable store net revenues exclude revenues from outlet stores.

(6)	Average square footage (gross or selling, as applicable) is calculated for each quarter by taking the total applicable square footage at the beginning of the quarter plus the total applicable square footage at the end of the quarter and dividing by two. Average square footage for periods of six, nine and twelve months is calculated by averaging the average square footage for the quarters within such periods.

Average square footage (gross or selling, as applicable) for the 2008 Predecessor period is calculated by adding the average applicable square footage for the first quarter of the year ended January 31, 2009, and for the period May 4, 2008, through June 16, 2008, and dividing by two. Average square footage (gross or selling, as applicable) for the period May 4, 2008, through June 16, 2008, is calculated by taking the total applicable square footage at the beginning of the period plus the total applicable square footage at the end of the period and dividing by two.

Average square footage (gross or selling, as applicable) for the 2008 Successor period is calculated by adding the average square footage for three periods, being the period June 17, 2008, through August 2, 2008, the third quarter of the year ending January 31, 2009, and the fourth quarter of the year ended January 31, 2009, and dividing by three. Average square footage (gross or selling, as applicable) for the period June 17, 2008, through August 2, 2008, is calculated by taking the total applicable square footage at the beginning of the period plus the total applicable square footage at the end of the period and dividing by two.

(7)	Retail sales per selling square foot is calculated by dividing total net revenues for all retail stores, comparable and non-comparable, by the average selling square footage for the period.

(8)	The catalogs and catalog pages circulated from period to period do not take into account different page sizes per catalog distributed. Page sizes and page counts vary for different catalog mailings and we sometimes mail different versions of a catalog at the same time. Accordingly, period to period comparisons of catalogs circulated and catalog pages circulated do not take these variations into account. In fiscal 2010, we mailed a larger number of catalogs that contained fewer pages and in some cases significantly smaller page sizes than in prior periods. In the first six months of fiscal 2011, we mailed fewer catalogs that contained a significant increase in number of pages as compared to the first six months of fiscal 2010.

(9)	Direct revenues include sales through our catalogs and websites.

(10)	EBITDA and Adjusted EBITDA have been presented in this prospectus and are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We have presented Adjusted EBITDA for the Predecessor periods consistently with the Successor periods to present such adjustments on a comparable basis for those periods. EBITDA is defined as consolidated net income (loss) before depreciation and amortization, interest expense and provision for income taxes. Adjusted EBITDA is calculated in accordance with and is the basis of our Management Incentive Program (or “MIP”) as described further under “Executive Compensation—Compensation Discussion and Analysis,” and reflects further adjustments to EBITDA to eliminate the impact of certain items, including non-cash or other items that we do not consider representative of our ongoing operating performance as discussed further below.

EBITDA and Adjusted EBITDA are included in this prospectus because they are key metrics used by management, our board of directors, and our Principal Equity Holders to assess our financial performance, and Adjusted EBITDA is used in connection with determining incentive compensation under our MIP. Additionally, EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA, alongside other GAAP measures such as gross profit, operating income (loss) and net income (loss), to measure profitability, to make budgeting decisions, and to compare our performance against that of other peer companies. We believe that Adjusted EBITDA provides useful information facilitating operating performance comparisons from period to period and company to company.

EBITDA and Adjusted EBITDA are not GAAP measures of our financial performance or liquidity and should not be considered as alternatives to net income (loss) as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as tax payments and debt service requirements and certain other cash costs that may recur in the future. EBITDA and Adjusted EBITDA contain certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and exclude certain unusual charges that may recur in the future. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA and Adjusted EBITDA only supplementally. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is set forth below:

	Predecessor (a)			Successor
	Year Ended		Period from February 3, 2008 Through June 16, 2008	Period from June 17, 2008, Through January 31, 2009	Year Ended		Six Months Ended		Last Twelve Months Ended (1)
	February 3, 2007	February 2, 2008			January 30, 2010	January 29, 2011	July 31, 2010	July 30, 2011	July 31, 2010	July 30, 2011
	(in thousands)
Net income (loss)	$3,252	$(51,936)	$(23,286)	$(27,584)	$(28,651)	$(8,074)	$(11,303)	$1,140	$(12,081)	$4,369
Depreciation and amortization	21,696	23,120	7,934	50,222	43,065	31,263	13,747	14,983	28,419	32,499
Interest expense	7,233	8,663	2,731	4,907	3,241	3,150	1,579	1,888	3,087	3,459
Income tax expense (benefit)	143	127	508	(201)	(423)	685	41	783	(584)	1,427

EBITDA	32,324	(20,026)	(12,113)	27,344	17,232	27,024	4,064	18,794	18,841	41,754
Management and board fees (b)	350	517	91	1,985	4,620	4,793	2,474	2,396	4,944	4,715
Non-cash compensation (c)	4,021	2,706	2,319	—	592	2,142	1,255	1,100	1,674	1,987
Terminated operations (d)	4,214	6,800	884	3,821	2,604	352	419	1,666	1,444	1,599
Severance and other transaction costs (e)	—	886	600	368	1,521	1,797	501	28	1,323	1,324
Impairment of long-lived assets (f)	—	5,084	—	3,868	2,304	2,115	—	3,571	2,304	5,686
Amortization of inventory fair value adjustment (g)	—	—	—	(35,075)	(12,780)	—	—	—	—	—
Non-capitalized IPO costs (h)	—	—	—	—	—	2,351	—	—	—	2,351
Other adjustments allowable under our agreements with our stockholders (i)	—	—	—	2,075	1,503	523	281	192	986	434

Adjusted EBITDA	$40,909	$(4,033)	$(8,219)	$4,386	$17,596	$41,097	$8,994	$27,747	$31,516	$59,850

(a)	We have presented Adjusted EBITDA for the Predecessor periods consistently with the Successor periods to present information on a comparable basis for those periods.
(b)	Includes fees paid in accordance with our management services agreement with Home Holdings in the Successor periods, as well as fees and expense reimbursements paid to our board of directors in both the Predecessor and Successor periods.
(c)	Represents non-cash charges related to stock-based compensation programs.
(d)	Includes the impact of divesting our Brocade Home brand, closing four temporary clearance centers operated from October 2008 to March 2010, costs related to closing of The Michaels Furniture Company and costs related to the closure of our Shanghai office location.
(e)	Amounts in fiscal 2007, the 2008 Predecessor period and the 2008 Successor period include severance costs, and transaction costs associated with our Acquisition by Home Holdings. Amounts in fiscal 2009, fiscal 2010 and the first six months of fiscal 2011 generally include executive severance and other related costs.
(f)	Includes costs related to impairment of long-lived assets related to our retail store operations.
(g)	Represents non-cash impact of amortizing the net fair value adjustment to inventory recorded in connection with the purchase price allocation for the Acquisition over the period of the inventory turn.

(h)	Represents costs related to our efforts to pursue an initial public offering.
(i)	Represents consulting fees related to organizational matters following the Acquisition in the 2008 Successor period and fiscal 2009, foreign exchange gains and losses in all periods, as well as other items which management believes are not indicative of our ongoing operating performance.

(11)	Working capital is defined as current assets, excluding cash and cash equivalents, less current liabilities, excluding the current portion of long-term debt.

(12)	Total debt (including current portion) includes the line of credit and capital lease obligations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We believe Restoration Hardware is one of the fastest growing and most innovative luxury brands in the home furnishings marketplace. Our collections of timeless, updated classics and reproductions are presented consistently across our sales channels in sophisticated and unique lifestyle settings that we believe are on par with world-class interior designers. We offer dominant merchandise assortments across a growing number of categories, including furniture, lighting, textiles, bathware, décor, outdoor and garden, as well as baby and child products. Our business is fully integrated across our multiple channels of distribution, consisting of our stores, catalogs and websites. We position our stores as showrooms for our brand, while our catalogs and websites act as virtual extensions of our stores. As of July 30, 2011, we operated 87 retail stores and 10 outlet stores throughout the United States and Canada. In fiscal 2010, we distributed approximately 46.5 million catalogs, and our websites logged over 12.1 million unique visits.

When Gary Friedman joined us as Chief Executive Officer in 2001, we began to reposition Restoration Hardware from a nostalgic, discovery-items business to a leading home furnishings brand. In 2008, we were taken private by investment funds affiliated with Catterton, Tower Three and Glenhill. As a private company, we were able to accelerate the pace of the transformation of our business and brand and the development of our multi-channel business model and infrastructure. Over the last ten years, we have built a new company through the following initiatives:

•

Elevated Our Brand Positioning – We significantly enhanced the quality and design of our merchandise, elevating our brand to a luxury positioning. We believe this strategy, along with our compelling combination of design, quality and value, has allowed us to disrupt the highly fragmented home furnishings market and positions us to further grow our market share.

•

Enhanced Our Product Development Process – We established a collaborative organization with cross-functional teams in product development, sourcing, merchandising, inventory and creative, all focused on product leadership. We built the Restoration Hardware Center of Innovation & Product Leadership, a facility which supports and streamlines the entire product development process. In addition, we have developed direct sourcing relationships with our artisan partners. The transformation of our creative process has dramatically shortened our typical product lead times, reduced our product costs and enhanced our ability to successfully introduce new categories.

•

Refined Our Go-To-Market Strategy – We aligned our organization and the way in which we approach the consumer to pursue a market-based rather than channel-based sales strategy across our stores and direct channels. Our strategy is to size our stores and assortments to the potential of the market area that each location serves by positioning our stores as showrooms for our brand, while our catalogs and websites act as virtual extensions of our stores. We believe this approach enables us to strategically deploy our resources by market to maximize return on invested capital.

•

Reconceptualized Our Stores and Developed Full Line Design Gallery Format – In 2009 and 2010, we remodeled substantially all of our existing retail stores into our Gallery format that reconceptualizes the store experience by presenting our products in sophisticated lifestyle settings. We experienced enhanced productivity and profitability as a result of our Gallery conversions. In 2011, we developed our full line Design Gallery format, which offers approximately three times the selling square footage of an average Gallery store.

•

Built a New Supply Chain and Systems Infrastructure – We invested over $60 million in our supply chain and systems infrastructure, including: (i) reconfiguring and adding to our distribution network; (ii) implementing new point-of-sale, warehouse management, order management and customer service systems; and (iii) enhancing our direct sourcing capabilities.

•

Strengthened Our Management Team – We strengthened our management team by adding a new Co-Chief Executive Officer as well other senior leaders in merchandising, product development, finance, information technology and inventory planning who bring extensive experience in their respective fields.

We have recently experienced strong growth in sales and profitability, including:

•

In the first half of fiscal 2011, we grew our net revenues 27% to $420.4 million over the comparable period in fiscal 2010, increased our Adjusted EBITDA 209% to $27.7 million and increased our net income by $12.4 million to a net income of $1.1 million from a net loss of $11.3 million. Our stores net revenues, comparable store sales and direct net revenues grew by 21%, 20% and 36%, respectively.

•

In fiscal 2010, we grew our net revenues 24% to $772.8 million over fiscal 2009, increased our Adjusted EBITDA 134% to $41.1 million and decreased our net loss by $20.6 million to a net loss of $8.1 million. Our stores net revenues, comparable store sales and direct net revenues grew by 15%, 19% and 37%, respectively.

•

For the twelve months ended July 30, 2011, we grew our net revenues 26% to $862.3 million over the prior twelve-month period, increased our Adjusted EBITDA 90% to $59.9 million and increased our net income by $16.5 million to a net income of $4.4 million from a net loss of $12.1 million. Our stores net revenues, comparable store sales and direct net revenues grew by 17%, 17% and 38%, respectively.

Factors Affecting Our Operating Results

Various factors affect our results for the periods presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” including the following:

Overall Economic Trends. The industry in which we operate is cyclical, and consequently our revenues are affected by general economic conditions. For example, reduced consumer confidence and lower availability and higher cost of consumer credit reduces demand for our products and limits our ability to increase prices or sustain price increases. We expect that some of the economic factors that have been in place for the last several years including the housing downturn, continuing economic uncertainty and slow economic growth in the United States may continue in future periods. Although we have experienced improved sales and operating results during fiscal 2010 and the first two quarters of fiscal 2011 despite the difficult overall economic climate, if any of these trends continue or worsen, we may experience reduced demand for our products in future periods, which could lead to a loss of revenues and adverse effects on our overall operating results. See “Risk Factors—Changes in consumer spending or the housing market may significantly harm our revenue and results of operations.”

Our Strategic Initiatives. We are in the process of a number of significant business initiatives that have had and will continue to have an impact on our results of operations, including the development of new larger Design Gallery stores in a number of new locations, the optimization of our store sizes to better fit anticipated demand in a given market and changes in the ways in which we market with our catalogs. Although these initiatives are designed to create growth in our business and continuing improvement in our operating results, the timing of expenditures related to these initiatives, as well as the achievement of returns on our investments, may affect our results of operation in future periods, and we may not achieve the desired benefits. Opening new full line Design Gallery format store locations will require significant capital expenditures, and retail store closures may lead to charges including lease termination and other exit costs such as the $3.6 million of costs incurred in the six months ended July 30, 2011 related to four retail store closures. These changes could affect our results of operation in future periods. In addition, the investments required to continue our strategic initiatives may have a negative impact on cash flows in future periods and could create pressure on our liquidity if we do not achieve the desired results from these initiatives in a timely manner.

Consumer Preferences and Demand. Our ability to maintain our appeal to existing customers and attract new customers depends on our ability to originate, develop and offer a compelling product assortment responsive to customer preferences and design trends. We have successfully introduced a large number of new products during recent periods, which we believe has been a contributing factor in our sales and operating results. Periods in which our products have achieved strong customer acceptance generally have had more favorable results. If we misjudge the market for our products, we may be faced with excess inventories for some products and may be required to become more promotional in our selling activities, which would impact our net revenues and gross profit.

Our Ability to Source and Distribute Products Effectively. Our net revenue and gross profits are affected by our ability to purchase our merchandise in sufficient quantities at competitive prices. While we believe our vendors have adequate capacity to meet our current and anticipated demand, in prior periods, our level of net revenues have been adversely affected by constraints in our supply chain, including the inability of our vendors to produce sufficient quantities of some merchandise in a manner that was able to match market demand from our customers, leading to higher levels of customer back orders and lost sales.

Seasonality. Our business is seasonal. As a result, our net revenues fluctuate from quarter to quarter, which often affects the comparability of our results between periods. Net revenues are historically higher in the second and fourth fiscal quarters due primarily to the impact of the outdoor selling season and the holiday selling season, respectively. Cash requirements are typically higher in the first and third quarters due to inventory-related working capital requirements for the outdoor and holiday selling periods. See “Risk Factors—Our operating results are subject to quarterly and seasonal fluctuations, and results for any quarter may not necessarily be indicative of the results that may be achieved for the full fiscal year.”

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of financial and operating measures that affect our operating results. These key measures for determining how our business is performing are net revenues, gross profit, gross margin, and net income (loss). Additionally, we review other important metrics such as comparable store sales and selling, general and administrative expenses, catalogs circulated and circulated catalog pages. In addition, EBITDA and Adjusted EBITDA are key metrics used by management, our board of directors and our Principal Equity Holders to assess our operating performance.

Net Revenues. Net revenues reflect our sale of merchandise plus shipping and handling revenue collected from our customers, less returns and discounts. Revenues are recognized upon receipt of product by our customers.

Comparable Store Sales. Comparable store sales have been calculated based upon retail stores that were open at least fourteen full months as of the end of the reporting period. A store is not considered a part of the comparable store sales base if the square footage of the store changed by more than 20% due to remodel or relocation activities. If a store is closed for seven days during a month, that month will be excluded from comparable store sales. Outlet stores are not included in calculations of comparable store sales.

Comparable store sales allow us to evaluate how our retail store base is performing by measuring the change in period-over-period net revenues in stores that have been open for fourteen months or more. While we review comparable store sales as one measure of our performance, this measure is less relevant to us than it may be to other retailers due to our fully integrated, multi-channel, go-to-market strategy, which makes measures that analyze one of our channels in isolation less indicative of the performance of our business than it might be for other companies that operate their distribution channels as separate businesses. In addition to comparable store sales, we also review retail sales per selling square foot, among other metrics, to evaluate the performance of individual stores.

Selling Square Footage. Selling square footage is retail space at our stores used to sell our products. Selling square footage excludes backrooms at retail stores used for storage, office space or similar matters. Selling square footage may include exterior sales space located outside a store, such as courtyards, gardens and rooftops.

Retail Sales Per Selling Square Foot. Retail sales per selling square foot is calculated by dividing total net revenues for all retail stores, comparable and non-comparable, by the average selling square footage for the period. Sales per square foot for interior sales space may be significantly higher than sales per square foot for exterior sales space, as products are generally presented more densely within our stores.

Gross Profit. Gross profit is equal to our net revenues less cost of goods sold. Gross profit as a percentage of our net revenues is referred to as gross margin. Cost of goods sold include the direct cost of purchased merchandise; inventory shrinkage; inventory adjustments due to obsolescence, including excess and slow-moving inventory and lower of cost or market reserves; inbound freight; all freight costs to get merchandise to our stores; design, buying and allocation costs; occupancy costs related to store operations, such as rent and common area maintenance; depreciation and amortization of leasehold improvements, equipment and other assets in our stores and distribution centers; and all logistics costs associated with shipping product to our customers. We expect gross profit to increase to the extent that we successfully grow our net revenues and leverage the fixed portion of cost of goods sold.

Our gross profit can be favorably impacted by sales volume increases, as occupancy and certain other costs that are largely fixed do not necessarily increase proportionally with volume increases. Changes in the mix of our products may also impact our gross profit. We review our inventory levels on an ongoing basis in order to identify slow-moving merchandise and use product markdowns and our outlet stores to efficiently sell these products. The timing and level of markdowns are driven primarily by customer acceptance of our merchandise. The primary drivers of the costs of individual goods are raw materials costs, which fluctuate based on a number of factors beyond our control, including commodity prices, changes in supply and demand, general economic conditions, competition, import duties, tariffs and government regulation, logistics costs (which may increase in the event of, for example, interruptions in the operation of our distribution centers, furniture home delivery hubs and customer care center, or damage or interruption to our information systems), and labor costs in the countries where we source our merchandise. We place orders with merchandise vendors primarily in U.S. dollars and, as such, are not exposed to significant foreign currency exchange risk.

Our gross profit may not be comparable to other specialty retailers, as some companies may not include all or a portion of the costs related to their distribution network and store occupancy in calculating gross profit as we and many other retailers do, but instead may include them in selling, general and administrative expenses.

Selling, General and Administrative Expenses. Selling, general and administrative expenses include all operating costs not included in cost of goods sold. These expenses include all payroll and payroll-related expenses, store expenses other than occupancy, and expenses related to many of our operations at our headquarters, including utilities, depreciation and amortization, and marketing expense, which primarily includes catalog production, mailing and print advertising costs. Selling, general and administrative expenses as a percentage of net revenues is usually higher in lower volume quarters and lower in higher volume quarters because a significant portion of the costs are relatively fixed.

Our recent revenue growth has been accompanied by increased selling, general and administrative expenses. The most significant components of these increases are marketing and payroll costs. We expect these expenses to continue to increase as we continue to open new stores, develop new product categories and otherwise grow our business.

In addition to the metrics described above, EBITDA and Adjusted EBITDA are key metrics used by management, our board of directors, and our Principal Equity Holders to assess our operating and financial performance. Additionally, Adjusted EBITDA and EBITDA are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use EBITDA, alongside other GAAP measures such as gross profit, operating income (loss) and net income (loss), to measure profitability, to make budgeting decisions, and to compare our performance against that of other peer companies. We believe that Adjusted EBITDA provides useful information facilitating operating performance comparisons from period to period by eliminating the impact of certain items that are not representative of either our core operating results or business outlook. Our management does not view EBITDA and Adjusted EBITDA as measures of free cash flow as they do not consider certain cash requirements such as tax payments and debt service requirements. EBITDA and Adjusted EBITDA contain certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and exclude certain unusual charges. We compensate for these limitations by relying primarily on our GAAP results and by using EBITDA and Adjusted EBITDA only supplementally.

Other Factors Affecting Our Results

Other important factors that affected our results for the periods presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are as follows:

Purchase Accounting Impact of the Acquisition. All of the outstanding capital stock of Restoration Hardware, Inc. was acquired on June 16, 2008, by Home Holdings (which we refer to as the Acquisition) through a transaction that was accounted for under Statement of Financial Accounting Standards 141, “Business Combinations.” The purchase price was allocated to state our assets and liabilities at fair value. The allocation of the purchase price had the net effect of reducing the carrying amount of inventory by $47.9 million, increasing property and equipment by $17.6 million and increasing amortizable intangible assets by $55.7 million. The $47.9 million decrease in inventory value was due to the prevailing adverse economic situation at the date of acquisition and the application of a market participant approach to the valuation of inventory on hand. Such decrease was amortized to cost of goods sold over approximately nine months and resulted in increased gross profit during the 2008 Successor period and fiscal 2009. We are depreciating the $17.6 million increase in property and equipment over the useful life of each asset, which has had the effect of reducing gross profit and increasing selling, general and administrative expenses in the Successor periods. The $55.7 million increase in amortizable intangible assets is being amortized over the remaining life of each asset and has had the effect of reducing gross profit and increasing selling, general and administrative expenses in the Successor periods. We also recorded intangible assets with an indefinite life, goodwill and trademarks, at their fair values of $122.3 million and $47.1 million, respectively.

The following table summarizes the financial impact of purchase accounting adjustments on gross profit and selling, general and administrative expenses in dollars, and as a percentage of net revenues, in the Successor periods, including our pro forma 2008 year, which is provided supplementally and has been prepared to give effect to the Acquisition as if such transaction had occurred on February 3, 2008:

	Successor		Pro Forma		Successor
	Period from June 17, 2008 Through January 31, 2009		Year Ended						Six Months Ended
			January 31, 2009		January 30, 2010		January 29, 2011		July 31, 2010		July 30, 2011
	(dollars in thousands)
Net revenues	$498,581	100%	$694,018	100%	$625,685	100%	$772,752	100%	$330,854	100%	$420,383	100%

Gross profit increase (decrease)
Amortization of inventory fair value adjustment	$35,075	7.0%	$35,075	5.0%	$12,780	2.0%	$—	—%	$—	—%	$—	—%
Increased depreciation related to property and equipment	(4,390)	(0.9)%	(6,452)	(0.9)%	(5,427)	(0.9)%	(3,076)	(0.4)%	(1,649)	(0.5)%	(984)	0.2%
Amortization of net fair value of leases	(1,856)	(0.3)%	(2,783)	(0.4)%	(2,899)	(0.4)%	(1,975)	(0.3)%	(1,033)	(0.3)%	(857)	0.2%

	$28,829	5.8%	$25,840	3.7%	$4,454	0.7%	$(5,051)	(0.7)%	$(2,682)	(0.8)%	$(1,841)	0.4%

Selling general and administrative increase (decrease)
Amortization of intangible related to customer relationships	$25,000	5.0%	$25,000	3.6%	$12,500	2.0%	$—	—%	$—	—%	$—	—%
Amortization of intangible related to core technologies	878	0.2%	1,316	0.2%	1,316	0.2%	1,316	0.2%	658	0.2%	658	0.2%
Increased depreciation related to property and equipment	300	—%	451	—%	451	0.1%	150	—%	150	—%	—	—%
Amortization of intangible related to net fair value of leases	310	0.1%	465	0.1%	465	0.1%	140	—%	151	0.1%	(11)	—%

	$26,488	5.3%	$27,232	3.9%	$14,732	2.4%	$1,606	0.2%	$959	0.3%	$647	0.2%

Public Company Costs. In connection with our initial public offering, we will incur additional legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with the Sarbanes-Oxley Act and other rules implemented by the SEC, and applicable stock exchange rules. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make certain financial reporting and other activities more time-consuming and costly. We previously incurred similar public company costs prior to the Acquisition in 2008.

Basis of Presentation and Results of Operations

The following discussion contains references to fiscal years 2009, 2010 and 2011, which represent our fiscal years ended or ending January 30, 2010, January 29, 2011, and January 28, 2012, respectively, and pro forma 2008, which represents the two periods within the pro forma year ended January 31, 2009, as described below. Our fiscal year ends on the Saturday closest to January 31. Fiscal years 2009, 2010 and 2011 were 52-week periods. The two periods in pro forma 2008 collectively consisted of 52 weeks. The first six months of fiscal 2010 and fiscal 2011 were 26-week periods.

The 19-week period from February 3, 2008, through June 16, 2008, the date of the Acquisition, is referred to as the “2008 Predecessor period,” and the 33-week period from June 17, 2008, through January 31, 2009, is referred to as the “2008 Successor period.” In connection with the Acquisition, Home Holdings is the successor to substantially all of the business of Restoration Hardware, Inc. Home Holdings’ own operations prior to the succession were insignificant relative to the acquired operations. Due to the Acquisition, the financial statements for all Successor periods are not comparable to that of the Predecessor periods.

Prior to the completion of this offering, all of the outstanding shares of capital stock of Restoration Hardware, Inc., will be contributed by Home Holdings to Restoration Hardware Holdings, Inc. as a capital contribution. Outstanding units under the Team Resto Ownership Plan will be converted in connection with this offering into common stock on a              for              basis, and the vesting status of the Home Holdings units will carry over to our common stock, with unvested shares constituting restricted stock.

The summary unaudited pro forma condensed consolidated financial data presented in the table below for the year ended January 31, 2009, which is referred to as “pro forma 2008,” is provided supplementally and has been prepared to give effect to the Acquisition as if such transaction had occurred on February 3, 2008. For additional discussion of pro forma 2008, see “Unaudited Pro Forma Condensed Consolidated Financial Information” below.

	Predecessor	Successor	Pro Forma (1)	Successor
	Period from February 3, 2008 Through June 16, 2008	Period from June 17, 2008 Through January 31, 2009	Year Ended			Six Months Ended
			January 31, 2009	January 30, 2010	January 29 2011,	July 31, 2010	July 30, 2011
	(dollars in thousands, excluding per square foot store data)
Statement of Operations Data:
Net revenues	$195,437	$498,581	$694,018	$625,685	$772,752	$330,854	$420,383
Cost of goods sold	140,088	308,448	444,108	412,629	501,132	214,084	265,953

Gross profit	55,349	190,133	249,910	213,056	271,620	116,770	154,430
Selling, general and administrative expenses	75,396	213,011	301,485	238,889	275,859	126,453	150,619

Income (loss) from operations	(20,047)	(22,878)	(51,575)	(25,833)	(4,239)	(9,683)	3,811
Interest expense	(2,731)	(4,907)	(6,876)	(3,241)	(3,150)	(1,579)	(1,888)

Income (loss) before income taxes	(22,778)	(27,785)	(58,451)	(29,074)	(7,389)	(11,262)	1,923
Income tax expense (benefit)	508	(201)	307	(423)	685	41	783

Net income (loss)	$(23,286)	$(27,584)	$(58,758)	$(28,651)	$(8,074)	$(11,303)	$1,140

Other Financial and Operating Data:
Growth in net revenues:
Stores (2)	—	—	(9)%	(6)%	15%	17%	21%
Direct	—	—	4%	(15)%	37%	31%	36%
Total	—	—	(4)%	(10)%	24%	23%	27%
Retail (3):
Comparable store sales change (4)	(12)%	(8)%	(9)%	(7)%	19%	26%	20%
Retail stores open at beginning of period	102	100	102	99	95	95	91
Stores opened	—	1	1	—	4	2	3
Stores closed	2	2	4	4	8	1	7
Retail stores open at end of period	100	99	99	95	91	96	87
Average gross square footage (in thousands) (5)	1,072	1,060	1,066	1,042	1,014	1,019	946
Average selling square footage (in thousands) (5)	677	671	674	660	641	645	599
Retail sales per selling square foot (6)	$147	$406	$551	$525	$635	$277	$351
Direct:
Catalogs circulated (in thousands) (7)	13,771	26,831	40,602	31,336	46,507	18,893	12,768
Catalog pages circulated (in millions) (7)	2,168	3,507	5,675	4,418	6,260	2,823	3,293
Direct as a percentage of net revenues (8)	43%	41%	41%	39%	43%	42%	45%
Capital expenditures	$3,821	$13,428	$17,249	$2,024	$39,907	$14,181	$12,168

(1)	See details of calculation of pro forma 2008 statement of operations data within the “Unaudited Pro Forma Condensed Consolidated Financial Information” presented below. Pro forma 2008 other financial and operating data amounts are obtained by adding amounts for the 2008 Predecessor period and the 2008 Successor period or by calculating amounts as of January 31, 2009, where appropriate.

(2)	Store data represent retail stores plus outlet stores.

(3)	Retail data have been calculated based upon retail stores, including our Baby & Child Gallery, and excludes outlet stores.

(4)	Comparable store sales have been calculated based upon retail stores that were open at least fourteen full months as of the end of the reporting period and did not change square footage by more than 20% between periods. Comparable store net revenues exclude revenues from outlet stores.

(5)	Average square footage (gross or selling, as applicable) is calculated for each quarter by taking the total applicable square footage at the beginning of the quarter plus the total applicable square footage at the end of the quarter and dividing by two. Average square footage for periods of six, nine and twelve months is calculated by averaging the average square footage for the quarters within such periods.

Average square footage (gross or selling, as applicable) for the 2008 Predecessor period is calculated by adding the average applicable square footage for the first quarter of the year ended January 31, 2009, and for the period May 4, 2008, through June 16, 2008, and dividing by two. Average square footage (gross or selling, as applicable) for the period May 4, 2008, through June 16, 2008, is calculated by taking the total applicable square footage at the beginning of the period plus the total applicable square footage at the end of the period and dividing by two.

Average square footage (gross or selling, as applicable) for the 2008 Successor period is calculated by adding the average square footage for three periods, being the period June 17, 2008, through August 2, 2008, the third quarter of the year ending January 31, 2009, and the fourth quarter of the year ended January 31, 2009, and dividing by three. Average square footage (gross or selling, as applicable) for the period June 17, 2008, through August 2, 2008, is calculated by taking the total applicable square footage at the beginning of the period plus the total applicable square footage at the end of the period and dividing by two.

(6)	Retail sales per selling square foot is calculated by dividing total net revenues for all retail stores, comparable and non-comparable, by the average selling square footage for the period.

(7)	The catalogs and catalog pages circulated from period to period do not take into account different page sizes per catalog distributed. Page sizes and page counts vary for different catalog mailings and we sometimes mail different versions of a catalog at the same time. Accordingly, period to period comparisons of catalogs circulated and catalog pages circulated do not take these variations into account. In fiscal 2010, we mailed a larger number of catalogs that contained fewer pages and in some cases significantly smaller page sizes than in prior periods. In the first six months of fiscal 2011, we mailed fewer catalogs that contained a significant increase in number of pages as compared to the first six months of fiscal 2010.

(8)	Direct revenues include sales through our catalogs and websites.

The following table sets forth, for the periods presented, our consolidated statement of operations data as a percentage of total revenues.

	Predecessor	Successor	Pro Forma (1)	Successor
	Period from February 3, 2008 Through June 16, 2008	Period from June 17, 2008 Through January 31, 2009	Year Ended			Six Months Ended
			January 31, 2009	January 30, 2010	January 29, 2011	July 31, 2010	July 30, 2011
Statement of Operations Data:
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	71.7	61.9	64.0	65.9	64.9	64.7	63.3

Gross margin	28.3	38.1	36.0	34.1	35.1	35.3	36.7
Selling, general and administrative expenses	38.6	42.7	43.4	38.2	35.7	38.2	35.8

Income (loss) from operations	(10.3)	(4.6)	(7.4)	(4.1)	(0.6)	(2.9)	0.9
Interest expense	(1.4)	(1.0)	(1.0)	(0.6)	(0.4)	(0.5)	(0.4)

Income (loss) before income taxes	(11.7)	(5.6)	(8.4)	(4.7)	(1.0)	(3.4)	0.5
Income tax expense (benefit)	0.2	(0.1)	0.1	(0.1)	—	—	0.2

Net income (loss)	(11.9)%	(5.5)%	(8.5)%	(4.6)%	(1.0)%	(3.4)%	0.3%

(1)	See details of calculation of pro forma 2008 statement of operations data within the “Unaudited Pro Forma Condensed Consolidated Financial Information” presented below.

We operate a fully integrated distribution model through our stores, catalogs and websites. The following table shows a summary of our store revenues, which include all sales for orders placed in retail stores as well as sales through outlet stores, and our direct revenues which include sales through our catalogs and websites:

	Predecessor	Successor	Pro Forma (1)	Successor
	Period from February 3, 2008 through June 16, 2008	Period from June 17, 2008 through January 31, 2009	Year Ended			Six Months Ended
			January 31, 2009	January 30, 2010	January 29, 2011	July 31, 2010	July 30, 2011
	(in thousands)
Stores (2)	$110,907	$296,214	$407,121	$380,854	$438,463	$190,994	$230,722
Direct	84,530	202,367	286,897	244,831	334,289	139,860	189,661

Net revenues	$195,437	$498,581	$694,018	$625,685	$772,752	$330,854	$420,383

(1)	Pro forma 2008 amounts are obtained by adding amounts for the 2008 Predecessor period and the 2008 Successor period.
(2)	Stores net revenues in the Predecessor period have been conformed to Successor period presentations. Stores net revenues include retail stores, including our Baby & Child Gallery, and outlet stores.

Unaudited Pro Forma Condensed Consolidated Financial Information

The supplemental unaudited pro forma condensed consolidated statement of operations data set forth below for pro forma 2008 have been derived by applying pro forma adjustments to our historical consolidated statements of operations. All of the equity interests in our business were acquired in the Acquisition effective June 16, 2008. As a result of the Acquisition, we applied purchase accounting and had a new basis of accounting effective June 17, 2008. The unaudited pro forma condensed consolidated statements of operations for the year ended January 31, 2009 gives effect to the Acquisition as if it had occurred on February 3, 2008. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated financial information.

The unaudited pro forma adjustments have been prepared in accordance with Article 11 of Regulation S-X and are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for supplemental informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations would have been had the Acquisition and related transactions actually occurred on February 3, 2008, and they do not purport to project our results of operations or financial condition for any future period. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with other sections of this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as “Selected Historical Consolidated Financial and Operating Data” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	Predecessor	Successor	Total Adjustments		Pro Forma
	Period from February 3, 2008 Through June 16, 2008	Period from June 17, 2008 Through January 31, 2009			Year Ended January 31, 2009
			(in thousands)
Net revenues	$195,437	$498,581	$—		$694,018
Cost of goods sold	140,088	308,448	(4,428)	(a) (b) (c) (d) (e) (f)	444,108

Gross profit	55,349	190,133	4,428		249,910
Selling, general and administrative expenses	75,396	213,011	13,078	(a) (b) (c) (e) (f) (g)	301,485

Loss from operations	(20,047)	(22,878)	(8,650)		(51,575)
Interest expense	(2,731)	(4,907)	762	(h)	(6,876)

Loss before income taxes	(22,778)	(27,785)	(7,888)		(58,451)
Income tax expense (benefit)	508	(201)	—	(i)	307

Net loss	$(23,286)	$(27,584)	$(7,888)		$(58,758)

(a)	In connection with the Acquisition, we recorded amortizable intangible assets at fair value, including core technologies, customer relationships and certain net favorable lease obligations based on purchase accounting standards at a total amount of $55.7 million. These assets amortize over varying periods and the unaudited pro forma financials have been adjusted to reflect this amortization over the full fiscal year with a charge to cost of goods sold of $0.9 million and selling, general and administrative expenses of $0.6 million. Customer relationships with a value of $37.5 million at the time of Acquisition have an estimated life of one year or less, and have not been given pro forma treatment in the results above due to its non-recurring nature.

(b)	In connection with the Acquisition, we adjusted property and equipment to reflect a fair value increase equal to $17.6 million. These assets depreciate over various periods greater than two years and the unaudited pro forma financials have been adjusted to reflect this additional depreciation expense over the full fiscal year with a charge to cost of goods sold of $2.1 million and selling, general and administrative expenses of $0.1 million.

(c)	We have leases that contain pre-determined fixed escalations of minimum rents. The related rent expense is recognized on a straight-line basis. The unaudited pro forma financials have been adjusted to reflect an effective straight-line reset date of February 3, 2008, rather than the Acquisition date of June 16, 2008, resulting in an additional charge to cost of goods sold of $0.7 million and selling, general and administrative expenses of $1.9 million.

(d)	In connection with the Acquisition, we adopted a new policy of accounting for inventory and no longer capitalize certain merchandising and distribution indirect costs. The unaudited pro forma financials have been adjusted to remove the impact of previously capitalized indirect costs prior to the Acquisition resulting in a charge to cost of goods sold of $3.3 million. A net adjustment of $47.9 million to reduce inventory to its fair value at the time of the Acquisition has an estimated life of less than one year and has not been given pro forma treatment in the results above due to its non-recurring nature.

(e)	In connection with the Acquisition, we revised our classification of certain expenses related to occupancy costs, payroll related to our operations and certain other costs between cost of goods sold and selling, general and administrative expenses in our consolidated statements of operations. The unaudited pro forma financials have been adjusted to reflect a reclassification of $10.8 million from cost of goods sold to selling, general and administrative expenses to present the financials as if adoption of such accounting policy had been made in the 2008 Predecessor period.

(f)	In connection with the Acquisition, stock-based compensation was eliminated as all outstanding options previously granted were cancelled and were not replaced with new grants. The unaudited pro forma financials have been adjusted to remove stock-based compensation charges included prior to the Acquisition resulting in a reduction to cost of goods sold of $0.6 million and a reduction to selling, general and administrative expenses of $1.7 million.

(g)	In connection with the Acquisition, we entered into a management services agreement with affiliates of Catterton, Tower Three and Glenhill to provide services to us in exchange for a management fee. See “Certain Relationships and Related Party Transactions.” The unaudited pro forma financials have been adjusted to reflect this fee for the full fiscal year resulting in an additional charge to selling, general and administrative expenses of $1.4 million.

(h)	Prior to the Acquisition, we had $25.0 million in borrowings outstanding to affiliates of Catterton that were exchanged for equity in Home Holdings at the time of the Acquisition. The unaudited pro forma financials have been adjusted to remove the associated interest expense of $0.8 million included prior to the Acquisition.

(i)	The unaudited pro forma financials have not been adjusted to record the tax effect of pro forma adjustments at our estimated statutory tax rate of approximately 40%, since we are in a loss position and all deferred tax assets had a full valuation allowance at January 31, 2009.

First Six Months of Fiscal 2011 Compared to First Six Months of Fiscal 2010

The following table summarizes the financial impact of purchase accounting adjustments on gross profit and selling, general and administrative expenses in dollars, and as a percentage of net revenues, for the first six months of fiscal 2011 and the first six months of fiscal 2010:

	Six Months Ended
	July 31, 2010		July 30, 2011		Increase (Decrease)
	(dollars in thousands)

Net revenues	$330,854	100.0%	$420,383	100.0%	$89,529

Gross profit excluding purchase accounting adjustments	$119,452	36.1%	$156,271	37.2%	$36,819	1.1%
Decrease in gross profit from purchase accounting adjustments	(2,682)	(0.8)%	(1,841)	(0.5)%	841	0.3%

Gross profit	$116,770	35.3%	$154,430	36.7%	$37,660	1.4%

Selling, general and administrative expenses excluding purchase accounting adjustments	$125,494	37.9%	$149,972	35.7%	$24,478	(2.2)%
Increase in selling, general and administrative expenses from purchase accounting adjustments	959	0.3%	647	0.1%	(312)	(0.2)%

Selling, general and administrative expenses	$126,453	38.2%	$150,619	35.8%	$24,166	(2.4)%

Net revenues

Net revenues increased $89.5 million, or 27.1%, to $420.4 million in the first six months of fiscal 2011 compared to $330.9 million in the first six months of fiscal 2010. We had 87 and 96 retail stores open at July 30, 2011, and July 31, 2010, respectively. Stores sales increased $39.7 million, or 20.8%, to $230.7 million in the first six months of fiscal 2011 compared to $191.0 million in the first six months of fiscal 2010. This increase was due in large part to our comparable store sales increase of 20% in the first six months of fiscal 2011 compared to the first six months of 2010. Direct sales increased $49.8 million, or 35.6%, to $189.7 million in the first six months of fiscal 2011 compared to $139.9 million in the first six months of fiscal 2010. We believe that the increase in both store and direct sales was due primarily to our customers’ favorable reaction to our merchandise assortment, including expansions of existing product categories and new product categories, an increase in circulated catalog pages and positive customer reaction to our new Gallery format.

Gross profit

Gross profit increased $37.7 million, or 32.3%, to $154.4 million in the first six months of fiscal 2011 from $116.8 million in the first six months of fiscal 2010. Gross profit in the first six months of fiscal 2011 included $1.8 million of unfavorable gross profit impact due to purchase accounting compared to $2.7 million of unfavorable gross profit impact due to purchase accounting in the first six months of fiscal 2010. The increase in gross profit of $36.8 million excluding the effect of purchase accounting adjustments was primarily the result of increased net revenues and improved product margins, partially offset by $11.6 million of increased shipping costs due in part to an increase of furniture in our product mix, which results in increased shipping costs.

Gross margin increased to 36.7% of net revenues in the first six months of fiscal 2011 from 35.3% of net revenues in the first six months of fiscal 2010. Gross margin in the first six months of fiscal 2011 included an unfavorable impact of purchase accounting that reduced gross margins by 0.5%, compared to the unfavorable impact of purchase accounting in the first six months of fiscal 2010 that reduced gross margins by 0.8%. The improvement in gross margin percentage of 1.1% excluding the effect of purchase accounting adjustments was driven primarily by 290 basis points of improved leverage of occupancy costs for stores and the supply chain, due to fewer stores open in fiscal 2010 compared to fiscal 2009 as well as leverage on the fixed portion of occupancy costs as volumes increased. This margin improvement was partially offset by higher freight costs as a percentage of net revenues of 130 basis points due to a higher percentage of furniture in our product mix, 30 basis points of higher product costs and 20 basis points of costs associated with the opening of a new distribution center during the first six months of fiscal 2011.

Selling, general and administrative expenses

Selling, general and administrative expenses increased $24.2 million, or 19.1%, to $150.6 million for the first six months of fiscal 2011 compared to $126.5 million for the first six months of fiscal 2010. Selling, general and administrative expenses in the first six months of fiscal 2011 included $0.6 million of unfavorable impact due to purchase accounting compared to $1.0 million of unfavorable impact due to purchase accounting in the first six months of fiscal 2010. The increase in selling, general and administrative expenses of $24.5 million excluding the effect of purchase accounting adjustments was primarily related to an increase in employment costs of $7.4 million and a $3.6 million charge due to the closure of four retail store locations during the first six months of fiscal 2011 in advance of the related lease termination dates. There was an increase in credit card fees associated with the growth in sales revenue of $2.4 million, an increase in advertising and marketing costs of $2.2 million associated with increased circulated catalog pages, as well as an increase in travel-related expenses of $1.6 million. In addition, we recorded a $1.7 million restructuring charge associated with our Shanghai office closure and an increase in retail store pre-opening expenses of $1.4 million.

Selling, general and administrative expenses were 35.8% of net revenues in the first six months of fiscal 2011 compared to 38.2% of net revenues in the first six months of fiscal 2010. Selling, general and administrative expenses as a percentage of net revenues included 0.1% of unfavorable impact of purchase accounting in the first six months of fiscal 2011 compared to 0.3% of unfavorable impact of purchase accounting in the first six months of fiscal 2010. The improvement in selling, general and administrative expenses of 2.2% of net revenues excluding the effect of purchase accounting adjustments was driven largely by increased net revenues during the first six months of fiscal 2011 compared to the prior period, which resulted in a 240 basis point reduction in employment costs, a 110 basis point reduction in advertising and marketing costs, as well as a 50 basis point reduction in professional fees, in each case as a percentage of net revenues. These reductions were partially offset by a 130 basis point increase in costs as a percentage of net revenues related to corporate office costs, due in part to the restructuring charge associated with our Shanghai office closure and pre-opening expenses related to new retail store locations we opened during the first six months of fiscal 2011, as well as a 50 basis point increase in occupancy expense as a percentage of net revenues primarily related to the closure of four retail store locations prior to the related lease termination dates.

Interest expense

Interest expense increased $0.3 million to $1.9 million in the first six months of fiscal 2011 compared to $1.6 million in the first six months of fiscal 2010. This increase resulted primarily from higher borrowings under the revolving line of credit.

Income tax expense

Income tax expense was $0.8 million for the first six months of fiscal 2011 compared to $41,000 for the first six months of fiscal 2010.

Net income (loss)

Net income increased $12.4 million to $1.1 million in the first six months of fiscal 2011 compared to a net loss of $11.3 million in the first six months of fiscal 2010. This increase was primarily due to an increase in gross profit of $37.7 million, offset by an increase in selling, general and administrative expenses of $24.2 million, as discussed in more detail above.

Fiscal 2010 Compared to Fiscal 2009

The following table summarizes the financial impact of purchase accounting adjustments on gross profit and selling, general and administrative expenses in dollars, and as a percentage of net revenues, for fiscal 2010 and fiscal 2009:

	Fiscal Year Ended
	January 30, 2010		January 29, 2011		Increase (Decrease)
	(dollars in thousands)

Net revenues	$625,685	100.0%	$772,752	100.0%	$147,067

Gross profit excluding purchase accounting adjustments	$208,602	33.3%	$276,671	35.8%	$68,069	2.5%

Increase (decrease) in gross profit from accounting adjustments	4,454	0.8%	(5,051)	(0.7)%	(9,505)	(1.5)%

Gross profit	$213,056	34.1%	$271,620	35.1%	$58,564	1.0%

Selling, general and administrative expenses excluding purchase accounting adjustments	$224,157	35.8%	$274,253	35.5%	$50,096	(0.3)%

Increase in selling, general and administrative expenses from purchase adjustments	14,732	2.4%	1,606	0.2%	(13,126)	(2.2)%

Selling, general and administrative expenses	$238,889	38.2%	$275,859	35.7%	$36,970	(2.5)%

Net revenues

Net revenues increased $147.1 million, or 23.5%, to $772.8 million in fiscal 2010 compared to $625.7 million in fiscal 2009. We had 91 and 95 retail stores open at January 29, 2011 and January 30, 2010, respectively. Stores sales increased $57.6 million, or 15.1%, to $438.5 million in fiscal 2010 compared to $380.9 million in fiscal 2009. This increase was due in large part to our comparable store sales increase of 19% in fiscal 2010 compared to fiscal 2009, partially offset by a lower number of retail stores and lower revenues in our outlet stores. Direct sales increased $89.5 million, or 36.5%, to $334.3 million in fiscal 2010 compared to $244.8 million in fiscal 2009. We believe that this increase was due primarily to our customers’ favorable reaction to our assortment of products, including extensions of existing product categories and new product categories, as well as an increase in circulated catalogs of 48.4% and of circulated pages by 41.7%.

Gross profit

Gross profit increased $58.6 million, or 27.5%, to $271.6 million in fiscal 2010 from $213.1 million in fiscal 2009. Gross profit in fiscal 2010 included $5.1 million of unfavorable gross profit impact due to purchase accounting compared to $4.5 million of favorable gross profit impact due to purchase accounting in fiscal 2009. The increase in gross profit of $68.1 million excluding the effect of purchase accounting adjustments was primarily the result of increased net revenues and improved product margins, partially offset by $19.3 million of increased shipping costs due in part to an increase of furniture in our product mix, which results in increased shipping costs.

Gross margin increased to 35.1% of net revenues in fiscal 2010 from 34.1% of net revenues in fiscal 2009. Gross margin in fiscal 2010 included the unfavorable impact of purchase accounting that reduced gross margins by 0.7%, compared to a favorable impact of purchase accounting in fiscal 2009 that increased gross margins by 0.8%. The improvement in gross margin percentage of 2.5% excluding the effect of purchase accounting adjustments was driven primarily by 120 basis points of improved product margins, primarily related to the decrease in returns as a percentage of revenues, and 260 basis points of improved leverage of occupancy costs, partially offset by 140 basis points of higher freight costs as a percentage of net revenues due to a higher percentage of furniture in our product mix.

Selling, general and administrative expenses

Selling, general and administrative expenses increased $37.0 million, or 15.5%, to $275.9 million for fiscal 2010 compared to $238.9 million for fiscal 2009. Selling, general and administrative expenses in fiscal 2010 included $1.6 million of unfavorable impact due to purchase accounting compared to $14.7 million of unfavorable impact due to purchase accounting in fiscal 2009. The increase in selling, general and administrative expenses of $50.1 million excluding the effect of purchase accounting adjustments was primarily related to an increase in employment costs of $15.6 million associated with the growth of our operations, as well as an increase in advertising and marketing costs of $12.4 million associated with a 41.7% increase in circulated catalog pages. Professional fees increased $10.2 million in fiscal 2010 as compared to fiscal 2009 primarily due to an increase in legal and other fees of $3.0 million related to our expansion into Asia, executive personnel matters and real estate activity, an increase of $2.4 million in information technology consulting costs in connection with new business intelligence software and database consulting and the incurrence of $2.4 million in preparation for our initial public offering. In addition, there was an increase in credit card fees and related expenses associated with the growth in sales revenue of $8.2 million and an increase in travel-related expenses of $2.6 million.

Selling, general and administrative expenses were 35.7% of net revenues in fiscal 2010 compared to 38.2% of net revenues in fiscal 2009. Selling, general and administrative expenses as a percentage of net revenues included 0.2% of unfavorable impact of purchase accounting in fiscal 2010 compared to 2.4% of unfavorable impact of purchase accounting in fiscal 2009. The improvement in selling, general and administrative expenses of 0.3% of net revenues, excluding the effect of purchase accounting adjustments was driven largely by increased net revenues, which resulted in a 170 basis point reduction in employment costs as a percentage of net revenues, as well as a 40 basis point reduction in occupancy costs as a percentage of net revenues. This overall improvement was partially offset by 20 basis points of increased volume-related costs as a percentage of net revenues as a result of changes in our product mix, 30 basis points of higher advertising and marketing costs as a percentage of net revenues and 130 basis points associated with increased corporate office costs as a percentage of net revenues, due in part to increased professional fees in fiscal 2010 in connection with the preparation for an initial public offering.

Interest expense

Interest expense decreased $0.1 million, or 2.8%, to $3.1 million in fiscal 2010 compared to $3.2 million in fiscal 2009. This decrease resulted primarily from lower borrowings under the revolving line of credit.

Income tax expense

Income tax expense was $0.7 million for fiscal 2010 compared to an income tax benefit of $0.4 million for fiscal 2009, an increase in tax expense of $1.1 million.

Net loss

Net loss decreased $20.6 million, or 71.8%, to $8.1 million in fiscal 2010 compared to $28.7 million in fiscal 2009. This decrease was primarily due to an increase in gross profit of $58.6 million, offset by an increase in selling, general and administrative expenses of $37.0 million, as discussed in more detail above.

Fiscal 2009 Compared to the 2008 Successor Period

The following table summarizes the financial impact of purchase accounting adjustments on gross profit and selling, general and administrative expenses in dollars and as a percentage of net revenues, for fiscal 2009 and the 2008 Successor period:

	Successor
	Period from June 17, 2008 Through January 31, 2009		Year Ended January 30, 2010		Increase (Decrease)
	(dollars in thousands)
Net revenues	$498,581	100.0%	$625,685	100.0%	$127,104

Gross profit excluding purchase accounting adjustments	$161,304	32.3%	$208,602	33.3%	$47,298	1.0%

Increase in gross profit from purchase accounting adjustments	28,829	5.8%	4,454	0.8%	(24,375)	(5.0)%

Gross profit	$190,133	38.1%	$213,056	34.1%	$22,923	(4.0)%

Selling, general and administrative expenses excluding purchase accounting adjustments	$186,523	37.4%	$224,157	35.8%	$37,634	(1.6)%

Increase in selling, general and administrative expenses from purchase accounting adjustments	26,488	5.3%	14,732	2.4%	(11,756)	(2.9)%

Selling, general and administrative expenses	$213,011	42.7%	$238,889	38.2%	$25,878	(4.5)%

Net revenues

Net revenues increased $127.1 million, or 25.5%, to $625.7 million in fiscal 2009 compared to $498.6 million in the 2008 Successor period. This increase was due to the comparison of a 52-week period in fiscal 2009 to a 33-week 2008 Successor period.

Gross profit

Fiscal 2009 gross profit was $213.1 million compared to $190.1 million in the Successor 2008 period, an increase of $22.9 million, or 12.1%. Gross profit in fiscal 2009 included $4.5 million of favorable purchase accounting adjustments compared to $28.8 million of favorable purchase accounting adjustments in the 2008 Successor period. The increase in gross profit of $47.3 million excluding the effect of purchase accounting adjustments was primarily the result of the comparison of a 52-week period in fiscal 2009 to a 33-week period in the 2008 Successor period.

Gross margin decreased to 34.1% in fiscal 2009 from 38.1% in the 2008 Successor period. Gross margin in fiscal 2009 included purchase accounting adjustments that increased gross margin by 0.8% compared to purchase accounting adjustments in the 2008 Successor period that increased gross margin 5.8%. The increase in gross margin of 1.0% as a percentage of net revenues excluding the effect of purchase accounting adjustments was primarily the result of increased leverage from fixed costs related to occupancy and depreciation.

Selling, general and administrative expenses

Fiscal 2009 selling, general and administrative expenses of $238.9 million were $25.9 million, or 12.1%, higher than the $213.0 million in the 2008 Successor period. Selling, general and administrative expenses included $14.7 million of unfavorable purchase accounting adjustments in fiscal 2009 compared to $26.5 million of unfavorable purchase accounting adjustments in the 2008 Successor period. The higher selling, general and administrative expenses of $37.6 million excluding the impact of purchase accounting adjustments was due to the comparison of a 52-week period in fiscal 2009 to a 33-week 2008 Successor period.

Selling, general and administrative expenses decreased to 38.2% of net revenues in fiscal 2009 compared to 42.7% of net revenues in the 2008 Successor period. Purchase accounting adjustments increased selling, general and administrative expenses as a percentage of net revenues by 2.4% in fiscal 2009 compared to an increase of 5.3% in the 2008 Successor period. The reduction in selling, general and administrative expenses of 1.6% as a percentage of net revenues was due primarily to increased leverage from fixed employment costs.

Interest expense

Interest expense decreased $1.7 million, or 34.0%, to $3.2 million in fiscal 2009 compared to $4.9 million in the 2008 Successor period as a result of the comparison of a 52-week period in 2009 to a 33-week period in the 2008 Successor period, as well as the reduced borrowing levels throughout 2009 under the revolving line of credit.

Income tax benefit

Income tax benefit was $0.4 million for fiscal 2009 compared to $0.2 million in the 2008 Successor period.

Net loss

Net loss increased $1.1 million, or 3.9% to $28.7 million in fiscal 2009 compared to $27.6 million in the 2008 Successor period. This increase in net loss is primarily due to an increase in selling, general and administrative expenses of $25.9 million, offset by an increase in gross profit of $22.9 million and a decrease in interest expense of $1.7 million, as discussed in more detail above.

Fiscal 2009 Compared to 2008 Predecessor Period

	Predecessor		Successor
	Period from February 3, 2008 Through June 16, 2008		Year Ended January 30, 2010		Increase (Decrease)
	(dollars in thousands)
Net revenues	$195,437	100.0%	$625,685	100.0%	$430,248

Gross profit excluding purchase accounting adjustments	$55,349	28.3%	$208,602	33.3%	$153,253	5.0%

Increase in gross profit from purchase accounting adjustments	—	—%	4,454	0.8%	4,454	0.8%

Gross profit	$55,349	28.3%	$213,056	34.1%	$157,707	5.8%

Selling, general and administrative expenses excluding purchase accounting adjustments	$75,396	38.6%	$224,157	35.8%	$148,761	(2.8)%

Increase in selling, general and administrative expenses from purchase accounting adjustments	—	—%	14,732	2.4%	14,732	2.4%

Selling, general and administrative expenses	$75,396	38.6%	$238,889	38.2%	$163,493	(0.4)%

Net revenues

Net revenues increased $430.2 million, or 220.1%, to $625.7 million in fiscal 2009 compared to $195.4 million in the 2008 Predecessor period. This increase was primarily due to the comparison of a 52-week period in fiscal 2009 to a 19-week period in the 2008 Predecessor period.

Gross profit

Fiscal 2009 gross profit was $213.1 million compared to $55.3 million in the 2008 Predecessor period, an increase of $157.7 million, or 284.9%. Gross profit in fiscal 2009 included $4.5 million of favorable purchase accounting adjustments compared to zero purchase accounting adjustments in the 2008 Predecessor period. The increase in gross profit of $153.3 million excluding the effect of purchase accounting adjustments was primarily the result of the comparison of a 52-week period in fiscal 2009 to a 19-week period in the 2008 Predecessor period.

Gross margin increased to 34.1% in fiscal 2009 from 28.3% in the 2008 Predecessor period. Gross margin in fiscal 2009 included purchase accounting adjustments that increased gross margin by 0.8%. There was no impact on gross margin from purchase accounting adjustments in the 2008 Predecessor period. The increase in gross margin of 5.0% as a percentage of net revenues, excluding the effect of purchase accounting adjustments, was primarily the result of the revision of our classification of certain expenses related to occupancy costs, payroll related to our operations and certain other costs between cost of goods sold and selling, general and administrative expenses in our consolidated statements of operations subsequent to the Acquisition.

Selling, general and administrative expenses

Fiscal 2009 selling, general and administrative expenses of $238.9 million were $163.5 million, or 216.8%, higher than the $75.4 million in the 2008 Predecessor period. Selling, general and administrative expenses included $14.7 million of unfavorable purchase accounting adjustments in fiscal 2009 compared to zero purchase accounting adjustments in the 2008 Predecessor period. The higher selling, general and administrative expenses of $148.8 million, excluding the impact of purchase accounting adjustments, was primarily due to the comparison of a 52-week period in fiscal 2009 to a 19-week period in the 2008 Predecessor period.

Selling, general and administrative expenses decreased to 38.2% of net revenues in fiscal 2009 compared to 38.6% of net revenues in the 2008 Predecessor period. Purchase accounting adjustments increased selling, general and administrative expenses as a percentage of net revenues by 2.4% in fiscal 2009. There was no impact on selling, general and administrative expenses as a percentage of net revenues from purchase accounting adjustments in the 2008 Predecessor period. The reduction in selling, general and administrative expenses of 2.8% as a percentage of net revenues, excluding the effect of purchase accounting adjustments, was primarily the result of a 510 basis point reduction in employment costs, a 250 basis point reduction in occupancy costs and a 40 basis point reduction in professional fees, all as a percentage of net revenues. This overall improvement is partially offset by a 550 basis point increase in expenses due to the revision of our classification of certain occupancy costs, payroll related to our operations and certain other costs between cost of goods sold and selling, general and administrative expenses in our consolidated statements of operations subsequent to the Acquisition.

Interest expense

Interest expense increased $0.5 million, or 18.7%, to $3.2 million in fiscal 2009 compared to $2.7 million in the 2008 Predecessor period.

Income tax expense

Income tax benefit was $0.4 million for fiscal 2009 compared to an expense of $0.5 million in the 2008 Predecessor period.

Net loss

Net loss increased $5.4 million, or 23.0%, to $28.7 million in fiscal 2009 compared to $23.3 million in the 2008 Predecessor period. This increase in net loss was primarily due to an increase in selling, general and administrative expenses of $163.5 million, offset by an increase in gross profit of $157.7 million, as discussed in more detail above.

Fiscal 2009 Compared to Pro Forma 2008

The following table summarizes the financial impact of purchase accounting adjustments on gross profit and selling, general and administrative expenses in dollars, and as a percentage of net revenues, for fiscal 2009 and pro forma 2008:

	Pro Forma		Successor
	Year Ended
	January 31, 2009		January 30, 2010		Increase (Decrease)
	(dollars in thousands)
Net revenues	$694,018	100.0%	$625,685	100.0%	$(68,333)

Gross profit excluding purchase accounting adjustments	$224,070	32.3%	$208,602	33.3%	$(15,468)	1.0%

Increase in gross profit from purchase accounting adjustments	25,840	3.7%	4,454	0.8%	(21,386)	(2.9)%

Gross profit	$249,910	36.0%	$213,056	34.1%	$(36,854)	(1.9)%

Selling, general and administrative expenses excluding purchase accounting adjustments	$274,253	39.5%	$224,157	35.8%	$(50,096)	(3.7)%

Increase in selling, general and administrative expenses from purchase accounting adjustments	27,232	3.9%	14,732	2.4%	(12,500)	(1.5)%

Selling, general and administrative expenses	$301,485	43.4%	$238,889	38.2%	$(62,596)	(5.2)%

Net revenues

Net revenues decreased $68.3 million, or 9.8%, to $625.7 million in fiscal 2009 compared to $694.0 million in pro forma 2008. We had 95 and 99 retail stores open at the end of fiscal 2009 and pro forma 2008, respectively. Stores sales decreased $26.3 million, or 6.5%, to $380.9 million in fiscal 2009 compared to $407.1 million in pro forma 2008. This decrease was due in large part to our comparable store sales decrease of 7% in fiscal 2009 compared to pro forma 2008. Direct sales decreased $42.1 million, or 14.7%, to $244.8 million in fiscal 2009 compared to $286.9 million in pro forma 2008. The decrease in both store and direct sales was primarily the result of reduced consumer spending on discretionary items during the slowdown in the overall economy, reduced catalog distribution and fewer retail stores open in fiscal 2009.

Gross profit

Gross profit decreased $36.9 million, or 14.7%, to $213.1 million in fiscal 2009 from $249.9 million in pro forma 2008. Gross profit in fiscal 2009 included $4.5 million of favorable impact due to purchase accounting compared to $25.8 million of favorable purchase accounting adjustments in pro forma 2008. The decrease in gross profit of $15.5 million excluding the effect of purchase accounting adjustments was primarily the result of decreased net revenues and a decrease in product margins, partially offset by $10.7 million of decreased shipping costs due in part to reduced shipping volumes, as well as decreased occupancy expenses of $6.6 million.

Gross margin decreased to 34.1% of net revenues in fiscal 2009 from 36.0% of net revenues in pro forma 2008. Gross margin in fiscal 2009 included the favorable impact of purchase accounting of 0.8% compared to a favorable impact of purchase accounting of 3.7% in pro forma 2008. The improvement in gross margin of 1.0% of net revenues excluding the effect of purchase accounting adjustments was driven primarily by 70 basis points of improved leverage of occupancy costs and 50 basis points of improved product margins.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased $62.6 million, or 20.8%, to $238.9 million in fiscal 2009 compared to $301.5 million in pro forma 2008. Selling, general and administrative expenses in fiscal 2009 included $14.7 million of unfavorable impact of purchase accounting compared to $27.2 million of unfavorable impact of purchase accounting in pro forma 2008. The decrease in selling, general and administrative expenses of $50.1 million excluding the effect of purchase accounting was primarily related to a decrease of $14.9 million in employment related costs, $13.7 million of reduced advertising and marketing costs associated with a 22.1% decrease in circulated catalog pages, $10.6 million reduction in occupancy related expenses, reduced professional fees of $5.0 million due to fees incurred in pro forma 2008 in connection with the Acquisition, and $5.9 million of corporate office costs.

Selling, general and administrative expenses were 38.2% of net revenues in fiscal 2009 compared to 43.4% of net revenues in pro forma 2008. Selling, general and administrative expenses as a percentage of net revenues included 2.4% of unfavorable impact due to purchase accounting in fiscal 2009, compared to an unfavorable impact due to purchase accounting of 3.9% of net revenues in pro forma 2008. The improvement in selling, general and administrative expenses of 3.7% of net revenues excluding the effect of purchase accounting adjustments was driven primarily by 130 basis points of improvement from reduced advertising and marketing, 130 basis points of improvement from reduced occupancy costs, 40 basis points associated with decreased corporate office costs as a percentage of net revenues and 50 basis points of improvement from reduced professional fees.

Interest expense

Interest expense decreased $3.6 million, or 52.9%, to $3.2 million in fiscal 2009 compared to $6.9 million in pro forma 2008 as a result of reduced borrowing levels throughout 2009 under the revolving line of credit.

Income tax expense (benefit)

We recorded an income tax benefit of $0.4 million for fiscal 2009 compared to income tax expense of $0.3 million for pro forma 2008, a reduction in income tax expense of $0.7 million.

Net loss

Net loss decreased $30.1 million, or 51.2%, to $28.7 million in fiscal 2009 compared to $58.8 million in pro forma 2008. This decrease was primarily due to a decrease in selling, general and administrative expenses of $62.6 million and a decrease in interest expense of $3.6 million, offset by a decrease in gross profit of $36.9 million, as discussed in more detail above.

Quarterly Results and Seasonality

The following table sets forth our historical quarterly consolidated statements of income for each of the last eight fiscal quarters ended through July 30, 2011. This quarterly information has been prepared on the same basis as our annual audited financial statements appearing elsewhere in this prospectus and includes all adjustments that we consider necessary to present fairly the financial information for the fiscal quarters presented. The quarterly data should be read in conjunction with our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Our business is seasonal and we have historically realized a higher portion of our net revenues and net income in the second and fourth fiscal quarters due primarily to the outdoor selling season in the second fiscal quarter and the holiday selling season in the fourth fiscal quarter. Working capital requirements are typically higher in the first and third fiscal quarters due to inventory-related working capital requirements in advance of the outdoor selling season and the holiday selling season. During these peak periods we have historically increased our borrowings under the Restoration Hardware, Inc. line of credit. As such, results of a period shorter than a full year may not be indicative of results expected for the entire year. Furthermore, the seasonal nature of our business may affect comparisons between periods.

	Fiscal 2009		Fiscal 2010				Fiscal 2011
	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter
	(dollars in thousands)
Net revenues	$150,878	$205,055	$132,508	$198,346	$186,021	$255,877	$184,760	$235,623
Cost of goods sold	104,468	129,210	90,433	123,651	127,098	159,950	121,576	144,377

Gross profit	46,410	75,845	42,075	74,695	58,923	95,927	63,184	91,246
Selling, general, and administrative expenses	57,690	64,460	57,456	68,997	70,841	78,565	68,816	81,803

Income (loss) from operations	(11,280)	11,385	(15,381)	5,698	(11,918)	17,362	(5,632)	9,443
Interest expense	(794)	(714)	(857)	(722)	(847)	(724)	(899)	(989)

Income (loss) before income taxes	(12,074)	10,671	(16,238)	4,976	(12,765)	16,638	(6,531)	8,454
Income tax expense (benefit)	(7)	(618)	(40)	81	(201)	845	(204)	987

Net income (loss)	$(12,067)	$11,289	$(16,198)	$4,895	$(12,564)	$15,793	$(6,327)	$7,467

Adjusted EBITDA (1)	$(895)	$23,417	$(5,798)	$14,792	$(352)	$32,455	$5,333	$22,414
Comparable store sales (2)	(10)%	6%	26%	26%	16%	13%	25%	17%

(1)	The following table presents a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA for the periods indicated below. For further discussion of the use of EBITDA and Adjusted EBITDA, see footnote 7 to the table included in “Selected Historical Consolidated Financial and Operating Data.”

	Fiscal 2009		Fiscal 2010				Fiscal 2011
	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter
	(in thousands)
Net income (loss)	$(12,067)	$11,289	$(16,198)	$4,895	$(12,564)	$15,793	$(6,327)	$7,467
Depreciation and amortization	7,382	7,290	6,239	7,508	9,656	7,860	7,386	7,597
Interest expense	794	714	857	722	847	724	899	989
Income tax expense (benefit)	(7)	(618)	(40)	81	(201)	845	(204)	987

EBITDA	(3,898)	18,675	(9,142)	13,206	(2,262)	25,222	1,754	17,040
Management and board fees (a)	1,239	1,231	1,186	1,288	1,119	1,200	1,198	1,198
Non-cash compensation (b)	210	209	831	424	507	380	498	602
Terminated operations (c)	463	562	418	1	—	(67)	1,666	—
Severance and other related costs (d)	731	91	558	(57)	46	1,250	28	—
Impairment of long-lived assets (e)	—	2,304	—	—	—	2,115	—	3,571
Non-capitalized IPO costs (f)	—	—	—	—	162	2,189	—	—
Other adjustments allowable under our agreements with our stockholders (g)	360	345	351	(70)	76	166	189	3

Adjusted EBITDA	$(895)	$23,417	$(5,798)	$14,792	$(352)	$32,455	$5,333	$22,414

(a)	Includes fees paid in accordance with our management services agreement with Home Holdings, as well as fees and expense reimbursements paid to our board of directors.
(b)	Represents non-cash charges related to stock-based compensation programs.
(c)	Includes the impact of closing four temporary clearance centers operated from October 2008 to March 2010, costs related to closing of The Michaels Furniture Company and costs related to the closure of our Shanghai office location.
(d)	Generally includes executive severance and other related costs.
(e)	Includes costs related to impairment of long-lived assets related to our retail store operations.
(f)	Represents costs related to our efforts to pursue an initial public offering.
(g)	Represents consulting fees in connection with the Acquisition related to organizational matters for the fiscal 2009 period, foreign exchange gains and losses in all periods, as well as other items which management believes are not indicative of our ongoing operating performance.

(2)	Comparable store sales have been calculated based upon retail stores that were open at least fourteen full months as of the end of the reporting period and did not change square footage by more than 20% between periods. Comparable store net revenues exclude revenues from outlet stores.

Liquidity and Capital Resources

General

Our business relies on cash flows from operations and the revolving line of credit as our primary sources of liquidity. Our primary cash needs are for merchandise inventories, payroll, store rent, capital expenditures associated with opening new stores and updating existing stores, as well as infrastructure and information technology. The most significant components of our working capital are cash and cash equivalents, merchandise inventories, accounts receivable, accounts payable and other current liabilities. Our working capital is seasonal as a result of our building inventory for the key selling seasons, and as a result our borrowings are generally higher during these periods when compared to the rest of our fiscal year. Our borrowings generally increase in our first fiscal quarter as we prepare for the outdoor selling season, which is in our second fiscal quarter, and our borrowings generally increase in the third fiscal quarter as we prepare for the holiday selling season, which is in our fourth fiscal quarter. We believe that cash expected to be generated from operations, and the availability of borrowings under the revolving line of credit or other financing arrangements, will be sufficient to meet working capital requirements, anticipated capital expenditures and payments due under the existing revolving line of credit for at least the next 12 – 24 months. For fiscal 2012, we anticipate our capital expenditure requirements to be approximately $             million to $             million.

Cash Flow Analysis

A summary of operating, investing, and financing activities are shown in the following table:

	Predecessor	Successor
	Period from February 3, 2008 Through June 16, 2008	Period from June 17, 2008 Through January 31, 2009	Year Ended		Six Months Ended
			January 30, 2010	January 29, 2011	July 31, 2010	July 30, 2011
	(in thousands)
(Used in) provided by operating activities	$(51,430)	$1,899	$57,068	$(11,810)	$(8,923)	$(14,827)
Used in investing activities	(3,821)	(20,760)	(2,024)	(39,907)	(14,181)	(12,168)
Provided by (used in) financing activities	55,123	9,031	(51,055)	51,601	24,588	22,649
(Decrease) increase in cash and cash equivalents	(104)	(9,875)	4,583	178	1,646	(4,225)
Cash and cash equivalents at end of period	$1,125	$8,603	$13,186	$13,364	$14,832	$9,139

Net Cash (Used in) Provided By Operating Activities

Cash from operating activities consists primarily of net income adjusted for non-cash items including depreciation, impairment of property and equipment, stock-based compensation, non-cash interest expense and the effect of changes in working capital and other activities.

For the first six months of fiscal 2011, net cash used by operating activities was $14.8 million and consisted of a decrease in working capital and other activities of $32.8 million, partially offset by net income of $1.1 million and non-cash items of $16.9 million. Working capital and other activities consisted primarily of increases in inventory of $36.7 million in anticipation of the outdoor furniture season, prepaid expenses of $19.3 million primarily due to an increase in catalog costs associated with the spring Source Book and accounts receivable of $7.7 million due to timing of payments received related to our credit card receivables. These increases in working capital were partially offset by increases in accrued liabilities and accounts payable of $18.9 million primarily due to timing of payments, deferred revenue and customer deposits of $9.1 million due to the timing of shipments made at period end and other current liabilities of $2.9 million primarily due to an increase in gift certificate related liabilities.

For the first six months of fiscal 2010, net cash used by operating activities was $8.9 million and consisted of a decrease in working capital and other activities of $12.7 million, and a net loss of $11.3 million partially offset by non-cash expenses included in the net loss of $15.1 million. Working capital and other activities consisted primarily of increases in inventory of $28.5 million in anticipation of the outdoor furniture season and accounts receivable of $6.1 million due to timing of payments related to our credit card receivables. These increases in working capital were partially offset by increases in accrued liabilities and accounts payable of $12.3 million primarily due to timing of payments, deferred revenue and customer deposits of $4.9 million due to the timing of shipments made at period end, deferred rent and lease incentives of $2.4 million, as well as a decrease in prepaid expenses of $1.8 million.

For fiscal 2010, net cash used by operating activities was $11.8 million and consisted of a decrease in working capital and other activities of $39.0 million, and a net loss of $8.1 million partially offset by non-cash expenses included in the net loss of $35.3 million. Working capital and other activities consisted primarily of increases in inventory of $57.1 million, partially offset by increases in deferred rent and lease incentives of $8.6 million, accrued liabilities and accounts payable of $5.5 million primarily due to timing of payments, other current liabilities of $3.4 million primarily due to an increase in gift certificate related liabilities and deferred revenue and customer deposits of $2.5 million primarily due to an increase in special orders as well as timing of shipments made at period end.

For fiscal 2009, net cash provided by operating activities was $57.1 million and consisted of net loss of $28.7 million, offset by non-cash expenses included in the net loss of $37.1 million and an increase in working capital and other activities of $48.6 million. Working capital and other activities consisted primarily of decreases in inventory of $35.0 million and accounts receivable of $3.8 million due to timing of payments related to our credit card receivables, as well as an increase in accrued liabilities and accounts payable of $8.2 million.

For the 2008 Successor period, net cash provided by operating activities was $1.9 million and consisted of net loss of $27.6 million, offset by an increase in non-cash expenses included in the net loss of $19.1 million and working capital and other activities of $10.4 million. Working capital and other activities consisted primarily of decreases in inventory of $24.3 million due to the completion of the holiday season at period end and prepaid expenses of $3.2 million, as well as an increase in deferred rent of $7.9 million. This was partially offset by decreases in accrued liabilities and accounts payable of $20.3 million, deferred revenue of $3.6 million and other current liabilities of $1.1 million.

For the 2008 Predecessor period, net cash used by operating activities was $51.4 million and consisted of a decrease in working capital and other activities of $39.0 million and a net loss of $23.3 million, partially offset by non-cash expenses included in the net loss of $10.7 million. Working capital and other activities consisted primarily of increases in inventory of $31.2 million in anticipation of the outdoor furniture season and prepaid expenses of $2.1 million, as well as decreases in accounts payable and accrued liabilities of $4.0 million and deferred rent and lease incentives of $2.0 million.

Net Cash Used In Investing Activities

Investing activities consist primarily of investment in supply chain and systems infrastructure and capital expenditures related to new store openings and improvements, including conversions.

For the first six months of fiscal 2011, capital expenditures were $12.2 million as a result of investments in new stores of $7.9 million and investment in supply chain and systems infrastructure of $4.3 million.

For the first six months of fiscal 2010, capital expenditures were $14.2 million as a result of investments in new stores and Gallery store conversions of $11.6 million and investment in supply chain and systems infrastructure of $2.6 million.

For fiscal 2010, capital expenditures were $39.9 million as a result of investments in approximately 80 Gallery store conversions of $21.2 million, new stores of $11.0 million and investment in supply chain and systems infrastructure of $7.7 million.

For fiscal 2009, capital expenditures were $2.0 million in fiscal 2009 as a result of investments in new stores of $0.7 million and investment in supply chain and systems infrastructure of $1.3 million.

For the 2008 Successor period, capital expenditures were $13.5 million as a result of investments in new stores of $6.0 million, investment in supply chain and systems infrastructure of $7.5 million. In addition, Acquisition-related expenses used $7.3 million of cash.

For the 2008 Predecessor period, capital expenditures were $3.8 million as a result of investments in new stores of $0.6 million and investment in supply chain and systems infrastructure of $3.2 million.

We expect to incur total capital expenditures in fiscal 2011 (including those incurred in the first six months) of $25.0 – $28.0 million, net of landlord allowances.

Net Cash Provided By (Used In) Financing Activities

Financing activities consist primarily of borrowings and repayments related to the existing revolving line of credit and capital contributions.

For the first six months of fiscal 2011, net cash provided by financing activities was $22.6 million primarily due to an increase in net borrowing under the revolving line of credit of $24.6 million resulting from an increase in inventory purchases made by us during the period. This overall increase in cash provided by financing activities was partially offset by payments on capital lease obligations of $2.0 million.

For the first six months of fiscal 2010, net cash provided by financing activities was $24.6 million primarily due to an increase in net borrowing under the revolving line of credit of $25.7 million resulting from an increase in inventory purchases made by us during the period. This overall increase in cash provided by financing activities was partially offset by payments on capital lease obligations of $1.1 million.

For fiscal 2010, net cash provided by financing activities was $51.6 million primarily due to an increase in net borrowing under the revolving line of credit of $54.2 million resulting from an increase in inventory purchases made by us during the period. This overall increase in cash provided by financing activities was partially offset by payments on capital lease obligations of $2.6 million.

For fiscal 2009, net cash used in financing activities was $51.1 million primarily due to net payments made under the revolving line of credit of $53.5 million resulting from the sale of inventory during the period. In addition, we made payments on capital lease obligations of $2.6 million. These uses were partially offset by capital contributions from Home Holdings of $5.0 million.

For the 2008 Successor period, net cash provided by financing activities was $9.0 million primarily due to capital contributions from Home Holdings of $35.0 million, partially offset by net payments made under the revolving line of credit of $23.9 million resulting from the sale of inventory during the period. In addition, we made payments on capital lease obligations of $1.8 million and paid debt issuance costs of $0.3 million.

For the 2008 Predecessor period, net cash provided by financing activities was $55.1 million primarily due to an increase in net borrowing under the revolving line of credit of $56.0 million resulting from an increase in inventory purchases made by us during the period. This overall increase in cash provided by financing activities was partially offset by payments on capital lease obligations of $0.9 million.

Revolving Line of Credit

In August 2011, Restoration Hardware, Inc., along with its Canadian subsidiary, Restoration Hardware Canada, Inc., entered into a revolving line of credit agreement with Bank of America, N.A., as administrative agent, and certain other lenders. This credit agreement replaced a previous facility in which Restoration Hardware, Inc. had a revolving line of credit for up to $190.0 million as of July 30, 2011. Under this new credit agreement, Restoration Hardware, Inc. has a revolving line of credit available of up to $317.5 million, of which $10.0 million is available to Restoration Hardware Canada, Inc. The maturity date of the line of credit is August 3, 2016. Under the terms of the credit agreement, Restoration Hardware, Inc. may increase the amount of the line of credit by up to an additional $100 million provided that, among other things, the lenders agree to participate in the increased loan commitments under the credit facility, no default under the line of credit then exists or would result from such increase and sufficient borrowing base collateral is available to support increased loan amounts.

The availability of credit at any given time under the line of credit is limited by reference to a borrowing base formula based upon numerous factors, including the value of eligible inventory, eligible accounts receivable and eligible real estate, and reserves established by the administrative agent. As a result of the borrowing base formula, the actual borrowing availability under the line of credit could be less than the stated amount of the line of credit (as reduced by the actual borrowings and outstanding letters of credit under the line of credit). The line of credit is secured by substantially all of Restoration Hardware, Inc.’s assets, including accounts receivable, inventory, intangible assets, property, equipment, goods and fixtures.

Borrowings under the line of credit are subject to interest, at borrowers’ option, at either the bank’s reference rate or LIBOR (or the BA Rate, as such term is defined in the credit agreement, in the case of Canadian borrowings) plus an applicable margin rate, in each case. As of October 1, 2011, $169.2 million was outstanding under the credit facility, net of unamortized debt issuance costs of $2.2 million, and there was $8.5 million in outstanding letters of credit. As of October 1, 2011, Restoration Hardware, Inc.’s undrawn borrowing availability under the credit facility was $28.2 million.

The credit agreement contains various restrictive covenants, including, among others, limitations on the ability to incur liens, make loans or other investments, incur additional debt, issue additional equity, merge or consolidate with or into another person, sell assets, pay dividends or make other distributions, or enter into transactions with affiliates. The credit agreement does not contain any significant financial or coverage ratio covenants unless the availability under the line of credit is less than the greater of (i) $17.5 million or (ii) 10% of the lesser of (A) the aggregate maximum commitments under the credit facility and (B) the domestic borrowing base. If the availability under the line of credit is less than the foregoing amount, then Restoration Hardware, Inc. is required to maintain a consolidated fixed charge coverage ratio of at least one to one. As of October 1, 2011, Restoration Hardware, Inc. is in compliance with all covenants, and if the availability under the line of credit were less than the amount described above, Restoration Hardware, Inc. would have been in compliance with the consolidated fixed charge coverage ratio described in the previous sentence. The credit agreement requires a daily sweep of cash to prepay the loans under the credit agreement while (i) an event of default exists or (ii) the availability under the line of credit for extensions of credit to Restoration Hardware, Inc. is less than the greater of (A) $20.0 million and (B) 15% of the lesser of the aggregate maximum commitments and the domestic borrowing base.

Contractual Obligations

We enter into long term contractual obligations and commitments in the normal course of business, primarily debt obligations and non cancelable operating leases. As of January 29, 2011, our contractual cash obligations over the next several periods were as follows:

	Payments Due by Period
	Total	2011	2012 – 2013	2014 – 2015	Thereafter
	(in thousands)
Revolving line of credit (1)	$112,109	$—	$112,109	$—	$—
Other long term obligations (2)	5,381	2,556	2,466	359	—
Operating leases (3)	320,760	51,990	92,087	61,496	115,187
Letters of credit	5,528	5,528	—	—	—
Purchase obligations (4)	674	674	—	—	—

Total	$444,452	$60,748	$206,662	$61,855	$115,187

(1)	Excludes estimated interest under the revolving line of credit of $17.1 million. Interest costs for the line of credit have been estimated based on interest rates in effect for our indebtedness as of January 29, 2011, and estimated borrowing levels in the future based upon planned inventory purchases. Actual borrowing levels and interest costs may differ. This amount represents borrowings under the prior revolving line of credit, which had a maturity date of June 30, 2012. The current revolving line of credit has a maturity date of August 3, 2016.
(2)	Other long-term obligations consist primarily of capital lease obligations.
(3)

We enter into operating leases in the normal course of business. Most lease arrangements provide us with the option to renew the leases at defined terms. The future operating lease obligations would change if we were to exercise these options, or if we were to enter into additional new operating leases. Amounts above do not include estimated contingent rent due under operating leases of $0.7 million at January 29, 2011.
(4)	Purchase obligations related to merchandise inventory.

The liability of $2.5 million as of January 29, 2011, for unrecognized tax benefits associated with uncertain tax positions (see Note 8 – Income Taxes to Restoration Hardware, Inc.’s audited consolidated financial statements) has not been included in the contractual obligations table above because we are not able to reasonably estimate when cash payments for these liabilities will occur or the amount by which these liabilities will increase or decrease over time.

Off Balance Sheet Arrangements

We have no material off balance sheet arrangements as of July 30, 2011. We have obligations to make payments in connection with the successful completion of this offering for management fees of $             to Catterton, Tower Three and Glenhill pursuant to the terms of the management services agreement with them. See “Certain Relationships and Related Party Transactions.” In addition, certain former executives are entitled to cash payment up to $2.2 million as a result of the successful completion of this offering.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect amounts reported in our consolidated financial statements and related notes, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates its accounting policies, estimates, and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Management evaluated the development and selection of its critical accounting policies and estimates and believes that the following involve a higher degree of judgment or complexity and are most significant to reporting our results of operations and financial position, and are therefore discussed as critical. The following critical accounting policies reflect the significant estimates and judgments used in the preparation of our consolidated financial statements. With respect to critical accounting policies, even a relatively minor variance between actual and expected experience can potentially have a materially favorable or unfavorable impact on subsequent results of operations. However, our historical results for the periods presented in the consolidated financial statements have not been materially impacted by such variances. More information on all of our significant accounting policies can be found in Note 3 – Significant Accounting Policies to Restoration Hardware, Inc.’s audited consolidated financial statements.

Revenue Recognition

We recognize revenues and the related cost of goods sold when merchandise is received by our customers, which reflects an estimate of non-furniture shipments through common carriers that have not yet been received by the customer. This estimate is based on contractual shipping terms with our contracted carrier which approximates our actual, historical delivery times.

We recognize shipping and handling fees as revenue when the merchandise is shipped to the customer. Costs of shipping and handling are included in cost of goods sold.

Sales tax collected is not recognized as revenue as it is ultimately remitted to governmental authorities.

We reserve for projected merchandise returns based on actual historical experience and various other assumptions that we believe to be reasonable. Actual merchandise returns are monitored regularly and have not been materially different from the estimates recorded. Merchandise returns are granted for various reasons, including delays in product delivery, product quality issues and other similar matters. Product returned often represents merchandise that can be resold. Amounts refunded to customers are generally made by issuing the same payment tender as used in the original purchase. Merchandise exchanges of the same product and price are not considered merchandise returns and, therefore, are excluded when calculating the sales returns reserve.

Gift Certificates and Merchandise Credits

We sell gift certificates and issue merchandise credits to our customers in our stores and through our websites and product catalogs. Such gift certificates and merchandise credits do not have expiration dates. Revenue associated with gift certificates and merchandise credits is deferred until either (i) redemption of the gift certificate and merchandise credits or (ii) when the likelihood of redemption is remote and there exists no legal obligation to remit the value of unredeemed gift certificates or merchandise credits to the relevant jurisdictions (breakage). The breakage rate is based on monitoring of certificates issued, actual certificate redemptions and analysis that shows when it is remote that redemptions will occur.

Redeemed gift certificates and merchandise credits are recorded in net revenues. The liability for unredeemed gift certificates and merchandise credits is reversed to selling, general and administrative expenses when it is determined that certificates will not be redeemed.

Merchandise Inventories

Our merchandise inventories are comprised of finished goods and are carried at the lower of cost or market, with cost determined on a weighted-average cost method and market determined based on the estimated net realizable value. To determine if the value of inventory should be marked down below cost, we consider current and anticipated demand, customer preference and the merchandise age. The inventory value is adjusted periodically to reflect current market conditions, which requires management judgments that may significantly affect the ending inventory valuation, as well as gross margin. The significant estimates used in inventory valuation are obsolescence (including excess and slow-moving inventory and lower of cost or market reserves) and estimates of inventory shrinkage. We adjust our inventory for obsolescence based on historical trends, aging reports, specific identification and our estimates of future retail sales prices.

Reserves for shrinkage are estimated and recorded throughout the period as a percentage of net sales based on historical shrinkage results and current inventory levels. Actual shrinkage is recorded throughout the year based upon periodic cycle counts and the results of our annual physical inventory count. Actual inventory shrinkage and obsolescence can vary from estimates due to factors including the mix of our inventory (which ranges from large furniture to decorative accessories) and execution against loss prevention initiatives in our stores, distribution centers, off-site storage locations and with third-party transportation providers.

Due to these factors, our obsolescence and shrinkage reserves contain uncertainties. Both estimates have calculations that require management to make assumptions and to apply judgment regarding a number of factors, including market conditions, the selling environment, historical results and current inventory trends. If actual observed obsolescence or periodic updates of our shrinkage estimates differ from our original estimates, we adjust our inventory reserves accordingly throughout the period. Management does not believe that changes in the assumptions used in these estimates would have a significant effect on our inventory balances. We have not made any material changes to our assumptions included in the calculations of the obsolescence and shrinkage reserves during the periods presented or recorded significant adjustments related to the physical inventory process.

Impairment of Goodwill and Long-Lived Assets

Goodwill

We evaluate goodwill annually to determine whether it is impaired. Goodwill is also tested between annual impairment tests if an event occurs or circumstances change that would indicate that the fair value of a reporting unit is less than its carrying amount. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, a product recall or an adverse action or assessment by a regulator. If an impairment indicator exists, we test the intangible asset for recoverability. We have identified only one single reporting unit in the Successor periods. In the Predecessor periods, we had more than one reporting unit. We selected the fourth fiscal quarter to perform our annual goodwill impairment testing.

We perform a two-step impairment test on goodwill. In the first step, we compare the fair value of the reporting unit, generally defined as the same level as or one level below an operating segment, to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is considered not impaired and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we would record an impairment loss equal to the difference.

The fair value of our reporting unit as of January 31, 2011 was determined using a combination of the discounted cash flow method of the income approach, as well as the guideline company method and subject transaction method of the market approach. The determination of fair value pursuant to those methods and approaches requires assumptions and estimates of many critical factors, including, among others, the nature and history of our Company, financial and economic conditions affecting us, our industry and the general economy, past results, our current operations and future prospects, sales of similar businesses or capital stock of publicly held similar businesses, as well as prices, terms and conditions affecting past sales of similar businesses. Forecasts of future operations are based, in part, on operating results and management’s expectations as to future market conditions. These types of analyses contain uncertainties because they require management to make assumptions and to apply judgments to estimate industry economic factors and the profitability of future business strategies. However, if actual results are not consistent with our estimates and assumptions, we may be exposed to future impairment losses that could be material.

In performing the income approach, we utilized the discounted cash flow method to determine the free operating cash flow attributable to the business enterprise for the projection period ending January 31, 2017 and the residual period subsequent to January 31, 2017. The projected financial results were created from management’s critical assumptions and estimates. Annual revenue growth was primarily driven by management’s revenue growth projections based upon current and historical financial information as well as expected market conditions. The primary business variables driving our discounted cash flow model include revenue growth and product gross margin. Management also projected EBITDA, which together with assumptions for working capital, depreciation and capital expenditures was used to calculate the cash flow generated by the business. The discount rate of 15% utilized in the income approach was based on a weighted average cost of capital utilizing market and other empirical inputs.

In performing the market approach, we utilized the guideline company method by reviewing the market values of public companies of similar size, type of business, financial performance and investment characteristics. We computed revenue, EBITDA and EBIT multiples in order to determine the indicated enterprise value of each of the guideline companies. We then compared our Company’s characteristics to the guideline companies to determine the most appropriate enterprise value to assign to our Company. We also utilized the subject company transaction method by computing the implied multiples arising from the Acquisition multiplied by projected revenue and EBITDA of our Company.

We weighted the results of the three different methods utilized under the income approach and market approach in order to arrive at the business enterprise value. We assigned the most significant weight to the discounted cash flow method, because this method uses historical company data and management estimates of future operations, and the least weight to the subject transaction method. All three methods yielded business enterprise values that exceeded the carrying value of net assets as of January 31, 2011, in the range from 50% to 150%. The weighted business enterprise value determined during our goodwill impairment test as of January 31, 2011, exceeds the carrying value of our net assets by more than 60%. No impairment of goodwill has been recorded in any periods.

Long-Lived Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, a product recall or an adverse action or assessment by a regulator. If the sum of the estimated undiscounted future cash flows related to the asset are less than the carrying value, we recognize a loss equal to the difference between the carrying value and the fair value, usually determined by the estimated undiscounted cash flow analysis of the asset.

We evaluate long-lived tangible assets at an individual store level, which is the lowest level at which independent cash flows can be identified. We evaluate corporate assets or other long-lived assets that are not store-specific at the consolidated level.

Since there is typically no active market for our long-lived tangible assets, we estimate fair values based on the expected future cash flows. We estimate future cash flows based on store-level historical results, current trends, and operating and cash flow projections. Our estimates are subject to uncertainty and may be affected by a number of factors outside our control, including general economic conditions and the competitive environment. While we believe our estimates and judgments about future cash flows are reasonable, future impairment charges may be required if the expected cash flow estimates, as projected, do not occur or if events change requiring us to revise our estimates.

Stock-Based Compensation

We account for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) No. 718, Compensation-Stock Compensation, which requires the fair value of stock-based payments to be recognized in the consolidated financial statements as compensation expense over the requisite service period. Compensation expense based upon the fair value of awards is recognized on a graded basis, net of forfeitures, over the requisite service period for awards that actually vest. Stock-based compensation expense is recorded in selling, general and administrative expenses.

In the Successor periods, Home Holdings has granted performance-based units that vest and become deliverable upon achievement or satisfaction of performance conditions specified in the performance agreement or upon the return on investment attained by certain of the equity investors in Home Holdings at defined liquidity events, including an initial public offering or certain sale or merger transactions. We estimate the fair value of performance-based units awarded to employees at the grant date based on the fair value of our Company on such date. We also consider the probability of achieving the established performance targets in determining our stock-based compensation with respect to these awards. We recognize compensation cost over the performance period. When the performance is related to a specific event occurring in the future, we recognize the full expense at the time of the event. Prior to the consummation of the offering, Home Holdings will exchange these performance-based units for shares of our common stock with substantially similar terms and conditions.

We estimate the fair value of each grant on the date of grant based upon a lattice model that incorporates a Monte Carlo Simulation (the “Monte Carlo method”). The Monte Carlo method requires various significant judgmental assumptions in order to derive a final fair value determination for each type of award including:

•

Total Equity Value – The total equity value of Home Holdings (whose sole investment has been its acquisition of 100% of the equity ownership interests in Restoration Hardware, Inc.) is determined as described further below based upon a range of factors including independent third-party valuation studies of net equity value as well as an assessment of future financial projections and the stage of development and financial position of the business enterprise.

•

Expected Unit Life – The Monte-Carlo method analysis included an estimate of the expected unit life from grant date which represents the period that the units are anticipated to be outstanding after initial grant until expiration based upon various factors including expectations concerning a potential liquidity event, the contractual terms of the equity-based awards and vesting schedules.

•

Expected Equity Returns and Volatility – The Monte-Carlo method incorporates both expectations concerning equity returns in the future and an expected volatility in terms of the possible range of returns units based upon historical volatility data from a group of comparable companies prior to the valuation date and expectations of future volatility over a timeframe consistent with the expected life of the awards.

•

Risk Free Interest Rate – The Monte-Carlo method incorporates an assumed risk-free interest rate which is based on the U.S. Treasury yield curve rates in effect at the time of the grant using the term most consistent with the expected life of the award.

•	Discount for Lack of Marketability – Fair value of the units is adjusted to take into account the lack of marketability associated with the absence of any public trading market for the equity.

Significant Factors Used in Determining Fair Value of Net Equity

To determine the total net equity value of Home Holdings underlying the unit awards, a determination is made of the value of the business enterprise and then this value is reduced by the amount of interest-bearing debt of Restoration Hardware, Inc. as of the valuation date. The determination of business enterprise value takes into consideration work performed by an independent third-party valuation firm with expertise in the valuation of businesses. Third-party valuation reports were performed as of April 4, 2010, and January 31, 2011, using generally accepted valuation methodologies.

In performing the valuation analysis, we engaged in discussions with the valuation firm and management, we analyzed historical and forecasted financial results, and information concerning selected comparable guideline companies, and we reviewed relevant governing documents and other records including the distribution priorities of different classes of units of Home Holdings based upon an assumed liquidation event such as a sale of the business.

The business enterprise valuation methodology used by us and the valuation firm incorporates two principal approaches: the income and market approaches. The income approach is based upon a calculation of the expected present value of future cash generated by the enterprise based upon a discounted cash flow analysis that incorporates expected future cash flows using forecasted growth in the business enterprise. The market approach is an estimate of value based upon actual stock prices or transaction prices using comparable guideline companies: (i) in the guideline transaction method to the market approach, the acquisition of Restoration Hardware, Inc. by Home Holdings was used as a representative transaction; and (ii) in the guideline company method a number of selected public company comparable companies were examined. Once calculated, the different valuations yielded by the income approach and market approach are weighted to determine a composite valuation. Over time, greater weight was given to the income approach and lesser weight was given to the market approach’s reference to the acquisition of Restoration Hardware, Inc. by Home Holdings, as that transaction has become a further reference point in time.

As of each grant date with respect to units granted by Home Holdings as compensation awards, the board of directors or compensation committee reached conclusions about the fair market value of the class of units being granted by Home Holdings based upon assumptions concerning the underlying net equity value of Restoration Hardware, Inc. stock held by Home Holdings and the resulting “waterfall” distribution applicable to the different classes of units of Home Holdings that would be applicable upon a liquidity event, such as a sale of our business. The terms of the awards were determined based upon the net equity value of Home Holdings on the date of the award in such a manner as to have zero net value at date of grant for purposes of the foregoing liquidation analysis. In making its determinations, the board of directors or compensation committee of Home Holdings considered information from management, independent reports prepared by a third party valuation firm which addressed the net equity value of Home Holdings, as well as a number of other factors.

The board of directors or compensation committee determines the fair value of units awarded as compensation, as well as the underlying net equity value of Home Holdings, by considering a number of objective and subjective factors in accordance with guidance in the AICPA Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. These objective and subjective factors include:

•	the distribution priorities of the different classes of units granted by Home Holdings;

•	our operating and financial performance;

•	the hiring of key personnel;

•	the introduction of new products;

•	the risks inherent in the development and expansion of our products;

•	industry information such as market growth and volume;

•	the fact that grants involve illiquid securities in a private company;

•	the likelihood of achieving a liquidity event, such as an initial public offering or sale of our Company; and

•	assumptions about anticipated financial performance including based upon expectations regarding our EBITDA and Adjusted EBITDA.

The following table summarizes, by grant date, the number of units granted since July 31, 2010, through the date of this prospectus, and the associated intrinsic value for each unit based upon an analysis of the value that would have been paid to holders of such units on the respective grant dates assuming a sale of the business enterprise for consideration equal to net equity value at the grant date:

	Total Number of Units Granted	Estimated Intrinsic Value Per Unit
Grant Date – Time-based Units (1)(2)
January 1, 2011	50,000	—
May 9, 2011	300,000	—
May 20, 2011	741,000	—
September 8, 2011	935,000	—

Grant Date – 2X – 3X Performance-based Units (1)
May 9, 2011	100,000	—
May 20, 2011	194,000	—

Grant Date – Other Performance-based Units (1)
May 9, 2011	100,000	—

(1)	See “Compensation Discussion and Analysis” herein for a discussion of time-based units, 2X – 3X Performance-based Units and 3X – 5X Performance-based Units. Such units are Class B units under Home Holdings’ limited liability company agreement.

(2)	100,000 units granted on May 9, 2011 and 225,000 units granted on May 20, 2011 were originally awarded as 3X – 5X Performance-based Units and the vesting schedules of such awards were modified on September 8, 2011 to a five year vesting schedule of 20% vesting each year from the original grant date.

Based upon the initial public offering price of $            , the midpoint of the estimated price range set forth on the cover of this prospectus, the intrinsic value of the unit awards outstanding at                     , 2011, was approximately $             million, of which approximately $             million related to the unit awards that were vested (including those assumed to vest as a result of the initial public offering) and approximately $             million related to the unit awards that were not vested.

Income Taxes

We account for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our consolidated financial statements or tax returns. In estimating future tax consequences, we generally take into account all expected future events then known to us, other than changes in the tax law or rates which have not yet been enacted and which are not permitted to be considered. Accordingly, we may record a valuation allowance to reduce our net deferred tax assets to the amount that is more-likely-than-not to be realized. The amount of valuation allowance would be based upon management’s best estimate of the recoverability of our net deferred tax assets. Future taxable income and ongoing prudent and feasible tax planning are considered in determining the amount of the valuation allowance, and the amount of the allowance is subject to adjustment in the future. Specifically, in the event we are to determine that we are not more-likely-than-not able to realize our net deferred tax assets in the future, an adjustment to the valuation allowance would decrease income in the period such determination is made.

The accounting standard for uncertainty in income taxes prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. Differences between tax positions taken in a tax return and amounts recognized in the financial statements generally result in an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, or a reduction in a deferred tax asset or an increase in a deferred tax liability. We recognize interest and penalties related to unrecognized tax benefits in tax expense.

Revision of Expense Classification

In the Successor period, we determined that it would be more meaningful and would enhance comparability with our peers if we would revise the classification of certain expenses related to occupancy costs, payroll related to our operations and certain other costs in our consolidated statements of operations. This revision had no impact on income (loss) from operations, net income (loss), financial position, stockholders’ equity, comprehensive income or cash flow from operating activities.

Change in Accounting Policy

In connection with the Acquisition, we adopted a new basis of accounting for merchandise inventories. We have not capitalized certain indirect costs for merchandising and distribution as merchandise inventories in the Successor periods, which were previously included in merchandise inventories in the Predecessor periods due to a change in our sourcing and supply chain strategy, as well as the integration of our sales channels. In the Successor periods, such costs are recorded directly as a component of cost of goods sold. The change in accounting policy is applied prospectively from the date of Acquisition, and no amounts have been restated in the Predecessor periods.

Recently Issued Accounting Pronouncements

Disclosures Regarding Fair Value Measurements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued guidance with the objective to improve fair value measurement disclosures. The guidance requires the following new disclosures: (i) the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and a description of the reasons for the transfers; and (ii) a reconciliation for fair value measurements using significant unobservable inputs (Level 3), including separate information about purchases, sales, issuance and settlements. In addition, the guidance clarifies existing requirements about fair value measurement disclosures and disclosures about inputs and valuation techniques. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the reconciliation of Level 3 activity, which is effective for fiscal years beginning after December 15, 2010. We adopted the guidance on January 31, 2010, and the adoption did not have a material impact on our consolidated financial statements.

In May 2011, the FASB issued guidance which changes the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements to ensure consistency between GAAP and International Financial Reporting Standards. In addition, the guidance expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. The guidance is effective for interim and annual periods beginning after December 15, 2011, and is to be applied prospectively. This guidance is to be applied prospectively. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

Goodwill Impairment Testing

In December 2010, the FASB issued updated guidance related to when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The guidance amends the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. We adopted the guidance on January 30, 2011, and the adoption did not have a material impact on our consolidated financial statements.

Other Comprehensive Income Presentation

In June 2011, the FASB issued guidance which eliminates the option to report other comprehensive income and its components in the statement of changes in equity. The guidance requires that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. The guidance is effective for interim and annual periods beginning after December 15, 2011, and is to be applied retrospectively. This guidance is to be applied retrospectively. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosure of Market Risks

Interest Rate Risk

We are subject to interest rate risk in connection with borrowings under the bank revolving line of credit, which bears interest at variable rates. At July 30, 2011, total borrowings were $136.6 million, net of unamortized debt issuance costs of $0.2 million, and we had $44.7 million of additional availability under the line of credit. We currently do not engage in any interest rate hedging activity and currently have no intention to do so in the foreseeable future. Based on the average interest rate on the line of credit during the first six months of fiscal 2011, and to the extent that borrowings were outstanding, we do not believe that a 10% change in the interest rate would have a material effect on our consolidated results of operations or financial condition.

Impact of Inflation

Our results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe the effects of inflation, if any, on our results of operations and financial condition have been immaterial.

Internal Control Over Financial Reporting

The process of improving our internal controls has required and will continue to require us to expend significant resources to design, implement and maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. There can be no assurance that any actions we take will be completely successful. We will continue to evaluate the effectiveness of our disclosure controls and procedures and internal control over financial reporting on an on-going basis.

We have not begun testing or documenting our internal control procedures in order to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent auditors addressing these assessments. We must comply with Section 404 no later than the time we file our annual report for fiscal 2012 with the SEC. As part of this process, we may identify specific internal controls as being deficient. We anticipate retaining additional personnel to assist us in complying with our Section 404 obligations. We are currently evaluating whether such personnel will be retained as consultants or as our employees.

BUSINESS

Our Company

We believe Restoration Hardware is one of the fastest growing and most innovative luxury brands in the home furnishings marketplace. We believe our brand stands alone and is redefining this highly fragmented and growing market. Restoration Hardware is positioned as a lifestyle brand and design authority, offering dominant merchandise assortments across a growing number of categories, including furniture, lighting, textiles, bathware, décor, outdoor and garden, as well as baby and child products. We operate as a curator of exceptional historical design. Our collections of timeless, updated classics and reproductions are presented consistently across our sales channels in sophisticated and unique lifestyle settings that we believe are on par with world-class interior designers. Our culture of innovation, superior product development capabilities, integrated multi-channel infrastructure and significant scale enable us to offer a compelling combination of design, quality and value.

Our business is fully integrated across our multiple channels of distribution, consisting of our stores, catalogs and websites. We position our stores as showrooms for our brand, while our catalogs and websites act as virtual extensions of our stores. As of July 30, 2011, we operated 87 retail stores and 10 outlet stores throughout the United States and Canada. In fiscal 2010, we distributed approximately 46.5 million catalogs, and our websites logged over 12.1 million unique visits.

We have recently experienced strong growth in sales and profitability, including:

•

In the first half of fiscal 2011, we grew our net revenues 27% to $420.4 million over the comparable period in fiscal 2010, increased our Adjusted EBITDA 209% to $27.7 million and increased our net income by $12.4 million to a net income of $1.1 million from a net loss of $11.3 million. Our stores net revenues, comparable store sales and direct net revenues grew by 21%, 20% and 36%, respectively.

•

In fiscal 2010, we grew our net revenues 24% to $772.8 million over fiscal 2009, increased our Adjusted EBITDA 134% to $41.1 million and decreased our net loss by $20.6 million to a net loss of $8.1 million. Our stores net revenues, comparable store sales and direct net revenues grew by 15%, 19% and 37%, respectively.

•

For the twelve-months ended July 30, 2011, we grew our net revenues 26% to $862.3 million over the prior twelve month period, increased our Adjusted EBITDA 90% to $59.9 million and increased our net income by $16.5 million to a net income of $4.4 million from a net loss of $12.1 million. Our stores net revenues, comparable store sales and direct net revenues grew by 17%, 17% and 38%, respectively.

See “Prospectus Summary—Summary Historical Consolidated Financial and Operating Data” for a discussion of Adjusted EBITDA and a reconciliation of the differences between Adjusted EBITDA and net income (loss).

Our Competitive Strengths

We believe our competitive strengths, when combined with our significant scale, have enabled us to redefine and disrupt the highly fragmented home furnishings market, offer exceptional products at a compelling value and drive enhanced profitability and growth. Our competitive strengths include:

Market-Redefining Luxury Brand. We believe Restoration Hardware stands alone as a leading luxury brand and is redefining the highly fragmented home furnishings market by offering a compelling combination of design, quality and value. We provide dominant merchandise assortments across a growing number of categories and feature a highly differentiated style, presentation and customer experience. We believe we are disrupting the home furnishings competitive landscape by attracting affluent consumers from designer showrooms and high-end boutiques with our compelling value proposition, as well as aspirational consumers trading up to our more sophisticated aesthetic relative to what can be found in department stores and other home furnishings retailers. In a market characterized by smaller, independent competitors, we believe our luxury positioning, superior quality and significant scale position us to continue to rapidly grow our market share.

Culture of Innovation. Innovation is at the core of what we do. We are dedicated to offering products presented in lifestyle settings that push established boundaries and influence the manner in which our customers envision their homes. We believe our ability to successfully innovate and introduce new products is a core strength that positions us as a leader in the home furnishings market and enables us to gain market share. The scope of our innovation is demonstrated company-wide, including in our product development platform, our stores, our direct channels and our infrastructure. We believe our ability to successfully innovate and introduce new products enables us to gain market share, adapt our business to emerging trends and stay relevant with our customers.

Superior Product Development Capabilities. We have architected a proprietary product development platform that is fully integrated from ideation to presentation. We have established a cross-functional organization centered on product leadership, with teams that collaborate across our product development, sourcing, merchandising, inventory and creative functions. Our product development facility, the Restoration Hardware Center of Innovation & Product Leadership, supports and streamlines the entire product development process. We work closely with our network of artisan partners who possess specialized design and manufacturing capabilities and who we consider an extension of our product development team. Our product development platform and significant scale have enabled us to introduce an increasing number of new products with each collection and dramatically shorten our product lead times from 12 – 18 months to 3 – 9 months and offer greater value to our customers by reducing our product costs.

Multi-Channel Go-To-Market Strategy. We pursue a market-based rather than a channel-based sales strategy and allocate resources by market to maximize our return on invested capital. Our strategy is to size our stores and assortments to the potential of the market area that each location serves, while leveraging our direct channels to maximize reach and allow customers to access our complete product offering. Our channels are fully integrated and complement each other, with our stores acting as showrooms for our brand while our catalogs and websites act as virtual extensions of our stores. Our stores allow our customers to experience our product collections in lifestyle settings and to consult with our highly qualified sales associates and interior designers to develop design solutions for their homes. We complement our stores with targeted catalog mailings, emails and catalog apps for Apple’s iPad and iPhone. We believe that by offering a seamless experience across our stores and direct channels, we present a consistent brand image and inspire our customers to shop with us more often. This approach is designed to enhance our customer experience, generate greater sales, increase our market share and deliver higher returns on invested capital.

Fully Integrated Infrastructure. Our infrastructure is integrated across our multiple channels, providing three key advantages. First, we have strong direct sourcing capabilities and direct vendor relationships that contribute to shortened product lead times and reduced merchandise costs. Second, our inventory is centrally managed across our channels to drive working capital efficiency and to optimize our product availability. Third, our reconfigured distribution network and new order management, warehouse management and point-of-sale systems have reduced our product return rates and improved customer service levels, including shorter delivery times. Our systems platform also includes business intelligence reporting capabilities that provide multi-channel information to enable us to make timely and informed decisions across all aspects of our business. We believe our infrastructure provides us with a sophisticated operating platform and significant capabilities to support our future growth.

High Performance, Values-Driven Organization Led by Accomplished Team. We have built a high performance organization driven by a company-wide commitment to our core values of People, Quality, Service and Innovation. Our leadership team, led by our Co-Chief Executive Officers, Gary Friedman and Carlos Alberini, has over 100 years of specialty home experience and significant expertise across all of our core functions, including brand management, product development, sourcing, supply chain, merchandising, finance and operations. With over 24 years of experience in executive roles in the specialty home industry, Mr. Friedman is recognized as a creative force and design leader. Since joining in 2001, Mr. Friedman has successfully repositioned Restoration Hardware to what we believe is one of the fastest growing and most innovative luxury brands in the home furnishings market. Prior to joining us, Mr. Friedman spent 13 years at Williams-Sonoma,

Inc. in various executive roles, most recently as President and Chief Operating Officer. Mr. Friedman was responsible for the development of Williams-Sonoma’s Grande Cuisine store and reconceptualized the Pottery Barn brand. Mr. Friedman leads our product development and design, sourcing, merchandising, marketing and branding efforts. Mr. Alberini is a highly respected financial and operational leader in the retail sector, having most recently served as President and Chief Operating Officer of Guess? from 2000 to 2010. Mr. Alberini is widely recognized in the industry for his role in helping to build Guess? into a leading global brand and business. Mr. Alberini leads our finance, stores, supply chain, information technology, operations, real estate and human resources efforts. We believe our leadership team, including the complementary skills of Mr. Friedman and Mr. Alberini, is a key driver of our success and positions us to execute our long term growth strategy.

Our Growth Strategy

Key elements of our growth strategy are to:

Increase Market Share by Expanding Existing and Entering New Product Categories. We participate in the highly fragmented, $143 billion U.S. home furnishings market, and our net revenues currently represent less than 1% of this market. We believe there is a substantial opportunity to continue to increase our market share as more consumers are exposed to our growing merchandise assortment and as introductions of new products and categories allow existing customers to add to their collections. We believe our positioning as a lifestyle brand and reputation as a design authority enable us to enter new categories and offer a broad range of products. We apply our unique design aesthetic and superior product development capabilities to bring a fresh and differentiated perspective to both existing and new product categories. Over the past few years we have successfully expanded our offering in all of our categories. We plan to continue this strong level of innovation with a number of initiatives in late 2011 and 2012, including in: (i) furniture, where we are broadening our assortments in upholstery, dining and occasional; (ii) rugs, where we are significantly enhancing our product offering by introducing a new collection developed by Ben Soleimani, a world renowned rug merchant and designer; (iii) lighting, where we are introducing a wide variety of new products in both interior and exterior lighting; and (iv) baby and child products, where we will expand our assortments in furniture, textiles and décor. We also have a successful record of new category introductions, including Outdoor in Spring 2006, Baby & Child in Spring 2008 and Garden in Spring 2010. We plan to continue introducing select new product categories, such as Tabletop in 2012, where we can offer a dominant merchandise assortment consistent with our brand positioning in other product categories.

Expand Our Retail Assortment Square Footage. We plan to increase our retail assortment square footage by opening full line Design Galleries in key metropolitan markets, expanding select existing Galleries and opening Galleries in new markets. Our experience has proven that when we display a product in our stores, we sell substantially greater quantities of that product across all of our channels. Most of our existing Galleries display less than 50% of our current merchandise assortment. We see a significant growth opportunity with our full line Design Galleries, in which we can showcase approximately 80% of our current product assortment in a highly differentiated retail setting including significantly expanded interior space and large outdoor areas. These stores will be sized based on market potential and will have approximately 15,000 – 20,000 square feet of interior selling space and 4,000 – 7,000 square feet of outdoor selling space. This larger store format provides an opportunity to increase sales, consolidate markets, reduce operating costs and enhance return on capital. When we have consolidated stores in a given market, we believe we typically have retained 60 – 70% of the closed stores’ sales in that market. With the opening of our new store in Los Angeles in June 2011, we consolidated two Galleries into one full line Design Gallery, increasing our retail assortment square footage by 145% and reducing our occupancy expenses significantly in that market. This store has quickly become one of our top performing stores in our store base. Following our success in Los Angeles, we are opening a full line Design Gallery in Houston in the Fall of 2011, and have signed leases for iconic spaces for full line Design Galleries in Greenwich, Connecticut and Boston. We are also actively locating space and planning for full line Design Galleries in New York City; Scottsdale; Orange County, California; Atlanta; Chicago and Dallas, which we expect to open over the next few years assuming we are able to secure appropriate locations. We have identified over 35 markets in which we plan to open full line Design Galleries. We also plan to open additional Galleries in small to mid-sized markets and Baby & Child Galleries in key markets.

Grow our Direct-to-Consumer Business. We plan to grow our direct business by expanding our catalog page count and circulation, reaching new households with our catalogs and implementing our e-commerce marketing initiatives. As with our stores, we have found when we display a product in our catalogs, we experience increased sales of that product across all of our channels. In our Spring 2011 Home catalog, we significantly increased the average page count and circulated pages and reached approximately 20% more households than in Spring 2010 while reducing the number of catalog mailings in that season. This strategy contributed to a 36% increase in net revenues for our direct business in the first six months of fiscal 2011 compared to the same period in the prior year. Based on the success of our Spring 2011 Home catalog, we increased the page count of our recently released Fall 2011 Home catalog to over 600 pages, which now displays over 90% of our current product assortment. We plan to circulate this catalog to more than double the number of households we reached with our Spring 2011 catalog. We also plan to increase the assortment and page count of our Outdoor & Garden and Baby & Child catalogs. In the aggregate, we plan to increase circulated pages by more than 40% in 2011 and by more than 30% in 2012. We are also investing in enhanced marketing initiatives for our e-commerce business, which we believe will result in greater website traffic and sales. Our websites display our most comprehensive product assortment and serve as critical tools for introducing and testing new products. We are continually enhancing the navigation and presentation features of our websites, which enable our customers to develop design solutions for themselves. In order to increase traffic to our websites, we have increased our email marketing efforts and have developed catalog apps for Apple’s iPad and iPhone, which provide an additional means for our customers to view and purchase our growing product assortment.

Increase Operating Margins. We have the opportunity to improve our operating margins by leveraging occupancy costs and operating expenses, and by expanding our merchandise margins. We believe that our real estate strategy will allow us to better leverage our fixed occupancy costs by consolidating multiple Galleries into single full line Design Galleries, opening locations outside of malls that tend to have lower lease costs per square foot, reducing non-selling backroom space and closing unproductive stores. Our full line Design Galleries are architected to offer more compelling unit economics by increasing the selling square footage devoted to our retail assortment and utilizing non-traditional selling space such as rooftops and outdoor areas. We have a well-developed, scalable infrastructure that is positioned to support our revenue growth without a proportionate increase in operating expenses. We believe we can further increase our merchandise margins by: (i) continuing to benefit from our direct sourcing initiatives, whereby we eliminated most buying agents and generally procure merchandise directly from our vendors; (ii) optimizing product pricing and utilizing more targeted promotions through improved data analysis; and (iii) using new merchandise planning systems to manage inventory more efficiently across all of our channels.

Pursue International Expansion. We plan to strategically expand our business in select countries outside of the United States and Canada over the next several years. We believe that our luxury brand, product innovation, and unique aesthetic will have strong international appeal. We expanded into the Canadian market in 1998 and successfully built our presence into a multi-channel business featuring five retail locations and in-market catalog and online capabilities. We intend to leverage this experience as we expand our business internationally.

Evolution of Our Business

When Gary Friedman joined us as Chief Executive Officer in 2001, we began to reposition Restoration Hardware from a nostalgic, discovery-items business to a leading home furnishings brand. In 2008, we were taken private by investment funds affiliated with Catterton, Tower Three and Glenhill. As a private company, we were able to accelerate the pace of the transformation of our business and brand and the development of our multi-channel business model and infrastructure. Over the last ten years, we have built a new company through the following initiatives:

•

Elevated Our Brand Positioning – We significantly enhanced the quality and design of our merchandise, elevating our brand to a luxury positioning. We believe this strategy, along with our compelling combination of design, quality and value, has allowed us to disrupt the highly fragmented home furnishings market and positions us to further grow our market share.

•

Enhanced Our Product Development Process – We established a collaborative organization with cross-functional teams in product development, sourcing, merchandising, inventory and creative, all focused on product leadership. We built the Restoration Hardware Center of Innovation & Product Leadership, a facility which supports and streamlines the entire product development process. In addition, we have developed direct sourcing relationships with our artisan partners. The transformation of our creative process has dramatically shortened our typical product lead times, reduced our product costs and enhanced our ability to successfully introduce new categories.

•

Refined Our Go-To-Market Strategy – We aligned our organization and the way in which we approach the consumer to pursue a market-based rather than channel-based sales strategy across our stores and direct channels. Our strategy is to size our stores and assortments to the potential of the market area that each location serves by positioning our stores as showrooms for our brand, while our catalogs and websites act as virtual extensions of our stores. We believe this approach enables us to strategically deploy our resources by market to maximize return on invested capital.

•

Reconceptualized Our Stores and Developed Full Line Design Gallery Format – In 2009 and 2010, we remodeled substantially all of our existing retail stores into our Gallery format that reconceptualizes the store experience by presenting our products in sophisticated lifestyle settings. We experienced enhanced productivity and profitability as a result of our Gallery conversions. In 2011, we developed our full line Design Gallery format, which offers approximately three times the selling square footage of an average Gallery store.

•

Built a New Supply Chain and Systems Infrastructure – We invested over $60 million in our supply chain and systems infrastructure, including: (i) reconfiguring and adding to our distribution network; (ii) implementing new point-of-sale, warehouse management, order management and customer service systems; and (iii) enhancing our direct sourcing capabilities.

•

Strengthened Our Management Team – We strengthened our management team by adding a new Co-Chief Executive Officer as well other senior leaders in merchandising, product development, finance, information technology and inventory planning who bring extensive experience in their respective fields.

We believe these initiatives have contributed to our recent strong performance and increased profitability, and position us for sustained growth and profitability. The following chart illustrates some of the principal aspects of the transformation of the old Restoration Hardware to the new Restoration Hardware:

	Old Restoration Hardware	New Restoration Hardware
Merchandise Strategy	Nostalgic,discovery items	Category dominance, integrated lifestyle presentation

Product Development	Internally designed and developed (12 – 18 months lead time)	Externally discovered and curated (3 – 9 months lead time)

Go-to-Market Strategy	Conventional channel-focused marketing	Fully integrated market-based, multi-channel strategy

Retail Strategy	Multiple small locations in a given market showcasing narrow and redundant assortment	Consolidated markets, generally featuring larger locations showcasing broader assortment

Direct Strategy	84-page catalog; limited mailing list; nascent e-commerce platform	Over 1,100 pages across Home, Outdoor & Garden and Baby & Child catalogs; broader mailing list; established e-commerce platform

Sourcing	Traditional agent buying structure	Highly collaborative direct vendor relationships

Supply Chain & Systems	Channel specific architecture	Fully integrated multi-channel platform

Our Market

We participate in the large and growing domestic housewares and home furnishings market. Based on our research, we believe this market generated $143 billion in retail sales in 2010 and is projected to grow at a compound annual growth rate of 3% – 4% between 2011 and 2015. Our net revenues currently represent less than 1% of this market, providing us with a substantial opportunity to gain market share. There are seven major categories in the housewares and home furnishings market, including: indoor furniture, textiles, dishes and flatware, bath, lighting, outdoor furniture, and carpets and floor coverings. We believe based on our research that indoor furniture represented the largest percentage of the market in 2010 at 43%, or $62 billion in total sales, and textiles represented the second largest segment. We believe that our dominant merchandise assortments and differentiated product designs in these key categories will enable us to increase our market share.

Source: Third-Party Research

According to Euromonitor International, a market research and analysis firm, the housewares and home furnishings market is highly fragmented. The top 20 companies comprised only 30% of the total market in 2008, with the largest player representing less than 3% of the total market. As a result of the weakening housing market and economic downturn in 2007, many home furnishings retailers were forced to close stores, dramatically scale back operations or lower prices. Companies such as Bombay Company, Smith & Hawken, Linens ‘n Things, Z Gallerie and Levitz declared bankruptcy or liquidated, while many others were weakened. While our sales results were also adversely affected during this period, this disruption also created an opportunity for us to differentiate our brand in the marketplace. We believe we are well positioned to gain market share in the current competitive environment as a result of our compelling combination of design, quality and value.

We target households with incomes of $200,000 and higher, which we believe drive a disproportionate share of spending in the home furnishings market. We believe that these customers are highly attractive as they tend to be less impacted by an economic downturn and return to spending more quickly in an economic recovery.

Our Products

We are merchants of luxury home furnishings offering collections of timeless, updated classics and reproductions. We operate as a curator of exceptional historical design. Our luxury products embody our design aesthetic and reflect inspiration from across the centuries and around the globe. We believe we are viewed as a design authority, and offer dominant merchandise assortments across a growing number of categories, including furniture, lighting, textiles, bathware, décor, outdoor and garden, as well as baby and child products.

The following is a description of our primary product categories:

Category	Select Products Offered	Select Product Highlights
Furniture	• Bedroom • Dining • Upholstery • Home Office • Media • Cabinets	Our bedroom collections reflect classical 18th and 19th century designs with handcrafted artisan details and fine English construction in styles such as the St. James, French Empire, Warner and Vienne. Our dining room collections use architecturally inspired new and salvaged wood in both classic and contemporary designs and include the 1900 Boulangerie, Trestle and Farmhouse collections. Our home office products include vintage and industrial-inspired desks, seating and storage solutions reconceived for the home office, including the Aviator Wing Desk, inspired by World War II fighter planes and the Mayfair Steamer Secretary Trunk, created in collaboration with antiques dealer and furniture maker Timothy Oulton of London, England.

Lighting	• Ceiling • Table • Floor • Wall • Outdoor	Our lighting designs and reproductions draw from architectural & historical pieces. This fall we are introducing a hand wrought iron birdcage inspired by a vintage birdcage and featuring a crystal chandelier inside, as well as reproduction 19th century hand carved wooden chandeliers and a full line of light bulbs. We carry a comprehensive assortment of floor, table wall and ceiling lighting.

Textiles	• Bed Linens • Bath Linens • Drapery • Rugs • Pillows & Throws	We offer fine Italian bedding, which includes our signature Italian hotel collection, designed in close partnership with Carlo Bertelli, a proprietor of a Florentine atelier recognized for luxurious Italian linen. Our bath linens use fine 100% Turkish cotton terry cloth with meticulous hand sewn detail, and are sourced in partnership with Haluk Eke of Turkey. Our drapes are made of high quality fabrics that include Libeco Ligae Belgian linen, Thai Silk and vintage velvet. We recently introduced an exclusive line of rugs designed by Ben Soleimani of Mansour Rugs, a 4th generation, family rug business known for its innovative designs.

Bathware	• Faucets • Hardware • Furniture • Sinks	Our bath faucets are all made from drop forged brass and available in several finishes. Our fittings are German-made and feature drip-free valves. Our furniture and sink collections reflect classic designs and are made of fine materials.

Décor	• Decorative Accessories • Home Accessories • Wall Art • Gifts	Our décor assortment is centered around beautiful accents for the home in objects, frames, candlelight and wall art. This fall we have partnered with Jefferson Mack, a blacksmith recognized for his artisanal craftsmanship, to introduce an exclusive collection of wrought iron hearth collections. Our holiday assortment features an assortment of vintage inspired ornaments and carefully curated gifts.

Category	Select Products Offered	Select Product Highlights

Outdoor & Garden	• Furniture • Textiles • Lighting • Accessories • Fire • Shade	We carry 21 collections of outdoor furniture that feature teak, metal and all-weather wicker. We partner with Perennials and Sunbrella to create a collection of outdoor fabrics for our cushions and umbrellas. Our garden collection is focused on completing the outdoor space with statuary, fire tables, garden structure, containers and lanterns.

Baby & Child	• Furniture • Bedding • Window Coverings • Flooring • Lighting • Décor	We developed Baby & Child as an extension of our brand, offering the same level of quality and design for children’s furnishings as we offer for the rest of the home. We offer core categories for both nurseries and children’s rooms. Our furniture collections are inspired by 18th and 19th century European designs, vintage industrial styles and French antiques, all built with the same level of quality as our home brand. Within textiles, we offer European bedding, Turkish towels, high-quality lined drapery, roman shades, and wool rugs. Our accessories include wall décor, storage solutions and playroom accents, inspired by vintage finds, industrial design and classic style and function.

We have a successful record in introducing complementary product categories, including Outdoor in Spring 2006, Baby & Child in Spring 2008 and Garden in Spring 2010. Each of these new product categories was introduced as a new, standalone catalog. Once a category is tested and proven in our direct business, we selectively roll out an edited collection of the products in our stores. We believe this approach allows us to efficiently launch categories in a disciplined, expeditious and cost-effective manner. For example, our garden collection took seven months from concept to introduction, with minimal additional resources required to launch.

We are in the process of expanding the following existing categories: (i) furniture, where we are broadening our assortments in upholstery, dining and occasional; (ii) rugs, where we are significantly enhancing our product offering by introducing a new collection developed by Ben Soleimani, a world renowned rug merchant and designer; (iii) lighting, where we are introducing a wide variety of new products in both interior and exterior lighting; and (iv) baby and child, where we will expand our assortments in furniture, textiles and décor. We also plan to introduce new product categories, such as Tabletop in 2012, leveraging our luxury lifestyle brand positioning and reputation as a design authority.

Product Development

Over the past several years we have architected a proprietary product development platform that is fully integrated from ideation to presentation. We have streamlined our product development organization and process to shorten product lead times and enhance our ability to introduce more new products with each collection. We believe that our new product development organization, process and facility allow us to deliver home furnishings with a compelling combination of design, quality and value. Key aspects are:

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Organization – We have established a collaborative, cross-functional organization centered on product leadership and coordinated across our product development, sourcing, merchandising, inventory and creative teams. Our product teams are focused on maximizing the sales potential of each product category across all channels, which eliminates the channel conflicts and functional redundancies often found in other retail organizations.

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Process – For many of our products, we work closely with our network of artisan partners who possess specialized product development and manufacturing capabilities and who we consider an extension of our product development team. We collaborate with our global network of specialty vendors and manufacturers to produce artisanal pieces on a large scale with a high level of quality and value, including both distinctive original designs and reinterpretations of antiques.

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Facility – We have built the Restoration Hardware Center of Innovation and Product Leadership, a facility which supports the entire product development process, from product ideation to presentation for all channels.

As a result of our proprietary organization, process and facility, we have shortened our typical product lead times from 12 – 18 months to 3 – 9 months and enhanced our ability to introduce more new products with each collection. In addition, our product development platform, sourcing capabilities and significant scale have enabled us to reduce our product costs, which allows us to offer greater value to our customers.

Sales Channels

We distribute our products through a fully integrated sales platform comprised of our stores, catalogs and websites. We believe the level of integration among all of our channels and our approach to the market distinguishes us from most other retailers. For fiscal 2010, sales of products originating in our stores represented 57% of our net revenues, while sales from our direct business represented 43% of our net revenues. We believe our channels complement each other and our customers’ buying decisions are influenced by their experiences across more than one of our sales channels. We encourage our customers to shop across our channels and have aligned our business and internal organization to be channel agnostic. Our integrated distribution and product delivery network serves all of our channels.

We believe the key advantage of our multiple sales channels is our ability to leverage the unique attributes of each channel in our approach to the market. Our catalog mailings serve as a key driver of sales through both our websites and retail stores. We have expanded the page count and circulation of our catalogs to expose more customers to a broader product assortment. Our customers respond to these expanded catalogs, or Source Books, across all of our channels, with sales trends closely correlating to the assortments that we emphasize and feature prominently both in our catalogs and in our stores. Our retail stores reinforce our luxury brand aesthetic and showcase product collections in lifestyle settings consistent with the presentation in our direct channels. In addition, our store associates use Apple iPads and other devices to allow customers to shop our entire merchandise assortment while in the store.

We maintain a database of customer information, which include sales patterns, detailed purchasing information, certain demographic information, geographic locations and email addresses of our customers. As of July 30, 2011, our customer database contained 12.9 million names. This database supports our ability to analyze our customers’ buying behaviors across sales channels and facilitates the development of targeted marketing strategies. We segment our customer files based on multiple variables, and we tailor our catalog mailings and emails in response to the purchasing patterns and product needs of our customers. We focus on continually improving the segmentation of customer files and the expansion of our customer database.

In addition to our core channels, we are also expanding into professional services channels, including Trade and Contract. In the Trade channel, we work directly with independent interior designers purchasing for their businesses. Separately, we sell directly to customers who make purchases with the assistance of their own interior designers or decorators, which we refer to as “designer-assisted sales.” We are also expanding our Contract business, which services hospitality, real estate development, and other business clients. These channels offer additional avenues for reaching new customers, including both businesses and individuals. For fiscal 2010, our Trade and Contract business generated net revenues of $11.7 million, which amount does not include designer-assisted sales. We believe there is substantial opportunity for us to grow these businesses.

Stores

Retail Stores

As of July 30, 2011, we operated 87 retail stores in the United States and Canada. Our retail stores are located primarily in upscale malls and street locations. We believe situating our stores in desirable locations with high visibility is critical to the success of our business, and we identify store locations based on several store specific aspects including geographic location, demographics, and proximity to other high-end specialty retail stores. We pursue a market based sales strategy, whereby we assess each market’s overall sales potential and how best to approach the market across all of our channels. We customize square footage and catalog circulation to maximize each market’s sales potential and increase our return on invested capital.

We operate three distinct store types: (1) our Gallery format of approximately 10,000 – 12,000 gross square feet, (2) our full line Design Gallery format of greater than 20,000 gross square feet, and (3) our Baby & Child Gallery format of approximately 2,000 – 3,000 gross square feet. Substantially all of our retail stores are Galleries, and we plan to continue to open and operate this store model in small to mid-sized markets. In key metropolitan markets, we will open full line Design Galleries, which will serve as premier shopping destinations for luxury home furnishings. We opened our first stand alone Baby & Child Gallery in Corte Madera, California in June 2011, and have plans to open another in Houston, Texas in Fall 2011, and we will evaluate potential opportunities for additional locations.

Our Gallery format conveys a design aesthetic and shopping environment that is highly differentiated from other home furnishings retailers. Our Galleries reconceptualize the customer experience by showcasing products in a sophisticated lifestyle setting that we believe is on par with world-class interior designers, consistent with the imagery and product presentation featured in our catalogs and on our websites. Products in our Galleries are presented in fully appointed rooms, emphasizing collections over individual pieces. This encourages higher average orders as customers are inspired to purchase a full collection of products to replicate the design aesthetic found in our stores. We have optimized the selling space in our Galleries to display a greater number of products, resulting in higher sales productivity and profitability.

Our Galleries are generally located in premium shopping malls and street locations. Our current Galleries have an average of approximately 10,600 gross square feet and 6,700 selling square feet. However, we target new locations to have approximately 10,000 gross square feet and 8,000 selling square feet. Our capital investment to open a target Gallery is approximately $175 per gross square foot, net of landlord contributions. Our expected initial inventory investment is approximately $570,000, which includes store inventory, as well as working capital to support projected sales volumes, and our expected pre-opening expenses are approximately $200,000. We estimate annual sales per selling square foot of approximately $550. Based, in part, on our new Gallery prototype, we target a store level cash contribution margin of approximately 25% of sales, which is higher than our historical store level cash contribution margin. We target an average payback period of approximately 26 months on our initial investment.

Most of our Galleries display under 50% of our current assortment due to their space constraints. Based on our historical performance, when a product is presented on the selling floor, we experience a significant increase in sales for that product across all of our channels. As a result, we have designed a new store model, the full line Design Gallery, which we plan to open in key metropolitan markets. These will be shopping destinations in iconic locations with high customer visibility, with approximately 15,000 – 20,000 square feet of interior selling space and 4,000 – 7,000 square feet of outdoor selling space, including courtyards and rooftop terraces that feature outdoor and garden products. These locations will offer an average of three times the selling square footage of our typical Galleries and will display approximately 80% of our current product assortment.

We expect that our full line Design Galleries will capture demand from larger market areas and allow us to close select existing locations, thereby eliminating unnecessary duplication of our assortment, optimizing our working capital investment and reducing occupancy costs and other expenses. We have identified over 35 markets in which we plan to execute this strategy, which began with the Los Angeles market in Summer 2011. We are opening a full line Design Gallery in Houston in the Fall of 2011 and have signed leases for iconic spaces for full line Design Galleries in Greenwich, Connecticut and Boston. We are also actively locating space and planning for full line Design Galleries in New York City; Scottsdale; Orange County, California; Atlanta; Chicago and Dallas, which we expect to open over the next few years assuming we are able to secure appropriate locations. We believe this strategy will enhance our sales, profitability and return on invested capital in key markets while making a powerful brand statement, as our full line Design Galleries heighten the visibility of our brand with customers and underscore our position as a destination for luxury home furnishings.

For full line Design Galleries, we target locations with approximately 20,000 gross square feet, including 18,000 selling square feet. Our capital investment to open a target full line Design Gallery is approximately $175 per gross square foot, net of landlord contributions. Our expected initial inventory investment is approximately $1,100,000, which includes store inventory, as well as working capital to support projected sales volumes, and our expected pre-opening expenses are approximately $500,000. We estimate annual sales per selling square foot of approximately $550, and a store level cash contribution margin of approximately 28% of sales. We target an average payback period of approximately 22 months on our initial investment.

The table below highlights certain information regarding our retail stores open during the three years ended January 29, 2011, and through July 30, 2011.

	Fiscal Year			Six Months Ended
	2008	2009	2010	July 30, 2011
Stores open at beginning of period	102	99	95	91
Stores opened	1	—	4	3
Stores closed	4	4	8	7

Stores open at end of period	99	95	91	87

We continually analyze opportunities to selectively close stores which have been under-performing, will be consolidated in connection with openings of our full line Design Galleries or are no longer consistent with our brand positioning. We closed 7 stores in the first half of fiscal 2011, and anticipate that we will close an additional 15 – 18 stores by the end of fiscal 2011. In many cases, we operated the store until lease expiration in order to effect the closure in a cost-efficient manner. In the first half of fiscal 2011, we recorded a charge of approximately $3.6 million, relating primarily to closing stores prior to lease expiration. We plan to close an additional 7 stores in fiscal 2012, all at the expiration of their lease periods.

The following list shows the number of retail stores operated in each state and each province in Canada as of July 30, 2011:

Location	Store	Location	Store	Location	Store
Alabama	1	Maryland	2	Pennsylvania	2
Arizona	1	Massachusetts	2	Rhode Island	1
California	21	Michigan	1	Tennessee	1
Colorado	1	Minnesota	1	Texas	5
Connecticut	3	Missouri	2	Utah	1
Florida	6	New Jersey	3	Virginia	4
Georgia	1	New York	4	Washington	1
Illinois	5	North Carolina	3	Wisconsin	1
Indiana	1	Ohio	3	District of Columbia	1
Kansas	1	Oklahoma	1	Alberta	2
Louisiana	1	Oregon	1	British Columbia	1
				Ontario	2

				Total	87

Outlet Stores

As of July 30, 2011, we operated 10 outlet stores in 9 states. Our outlet stores are branded as Restoration Hardware Outlet and located primarily in large outlet-malls. Our outlet stores serve as an efficient means to sell discontinued or irregular inventory outside of our core sales channels.

Catalogs

We produce a series of catalogs to showcase our merchandise assortment, including our Home, Outdoor & Garden and Baby & Child catalogs. Our catalogs are one of our primary branding and advertising vehicles. We have recently expanded the page counts of our catalogs which allows us to showcase nearly our entire product assortment. We refer to these larger catalogs as Source Books. For example, our Home Fall 2011 Source Book consists of 616 pages and presents over 90% of our current product assortment. As in our retail stores, our catalogs present our merchandise in lifestyle settings that represent our unique design aesthetic. Our Source Books also feature profiles of select artisan vendors and other compelling editorial content regarding home décor. All creative work on our catalogs is coordinated by our in-house personnel in our Restoration Hardware Center of Innovation & Product Leadership, providing us greater control over the brand image presented to our customers while also reducing our catalog production costs.

We use our catalogs to drive sales across all of our channels, and we generally experience increased sales of the products featured in our catalogs. We mail our catalogs to addresses from our proprietary customer database, as well as to addresses provided to us by third parties. We also use customer data that we collect to determine which prospective customers are most likely to respond to our catalogs.

Our catalogs, in concert with our e-commerce channel, are a cost-effective means of testing new products, and allow us to launch categories in a disciplined, expeditious and cost-effective manner. For example, our Garden launch took seven months from conception to introduction, with minimal additional resources required.

E-Commerce

Our primary website, located at www.restorationhardware.com, provides our customers with the ability to purchase our merchandise online. In May 2008, we launched www.rhbabyandchild.com, an e-commerce enabled website devoted to our baby and child category. In May 2011, we launched catalog apps for Apple’s iPad and iPhone that enable customers to view and purchase our growing product assortment.

Our e-commerce platform provides simplicity and ease of use while allowing customers to experience the Restoration Hardware lifestyle reflected in our catalogs and throughout our stores. We update our website on a regular basis to reflect product availability and special offers. In fiscal 2010, our websites logged over 12.1 million unique visits, an increase of 11% over fiscal 2009.

We display substantially all of our current product assortment on our websites. The websites also offer a room-based navigation, which allows the customer to envision and shop items by room or by product, expanding on the richness of the in-store experience. For example, customers can search our website for products by size or color, can browse through our extensive product categories and can see detailed information about each item and collection, such as detailed dimensions, materials and care instructions. Additionally, customers can select color swatches and view merchandise displayed with different color and fabric options.

Our Culture and Values

Our culture is driven by our management team, which instills a company-wide commitment to our core values of People, Quality, Service and Innovation. Every leader in our Company participates in a training program annually and signs our Leadership Contract, a commitment to model and teach our values. We believe our core values and distinct corporate culture allow us to attract highly talented team members who are passionate and driven and who share our vision. Our Company’s core values are:

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People – We believe the “right” people are our greatest asset. We value people with high energy, who possess the ability to energize others. People who are smart, creative and have a point of view. People who see the answer in every problem, versus those who see the problem in every answer. People who are driven, determined and won’t take “no” for an answer. We value team players, people who are more concerned with what is right, rather than who is right.

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Quality – Quality starts with our people and should be visible in every aspect of our Company. From our people to our products, to our service and our standards, from the way we communicate to our commitment to educate. From the accuracy and efficiency in our distribution facilities, to the marketing and presentation of our products in our stores, catalogs and websites. Being committed to quality means being able to see it in every detail of our organization.

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Service – We believe that service starts inside the organization and embrace a concept called “People First.” Simply put, it means “if we expect our people to deliver first class service to our customers, we must first deliver first class service to our people.” It is everyone’s responsibility to remove the obstacles and provide support so our associates throughout the organization are empowered to “Do the right thing.” Our people smile when we smile, our people serve our customers when we serve our people.

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Innovation – We value innovation, taking risks and boldly going where no company has gone before. We believe you’re either striving to get better, or allowing yourself to get worse, there is no such thing as staying the same. The power of innovation comes from leveraging the creative minds and spirit of all our people at all levels of the organization. We strive to build an environment that encourages people to challenge, ask “why?” and “why not?” We embrace those people who have the courage to put forth new ideas and breathe new life into our Company. Innovation is at the core of what we do.

Marketing and Advertising

We employ a variety of marketing and advertising vehicles to drive customer traffic across all our channels, strengthen and reinforce our brand image and acquire new customers. These include targeted catalog circulation, promotional mailings, email communications, online and print advertisements and public relations activities. We maintain a database of 12.9 million customers, which includes sales patterns, detailed purchasing information, demographic data, geographic locations and postal and email addresses. We use this information to tailor our programs and increase productivity of our marketing and promotion initiatives. We leverage our marketing and advertising expenses across all our channels as we seek to optimize the efficiency of our investment.

Our stores and our catalogs are the primary branding and advertising vehicles for the Restoration Hardware brand. The highly-differentiated design aesthetic and shopping environment of our Galleries drive customer traffic not only to our stores but also to our direct channels. Over 60% of new customers are acquired through our stores, where we collect customer addresses and emails. Our catalogs and targeted emails further reinforce the Restoration Hardware brand image and drive sales across all of our sales channels. We also engage in a wide range of other marketing, promotional and public relations activities to promote our brand. These campaigns include media coverage in lifestyle, society and specialty publications, as well as new store opening events. We also engage in online advertising, as well as print advertising in brand relevant publications such as Elle Décor, Architectural Digest, Town and Country, House Beautiful and Veranda. We believe that these efforts will drive increased brand awareness, leading to higher sales in our stores and our direct business over time.

Sourcing

We do not own or operate any manufacturing facilities; instead, we contract with third-party vendors for the manufacture of our merchandise. Our sourcing strategy focuses on identifying and using vendors that can provide the quality materials and fine craftsmanship that our customers expect of our brand. To ensure that our high standards of quality and timely delivery of merchandise are met, we work closely with vendors and manufacturers. We seek to ensure the consistent quality of our manufacturers’ products by selectively inspecting pre-production samples, conducting periodic site visits to certain of our vendors’ production facilities and by selectively inspecting inbound shipments at our distribution facilities. We source approximately 75% of our purchase dollar volume from approximately 40 vendors, and no vendor accounts for more than 10% of our purchase dollar volume. Based on total dollar volume of purchases for fiscal 2010, approximately 73% of our products were sourced in Asia, the majority of which originated from China, 16% from the United States, 8% from Europe and the remainder from other regions.

We have a limited number of long-term merchandise supply contracts but we believe that we generally have strong relationships with our product vendors. Although we transact business primarily on an order by order basis, we typically work with many of our vendors over extended periods of time, and many vendors are making long term capacity investments to serve our increasing demands. We are currently engaged in a sourcing initiative to develop closer relationships with our vendors in order to achieve better efficiencies and further improve our product development process. Over the last several years, we have eliminated the use of most third party purchasing agents in favor of a model in which we directly manage our vendors. We have achieved significant cost savings and other efficiencies from this initiative.

Distribution and Delivery

We manage the distribution and delivery of our products through five facilities, each of which serves all of our sales channels:

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Our West Jefferson, Ohio facility opened in 2008, and is approximately 805,000 square feet with the capacity to expand an additional 400,000 square feet. It serves as our distribution center for all of our small package direct-to-customer orders and retail store replenishment. It also serves as a furniture home delivery hub for surrounding areas including metropolitan areas in Ohio, Kentucky and Indiana.

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Our Baltimore, Maryland facility, which is approximately 508,000 square feet, is our furniture distribution center for the Eastern and Central regions of the United States and Canada. It also serves as a furniture home delivery hub for the greater Washington, D.C. metropolitan area and the greater New York/New Jersey metropolitan area.

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Our new Mira Loma, California facility opened in 2011, and is approximately 886,000 square feet, is our furniture distribution center for the Western regions of the United States and Canada. It also serves as a furniture home delivery hub for the greater Los Angeles metropolitan area.

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Our Tracy, California facility, which is approximately 106,000 square feet, serves as a furniture home delivery hub for the San Francisco Bay Area market. In addition, we operate a customer care center at this facility.

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Our Avenel, New Jersey facility, which is approximately 114,000 square feet and is opening in October 2011, will serve as a furniture delivery hub for the greater New York/New Jersey metropolitan area.

We offer a white glove home delivery service for larger furniture items and items delivered with multiple components, where our delivery personnel assist our customers by properly installing and assembling the product. We have recently increased our in-sourced home delivery operations in several key markets, while managing deliveries in other markets through third-party vendors. We plan to continue this trend of in-sourcing these services in additional markets over time to further leverage operating costs and improve our customers’ service experience, while reducing returns and damage to our products.

Through expansions and upgrades to our inventory warehousing, distribution and delivery operations over the last four years, we have improved our supply chain and distribution operations, and have built a scalable infrastructure with significant capabilities to support our future growth. We believe our enhanced supply chain and fulfillment operations allow us to manage customer orders and distribute merchandise to stores and customers in an efficient and cost-effective manner. We also believe that these upgrades have improved customer satisfaction by reducing delivery times, reducing damage to goods (and thereby reducing return rates) and improving the customer’s overall buying experience.

We intend to continue to strengthen our supply chain operations through a number of key initiatives in 2011 and 2012 designed to improve our delivery logistics, reduce store replenish cycle times and achieve greater efficiencies in the management of our inventories.

Management and Information Technology

We use industry-standard information technology systems to provide customer service, business process support, and business intelligence across all of our sales channels. Over the past three years, our technology team has systematically upgraded several of our core systems, including:

•	implementing new order management and warehouse management systems to improve efficiencies, accuracy and service levels;

•	upgrading our e-commerce platform and search capability to support our marketing strategy and customer ordering preferences;

•	rolling out a new point of sale system, and associated hardware terminals in all of our stores to support a secure, in store purchasing model; and

•	deploying a new business intelligence and data warehouse system that equips management with more timely analysis of the current business trends, results, and comparisons to our historical performance.

We believe these substantial upgrades to our information technology systems provide management with the ability to drive ongoing improvement in our operating model, focus on efficiency opportunities, and increase management control. Improved information through these technology tools also equips management to more timely identify, analyze and respond to business trends.

Over the next three years, we intend to further enhance our technology systems through a number of key initiatives as follows:

•	further upgrading our multi-channel ordering, supply chain and inventory management systems to maximize operating efficiencies;

•	enhancing our e-commerce websites’ capabilities to optimize the customer shopping experience;

•	continuing our expansion of business intelligence capabilities and data warehouse management to optimize information for timely decision making; and

•	utilizing state-of-the-art technology and tools to provide a unique and differentiated customer experience in our store.

Competition

The home furnishings industry is highly competitive. We primarily compete against a large number of independent retailers that provide unique items and custom-designed product offerings at high price points, including antique dealers and home furnishings retailers who market to the interior design community. We also compete with national and regional home furnishings retailers and department stores.

We believe we compete primarily on the basis of design, quality, value and customer service. We believe our distinct combination of design, quality and value allows us to compete effectively and we believe we differentiate ourselves from competitors based on the strength of our brand, products and our fully integrated multi-channel business model. We compete with the interior design trade and specialty merchants by providing a broader product assortment at an exceptional value based both upon the price and quality of our products. We compete against certain other home furnishings retailers primarily by offering what we believe is superior quality, highly distinctive design styles and a sophisticated lifestyle presentation in our product offering.

We also believe that our success depends in substantial part on our ability to originate and define product trends, as well as to timely anticipate, gauge and react to changing consumer demands. Certain of our competitors are larger and have greater financial, marketing and other resources than us. However, many smaller specialty retailers may lack the financial resources, infrastructure, scale and national brand identity necessary to compete effectively with us.

Employees

As of July 30, 2011, we had approximately 2,850 employees, of which approximately 1,300 were part-time employees. As of that date, approximately 2,000 of our employees were based in our stores. None of our employees is represented by a union, and we have had no labor-related work stoppages. We believe our relations with our employees are good.

Intellectual Property

The “Restoration Hardware” trademark and certain variations thereon, such as the Restoration Hardware logo, the Baby & Child logo and many trademarks used for our product lines are registered or are the subject of pending trademark applications with the U.S. Patent and Trademark Office and with the trademark registries of many foreign countries. In addition, we own many domain names, including “restorationhardware.com,” “rhbabyandchild.com” and others that include our trademarks. We also have pending patent applications for some of our proprietary product designs and own copyrights in our catalogs and websites. We believe that our trademarks, product designs and copyrighted works have significant value and we vigorously protect them against infringement.

Seasonality

Our business is seasonal, and we have historically realized a higher portion of our net sales, net income and operating cash flows in the fourth fiscal quarter, attributable to the impact of the holiday selling season. In addition, some of our product offerings such as outdoor furniture and garden products are seasonal in nature and experience higher sales during our second fiscal quarter. As a result of these factors, our working capital requirements and demands on our product distribution and delivery network fluctuate during the year in response to seasonal trends in our business, and are greatest in the first and third fiscal quarters as we ramp up for the outdoor selling season and the holiday season, respectively.

Properties

We currently lease approximately 165,500 square feet of space for use as our corporate headquarters in Corte Madera, California, including approximately 52,000 square feet of warehouse space. The leases for this space expire between January 2012 and April 2014.

We lease three separate distribution facilities and two standalone furniture delivery hubs, described above under “—Distribution and Delivery.” Our West Jefferson, Ohio facility lease expires in May 2023. Our Baltimore, Maryland facility lease expires in June 2014. Our Mira Loma, California facility lease expires in June 2020. Our Tracy, California facility lease expires in September 2016. Our Avenel, New Jersey facility lease expires in November 2016.

As of July 30, 2011, we lease approximately 1,029,000 gross square feet for our 87 retail stores and 10 outlet stores. The initial lease term of our retail stores is generally 10 – 15 years. Certain leases contain renewal options for up to 15 years. Most leases for our retail stores provide for a minimum rent, typically including escalating rent increases, plus a percentage rent based upon sales after certain minimum thresholds are achieved. The leases generally require us to pay insurance, utilities, real estate taxes and repair and maintenance expenses. We also lease approximately 38,000 square feet for offsite storage.

We currently own one store, our approximately 8,000 square foot Gallery in San Francisco’s Design District.

We believe that our current offices and facilities are in good condition, are being used productively and are adequate to meet our requirements for the foreseeable future.

Regulation and Legislation

We are subject to labor and employment laws, laws governing truth-in-advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers and govern the promotion and sale of merchandise and the operation of stores and warehouse facilities. We monitor changes in these laws and believe that we are in material compliance with applicable laws.

Legal Proceedings

From time to time we are involved in litigation, claims and other proceedings relating to the conduct of our business, including but not limited to consumer protection class action litigation, claims related to our business, including claims related to our collection of reproductions or employment practices, and claims of intellectual property infringement. In addition, from time to time, we are subject to product liability and personal injury claims for the products that we sell and the stores we operate. Subject to certain exceptions, our purchase orders generally require the vendor to indemnify us against any product liability claims; however, if the vendor does not have insurance or becomes insolvent, we may not be indemnified. In addition, we could face a wide variety of employee claims against us, including general discrimination, privacy, labor and employment, ERISA and disability claims. Any claims could also result in litigation against us and could also result in regulatory proceedings being brought against us by various federal and state agencies that regulate our business, including the U.S. Equal Employment Opportunity Commission. Often these cases raise complex factual and legal issues, which are subject to risks and uncertainties and which could require significant management time. Litigation and other claims and regulatory proceedings against us could result in unexpected expenses and liability and could also materially adversely affect our operations and our reputation.

MANAGEMENT

Below is a list of the names and ages, as of August 29, 2011, of our directors, director designees and executive officers and a description of the business experience of each of them.

Name	Age	Position
Gary Friedman	54	Co-Chief Executive Officer and Chairman of the Board of Directors
Carlos Alberini	56	Co-Chief Executive Officer and Director
Ken Dunaj	45	Chief Operating Officer
James Stewart	58	Senior Vice President, Finance and Principal Accounting Officer
J. Michael Chu	53	Director
Scott Dahnke	46	Director
Mark Demilio	55	Director
William Forrest	51	Director
Glenn Krevlin	51	Director
Marc Magliacano	37	Director
Frederick Wilson	65	Director

Executive Officers

Gary Friedman was appointed Chairman and Co-Chief Executive Officer in June 2010 and has served as our Chief Executive Officer since March 2001. He has also been a director since March 2001. Prior to joining us, from 1988 to 2001, Mr. Friedman worked for Williams-Sonoma, Inc., a specialty retailer of products for the home, where he served in various capacities, including as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer and President of Retail Stores from 1995 to 2000 and as Executive Vice President and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 1995. Prior to joining Williams-Sonoma, Mr. Friedman spent eleven years with The Gap, Inc., a specialty retailer, in various management positions. Mr. Friedman was selected to our board of directors because he possesses particular knowledge and experience in retail and merchandising, home furnishing merchandise and branded consumer goods, sales and distribution, and leadership of complex organizations. Mr. Friedman’s employment agreement provides that he will serve as our Co-Chief Executive Officer and as a member of our board of directors.

Carlos Alberini joined us as our Co-Chief Executive Officer in June 2010. He has also been a director since June 2010. Prior to joining us, he was President and Chief Operating Officer of Guess?, Inc., a publicly traded specialty retailer of apparel and accessories, from December 2000 to June 2010. From May 2006 to July 2006, Mr. Alberini served as Interim Chief Financial Officer of Guess?, Inc. Mr. Alberini served as a member of the board of directors of Guess?, Inc. from December 2000 to September 2011. From October 1996 to December 2000, Mr. Alberini served as Senior Vice President and Chief Financial Officer of Footstar, Inc., a retailer of footwear. From May 1995 to October 1996, Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, a retail holding corporation. From 1987 to 1995, Mr. Alberini was with The Bon-Ton Stores, Inc., an operator of department stores, in various capacities, including Corporate Controller, and Senior Vice President, Chief Financial Officer and Treasurer. Prior to that, Mr. Alberini served in various positions at PricewaterhouseCoopers LLP, an audit firm. Mr. Alberini was selected to our board of directors because he possesses particular knowledge and experience in retail and merchandising, branded consumer goods, accounting, financing and capital finance, board practices of other large retail companies and leadership of complex organizations. Mr. Alberini’s employment agreement provides that he will serve as our Co-Chief Executive Officer and as a member of our board of directors.

Ken Dunaj has served as our Chief Operating Officer since May 2006. From August 2005 to May 2006, Mr. Dunaj served as Senior Vice President, Global Logistics, for Williams-Sonoma, a specialty retailer of products for the home. From September 2000 to August 2005, Mr. Dunaj held various other positions at

Williams-Sonoma, Inc., including Vice President, Distribution. Prior to joining Williams-Sonoma, Mr. Dunaj held various positions at Toys “R” Us, Inc., Genesis Direct, Inc., Reebok International Ltd. and NIKE, Inc.

James Stewart has served as our Senior Vice President, Finance and Principal Accounting Officer since May 2011 and our principal financial officer since August 2011. Mr. Stewart began working with us as a consultant in July 2010. Prior to joining us, Mr. Stewart served as Chief Financial Officer at VIA Pharmaceuticals, Inc., a publicly-traded pharmaceutical company, from November 2006 to July 2010, and as Chief Financial Officer of Advanced Cell Technology, Inc., a publicly traded pharmaceutical company, from April 2005 to November 2006. From 1988 to March 2005, Mr. Stewart held a number of senior financial and operating roles with various private and public companies in a number of industries, including from February 1999 to March 2001 as Chief Financial Officer at Ventro Corporation, where he was responsible for raising significant capital in the company’s initial public offering and subsequent debt offering, and from June 1995 to February 1999 as Chief Financial Officer of CN Biosciences, Inc., where he was responsible for the company’s initial public offering. Prior to 1988, Mr. Stewart served for 13 years with Ernst & Young LLP (formerly Arthur Young & Co.), where he was ultimately an audit partner.

Directors

We believe our board of directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications, or skills in the following areas are most important: retail merchandising; marketing and advertising; furniture and consumer goods; sales and distribution; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; legal/regulatory and government affairs; people management; and board practices of other major corporations. We believe that all our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member in the individual biographies below or above in the case of our Co-Chief Executive Officers.

J. Michael Chu was appointed to our board of directors in June 2008. Mr. Chu serves as a Managing Partner of Catterton Partners, a private equity firm he co-founded in 1989. Prior to forming Catterton Partners, Mr. Chu held a variety of senior management positions with The First Pacific Company and its various subsidiaries, including as Vice President and Corporate Treasurer of First Pacific in Hong Kong, and as chief financial officer and chief operating officer of various operating companies owned or controlled by First Pacific in both the U.S. and Europe. First Pacific is a Hong Kong publicly listed investment and management company where he was employed from 1983 to 1989. Prior to First Pacific he was Assistant Treasurer at Allied Bank International from 1980 to 1983. Mr. Chu was selected to our board because he possesses particular knowledge and experience both in the United States and globally, in supporting high growth consumer businesses.

Scott Dahnke has served as a member of our board of directors since June 2008. Mr. Dahnke has served as a managing partner of Catterton Partners, a private equity firm, since February 2003. Mr. Dahnke has a broad range of business experience in private equity, consulting, management and finance. During 2002, he was a Managing Director at Deutsche Bank Capital Partners, a private equity firm, and from 1998 to 2002, he was a Managing Director at AEA Investors, a private equity firm, where he led its consumer products investing efforts. From 1997 to 1998, Mr. Dahnke was the Chief Executive Officer of infoUSA (now infogroup), a provider of business and consumer marketing products and services. Prior to joining infoUSA, Mr. Dahnke served clients on an array of strategic and operational issues as a Partner at McKinsey & Company. His early career also included experience in the Merger Department of Goldman, Sachs & Co. and with General Motors. Mr. Dahnke was selected to our board of directors because of his broad consumer marketing and direct marketing experience, his financial experience as a private equity investor and his service on the boards of directors of a range of other consumer companies.

Mark Demilio has served as a member of our board of directors since September 2009. Mr. Demilio has been a member of the board of directors of Cosi, Inc., a publicly traded national restaurant chain, since April

2004, has served as chairman of the board of directors of Cosi since March 2010 and has served as interim Chief Executive Officer of Cosi since September 2011. From December 2000 until his retirement in October 2008, Mr. Demilio served as the Chief Financial Officer of Magellan Health Services, Inc., a publicly traded managed specialty healthcare company that manages the delivery of behavioral healthcare treatment services, specialty pharmaceuticals and radiology services. Mr. Demilio has also been a financial analyst for CareFirst BlueCross BlueShield of Maryland and a certified public accountant with Arthur Andersen LLP. He was a principal officer of Magellan Health Services, Inc. and 88 of its affiliates, which commenced a case on March 11, 2003, under Chapter 11 of Title 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. These companies emerged from Chapter 11 on January 5, 2004. Mr. Demilio was selected to our board of directors because he possesses particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations and board practices of other major corporations.

William Forrest was first appointed to our board of directors in June 2008. Since November 2007, he has been the Founder and Managing Partner of Tower Three Partners, LLC, a private equity firm. He served as the Non-Executive Chairman of Cosi, Inc., a publicly traded national restaurant chain, from December 2006 through November 2007. He served as the Executive Chairman of Cosi from May 2003 until December 2006. Prior to joining Cosi, Mr. Forrest was a Managing Director leading the restructuring group and serving on the management committee at Gleacher & Co., an investment bank, from 2001 until 2004. Throughout his career, he has served in executive management, investment banking and investor roles with organizations in a variety of industries including healthcare, manufacturing and food services. Mr. Forrest was selected to our board of directors because he possesses particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations, retail businesses and board practices of other major corporations.

Glenn Krevlin has served as one of our directors since March 2001. Since 2001, Mr. Krevlin has been Principal and Portfolio Manager of Glenhill Capital, a New York based investment manager he founded in 2001. Glenhill Capital manages assets for Glenhill Capital LP, a Delaware limited partnership, Glenhill Capital Overseas Master Fund, LP, a Cayman Islands exempted limited partnership, and Glenhill Concentrated Long Master Fund, LLC, a Delaware limited liability company. Mr. Krevlin is the Managing Member and Director of the General Partner for each of the Glenhill Funds. From August 2009 to the present, Mr. Krevlin has served as Chairman of the board of directors of Design Within Reach, Inc., a publicly traded specialty retailer of products for the home. Mr. Krevlin was selected to our board of directors because he possesses particular knowledge and experience in accounting, finance, capital structure, strategic planning, retail businesses and investment.

Marc Magliacano was first appointed to our board of directors in June 2008. Mr. Magliacano has been a senior investment professional at Catterton Partners, a private equity firm, since May 2006 and has served as Partner since August 2010. Prior to joining Catterton Partners, from 1999 to 2006, Mr. Magliacano was a principal at North Castle Partners, a private equity firm focused on making consumer investments that benefit from healthy living and aging trends. While at North Castle, he originated and executed investments in the consumer health and wellness sectors. Prior to joining North Castle, Mr. Magliacano worked at NMS Capital, the merchant bank of NationsBanc Montgomery Securities, making growth investments in early stage consumer and retail businesses. As a result of these and other professional experiences, Mr. Magliacano was selected to our board of directors because of his experience in successfully developing strategies for growing branded consumer businesses.

Frederick Wilson has served as a member of our board of directors since June 2009. Mr. Wilson has been President and Chief Executive Officer of Saks Fifth Avenue Enterprises (SFAE) from December 2003 to February 2006 and was named Chairman and Chief Executive Officer of SFAE in March 2004. Mr. Wilson is responsible for leading SFAE’s Saks Fifth Avenue luxury department stores, Off 5th outlet stores and saks.com. Mr. Wilson served as Chairman, President and Chief Executive Officer of the Donna Karan Company, a division of Louis Vuitton Moet Hennessy (LVMH), from February 2002 to November 2003, as well as Chairman and

Chief Executive Officer of Eluxury.com, the LVMH e-tailing arm based in San Francisco, from February 2002 to November 2003. Mr. Wilson held the posts of Chief Executive Officer for the LVMH Fashion Group for the Americas from February 2000 to February 2002 and Chief Executive Officer for the LVMH Speciality Store Retail division from February 1997 to February 2000. Prior to joining LVMH, he spent 17 years with Duty Free Stores, serving as President and Chief Merchant of that company. As a result of these and other professional experiences, Mr. Wilson was selected to our board of directors because he possesses particular knowledge and experience in retail business, branded consumer goods, accounting, finance and capital structure, strategic planning and leadership of complex organizations and board practices of other major corporations.

Selection Arrangements

Because Home Holdings will control a majority of the voting power of our common stock, we expect that Home Holdings will control the election of our directors. In connection with the offering, we expect to enter into a stockholders agreement with Home Holdings that will provide for the designation of directors by Home Holdings, including our co-Chief Executive Officers and representatives of our Principal Equity Holders.

Corporate Governance

Composition of our Board of Directors

Initially, our board of directors will consist of                     directors, including our Co-Chief Executive Officers. Our certificate of incorporation, as will be in effect prior to the completion of this offering, will provide that, subject to any rights applicable to any then outstanding preferred stock, our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not there exists any vacancies in previously authorized directorships. Subject to any rights applicable to any then outstanding preferred stock, any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office unless otherwise required by law or by a resolution passed by our board of directors. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur.

Our board of directors will be divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders.             ,             and             will serve as Class I directors with an initial term expiring in 2012.             ,             and             will serve as Class II directors with an initial term expiring in 2013.             ,             and             will serve as Class III directors with an initial term expiring in 2014. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Upon completion of this offering, Home Holdings will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” under the             corporate governance standards. As a controlled company, exemptions under the standards will mean that we are not required to comply with certain corporate governance requirements, including the requirements:

•	that a majority of our board of directors consists of “independent directors,” as defined under the rules of ;

•	that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	for an annual performance evaluation of the nominating and governance committees and compensation committee.

These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the Sarbanes-Oxley Act and rules with respect to our audit committee within the applicable time frame.

Director Independence

In                     , 2011, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that             ,              and              are each an “independent director,” as defined under the rules of the             .

Board Leadership Structure

Upon completion of this offering, our board of directors will have four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee and the stock option committee. Each of these committees reports to our board of directors as they deem appropriate and as our board of directors may request.

With respect to the roles of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines, as will be in effect prior to the completion of this offering, will provide that the roles may be separated or combined, and our board of directors exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Our board of directors believes that the combination or separation of these positions should continue to be considered as part of our succession planning process. Currently the roles are combined, with Mr. Friedman serving as Chairman and Co-Chief Executive Officer. Our Corporate Governance Guidelines will provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate. We believe that Restoration Hardware, like many U.S. companies, is well-served by this flexible leadership structure.

Board Committees

Our board of directors currently has an audit committee and a compensation committee. Prior to the completion of this offering, our board of directors will establish a new audit committee and a new compensation committee, which will replace our current committees, and our board of directors will establish a nominating and corporate governance committee and a stock option committee. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities. The composition, duties and responsibilities of our committees is as set forth below.

Audit Committee

The audit committee will be responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and approving related person transactions.

Upon completion of this offering, our audit committee will consist of             and             . Rule 10A-3 of the Exchange Act and             rules require us to have one independent audit committee member upon the listing of our common stock on             , a majority of independent directors within 90 days of the date of this prospectus and all independent audit committee members within one year of the date of this prospectus. Our board of directors has affirmatively determined that             meets the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 and             rules, and we intend to comply with the other independence requirements within the time periods specified. In addition, our board of directors has determined that             will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a new written charter for the audit committee, which will be available on our principal corporate website at www.restorationhardware.com prior to the completion of this offering.

Compensation Committee

The compensation committee will be responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, Co-Chief Executive Officers and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) appointing and overseeing any compensation consultants.

Upon completion of this offering, our compensation committee will consist of              and             . As a controlled company, we will rely upon the exemption from the requirement that we have a separate compensation committee composed entirely of independent directors. Our board of directors will adopt a new written charter for the compensation committee, which will be available on our principal corporate website at www.restorationhardware.com prior to the completion of this offering.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Upon completion of this offering, our nominating and corporate governance committee will consist of              and             . As a controlled company, we will rely upon the exemption from the requirement that we have a separate nominating and corporate governance committee composed entirely of independent directors. Our board of directors will adopt a new written charter for the nominating and corporate governance committee, which will be available on our principal corporate website at www.restorationhardware.com prior to the completion of this offering.

Stock Option Committee

The stock option committee has the authority to grant all awards under the 2011 Plan. Upon completion of this offering, our compensation committee will consist of              and             . Each member of the stock option committee is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and is an “outside director” as defined in Section 162(m) of the Code.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Risk Considerations in Our Compensation Program

We conducted an assessment of our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on our Company.

Director Compensation

None of our directors serving on Home Holdings’ board of managers received compensation as a manager during fiscal 2010, other than Fred Wilson and Mark Demilio, who each were paid an annual retainer of $150,000. Our board of directors has affirmatively determined that Mr. Wilson and Mr. Demilio are each an “independent director,” as defined under the rules of the             .

Our board of directors intends to adopt a compensation policy that, effective upon the completion of this offering, will be applicable to all of our non-employee directors. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our board of directors.

Compensation Committee Interlocks and Insider Participation

For fiscal 2010, the members of the compensation committee of our board of directors were Mr. Chu and Mr. Forrest. Neither Mr. Chu nor Mr. Forrest is an officer or employee, or former officer or employee, of us or any of our subsidiaries. Mr. Chu is a managing partner of Catterton, and Mr. Forrest is the managing partner of Tower Three. Catterton and Tower Three are two of our Principal Equity Holders, and certain of their respective affiliates provide advisory and consulting services to us. See “Certain Relationships and Related Transactions—Management Services Agreement.”

No interlocking relationships exist between the members of our board of directors or compensation committee and the board of directors or compensation committee of any other company.

Code of Ethics

We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code will be available on our principal corporate website at www.restorationhardware.com prior to completion of this offering. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The following discussion and analysis of compensation arrangements of our named executive officers identified below for fiscal 2010 should be read together with the compensation tables and related disclosures set forth below.

We refer to the following individuals as our “named executive officers” for fiscal 2010:

•	Gary Friedman, Chairman and Co-Chief Executive Officer

•	Carlos Alberini, Co-Chief Executive Officer

•	Ken Dunaj, Chief Operating Offering

•	Chris Newman, Former Chief Financial Officer

Prior to June 2010, Mr. Friedman was our sole Chief Executive Officer. Mr. Friedman became our Chairman and Co-Chief Executive Officer in June 2010. Mr. Alberini joined us as Co-Chief Executive Officer in June 2010.

Our board of directors has established a compensation committee, which has been comprised of Mr. Chu and Mr. Forrest since July 2008. The compensation committee is responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. The compensation committee determined all of the components of compensation for our Co-Chief Executive Officers for fiscal 2010 and, in consultation with our Co-Chief Executive Officers, the compensation committee determined the compensation of the other named executive officers for fiscal 2010.

Upon completion of this offering, our compensation committee will be comprised of              and             . We expect that our compensation committee will undertake additional review of our existing compensation programs, objectives and philosophy and determine the extent to which such programs, objectives and philosophy should be modified given that we will have become a public company.

Overview of Compensation Program and Philosophy

Our compensation program is intended to support the achievement of our annual and long-term strategic goals by attracting and rewarding employees for superior results. Such a program aligns our named executive officers’ interests with those of the equity holders by rewarding performance that reaches or exceeds established goals, with the ultimate objective of improving company value.

To that end, we evaluate both performance and compensation of our named executive officers to ensure that our Company maintains its ability to attract and retain senior management.

This compensation philosophy guides the compensation committee in assessing the compensation to be paid to our named executive officers. The compensation committee endeavors to ensure that the total compensation paid to named executive officers is fair, reasonable and competitive, consistent with our compensation philosophy. This compensation philosophy also guides the compensation committee as to the proper allocation between long-term compensation, current cash compensation and short-term bonus compensation.

In determining the particular elements of compensation, the compensation committee takes into consideration a number of factors related to our performance, such as our Adjusted EBITDA and revenue growth, as well as competitive practices among peer companies. Although the compensation committee has not historically “benchmarked” our named executive officer compensation levels against a peer group, the compensation committee did benchmark the compensation of our named executive officers against a peer group in fiscal 2011, as described below under “—Compensation Committee Review of Compensation.” In the future, we anticipate that we will rely more upon competitive analyses with respect to executive compensation decisions.

Role of Named Executive Officers in Compensation Decisions

With regard to the compensation paid to each named executive officer other than our Co-Chief Executive Officers, our Co-Chief Executive Officers review, on an annual basis, the compensation paid to each such named executive officer during the past year and submit to the compensation committee their recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the compensation committee takes such action regarding such compensation as it deems appropriate, including either approving compensation in an amount the compensation committee deems reasonable or submitting to the board of directors for ratification its recommendation regarding the compensation to be paid to such named executive officers. Our Co-Chief Executive Officers have played a significant role in the compensation-setting process for the other named executive officers by:

•	evaluating employee performance;

•	recommending business performance targets and establishing objectives; and

•	recommending salary levels, bonuses and stock awards.

Executive Compensation Components

For the fiscal year ended January 29, 2011, the principal components of compensation for the named executive officers were:

•	base salary;

•	performance-based annual cash incentives;

•	long-term equity incentive compensation; and

•	perquisites and other personal benefits.

Base Salary

We provide our named executive officers with base salary to compensate them for services rendered during the fiscal year. In setting base salaries, the compensation committee periodically reviews broad-based third-party survey data for the industry as an informal “market check” for salary levels. The base salary for each of the named executive officers is guided by the salary levels for comparable positions in the industry, as well as such individual’s personal performance, responsibilities and internal alignment considerations. The relative weight given to each factor is not specifically quantified and varies with each individual at the compensation committee’s discretion.

Each named executive officer’s base salary is typically reviewed annually and is adjusted from time to time on the basis of (i) the compensation committee’s evaluation of the executive officer’s personal performance for the year, (ii) the recommendations of our Co-Chief Executive Officers (other than with respect to each Co-Chief Executive Officer’s base salary), and (iii) the competitive marketplace for executives in comparable positions.

The performance and profitability of our Company also may be a factor in determining the base salaries for the named executive officers, as well as increases in the base salaries for the executive officers. In addition, increases in base salaries for an executive officer have been approved in the past by the compensation committee as a result of an individual’s performance or increases in the executive officer’s responsibilities. Further, in certain cases the compensation committee has approved, as part of an executive officer’s initial employment arrangement with us, a pre-determined increase in the executive officer’s base salary in a later year. In connection with our entering into an amended and restated employment agreement with Mr. Friedman, effective as of February 1, 2010, we increased his base salary from $650,000 to $900,000 in recognition of his individual contributions to our Company and in light of competitive marketplace considerations. In addition, pursuant to the terms of the amended and restated employment agreement, Mr. Friedman’s base salary was automatically increased to $1 million effective as of February 1, 2011, because our twelve-month trailing EBITDA (as such metric was determined in good faith by the board of directors in accordance with the amended and restated employment agreement) exceeded $37 million as of January 31, 2011. We tied this subsequent salary increase to our EBITDA results to align Mr. Friedman’s incentives with our Company’s overall corporate goals. Mr. Alberini’s salary for fiscal 2010 was determined pursuant to the terms of an employment agreement we entered into with him dated as of May 12, 2010. In addition, we increased Mr. Alberini’s salary to $1 million effective as of July 1, 2011 based on his individual contributions to our Company. Further, effective as of April 25, 2010, we increased Mr. Dunaj’s base salary from $500,000 to $535,000 and we increased Mr. Newman’s base salary from $395,000 to $425,000, in each case in connection with the compensation committee’s annual review of their base salaries, the recommendation of our Chief Executive Officer and competitive marketplace considerations. In connection with the amendment to Mr. Newman’s employment agreement as of December 31, 2010, we increased Mr. Newman’s base salary from $425,000 to $500,000 in order to retain Mr. Newman’s employment with our Company through July 2011.

Performance-Based Annual Cash Incentives

We have adopted a Management Incentive Plan, or “MIP,” which is a cash based-incentive compensation program designed to motivate and reward annual performance for eligible employees, including our named executive officers. The compensation committee considers at the beginning of each year whether MIP bonus targets should be established for the year and, if so, approves the group of employees eligible to participate in the MIP for that year. The MIP includes various incentive levels based on the participant’s position. Cash bonuses under the MIP have the effect of linking a significant portion of the named executive officers’ total cash compensation to our overall performance.

The named executive officers are eligible to receive an annual cash bonus based on a percentage of base salary under the MIP. The compensation committee sets minimum, target and maximum levels for our financial objectives each year and the payment and amount of any bonus is dependent upon whether we achieve those performance goals. The compensation committee generally establishes financial objectives for our Company that it believes can be reasonably achieved with strong individual performance over the fiscal year.

Generally, the compensation committee sets the minimum, target and maximum levels based upon our achievement of specified company results with respect to Adjusted EBITDA (which is calculated as described further under the heading “Summary Historical and Consolidated Financial and Operating Data” set forth herein), subject to the compensation committee’s oversight and modification of those levels. Minimum levels are set below the target level, while maximum levels are set above the target level. In making the determination of minimum, target and maximum levels, the compensation committee may consider the specific circumstances facing our Company during the year and our strategic plan for the year.

The MIP bonus for our named executive officers is based on the achievement of corporate goals, rather than individual performance, in order to focus the entire senior management team on the attainment of such corporate goals.

For fiscal 2010, the amount that could have been received by Mr. Friedman and Mr. Alberini under the MIP ranged from between 20% of base salary to up to 120% of base salary, with a mid-range bonus amount of 100% of base salary. For our other named executive officers, the amount such officers could have received ranged from 20% of base salary to up to 120% of base salary, with mid-range bonus amounts of 50% of base salary. The exact amount of the bonus payable under the MIP depended on the level of our Adjusted EBITDA for fiscal 2010 as determined under the MIP. If the Adjusted EBITDA target was met but not exceeded, then 50% of the maximum bonus amount available to the named executive officer would be paid to such named executive officer. To the extent that Adjusted EBITDA was above or below the Adjusted EBITDA target amount (but at least equal to the minimum threshold amount), then the amount payable to such named executive officer would increase or decrease within the ranges set forth above. The table entitled “Grants of Plan-Based Awards” in this prospectus sets forth the estimated range of cash payouts to named executive officers under the MIP assuming minimum, target or maximum performance objectives were met for fiscal 2010.

For fiscal 2010, our compensation committee set a target Adjusted EBITDA under the MIP of $42.9 million for 100% payout under the MIP, which required substantial growth in our Adjusted EBITDA over the prior year’s results. Based on our actual results for fiscal 2010 of Adjusted EBITDA of $41.1 million, we achieved approximately 96% of our target Adjusted EBITDA for fiscal 2010, which resulted in each of the following named executive officers receiving the following payments in April 2011 under the MIP for fiscal 2010 performance:

Name	2010 MIP Bonus Award
Gary Friedman	$747,000
Carlos Alberini	$531,200	(1)
Ken Dunaj	$218,673
Chris Newman	$173,502

(1)	Mr. Alberini’s 2010 MIP Bonus award reflects a prorated portion of 80% of what he would have earned had he been employed with us for all of fiscal 2010.

The compensation committee retains wide discretion to interpret the terms of the MIP and to interpret and determine whether our Adjusted EBITDA objectives have been met in any particular fiscal year. The compensation committee also retains the right to exclude extraordinary charges or other special circumstances in determining whether our Adjusted EBITDA objectives were met during any particular fiscal year, although no such exclusions or adjustments were made to Adjusted EBITDA under the MIP for fiscal 2010. The compensation committee exercises such discretion based on its business judgment and the experience and familiarity of its members with both recurring and extraordinary factors affecting performance of companies in our industry of a similar scale to ours. Accordingly, for purposes of determining whether certain MIP goals have been met, the compensation committee may determine to exclude from the Adjusted EBITDA calculation isolated items that the compensation committee does not believe are indicative of future Company performance or other items that the compensation committee does not believe should impact the amount of the bonuses paid to employees under the MIP. The compensation committee may consult with our board of directors or seek ratification from our board of directors with respect to interpretations of the terms of the MIP.

In addition, cash bonuses awarded to executive officers outside of the MIP may also be approved by the compensation committee on a discretionary basis for other reasons, such as individual performance. For fiscal 2010, the compensation committee did not approve any discretionary cash bonuses.

For fiscal 2011, the compensation committee has set the Adjusted EBITDA target significantly higher than the fiscal 2010 target. The higher Adjusted EBITDA target reflects the increase in our Adjusted EBITDA in recent periods and is intended to drive continued improvements in our Adjusted EBITDA performance. The MIP bonus ranges for fiscal 2011 (with the exact amount of the bonus dependent on the actual level of our Adjusted EBITDA for fiscal 2011 as determined under the MIP) for our named executive officers are as follows: (i) for Mr. Friedman and Mr. Alberini, from 20% of base salary to up to 120% of base salary, with a target bonus amount of 100% of base salary; and (ii) for Mr. Dunaj, from 20% of base salary to up to 120% of base salary, with a target bonus amount of 50% of base salary.

Long-Term Equity Incentive Compensation

We believe that providing long-term incentives as a component of compensation helps us to attract and retain our named executive officers. These incentives also align the financial rewards paid to our named executive officers with our long-term performance, thereby encouraging our named executive officers to focus on our long-term goals.

Summary of Our Current Plan. In early 2009, Home Holdings implemented the 2008 Team Resto Ownership Plan, or “Team Resto Ownership Plan,” to provide certain of our employees, including the named executive officers, the opportunity to participate in the equity appreciation of our business. The compensation committee of Home Holdings generally administered and made awards under the Team Resto Ownership Plan, although the board of managers of Home Holdings, in certain cases, approved awards under the Team Resto Ownership Plan. The composition of the compensation committee of Home Holdings is identical to the composition of the Restoration Hardware, Inc. compensation committee prior to our initial public offering. Through                     , 2011,     units were issued and outstanding under the Team Resto Ownership Plan.

Participants in the Team Resto Ownership Plan were granted Class B units, Class B-1 units or Class B Prime units that represented membership interests in Home Holdings, which prior to this offering owned 100% of our equity interests. Holders of such units generally were entitled to receive a percentage of distributions made by Home Holdings after the initial investors in Home Holdings, including Catterton and Tower Three, received distributions equal to their invested capital.

The size of an award under the Team Resto Ownership Plan for named executive officers was set at a level that is intended to create a meaningful opportunity for growth in equity value based upon an individual’s position with Restoration Hardware and his or her potential to advance our long-term success. In general, the number and types of units awarded under the Team Resto Ownership Plan to our named executive officers were determined at the discretion of the compensation committee of Home Holdings, in consultation with our Co-Chief Executive Officers in 2010 in the case of the named executive officers other than our Co-Chief Executive Officers. The compensation committee considers the size and type of the award to a named executive officer based on his or her experience and skills, the amount of his or her total compensation and his or her position with us. No formal benchmarking or similar efforts were made by the board of managers or the compensation committee with respect to the determination of the number, types of units and terms of awards to our named executive officers. The level of equity provided to our Co-Chief Executive Officers was the result of a negotiation of overall terms of employment for each of such Co-Chief Executive Officers.

Awards under the Team Resto Ownership Plan were made up of the following types of units: (1) time-based units with units vesting in annual installments over a specified period; (2) performance-based units with vesting based on a return on equity investment to our investors of between two times and three times such investment, with the exact range varying by individual award (the “2X – 3X Performance-based Units”); (3) performance-based units with vesting based on a return on equity investment to our investors between three times and five times such investment, with the exact range varying by individual award (the “3X – 5X Performance-based Units”); and (4) performance-based units with vesting tied to specific metrics relating to a return on equity investment amount to our investors or other performance objectives as specified in the individual award.

Time-based units were intended to act as retention mechanisms for named executive officers and generally vested over a period of five years, with 15% of the units vesting on the first anniversary; 15% of the units vesting on the second anniversary; 20% of the units vesting on the third anniversary; 25% of the units vesting on the fourth anniversary; and the remaining 25% of the units vesting on the fifth and final anniversary.

All named executive officers were awarded 2X – 3X Performance-based Units. In addition, in the case of our Co-Chief Executive Officers and our Chief Operating Officer, 3X – 5X Performance-based Units were awarded as stretch goals.

Under the terms of the Team Resto Ownership Plan, 2X – 3X Performance-based Units vest to the extent cumulative return on equity investment was greater than two times and up to and including three times the original invested capital amount, with proportional vesting in between. At a return on equity investment equal to three times the original invested capital amount, 100% of the 2X – 3X Performance-based Units vest. In the case of 3X – 5X Performance-based Units, these performance-based units vest to the extent cumulative return on equity investment is greater than three and, in the case of our Co-Chief Executive Officers and our Chief Operating Officer, up to and including five times the original invested capital amount, with proportional vesting in between. In the case of these 3X – 5X Performance-based Units, 100% of the units vest at cumulative return on equity investment equal to five times the original invested capital amount. Performance-based units that do not so vest will be cancelled for no consideration.

Under the Team Resto Ownership Plan, vesting of performance-based units will occur upon the consummation of this offering (except in the case of certain of the 3X – 5X Performance-based Units granted to each of our Co-Chief Executive Officers, as discussed below), and return on equity investment will be calculated based upon a return on investment to our investors assuming that our investors had sold all of their equity in this offering at the initial public offering price.

In the case of performance-based units that will be awarded under the Team Resto Ownership Plan to each of our Co-Chief Executive Officers, upon the consummation of this offering, such units will vest as follows: for a period of 36 months after the offering, each of our Co-Chief Executive Officers may elect, in such officer’s discretion, vesting of such performance-based units in whole or in part upon the cumulative return on equity investment to our investors based upon the price at which our common stock trades in the market after this offering. In determining the return on equity investment as of a particular date selected by a Co-Chief Executive Officer as a vesting date for certain of such performance-based units during the 36-month period after the date of this offering, our investors shall be deemed to have received cash in exchange for the full amount of their original equity investment in an amount equal to (i) the closing price of our equity as reported on the exchange on which it is traded averaged over the 20 trading days preceding the applicable selected date, plus (ii) the aggregate amount of any distributions paid to such investors and their respective affiliates prior to such selected date plus certain of the fees paid to such investors.

The units granted under the Team Resto Ownership Plan were named Class B units, other than the units granted to our Co-Chief Executive Officers which were named Class B-1 units and Class B Prime units that are held by our Chief Operating Officer. We also granted Mr. Alberini one Class B-2 unit, as described further below.

Under the Team Resto Ownership Plan, Mr. Friedman had been awarded, in fiscal 2009, a total of 7,183,441 units, of which 3,380,443 units are time-based units and the remainder are performance-based units, and Mr. Alberini had been awarded 4,225,554 units, of which 2,112,777 units are time-based units and the remainder are performance-based units. See the “Grants of Plan-Based Awards” table below for information on the number of units granted to the named executive officers under the Team Resto Ownership Plan.

In connection with the grants made to Carlos Alberini upon his hiring in June 2010 under the Team Resto Ownership Plan, we also granted Mr. Alberini one Class B-2 unit outside the Team Resto Ownership Plan which represents the right to receive upon the occurrence of certain transactions constituting a sale of our Company a one-time payment (the “Contingent Payment”) equal to the amount, if any, by which $15,000,000 exceeds the cumulative equity value received with respect to Mr. Alberini’s Class B-1 units up to and including the transaction involving a sale of our Company. If such cumulative equity value of the Class B-1 units exceeds $15,000,000, then no Contingent Payment is payable to Mr. Alberini. Cumulative “equity value” is the value of all cash, property and securities that have been distributed or paid in respect of the Class B-1 units up to and including the transaction involving a sale of our Company.

The right to receive the Contingent Payment is subject to certain exceptions and requirements as detailed in Mr. Alberini’s grant letter. However, the termination of Mr. Alberini’s employment (i) by us not for cause, as defined in the grant letter (and other than in the case of his death or disability), or (ii) by Mr. Alberini with good reason, as defined in the grant letter, shall not prevent Mr. Alberini from receiving the Contingent Payment upon the later occurrence of a transaction involving a sale of our Company.

Conversion of Units in Connection with Offering. In connection with this offering, we have implemented the Restoration Hardware 2011 Equity Replacement Plan, which we refer to as the Replacement Plan, and outstanding units under the Team Resto Ownership Plan will be converted on a             for             basis into restricted common stock in the case of unvested units and shares of common stock in the case of vested units, in each case under the Replacement Plan. See “Prospectus Summary—Reorganization.”

This offering is treated as an event under the Team Resto Ownership Plan that triggers vesting of performance-based units issued under the plan (other than certain of the 3X – 5X Performance-based Units granted to each of our Co-Chief Executive Officers, as discussed below) based upon the price at which our stock is sold in the initial public offering. In addition, consistent with the terms of the Team Resto Ownership Plan, units will be converted in connection with this offering into shares of vested common stock or restricted common stock under the Replacement Plan. Time-based units under the Team Resto Ownership Plan will continue to vest under the Replacement Plan as restricted common stock awards on the same time vesting schedule applicable to the unit awards that they replaced. Time-based units that have already vested and performance-based units that vest as a result of the initial public offering will be converted into vested shares of common stock under the Replacement Plan. Shares of vested common stock and additional restricted common stock that vests at a future date will still be subject to other restrictions on transfer as set forth in the Replacement Plan.

In the case of the 3X – 5X Performance-based Units granted to each of our Co-Chief Executive Officers, upon the consummation of this offering, such units will be converted into restricted common stock under the Replacement Plan and will remain unvested subject to the following vesting conditions: for a period of 36 months after the offering, each of our Co-Chief Executive Officers may elect, in such officer’s discretion, vesting of such 3X – 5X performance-based units in whole or in part upon the cumulative return on equity investment to our investors based upon the price at which our common stock trades in the market after this offering.

The             aggregate outstanding units under the Team Resto Ownership Plan will be converted into shares of restricted common stock and vested shares of common stock under the Replacement Plan based upon the valuation of our Company in this offering. See “Prospectus Summary—Reorganization” and “Certain Relationships and Related Party Transactions.”

Restoration Hardware 2011 Stock Incentive Plan. In connection with this offering, we have implemented the Restoration Hardware 2011 Stock Incentive Plan, or 2011 Plan, pursuant to which a total of             shares of our common stock will be reserved for issuance. The 2011 Plan will provide for grants of stock options, stock appreciation rights, restricted stock and other stock-based awards. Independent directors, officers and other employees of our Company and our subsidiaries, as well as others performing consulting or advisory services for us, will be eligible for grants under the 2011 Plan. A summary of the material terms of the 2011 Plan is set forth below under the heading “Employee Benefit and Stock Plans—2011 Stock Incentive Plan.”

Other Equity Issuances. Our Co-Chief Executive Officers also have purchased certain units of Home Holdings. In particular, Mr. Friedman has purchased (i) 1,118,064 units, with each such unit consisting of both one Class A-1 unit and one Class A-2 unit at a price of $4.50 for each pair of units, and (ii) 215,269 Class A units at a price of $4.50 per unit, for an aggregate purchase price of $6,000,000. Mr. Friedman purchased such units through loans from Home Holdings, which loans were repaid in their entirety on September 8, 2011, as described further in “Certain Relationships and Related Party Transactions” below. In addition, Mr. Friedman also purchased 1,000,000 Class A units at the time of the acquisition of our Company on June 17, 2008 by means of a rollover transaction involving 1,000,000 shares of the common stock of Restoration Hardware, Inc. previously owned by Mr. Friedman at the time of the acquisition transaction.

Mr. Alberini purchased 888,889 units consisting of one Class A-1 unit and one Class A-2 unit at a price of $4.50 for each pair of securities and 215,269 Class A units at a price of $4.50 per unit, for an aggregate purchase price of $4,000,000. Mr. Alberini purchased the units through a loan from Home Holdings. The outstanding principal on the loan, together with accrued interest thereon, was repaid in full by Mr. Alberini on August 25, 2010. The Class A-1 units and Class A-2 units sold to Mr. Alberini are subject to transfer and other restrictions, including vesting and certain repurchase rights as set forth in a restricted unit purchase agreement.

Mr. Alberini was also granted one Class B-2 unit outside the terms of the Team Resto Ownership Plan as described above.

401(k) Plan

We maintain a 401(k) retirement savings plan. Each participant who is a U.S. employee may contribute to the 401(k) plan, through payroll deductions, up to a statutorily prescribed annual limit of $16,500 in 2010, subject to statutory limitations imposed by the Internal Revenue Service. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times and are not taxable to participants until withdrawn. Employee participants may elect to invest their contributions in various established funds. We may make contributions to the accounts of plan participants.

Perquisites and Other Personal Benefits

We provide certain named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

Certain named executive officers are provided an automobile allowance. In addition, it has been our practice to provide key executive officers with relocation benefits in connection with their initial hiring by our Company. Mr. Alberini received a relocation allowance in connection with his hiring in 2010.

Severance Benefits

We have entered into agreements with certain key employees providing severance benefits in the event of termination, including certain of the named executive officers. These severance protection agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments that would be payable under such agreements for the named executive officers is provided under the heading “Potential Payments on Termination and Change in Control” on page 119. In the event that any termination payments made to our Co-Chief Executive Officers are deemed under Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to constitute excess parachute payments subject to an excise tax, we will gross up such payments to cover the excise tax and any additional taxes associated with such gross-up. See “Employment and Other Agreements” below.

Total Compensation

In making decisions with respect to any element of a named executive officer’s compensation, the compensation committee considers the total compensation that may be awarded to the officer, including salary, annual bonus and long-term equity incentive compensation. In addition, in reviewing and approving employment agreements for the named executive officers, the compensation committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The compensation committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

Compensation Committee Review of Compensation

We expect that following this offering, the compensation committee will review compensation elements and amounts for named executive officers on an annual basis, at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require. We expect in the future to use the services of a third-party compensation consultant to assist us with determining compensation levels for our named executive officers. In making compensation decisions in the future with respect to our named executive officers, we expect that each year we will gather information that includes a report of benchmark data for executive positions for similar companies, including summaries of base salary, annual cash incentive plan opportunities and awards and long-term incentive award values. We expect that the compensation committee will determine a list of companies that we will benchmark our compensation packages against shortly after completion of this offering and will compare our pay practices and overall pay levels with other leading retail organizations and, where appropriate, with non-retail organizations when establishing our pay guidelines. The compensation committee retained the services of Steven Hall & Partners, a compensation consultant, in connection with the compensation committee’s review of executive compensation at our Company. Our compensation consultant’s report delivered in 2011 indicated that our overall executive cash compensation was at the median for our industry peers, and that Mr. Alberini’s cash compensation was below the median for our industry. In response to these findings and the competition for talented executives in our industry, the compensation committee approved an increase to the salary of Mr. Alberini and two other named executive officers as set forth under “—Base Salary.” The compensation committee retained the compensation consultant to conduct a marketplace review of compensation levels for the senior executive team and to analyze the cash compensation structure of management below the senior executive team. The scope of the assignment was to review market competitiveness of cash compensation for members of the senior executive team benchmarked to comparator group proxy and industry survey data and to review the cash compensation structure for other executives benchmarked to industry survey data. The comparator group was developed based on companies with similar businesses, specifically retail companies in the specialty retail, home furnishings and internet and catalog retail business, and taking into account the size in terms of revenue, net income and operating income. The comparator group included Abercrombie & Fitch Co., American Eagle Outfitters, Inc., Ann Inc., Ethan Allen Interiors Inc., Guess?, Inc., HSN, Inc., J. Crew Group, Inc., Jos A Bank Clothiers Inc., La-Z-Boy Incorporated, Leggett & Platt, Incorporated, lululemon athletica inc., Lumber Liquidators Holdings, Inc., Pier 1 Imports, Inc., rue21, inc., Saks Incorporated, The Buckle, Inc., Tiffany & Co., Urban Outfitters, Inc., Vera Bradley, Inc., Vitamin Shoppe, Inc. and Williams-Sonoma, Inc.

We expect that the Co-Chief Executive Officers will provide compensation recommendations to the compensation committee for executives other than themselves based on data described above and the other considerations mentioned in this Compensation Discussion and Analysis. We expect that the compensation committee will recommend a compensation package that is consistent with our compensation philosophy strategically positioned above the median of the peer group and competitive with other leading retail organizations. The compensation committee will then discuss these recommendations with the Co-Chief Executive Officers and may with respect to certain elements of our compensation programs make a recommendation to our board of directors, which our board of directors will consider and approve, if appropriate.

We expect that the compensation committee will consider input from our Co-Chief Executive Officers and our Chief Financial Officer when setting financial objectives for our incentive plans. We also expect that the compensation committee in determining compensation will consider input from our Co-Chief Executive Officers (for officers other than for themselves) regarding benchmarking and recommendations for base salary, annual incentive targets and other compensation awards. The compensation committee will likely give significant weight to our Co-Chief Executive Officers’ judgment when assessing each of the other named executive officer’s individual performance and determining appropriate compensation levels and incentive awards. The members of our board of directors (other than the Co-Chief Executive Officers), or the compensation committee, meeting in executive session, will determine the compensation of the Co-Chief Executive Officers, including their annual incentive targets.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the Code. Section 162(m) generally limits the deductibility of compensation paid to our named executive officers (other than the Chief Financial Officer) to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) until the earliest occurrence of any of the following: (1) the expiration of the plan or agreement; (2) a material modification of the plan or agreement; (3) the issuance of all employer stock and other compensation that has been allocated under the plan; or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering (the “Transition Date”). After the Transition Date, rights or awards granted under the plan, other than certain options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

Our compensation program is intended to maximize the deductibility of the compensation paid to our named executive officers to the extent that we determine it is in our best interests. Consequently, we may rely on the exemption from Section 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans.

Stock Ownership Guidelines

We do not require that the named executive officers maintain a minimum ownership interest in our Company.

Compensation Tables

Summary Compensation Table

The following table shows the compensation earned by our named executive officers during fiscal 2010.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation (2)		All Other Compensation (3)	Total
Gary Friedman	2010	$900,000	—	—	—	$747,000		$11,400	$1,658,400
Chairman and Co-Chief Executive Officer
Carlos Alberini (4)	2010	$507,693	—	$1,922,627	—	$531,200	(5)	$218,821	$3,180,341
Co-Chief Executive Officer
Ken Dunaj	2010	$526,923	—	—	—	$218,673		$6,000	$751,596
Chief Operating Officer
Chris Newman (6)	2010	$418,077	—	$178,772	—	$173,502		$6,000	$776,351
Former Chief Financial Officer

(1)	Reflects the aggregate grant date fair value of the grants of units made in fiscal 2010, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). See Note 10 – Stock-Based Compensation to Restoration Hardware, Inc.’s audited consolidated financial statements. The grant date fair value of performance-based Class B, Class B-1 and Class B-2 awards granted in fiscal 2010 was zero based on the probable outcome of the performance conditions as assessed on the grant date, calculated in accordance with applicable accounting guidance. If the awards were valued on the maximum outcome of performance-based conditions, the awards would be valued on grant date as follows: $4,166,809 for Mr. Alberini’s awards; and $35,157 for Mr. Newman’s awards.

(2)	The amounts in this column reflect the cash awards to the named executive officers in April 2011 under our MIP for fiscal 2010 performance.
(3)	This column reflects perquisites to the named executive officers in the form of car allowances. In addition, for Mr. Alberini this amount also includes relocation benefits in the aggregate amount of $212,171, which includes approximately $120,000 as a housing stipend, $51,653 in moving expenses and a tax adjustment “gross up” payment of $60,517.
(4)	Mr. Alberini’s employment with our Company commenced June 14, 2010.
(5)	Mr. Alberini’s bonus amount reflects a prorated portion equal to 80% of what he would have earned had he been employed with us for all of fiscal 2010.
(6)	Mr. Newman left our Company effective as of July 31, 2011.

Grants of Plan-Based Awards

The following table provides information on the estimated possible payouts under our MIP for fiscal 2010 based on certain assumptions about the achievement of performance objectives for our Company and the individual named executive officer at various levels. The following table does not set forth the actual bonuses awarded to the named executive officers for fiscal 2010 under the MIP. The actual bonuses awarded to the named executive officers for fiscal 2010 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

The following table also provides information on awards of performance-based and time-based units under the Team Resto Ownership Plan granted or approved in fiscal 2010 to each of our named executive officers.

Name	Grant Date	Board/ Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stocks or Units (3)		Grant Date Fair Value of Stock Awards (4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Gary Friedman	N/A	N/A	$180,000	$900,000	$1,080,000	—	—	—	—		—

Carlos Alberini	N/A	N/A	$128,000	$640,000	$768,000	—	—	—	—		—
	5/12/10	5/12/10	—	—	—	70,425	352,130	704,259	—		—
	5/12/10	5/12/10	—	—	—	140,852	704,259	1,408,518	—		—
	5/12/10	5/12/10	—	—	—	—	—	—	2,112,777		$1,922,627
	5/12/10	5/12/10	—	—	—	—	—	—	1	(5)	—

Ken Dunaj	N/A	N/A	$50,000	$250,000	$300,000	—	—	—	—		—

Chris Newman	N/A	N/A	$39,500	$197,500	$237,000	—	—	—	—		—
	6/8/10	6/8/10	—	—	—	6,761	33,805	67,609	—		—
	6/8/10	6/8/10	—	—	—	—	—	—	101,413		$178,772

(1)	Amounts shown in these columns are the estimated possible payouts for fiscal 2010 under our MIP and assume the achievement of performance objectives for our Company at various levels. The actual bonuses awarded to the named executive officers for fiscal 2010 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

The named executive officers are eligible to receive an annual cash bonus based on a percentage of base salary under our MIP. Our Company’s financial objectives are established each year and the payment and the amount of any bonus are dependent upon whether our Company achieves those performance goals. The specific amount any participant could receive is dependent on the level of our performance. The amounts shown in these columns for the named executive officers are based on the following assumptions:

•	In the “threshold” column, the amount for each named executive officer reflects the minimum bonus that would have been awarded if we had met, but had not exceeded, our minimum financial objectives.

•

In the “target” column, the amount for each named executive officer reflects the midpoint of the range of bonus amounts that would have been awarded if we had met, but had not exceeded, our midpoint financial objectives.

•	In the “maximum” column, the amount for each named executive officer reflects the maximum bonus that would have been awarded if we had met or exceeded our maximum financial objectives.

(2)	Represents the number of performance-based units awarded in fiscal 2010 to each named executive officer under the Team Resto Ownership Plan that would vest based on the achievement of a cumulative return on the original equity investment in our Company of between two times and five times the amount of such original equity investment. For fiscal 2010, Mr. Alberini was granted 704,259 2X – 3X Performance-based Units and 1,408,518 3X – 5X Performance-based Units. For fiscal 2010, Mr. Newman was granted 67,609 2X – 3X Performance-based Units. With respect to both Mr. Alberini’s and Mr. Newman’s 2X – 3X Performance-based Units, the amounts shown in the “threshold” column represent the number of performance-based units that would vest based upon the achievement of a 2.10 cumulative return on equity investment, the amounts shown in the “target” column represent the number of performance-based units that would vest based upon the achievement of a 2.5 cumulative return on equity investment, and the amounts shown in the “maximum” column represent the number of performance-based units that would vest based upon the achievement of a 3.0 cumulative return on equity investment. All of the 2X – 3X Performance-based Units vest in full upon 3.0 cumulative return on equity investment. With respect to Mr. Alberini’s 3X – 5X Performance-based Units, the amounts shown in the “threshold” column represent the number of performance-based units that would vest based upon the achievement of a 3.10 cumulative return on equity investment, the amounts shown in the “target” column represent the number of performance-based units that would vest based upon the achievement of a 4.0 cumulative return on equity investment, and the amounts shown in the “maximum” column represent the number of performance-based units that would vest based upon the achievement of a 5.0 cumulative return on equity investment. All of the 3X – 5X Performance-based Units vest in full upon 5.0 cumulative return on equity investment. See “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Summary of Our Current Plan” above for additional information.

(3)	Represents the aggregate number of time-based units awarded in fiscal 2010 to each named executive officer under the Team Resto Ownership Plan. See “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Summary of Our Current Plan” above for additional information.

(4)	Reflects the aggregate grant date fair value of the grants of time-based and performance-based units made in fiscal 2010, computed in accordance with FASB ASC 718. See Note 10 – Stock-Based Compensation to Restoration Hardware, Inc.’s audited consolidated financial statements. Also see footnote 1 to the Summary Compensation Table above.

(5)	Consists of one Class B-2 unit granted to Mr. Alberini. The terms of the Class B-2 unit are described further in “Compensation Discussion & Analysis—Long-Term Equity Incentive Compensation—Summary of Our Current Plan” above.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information regarding the outstanding equity awards held by our named executive officers as of January 29, 2011.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
Gary Friedman	5/19/2009	2,366,330	$4,141,078	—		—
	5/19/2009	—	—	1,267,666	(4)	—
	5/19/2009	—	—	2,535,332	(5)	—
Carlos Alberini (6)	6/14/2010	2,112,777	$3,697,360	—		—
	6/14/2010	—	—	704,259	(4)	—
	6/14/2010	—	—	1,408,518	(5)	—
Ken Dunaj	5/19/2009	532,000	$931,000	—		—
	5/19/2009	—	—	505,000	(7)	—
	5/19/2009	—	—	845,000	(8)	—
Chris Newman	5/19/2009	175,000	$306,250	—		—
	5/19/2009	—	—	170,000	(7)	—
	6/8/2010	101,413	$177,473	—		—
	6/8/2010	—	—	67,609	(7)	—

(1)	Time-based units granted on May 19, 2009, under the Team Resto Ownership Plan vest incrementally as follows: 15% on June 17, 2009, 15% on June 17, 2010, 20% on June 17, 2011, 25% on June 17, 2012, and the remaining 25% on June 17, 2013. Time-based units granted after May 19, 2009, under the Team Resto Ownership Plan vest incrementally as follows: 15% on the first anniversary of the grant date, 15% on the second anniversary of the grant date, 20% on the third anniversary of the grant date, 25% on the fourth anniversary of the grant date and the remaining 25% on the first anniversary of the grant date.

(2)	Represents the liquidation value per unit for these time-based profit interest units at January 29, 2011, multiplied by the number of outstanding, unvested units on such date.
(3)	The liquidation value per unit for these performance-based profit interest units at January 29, 2011 was zero.
(4)	These performance-based units have a minimum requirement for vesting of two times return on equity investment as described in “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Summary of Our Current Plan” above.
(5)	These performance-based units have a minimum requirement for vesting of three times return on equity investment as described in “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Summary of Our Current Plan” above. For a period of 36 months after the offering, such officer may elect, in such officer’s discretion, vesting of performance-based units in whole or in part based upon the cumulative return on equity investment to our investors, which in turn is based upon the price at which our common stock trades in the market after this offering.
(6)	In addition to the grants set forth in this table, Mr. Alberini was also granted one Class B-2 unit. The terms of the Class B-2 unit are described further in “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Summary of Our Current Plan” above.
(7)	These performance-based units have a minimum requirement for vesting of two times return on equity investment as described in “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Summary of Our Current Plan” above. These performance-based units awarded under the Team Resto Ownership Plan will vest, if at all, upon the consummation of this offering, to the extent cumulative return on equity investment has been achieved as described in “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Summary of Our Current Plan” above.
(8)	These performance-based units have a minimum requirement for vesting of three times return on equity investment as described in “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Summary of Our Current Plan” above. These performance-based units awarded under the Team Resto Ownership Plan will vest, if at all, upon the consummation of this offering, to the extent cumulative return on equity investment has been achieved as described in “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Summary of Our Current Plan” above.

Options Exercised and Stock Vested

None of our named executive officers held stock options to purchase shares of our common stock during fiscal 2010. The following table provides information relating to the time-based units awarded under the Team Resto Ownership Plan that vested during fiscal 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Gary Friedman	507,057	$84,679
Carlos Alberini	—	—
Ken Dunaj	114,000	$19,038
Chris Newman	37,500	$6,263

(1)	Represents the fair market value per unit for these units as of the date the units vested.

Employment and Other Agreements

The following is a description of the terms of the employment agreements with each of our named executive officers.

Gary Friedman

We entered into an amended and restated compensation and severance agreement, effective as of February 1, 2010, with Mr. Friedman, which amended and restated Mr. Friedman’s prior employment agreement with us. Under the 2010 agreement, Mr. Friedman’s initial annual base salary was $900,000. Mr. Friedman’s annual salary was automatically increased under his agreement to $1 million because our twelve-month trailing EBITDA (as such metric was determined in good faith by the Board) exceeded $37 million. Mr. Friedman is eligible for annual bonus compensation targeted at between 85% and 125% of his annual base salary, although his actual annual bonus range has varied from year to year.

If Mr. Friedman’s employment is terminated by us without cause (as defined in the agreement), or by Mr. Friedman for good reason (as defined in the agreement), he is entitled to (a) all accrued salary and vacation pay through the termination date, (b) any earned and unpaid portion of his annual bonus, (c) severance payments totaling $1.5 million, less withholdings, paid on our regular payroll schedule over the 12 months following the termination date, (d) a pro-rata amount (based on the number of days Mr. Friedman was employed during the fiscal year through the termination date) of the greater of the last annual bonus paid or payable (i.e., if the performance period was completed but the bonus not yet paid) to Mr. Friedman prior to the termination date or Mr. Friedman’s target bonus for the applicable fiscal year in which termination of employment occurs, (e) subject to his timely election under COBRA, continuation of medical benefits for 24 months following the termination date, subject to Mr. Friedman’s payment of applicable premiums at the same rate that would have been applied had he remained an executive officer of our Company, paid for by us to the same extent that we paid for his health insurance prior to termination, (f) accelerated vesting of his time-based units as to the number of time-based units that would have vested through the termination date and for an additional 24-month period following the termination date, and (g) his performance-based units will remain outstanding and vest according to their terms for a period of 24 months following the termination date.

Mr. Friedman has agreed that, during his employment with us and during the 24-month period following the termination date, he will not directly or indirectly work for or engage or invest in any competitor. If Mr. Friedman engages in such restricted activity during the severance period, we may terminate any and all severance payments that may still be due and owing, as well as any further vesting for any units. In addition, Mr. Friedman has agreed that, during his employment with us and during any severance period, he will not solicit, directly or through any third party, (a) any employee of our Company or (b) any business from any of our material customers or suppliers or encourage any of our customers to reduce their business or contractual relationship with us.

Mr. Friedman will be entitled to receive a tax “gross-up” payment under Sections 280G and 4999 of the Code in the event that any of his compensation would become subject to an excise tax or he incurs any interest or penalties with respect to such an excise tax.

Carlos Alberini

Effective May 12, 2010, we entered into an employment agreement with Mr. Alberini, our Co-Chief Executive Officer. Mr. Alberini’s annual base salary under his employment agreement is $800,000. Mr. Alberini’s base salary was increased to $1.0 million on July 1, 2011. Mr. Alberini is eligible for annual bonus compensation targeted at between 85% and 125% of his annual base salary, although his actual annual bonus range has varied from year to year.

If Mr. Alberini’s employment is terminated by us without cause (as defined in the agreement), or by Mr. Alberini for good reason (as defined in the agreement), he is entitled to (a) all accrued salary and vacation pay through the termination date, (b) any earned and unpaid portion of his annual bonus, (c) severance payments totaling $1.5 million, less withholdings, paid on our regular payroll schedule over the 12 months following the termination date, (d) a pro-rata amount (based on the number of days Mr. Alberini was employed during the fiscal year through the termination date) of Mr. Alberini’s target bonus for the applicable fiscal year in which termination of employment occurs, (e) subject to his timely election under COBRA, continuation of medical benefits for 24 months following the termination date, subject to Mr. Alberini’s payment of applicable premiums at the same rate that would have been applied had he remained an executive officer of our Company, paid for by us to the same extent that we paid for his health insurance prior to termination, (f) accelerated vesting of his time-based units as to the number of time-based units that would have vested through the termination date and for an additional 24-month period following the termination date, and (g) his performance-based units will remain outstanding and vest according to their terms for a period of 24 months following the termination date.

Mr. Alberini has agreed that, during his employment with us and during the 12-month period following the termination date, he will not directly or indirectly work for or engage or invest in any competitor. If Mr. Alberini engages in such restricted activity during the severance period, we may terminate any and all severance payments that may still be due and owing, as well as any further vesting for any units. In addition, Mr. Alberini has agreed that, during his employment with us and during any severance period, he will not solicit, directly or through any third party, (a) any employee of our Company or (b) any business from any of our material customers or suppliers or encourage any of our customers to reduce their business or contractual relationship with us.

Mr. Alberini will be entitled to receive a tax “gross-up” payment under Sections 280G and 4999 of the Code in the event that any of his compensation would become subject to an excise tax or he incurs any interest or penalties with respect to such an excise tax.

Chris Newman

We entered into an amended employment agreement with Mr. Newman effective as of December 31, 2010, following Mr. Newman’s exercise of his right to terminate his earlier employment agreement following the Acquisition and thereafter receive the severance benefits provided thereunder. The amended employment agreement provided that Mr. Newman would remain with our Company until July 31, 2011, when his employment would then terminate and he would be entitled to thereafter receive the severance and other benefits provided therein. Pursuant to the terms of the amended employment agreement, Mr. Newman’s employment with our Company ended effective as of July 31, 2011, and Mr. Newman is receiving compensation continuation (paid according to our regular payroll schedule) for a period of 12 months from such termination date in an aggregate amount equal to $1,250,000. Mr. Newman surrendered for no additional consideration all but 50,000 of the vested time-based incentive units granted to him under the Team Resto Ownership Plan as of his termination date.

In exchange for these severance benefits, Mr. Newman executed a release of claims. The receipt of these severance benefits is also conditioned on his compliance with his proprietary information agreements with us and certain other conditions.

Ken Dunaj

Effective May 5, 2006, we entered into an employment agreement with Mr. Dunaj, our Chief Operating Officer. Mr. Dunaj’s employment agreement provides that if his employment is terminated by us other than for cause (as defined in the agreement), he will receive salary continuation for a period of one year from such termination date. The agreement provides that the receipt of this severance is conditioned on Mr. Dunaj’s execution of a release of claims and his compliance with his proprietary information agreements with us and certain other conditions.

Potential Payments Upon Termination and Change in Control

The information below describes and quantifies certain compensation that would have been paid to the following named executive officers in the event of their termination of employment or a change in control, assuming such event was effective at January 29, 2011. Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed in the event of an officer’s termination or a change in control may be different. Factors that could affect these amounts include the timing during the year of any such event.

Gary Friedman

		Termination Without Cause or Resignation With Good Reason
Benefits and Payments	Change in Control	With Change in Control	Without Change in Control
Cash severance payment (1)	$—	$2,504,250	$2,504,250
Accelerated vesting of equity (2)	4,141,043	4,141,043	3,524,815
Health coverage benefits (3)	—	40,599	40,599
Tax Gross-up (4)	—	1,220,330	—

Total	$4,141,043	$7,906,222	$6,609,664

(1)	This amount includes salary continuation in the aggregate amount of $1.5 million paid over 12 months and a lump sum payment of $1,004,250, which corresponds to Mr. Friedman’s MIP bonus amount for fiscal 2009.

(2)	Represents the liquidation value of Mr. Friedman’s time-based units at January 29, 2011 that would accelerate upon the change in control and/or termination event.
(3)	Includes all health benefits Mr. Friedman would have been entitled to following termination of employment.
(4)	Applies only in the event that any other benefits or payments upon separation are deemed subject to excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Mr. Friedman with respect to such excise tax.

Carlos Alberini

		Termination Without Cause or Resignation With Good Reason (1)
Benefits and Payments	Change in Control	With Change in Control	Without Change in Control
Cash severance payment (2)	$—	$2,031,200	$2,031,200
Accelerated vesting of equity (3)	15,000,000	15,000,000	1,540,565
Health coverage benefits (4)	—	39,803	39,803
Tax Gross-up (5)	6,360,706	7,483,186	—

Total	$21,360,706	$24,554,189	$3,611,568

(1)	The amounts set forth in this column are payable upon termination without cause or resignation with good reason. In the event of executive’s death or disability, he would be entitled to receive his accrued benefits through the date of termination, plus a pro-rata amount of the annual bonus he would have been eligible to receive had he remained employed by us for the remainder of the year.
(2)	This amount includes salary continuation in the aggregate amount of $1.5 million paid over 12 months and a lump sum payment of $531,200, which corresponds to Mr. Alberini’s MIP bonus amount for fiscal 2010.
(3)	Represents the liquidation value of Mr. Alberini’s time-based units at January 29, 2011 that would accelerate upon the change in control or termination event. Also represents an additional payment of $11,302,640 pursuant to the terms of Mr. Alberini’s Class B-2 unit. Amount assumes that Home Holdings would not elect to repurchase any of Mr. Alberini’s Class A-1 or Class A-2 units upon Mr. Alberini’s termination of employment pursuant to the terms of the restricted unit purchase agreement between Home Holdings and Mr. Alberini.
(4)	Includes all health benefits Mr. Alberini would have been entitled to following termination of employment.
(5)	Applies only in the event that any other benefits or payments upon separation are deemed subject to excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Mr. Alberini with respect to such excise tax.

Chris Newman

Payments	Change in Control	Termination or Resignation Without Cause
Cash Severance (1)	$—	$1,250,000
Accelerated vesting of equity (2)	575,598	—

Total	$575,598	$1,250,000

(1)	Amount assumes Mr. Newman elected to surrender, in accordance with the terms of his employment agreement, all but 50,000 of his vested incentive units granted to him under the Team Resto Ownership Plan as of January 29, 2011, for zero value. The cash severance payment to Mr. Newman would have been paid as salary continuation over 12 months.
(2)	Represents the liquidation value of Mr. Newman’s time-based units at January 29, 2011 that would accelerate upon the change in control.

Ken Dunaj

Payments	Change in Control	Termination or Resignation Without Cause
Cash Severance (1)	$—	$500,000
Accelerated vesting of equity (2)	931,000	—

Total	$931,000	$500,000

(1)	This amount reflects salary continuation at Mr. Dunaj’s current salary rate paid over 12 months.
(2)	Represents the liquidation value of Mr. Dunaj’s time-based units at January 29, 2011, that would accelerate upon the change in control.

Employee Benefit and Stock Plans

2011 Equity Replacement Plan

We anticipate that prior to the completion of this offering, our board of directors will adopt the Restoration Hardware 2011 Equity Replacement Plan, which we refer to as the Replacement Plan. As described in “Compensation Discussion and Analysis—Summary of Our Current Plan” and “Compensation Discussion and Analysis—Conversion of Units in Connection with Offering,” the Replacement Plan replaces and preserves all of the substantive terms of outstanding awards under the existing Team Resto Ownership Plan. As set forth in those sections, outstanding time-based units under the Team Resto Ownership Plan will be converted to shares of time-based restricted stock under the Replacement Plan, and outstanding performance-based units under the Team Resto Ownership Plan, to the extent that they do not vest and convert to shares of common stock upon the consummation of this offering pursuant to the existing terms of such units, will be converted to shares of performance-based restricted stock under the Replacement Plan. All of the vesting requirements and other substantive terms of the outstanding units awarded under the Team Resto Ownership Plan that are converted to shares of restricted stock awarded under the Replacement Plan will remain the same. Aside from the awards of restricted stock in connection with the conversion of Team Resto Ownership Plan units, no other awards will be granted under the Replacement Plan.

2011 Stock Incentive Plan

We anticipate that prior to the completion of this offering, our board of directors will adopt the Restoration Hardware 2011 Stock Incentive Plan, which we refer to as the 2011 Plan. The 2011 Plan will become effective on the date of the completion of this offering. The 2011 Plan will provide for the grant of incentive stock options, within the meaning of Section 422 of the Code to our employees and any parent and subsidiary corporations’ employees, and for the grant of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalent rights to our employees, directors and consultants and our parent and subsidiary corporations’ employees, directors and consultants.

Share Reserve

We will reserve a total of             shares of our common stock for issuance pursuant to the 2011 Plan. In addition, the 2011 Plan will provide for annual increases in the number of shares available for issuance thereunder on the first business day of each fiscal year, beginning with our fiscal year following the year of this offering, equal to the lowest of (x)             shares; (y)     percent of the number of shares of our common stock outstanding as of such date; or (z) a lower number of shares determined by the administrator.

Administration

Our board of directors or a committee of our board of directors will administer the 2011 Plan. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the

Code the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator will have the power to determine and interpret the terms and conditions of the awards, including the employees, directors and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards and the form of consideration payable upon exercise. The administrator also will have the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced or outstanding awards may be surrendered or cancelled in exchange for other awards of the same type (which may have higher or lower exercise prices) or awards of a different type.

Stock Options

The 2011 Plan will allow for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees and employees of any parent or subsidiary of ours. Non-qualified stock options may be granted to our employees, directors, and consultants and those of any parent or subsidiary of ours. The exercise price of all options granted under the 2011 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five years, and the exercise price must equal at least 110% of the fair market value on the grant date.

After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her option, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights

The 2011 Plan will allow for the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the base appreciation amount for the cash or shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her stock appreciation right, to the extent vested, only to the extent provided in the stock appreciation right agreement.

Restricted Stock Awards

The 2011 Plan will allow for the grant of restricted stock. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions on vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units

The 2011 Plan will allow for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, restrictions and conditions to payment it determines to be appropriate. The administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash, with shares of our common stock or other securities, or a combination thereof.

Transferability of Awards

The 2011 Plan will allow for the transfer of awards under the 2011 Plan only (i) by will, (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent authorized by the administrator. Only the recipient of an incentive stock option may exercise such award during his or her lifetime.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2011 Plan, the administrator will make adjustments to one or more of the number or class of shares that are covered by outstanding awards, the exercise or purchase price of outstanding awards, the numerical share limits contained in the 2011 Plan, and any other terms that the administrator determines require adjustment. In the event of our complete liquidation or dissolution, all outstanding awards will terminate immediately upon the consummation of such transaction.

Corporate Transactions and Changes in Control

The 2011 Plan will provide that in the event of a corporate transaction, as defined in the 2011 Plan, each outstanding award will terminate upon the consummation of the corporate transaction to the extent that such awards are not assumed by the acquiring or succeeding corporation. Prior to or upon the consummation of a corporate transaction or a change in control, as defined in the 2011 Plan, an outstanding award may vest, in whole or in part, to the extent provided in the award agreement or as determined by the administrator in its discretion. The administrator may condition the vesting of an award upon the subsequent termination of the recipient’s service or employment within a specified period of time following the consummation of a corporate transaction or change in control. The administrator will not be required to treat all awards similarly in the event of a corporate transaction or change in control.

Plan Amendments and Termination

The 2011 Plan will automatically terminate ten years following the date it becomes effective, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2011 Plan provided such action does not impair the rights under any outstanding award unless mutually agreed to in writing by the recipient and us.

Director and Officer Indemnification and Limitation of Liability

Our bylaws, as will be in effect prior to the completion of this offering, provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, our certificate of incorporation as will be in effect prior to the completion of this offering, will provide that our directors will not be liable for monetary damages for breach of fiduciary duty.

Prior to the completion of this offering, we will enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information as of                     , 2011 regarding the beneficial ownership of our common stock immediately prior to this offering and as adjusted to give effect to this offering, by:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our directors and our director designees;

•	each of our selling stockholders; and

•	all of our current executive officers, directors and director designees as a group.

For further information regarding material transactions between us and our stockholders or their affiliates, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of                     , 2011 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on             million shares of common stock to be outstanding after the completion of this offering after giving effect to the Reorganization, assuming no exercise of the underwriters’ option to purchase additional shares, or             million shares, assuming full exercise of the underwriters’ option to purchase additional shares. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Restoration Hardware, Inc., 15 Koch Road, Suite J, Corte Madera, CA 94925.

	Shares Beneficially Owned Prior to This Offering (1)		Shares To Be Sold in This Offering (1)	Shares Beneficially Owned After This Offering Assuming No Option to Purchase Additional Shares (1)		Shares Beneficially Owned After This Offering Assuming Full Exercise of Option to Purchase Additional Shares (1)
Name	Number	Percent	Number	Number	Percent	Number	Percent
5% Stockholders:
Home Holdings, LLC (2)		100%
CP Home Holdings, LLC (2)(3)
Tower Three Home LLC (2)(4)
Glenhill Capital LP (2)(5)
Executive Officers, Directors and Director Designees
Gary Friedman
Carlos Alberini
James Stewart
Ken Dunaj
Chris Newman
J. Michael Chu (3)
Scott Dahnke (3)
Mark Demilio
William Forrest (4)
Glenn Krevlin (5)
Marc Magliacano
Frederick Wilson
All current executive officers, directors and director designees as a group (11 persons)
Other Selling Stockholders:

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	Prior to the completion of the offering, all of our common stock is held directly by Home Holdings. All holdings set forth in this table with respect to any holder other than Home Holdings reflects indirect holdings of such shares through ownership of outstanding membership interests in Home Holdings.
(2)	CP Home Holdings, LLC beneficially owns % of the outstanding membership interests of Home Holdings, Tower Three Home LLC beneficially owns % of the outstanding membership interests of Home Holdings and funds affiliated with Glenhill Capital LP, a fund affiliated with Glenhill Advisors, LP, beneficially own % of the outstanding membership interests of Home Holdings.
(3)	Mr. Chu and Mr. Dahnke share voting control and investment power over the shares held by CP Home Holdings, LLC, but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.
(4)	Mr. Forrest has voting control and investment power over the shares held by Tower Three Home LLC, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(5)	Includes shares beneficially owned by Glenhill Capital LP, shares beneficially owned by Glenhill Capital Overseas Master Fund, LP, shares beneficially owned by Glenn J. Krevlin, Trustee of the Glenn J. Krevlin Revocable Trust and shares beneficially owned by Krevlin 2005 Gift Trust. Mr. Krevlin has voting control and investment power over the shares held by the entities affiliated with Glenhill, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein and except with respect to the shares held by the Glenn J. Krevlin Revocable Trust.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

2008 Acquisition-Related Agreements

In connection with the Acquisition in June 2008, the following agreements were entered into:

•

an agreement and plan of merger, as amended by the first amendment thereto, was entered into by and between Restoration Hardware, Inc., Home Holdings and Home Merger Sub, Inc. (“Merger Sub” and a wholly owned subsidiary of Home Holdings), pursuant to which Merger Sub was merged with and into Restoration Hardware, Inc. and Restoration Hardware, Inc. became Home Holdings’ wholly owned subsidiary;

•

rollover agreements were entered into between Home Holdings and certain of Restoration Hardware, Inc.’s stockholders prior to the Acquisition, including our current chairman and Co-Chief Executive Officer, Gary Friedman (collectively, the “Rollover Participants”), pursuant to which each of the Rollover Participants agreed to contribute to us a portion of his or its shares of Restoration Hardware, Inc.;

•

stockholder voting agreements were entered into by and between each of the Rollover Participants and Restoration Hardware, Inc. pursuant to which the Rollover Participants agreed to vote for and support the Acquisition;

•

limited guarantees were provided to Restoration Hardware, Inc. by Catterton Partners VI Offshore, L.P., a fund affiliated with Catterton, to guaranty our obligations and Merger Sub’s obligations under the agreement and plan of merger;

•

unsecured promissory notes in the aggregate amount of $25.0 million were issued by Restoration Hardware, Inc. to funds controlled by Catterton in exchange for aggregate gross proceeds of $25.0 million received from such funds;

•

a management services agreement was entered into by and between Restoration Hardware, Inc., Home Holdings, Catterton Management Company, LLC, an affiliate of Catterton, Tower Three LLC, an affiliate of Tower Three, and GJK Capital Advisors, LLC, an affiliate of Glenhill, pursuant to which Catterton Management Company, LLC, Tower Three LLC and GJK Capital Advisors, LLC provided certain management services to Restoration Hardware, Inc.; and

•	a limited liability company agreement was entered into between Catterton, Tower Three and the Rollover Participants.

Certain of the above agreements have been amended, replaced or terminated, and we currently are party to the following agreements with Catterton, Tower Three and GJK Capital Advisors, LLC:

•	the management services agreement discussed above, which will be terminated upon completion of this offering; and

•	the limited liability company agreement discussed above, which will be amended in connection with this offering.

All of the foregoing agreements and arrangements are described in further detail below.

Merger Agreement

Pursuant to the agreement and plan of merger, Merger Sub was merged with and into Restoration Hardware, Inc., with Restoration Hardware, Inc. as the surviving corporation and becoming Home Holdings’ direct, wholly owned subsidiary. At the effective time of the merger, each share of Restoration Hardware, Inc. common stock issued and outstanding immediately prior to the effective time of the merger was cancelled and converted into the right to receive $4.50 in cash, other than with respect to those shares contributed by the Rollover Participants (as described below).

Home Holdings was formed by Catterton VI, L.P. and Catterton VI Offshore, L.P., investment funds managed by Catterton Management Company, LLC in anticipation of the Acquisition. At the time of the

Acquisition, Tower Three made an investment in us in an amount that was approximately equal to the investment made by Catterton in us at the time of the closing, which investments were made to fund the merger consideration at closing.

The Acquisition was a “going-private” transaction, and Restoration Hardware, Inc.’s common stock no longer traded on the NASDAQ Global Market as of June 16, 2008, the effective time of the merger.

Rollover Agreements

Each of the Rollover Participants entered into a rollover agreement with Home Holdings pursuant to which the Rollover Participants agreed to contribute, immediately prior to the effective time of the merger, a portion of his or its shares of Restoration Hardware, Inc.’s common stock in exchange for a pro rata equity interest in Home Holdings. The Rollover Participants were Mr. Friedman, our Chairman and Co-Chief Executive Officer, certain funds affiliated with Glenhill (Mr. Krevlin, our director, has sole voting power and control with respect to investments made by such funds) and certain funds affiliated with Palo Alto Investors, LLC.

Voting Agreements

Each of the Rollover Participants also entered into separate stockholder voting agreements with Restoration Hardware, Inc. in connection with the Acquisition. The voting agreements provided that each Rollover Participant would vote for and support the Acquisition.

Promissory Notes

In connection with the execution of the first amendment to the agreement and plan of merger in January 2008, Restoration Hardware, Inc. received aggregate gross proceeds of $25.0 million from certain funds controlled by Catterton, in exchange for the issuance of unsecured promissory notes in the aggregate original principal amount of $25.0 million. Each of the notes accrued interest at a rate of 8% per annum through and including December 31, 2008. Interest on the notes was payable in kind. The maturity date of the notes was December 30, 2012. Restoration Hardware, Inc. was obligated to pay an arrangement fee of $625,000 to Catterton on July 1, 2008 or earlier upon repayment.

Notwithstanding the foregoing, in lieu of repayment of the notes, Home Holdings agreed with the funds affiliated with Catterton to exchange the notes upon the closing of the merger for a pro rata (in kind and amount) share of Home Holdings’ common equity based upon the unpaid principal balance of the notes plus all accrued but unpaid interest through the date of the closing and the arrangement fee relating to the notes to the extent not previously paid.

Guarantees

Pursuant to certain limited guarantees, funds controlled by Catterton agreed to guaranty Home Holdings’ obligations and Merger Sub’s obligations under the agreement and plan of merger for up to the amount of $10,680,000 with respect to certain termination fees that may have been payable by Home Holdings under the agreement and plan of merger.

Management Services Agreement

Restoration Hardware, Inc. and Home Holdings entered into a management services agreement as of June 17, 2008, with Catterton Management Company, LLC, Tower Three LLC and GJK Capital Advisors, LLC, which agreement was amended and restated in June 2009. Under this agreement, Catterton Management Company, LLC, Tower Three LLC and GJK Capital Advisors, LLC provide management and advisory service to Restoration Hardware, Inc. and its affiliates, including general management consulting services, support and analysis with respect to financing alternatives and strategic planning functions. The fees payable under the management services agreement may be paid either by Restoration Hardware, Inc. or Home Holdings. The aggregate fees paid to Catterton Management Company, LLC under the agreement were approximately $875,000 for the 2008 Successor period and $1.83 million and $1.83 million for fiscal years 2009 and 2010, respectively; the fees paid to Tower Three LLC under the agreement were approximately $787,500 for the 2008 Successor period and $1.73 million and $1.73 million for fiscal 2009 and 2010, respectively; and the fees paid to GJK Capital Advisors, LLC were approximately $211,000 for the 2008 Successor period and $335,000 and $335,000 for fiscal 2009 and 2010, respectively. The management services agreement provides that it shall terminate upon the consummation of this initial public offering and that a fee shall be payable in connection with an initial public offering. In connection with this offering, we plan to pay Catterton Management Company, LLC, Tower Three LLC and GJK Capital Advisors, LLC fees in the amount of $             , $             and $            , respectively. See “Use of Proceeds.”

Stockholders Agreement

We intend to enter into a stockholders agreement with Home Holdings in connection with the offering. The stockholders agreement will provide that Home Holdings will have registration rights whereby, at any time following our initial public offering, Home Holdings can require us to register under the Securities Act any shares in our Company owned by Home Holdings as of the date of this prospectus and not sold in this offering. We also expect that the stockholders agreement will provide for the designation of directors by Home Holdings, including our Co-Chief Executive Officers and representatives of our Principal Equity Holders.

Loans to Certain Directors and Executive Officers

Home Holdings entered into loan agreements with our Co-Chief Executive Officers, Mr. Friedman and Mr. Alberini, and with our Chief Operating Officer, Ken Dunaj. All of such loans have been repaid.

Mr. Friedman entered into a loan agreement with Home Holdings in December 2008 in the principal amount of $968,712 in connection with his purchase of 215,269 Class A units of Home Holdings. The unpaid principal balance under the loan accrued interest at the rate of 8% per annum. In connection with Mr. Friedman’s purchase in May 2010 of 1,118,064 units, with each such unit consisting of both one Class A-1 unit and one Class A-2 unit at a price of $4.50 for each pair of units, Mr. Friedman entered into an amendment to the loan agreement which, among other things, increased the principal amount of the loan to $6 million in the aggregate and changed the interest rate to 5% per annum, effective as of the date of the original $968,712 loan received in December 2008. On September 8, 2011, Mr. Friedman repaid the entire unpaid principal amount of the loan and accrued interest thereon through the reclassification by Home Holdings of Mr. Friedman’s Class A units and Class A-1 units into an equal number of Class A Prime units and Class A-1 Prime units, respectively. The Class A Prime units and Class A-1 Prime units do not entitle Mr. Friedman to distributions from Home Holdings until after certain amounts have been distributed to the holders of Class A units, commensurate with the amount of all previously outstanding principal and interest on his loans. On the date of such repayment, the total principal amount of the loan, including all accrued interest thereon, was $6,559,877. No prior payments of principal or interest were made by Mr. Friedman under the loan agreement.

Mr. Alberini entered into a loan agreement with Home Holdings in May 2010 in the principal amount of approximately $4 million in connection with his purchase of 888,889 units, with each unit consisting of both one Class A-1 unit and one Class A-2 unit at a price of $4.50 for each pair of securities. The unpaid principal balance under the loan accrued interest at the rate of 5% per annum. The outstanding principal on the loan, together with accrued interest thereon, was repaid in full by Mr. Alberini on August 25, 2010, in the amount of $4,057,535. No prior payments of principal or interest were made by Mr. Alberini under the loan agreement.

Mr. Dunaj entered into a loan agreement with Home Holdings in April 2011 in the principal amount of $600,000. The unpaid principal balance under the loan accrued interest at the rate of 5% per annum. On

September 8, 2011, Mr. Dunaj repaid the entire unpaid principal amount of the loan and accrued interest thereon through the reclassification of Mr. Dunaj’s Class B units of Home Holdings into Class B Prime units of Home Holdings that are entitled to a lower distribution amount than Class B units, commensurate with the amount of all previously outstanding principal and interest on his loan. On the date of such repayment, the total principal amount of the loan, including all accrued interest thereon, was $620,712. No prior payments of principal or interest were made by Mr. Dunaj under the loan agreement.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Executive Compensation—Employment and Other Agreements.”

Equity Unit Grants

We have made certain unit grants to members of our senior management and certain members of our board of directors. For more information regarding these grants, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Summary of Our Current Plan.”

The table below sets forth certain information regarding the outstanding equity awards held by each of our named executive officers under the Team Resto Ownership Plan, as well as each of the members of our board of directors who holds any equity awards under the Team Resto Ownership Plan, and how such awards will be converted into shares of our common stock and restricted common stock in connection with this offering, based on equity awards vested as of                 , 2011:

Name	Number of Vested Units (#) (1)	Number of Unvested Units (#) (2)	Shares of Vested Common Stock (#) (3)	Shares of Unvested Restricted Common Stock ($) (4)
Gary Friedman
Carlos Alberini
Ken Dunaj
Chris Newman
Fred Wilson
Mark Demilio

(1)	Represents that portion of vested time-based units awarded under the Team Resto Ownership Plan as of , 2011 and those performance-based units that vest as a result of this offering.
(2)	Represents the unvested potion of unvested time-based awards as of , 2011 and certain 3X – 5X performance-based units that are subject to continued vesting after the completion this offering.
(3)	Vested shares of common stock under the Replacement Plan are subject to certain additional restrictions on transfer after this offering as described in “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Summary of our Current Plan” above.
(4)	Represents shares of restricted common stock under the Replacement Plan that are subject to performance-based vesting after the completion of this offering based upon a deemed 3X – 5X return on equity investment that will be measured based upon the price at which our stock price trades during the three year period after the date of this offering. In the event that our common stock price trades at or above a price per share of $ for a twenty trading day measurement period, then such shares of restricted common stock would vest in full.

Indemnification Agreements

Prior to the completion of this offering, we will enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements and our bylaws require us to indemnify our directors and officers to the fullest extent permitted by the DGCL. See “Executive Compensation—Director and Officer Indemnification and Limitation of Liability.”

Our Policy Regarding Related Party Transactions

In connection with this offering, we will adopt a written policy with respect to related party transactions. Under our related party transaction policies and procedures, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries is a participant and in which a Related Party has or will have a direct or indirect interest, not including any transactions arrangements or relationships in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, subject to certain exceptions. A “Related Party” is any of our executive officers, directors or director nominees, any stockholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, and any immediate family member of any of the foregoing persons.

Pursuant to our related person transaction policies and procedures, any Related Party Transaction must be reviewed by the audit committee of our board of directors. In connection with its review of a Related Party Transaction, the audit committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction. Management shall present to the audit committee the following information, to the extent relevant, with respect to actual or potential Related Party Transactions:

1.	A general description of the transaction(s), including the material terms and conditions;

2.	The name of the related party and the basis on which such person or entity is a related party;

3.	The related party’s interest in the transaction(s), including the related party’s position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction(s);

4.	The approximate dollar value of the transaction(s), and the approximate dollar value of the related party’s interest in the transaction(s) without regard to amount of profit or loss;

5.	In the case of a lease or other transaction providing for periodic payments or installments, the aggregate amount of all periodic payments or installments expected to be made;

6.	In the case of indebtedness, the aggregate amount of principal to be outstanding and the rate or amount of interest to be payable on such indebtedness; and

7.	Any other material information regarding the transaction(s) or the related party’s interest in the transaction(s).

Other than compensation agreements and other arrangements which are described under “Executive Compensation,” and the transactions described above, since February 3, 2008, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of the material terms of the revolving Restoration Hardware, Inc. line of credit. This summary is qualified in its entirety by reference to the agreements which are filed as exhibits to the registration statement, of which this prospectus forms a part.

In August 2011, Restoration Hardware, Inc., along with its Canadian subsidiary, Restoration Hardware Canada, Inc., entered into a revolving line of credit with Bank of America, N.A., as administrative agent, and certain other lenders. This credit agreement replaced a previous facility in which Restoration Hardware, Inc. had a revolving line of credit for up to $190.0 million, as of July 30, 2011. Under this new credit agreement, Restoration Hardware, Inc. has a revolving line of credit available of up to $317.5 million, of which $10.0 million is available to Restoration Hardware Canada, Inc. The maturity date of the line of credit is August 3, 2016.

The revolving line of credit is available to be used for working capital, the financing of capital expenditures and other general corporate purposes. The line of credit allows for swing line advances to us of up to $30.0 million and the issuance of letters of credit to us of up to $50.0 million. The line of credit allows for up to $10.0 million of loans to, or letters of credit for, Restoration Hardware Canada, Inc. Restoration Hardware, Inc. may increase the amount of the line of credit by up to an additional $100.0 million, provided that such increase is subject to a number of terms and conditions, including agreement of lenders to participate in the increased loan commitments under the credit facility and the availability of sufficient borrowing base collateral to support increased loan amounts.

The availability of credit at any given time under the line of credit is limited by reference to a borrowing base formula based upon numerous factors, including the value of eligible inventory, eligible accounts receivable and eligible real estate, and reserves established by the administrative agent. As a result of the borrowing base formula, the actual borrowing availability under the line of credit could be less than the stated amount of the line of credit (as reduced by the actual borrowings and outstanding letters of credit under the line of credit).

Borrowings under the line of credit are subject to interest, at borrower’s option, at either the bank’s reference rate or LIBOR (or the BA Rate, as such term is defined in the credit agreement, in the case of Canadian borrowings), plus an applicable margin rate, in each case. The margin rate is determined quarterly based on the average daily domestic availability under the line of credit over the preceding fiscal quarter. As of October 1, 2011, $169.2 million was outstanding under the credit facility, net of unamortized debt issuance costs of $2.2 million, and there was $8.5 million in outstanding letters of credit. As of October 1, 2011, Restoration Hardware, Inc.’s undrawn borrowing availability under the credit facility was $28.2 million.

A letter of credit fee accrues on the face amount of all letters of credit, and is payable quarterly in arrears. A commitment fee accrues on the amount of the line of credit not utilized in the form of borrowings or letters of credit, and is payable quarterly in arrears. Certain other customary fees are payable in connection with the credit agreement.

Interest on borrowings is payable monthly in arrears, in the case of interest accruing at the bank’s reference rate, and every one, two, or three months, as applicable, in arrears, in the case of interest accruing based on LIBOR. Voluntary prepayments are permitted in whole or in part without premium or penalty (subject to customary breakage costs).

Borrowings under the credit agreement are subject to, among other conditions, the material accuracy of representations and warranties, the absence of any material adverse change and the absence of events of default.

The credit agreement contains various restrictive covenants, including limitations on the ability to incur liens, make loans or other investments, incur additional debt, issue additional equity, merge or consolidate with or into another person, sell assets, pay dividends or make other distributions, or enter into transactions with affiliates, along with other restrictions and limitations typical to credit agreements of this type and size.

The credit agreement does not contain any significant financial or coverage ratio covenants unless the availability under the line of credit is less than the greater of (i) $17.5 million or (ii) 10% of the lesser of (A) the aggregate maximum commitments under the credit facility and (B) the domestic borrowing base. If the availability under the line of credit is less than the foregoing amount, then Restoration Hardware, Inc. is required to maintain a consolidated fixed charge coverage ratio of at least one to one. Such ratio is approximately the ratio on the last day of each month on a trailing twelve month basis of (a) (i) consolidated EBITDA (as defined in the agreement) minus (ii) capital expenditures, minus (iii) the income taxes paid in cash to (b) the sum of (i) debt service charges plus (ii) certain dividends and distributions paid. As of August 27, 2011, Restoration Hardware, Inc. was in compliance with all covenants, and if the availability under the line of credit were less than the amount described above, Restoration Hardware, Inc. would have been in compliance with the consolidated fixed charge coverage ratio described in the previous sentence. The credit agreement requires a daily sweep of cash to prepay the loans under the credit agreement while (i) an event of default exists or (ii) the availability under the line of credit for extensions of credit to Restoration Hardware, Inc. is less than the greater of (A) $20.0 million and (B) 15% of the lesser of the aggregate maximum commitments and the domestic borrowing base.

Events of default under the credit agreement include, but are not limited to: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants; (iii) certain cross-default to indebtedness; (iv) bankruptcy or insolvency of borrowers, guarantors or subsidiaries; (v) inability of the borrowers, guarantors, or their material subsidiaries to pay debts; (vi) certain monetary judgments against borrowers, guarantors, or their material subsidiaries and material non-monetary judgments; and (vii) failure of subordination, in each case, subject to certain exceptions and qualifications.

All obligations under the credit agreement are secured by a first-priority lien on substantially all of borrowers’ assets, including accounts receivable, inventory, intangible assets, property, equipment, goods and fixtures. All of Restoration Hardware, Inc.’s material domestic subsidiaries, if any, must become either borrowers or guarantors of the obligations under the credit facility and pledge substantially all of their respective assets to secure the line of credit.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms and provisions of our common stock and preferred stock, our certificate of incorporation and bylaws, as they will be in effect upon completion of this offering, and of the DGCL. For more complete information, you should read our certificate of incorporation and bylaws, copies of which are or will be filed with the SEC as exhibits to the registration statement, of which this prospectus is a part.

Authorized Capitalization

Upon completion of this offering, our authorized capital stock will consist of             million shares of common stock, par value $0.0001 per share, and             million shares of preferred stock, par value $0.0001 per share. As of                     , 2011, we had outstanding 1,000 shares of common stock, held of record by              stockholders. Based upon (i)             million shares of our common stock that will be outstanding after giving effect to the Reorganization and (ii) the issuance of             million shares of common stock in this offering to be sold by us, there will be              million shares of our common stock outstanding upon completion of this offering, and no shares of preferred stock will be outstanding. In addition, as of                     2011, there were             shares of our common stock that were issuable pursuant to the exercise of outstanding options and              shares of restricted stock.

Common Stock

Voting Rights

Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Subject to any rights that may be applicable to any then outstanding preferred stock, our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law. Holders of our common stock will not have cumulative voting rights. Except in respect of matters relating to the election of and removal of directors on our board of directors and as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of common stock. In the case of removal of directors, all matters to be voted on by our stockholders must be approved by an affirmative vote of 66 2/3% of our common stock.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding shares of our preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. It is our present intention not to pay cash dividends on our common stock for the foreseeable future. We are a holding company and substantially all of our operations are carried out by our subsidiary, Restoration Hardware, Inc., and its subsidiaries. Restoration Hardware, Inc.’s ability to pay dividends to us is limited by its line of credit, which in turn may limit our ability to pay dividends on our common stock. See “Dividend Policy.”

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to our common stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to provide for the issuance of up to              shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any shares of preferred stock.

Corporate Opportunity

As permitted under the DGCL, in our certificate of incorporation, as it will be in effect upon completion of this offering, we will renounce any interest or expectancy in, or any offer of an opportunity to participate in, specified business opportunities that are presented to us or one or more of our officers, directors or stockholders.

Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws, as they will be in effect upon completion of this offering, also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The authorization of undesignated preferred stock in our certificate of incorporation will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our Company.

Classified Board of Directors

Our certificate of incorporation will provide that our board of directors will be divided into three classes, with each class serving three-year staggered terms. In addition, our certificate of incorporation will provide that directors may only be removed from our board of directors with cause and by an affirmative vote of 66 2/3% of our common stock. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our Company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our certificate of incorporation will provide that, upon completion of this offering, special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of the majority of the directors then in office. Our bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the requirements set forth in our bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our Company’s certificate of incorporation provides otherwise. Our certificate of incorporation will provide that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing by such stockholders.

Business Combinations with Interested Stockholders

We will elect in our certificate of incorporation not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. However, our certificate of incorporation will contain provisions that have the same effect as Section 203, except that they will provide that             and any persons to whom             sells their common stock will be deemed to have been approved by our board of directors, and thereby not subject to the restrictions set forth in these provisions.

Amendments

Any amendments to the foregoing provisions of our certificate of incorporation (except related to preferred stock) and any amendments to our bylaws will require the affirmative vote of at least             of the voting power of all shares of our common stock then outstanding.

Listing

We will apply to list our common stock on the             under the symbol “        .”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be             .

SHARES ELIGIBLE FOR FUTURE SALE

Since June 2008 and prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock.

Sale of Restricted Shares

Upon completion of this offering, we will have             shares of common stock outstanding. Of these shares of common stock, the             shares of common stock being sold in this offering, plus any shares sold by the selling stockholders upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable without restriction under the Securities Act, except for any such shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 as described below. The remaining             shares of common stock held by our existing stockholders upon completion of this offering will be “restricted securities,” as that phrase is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 and 701 under the Securities Act, which rules are summarized below. These remaining shares of common stock held by our existing stockholders upon completion of this offering will be available for sale in the public market after the expiration of the lock-up agreements described in “Underwriting,” taking into account the provisions of Rules 144 and 701 under the Securities Act.

Rule 144

Under Rule 144, persons who became the beneficial owner of shares of our common stock prior to the completion of this offering may not sell their shares until the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and have filed all required reports for at least 90 days prior to the date of the sale, or (2) a one-year holding period.

At the expiration of the six-month holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell within any three-month period only a number of shares of common stock that does not exceed the greater of either of the following:

•

1% of the number of shares of our common stock then outstanding, which will equal approximately              shares immediately after this offering, based on the number of shares of our common stock outstanding after completion of this offering; or

•	the average weekly trading volume of our common stock on during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who acquired shares from us in connection with a compensatory stock or option plan or other written agreement in compliance with Rule 701 before the effective date of the registration statement of which this prospectus is a part, are eligible to resell such shares in reliance upon Rule 144 beginning 90 days after the date of this prospectus, subject to the terms at any applicable lock-up restrictions as discussed below. If such person is not an affiliate, the sale may be made without complying with the minimum holding period or public information requirements of Rule 144. If such a person is an affiliate, the sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions.

Stock Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under the Replacement Plan and the 2011 Plan. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described below.

Lock-Up Agreements

We, our executive officers and directors, the selling stockholders and other existing security holders have agreed, subject to certain limited exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. See “Underwriting.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to the acquisition, ownership and disposition of shares of our common stock, but does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary or proposed Treasury regulations promulgated thereunder, administrative rulings and judicial opinions, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the U.S. Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to non-U.S. holders who purchase shares of our common stock issued pursuant to this offering and who hold such shares of our common stock as capital assets (within the meaning of Section 1221 of the Code).

This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate or gift tax laws or tax considerations arising under the laws of any non-U.S., state or local jurisdiction. This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships or other pass-through entities;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock; and

•	persons that will hold common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes.

Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in the partnership (or member in such other entity) will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership holding shares of our common stock (and such partnership) should consult their own tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

In general, a “non-U.S. holder” is any beneficial owner of shares of our common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. person. A “U.S. person” is any of the following:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (or other entity treated as such for U.S. federal income tax purposes);

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Distributions on Our Common Stock

As described in the section titled “Dividend Policy,” we currently do not anticipate paying dividends on shares of our common stock in the foreseeable future. If, however, we make cash or other property distributions on shares of our common stock (other than certain pro rata distributions of shares of our common stock), such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current earnings and profits for that taxable year or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a non-U.S. holder’s adjusted tax basis in the shares of our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of shares of our common stock and will be treated as described under the section titled “—Gain on Sale or Other Disposition of Shares of Our Common Stock” below.

Dividends paid to a non-U.S. holder of shares of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or other applicable form) certifying, under penalties of perjury, such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on shares of our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from the aforementioned U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a non-U.S. corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

A non-U.S. holder that claims exemption from withholding or the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty or applicability of other exemptions from withholding.

Gain on Sale or Other Disposition of Shares of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of shares of our common stock, unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder in the United States and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•

we are or have been a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period for the shares of our common stock, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.

We believe we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates generally in the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a non-U.S. corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding generally will not apply to distributions to a non-U.S. holder of shares of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions,” as specially defined under such rules, and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, shares of our common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Pursuant to a recently issued IRS notice, these rules generally would apply to payments of dividends made after December 31, 2013, and to gross proceeds from the sale or other disposition of shares of our common stock after December 31, 2014. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

Subject to the terms and conditions set forth in a purchase agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us.

Option to Purchase Additional Shares

The selling stockholders have granted an option to the underwriters to purchase up to              additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Lockup Agreements

We, our executive officers and directors, the selling stockholders and our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	file, or request or demand or cause to be filed any a registration statement related to the common stock or other securities referred to below; or

•	enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of any common stock or other securities referred to below,

whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise. However, the lock-up provisions do not restrict these persons from participating as selling stockholders in this offering, including by sale or transfer of their shares or other securities to the underwriters.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. waive, in writing, such extension.

Listing

We expect the shares to be approved for listing on the            under the symbol “        .”

Since 2008 and before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our Company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. “Naked” short sales are sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the            , in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as email.

Conflicts of Interest

Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an underwriter in this offering, is a lender under the Restoration Hardware, Inc. revolving line of credit and may receive more than 5% of the net proceeds of this offering as a result of our intention to repay borrowings under the revolving line of credit. Because Merrill Lynch, Pierce, Fenner & Smith Incorporated is an underwriter and may receive more than 5% of the entire net proceeds in this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated may be deemed to have a “conflict of interest” under the applicable provisions of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rules 5110 and 5121 of the Conduct Rules regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Pursuant to Rule 5121, Goldman, Sachs & Co. has served as the “qualified independent underwriter,” as defined by FINRA, and, in that capacity, has performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Goldman, Sachs & Co. has received $10,000 from us as compensation for such role. No underwriter with a conflict of interest will execute sales in discretionary accounts without the prior written specific approval of the customers.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended

(the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this document nor taken steps to verify the information set forth in it and has no responsibility for it. The shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Morrison & Foerster LLP, San Francisco, California. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, San Francisco, California.

EXPERTS

The financial statement of Restoration Hardware Holdings, Inc. as of September 2, 2011, and the consolidated financial statements of Restoration Hardware, Inc. as of January 30, 2010, and January 29, 2011, and for the periods from February 3, 2008 to June 16, 2008 (Predecessor), and from June 17, 2008 to January 31, 2009 (Successor), and the fiscal years ended January 30, 2010 (Successor) and January 29, 2011 (Successor) included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.

You may read and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Upon completion of this offering, we will become subject to the reporting, proxy and information requirements of the Exchange Act, and as a result will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above, as well as on our website, www.restorationhardware.com. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

We intend to furnish our stockholders with annual reports containing audited financial statements and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page Number
Restoration Hardware Holdings, Inc.
Report of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm	F-2

Audited Financial Statement
Balance Sheet as of September 2, 2011	F-3
Notes to Balance Sheet	F-4

Restoration Hardware, Inc.
Reports of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm	F-5

Audited Consolidated Financial Statements
Consolidated Balance Sheets as of January 30, 2010 (Successor), and January 29, 2011 (Successor)	F-7

Consolidated Statements of Operations for the period from February 3, 2008, through June  16, 2008 (Predecessor), the period from June 17, 2008, through January 31, 2009 (Successor), the fiscal year ended January 30, 2010 (Successor), and the fiscal year ended January 29, 2011 (Successor)

F-8

Consolidated Statements of Stockholders’ Equity for the period from February  3, 2008, through June 16, 2008 (Predecessor), the period from June 17, 2008, through January 31, 2009 (Successor), the fiscal year ended January 30, 2010 (Successor), and the fiscal year ended January 29, 2011 (Successor)

F-9

Consolidated Statements of Cash Flows for the period from February 3, 2008, through June  16, 2008 (Predecessor), the period from June 17, 2008, through January 31, 2009 (Successor), the fiscal year ended January 30, 2010 (Successor), and the fiscal year ended January 29, 2011 (Successor)

F-10
Notes to Consolidated Financial Statements	F-11

Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheet as of January 29, 2011, and July 30, 2011	F-38
Condensed Consolidated Statements of Operations for the six-months ended July 31, 2010, and July 30, 2011	F-39
Condensed Consolidated Statements of Cash Flows for the six-months ended July 31, 2010, and July 30, 2011	F-40
Notes to Condensed Consolidated Financial Statements	F-41

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Restoration Hardware Holdings, Inc.:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Restoration Hardware Holdings, Inc. at September 2, 2011, in conformity with accounting principles generally accepted in the United States of America. The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, CA

September 8, 2011

RESTORATION HARDWARE HOLDINGS, INC.

BALANCE SHEET

September 2, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,000

Total assets	$1,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Commitments and contingencies	—

Stockholder’s equity:
Common stock, zero par value, 1,000 shares authorized, 1,000 shares issued and outstanding	$—
Additional paid-in capital	1,000

Total liabilities and stockholder’s equity	$1,000

The accompanying notes are an integral part of this Balance Sheet.

RESTORATION HARDWARE HOLDINGS, INC.

NOTES TO BALANCE SHEET

NOTE 1—THE COMPANY

Restoration Hardware Holdings, Inc. (the “Company”), a Delaware corporation, was formed on August 18, 2011 and capitalized on September 2, 2011 as a holding company for the purposes of facilitating an initial public offering (“IPO”) of common equity. The Company has not engaged in any business or other activities. It is expected that following an internal reorganization, Restoration Hardware, Inc., a Delaware corporation, will become a direct, wholly owned subsidiary of the Company prior to the completion of the IPO.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The balance sheet and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States.

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

NOTE 3—SUBSEQUENT EVENTS

Management has evaluated all events and transactions that occurred after September 2, 2011, through September 8, 2011, which is the date the financial statements are available to be issued. No material subsequent events have occurred since September 2, 2011 that require recognition or disclosure in these financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Restoration Hardware, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Restoration Hardware, Inc. and its subsidiaries (Successor Company) at January 30, 2010, and January 29, 2011, and the results of their operations and their cash flows for the period ended June 17, 2008, through January 31, 2009, and the years ended January 30, 2010, and January 29, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, CA

April 22, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Restoration Hardware, Inc.:

In our opinion, the accompanying consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the results of operations and cash flows of Restoration Hardware, Inc. and its subsidiaries (Predecessor Company) for the period from February 3, 2008, through June 16, 2008, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, CA

September 8, 2011

RESTORATION HARDWARE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	January 30, 2010	January 29, 2011
ASSETS
Current assets:
Cash and cash equivalents	$13,186	$13,364
Accounts receivable—net	4,539	4,462
Merchandise inventories	149,026	206,406
Prepaid expense and other current assets	18,778	20,361

Total current assets	185,529	244,593

Property and equipment—net	62,192	76,450
Goodwill	122,493	122,603
Trademarks	47,100	47,100
Other intangible assets—net	12,722	8,793
Other assets	1,492	2,452

Total assets	$431,528	$501,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$84,761	$90,726
Deferred revenue and customer deposits	11,498	14,001
Other current liabilities	20,970	25,000

Total current liabilities	117,229	129,727

Line of credit	57,442	111,837
Deferred rent and lease incentives	9,357	18,130
Deferred tax liabilities	18,280	17,853
Other long-term obligations	8,141	8,640

Total liabilities	210,449	286,187

Commitments and contingencies (See Note 13 to the consolidated financial statements)	—	—

Stockholders’ equity:
Common stock, $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding as of both January 30, 2010 and January 29, 2011	—	—
Additional paid-in capital	276,984	279,126
Accumulated other comprehensive income	330	987
Accumulated deficit	(56,235)	(64,309)

Total stockholders’ equity	221,079	215,804

Total liabilities and stockholders’ equity	$431,528	$501,991

The accompanying notes are an integral part of these Consolidated Financial Statements.

RESTORATION HARDWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Predecessor	Successor
	Period from February 3, 2008 Through June 16, 2008	Period from June 17, 2008 Through January 31, 2009	Year Ended January 30, 2010	Year Ended January 29, 2011
Net revenues	$195,437	$498,581	$625,685		$772,752
Cost of goods sold	140,088	308,448	412,629		501,132

Gross profit	55,349	190,133	213,056		271,620
Selling, general and administrative expenses	75,396	213,011	238,889		275,859

Loss from operations	(20,047)	(22,878)	(25,833)		(4,239)
Interest expense	(2,731)	(4,907)	(3,241)		(3,150)

Loss before income taxes	(22,778)	(27,785)	(29,074)		(7,389)
Income tax expense (benefit)	508	(201)	(423)		685

Net loss	$(23,286)	$(27,584)	$(28,651)		$(8,074)

Basic and diluted net loss per share	$(0.60)	$(275,840)	$(286,510)		$(80,740)
Shares used in computing basic and diluted net loss per share	38,969,000	100	100		100

Pro forma basic and diluted net loss per share (unaudited)				$
Pro forma shares used in computing basic and diluted net loss per share (unaudited)

The accompanying notes are an integral part of these Consolidated Financial Statements.

RESTORATION HARDWARE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity	Total Comprehensive (Loss) Income
	Shares	Amount
Predecessor balances—February 2, 2008	38,968,596	$4	$181,712	$1,776	$(139,662)	$43,830
Issuance of common stock	8,745	—	29	—	—	29
Stock-based compensation	—	—	2,319	—	—	2,319
Net loss	—	—	—	—	(23,286)	(23,286)	(23,286)
Foreign currency translation adjustment—net of tax	—	—	—	70	—	70	70

Comprehensive loss							$(23,216)

Elimination of Predecessor equity in connection with Acquisition	(38,977,341)	(4)	(184,060)	(1,846)	162,948	(22,962)

Predecessor balances—June 16, 2008	—	—	—	—	—	—

Successor capital contribution—June 17, 2008	100	—	232,500	—	—	232,500
Successor capital contribution	—	—	35,000	—	—	35,000
Net loss	—	—	—	—	(27,584)	(27,584)	(27,584)
Foreign currency translation adjustment—net of tax	—	—	—	(1,246)	—	(1,246)	(1,246)

Comprehensive loss							$(28,830)

Successor balances—January 31, 2009	100	—	267,500	(1,246)	(27,584)	238,670
Successor capital contribution	—	—	5,000	—	—	5,000
Successor capital contribution—management fee	—	—	3,892	—	—	3,892
Stock-based compensation	—	—	592	—	—	592
Net loss	—	—	—	—	(28,651)	(28,651)	(28,651)
Foreign currency translation adjustment—net of tax	—	—	—	1,576	—	1,576	1,576

Comprehensive loss							$(27,075)

Successor balances—January 30, 2010	100	—	276,984	330	(56,235)	221,079
Stock-based compensation	—	—	2,142	—	—	2,142
Net loss	—	—	—	—	(8,074)	(8,074)	(8,074)
Foreign currency translation adjustment—net of tax	—	—	—	657	—	657	657

Comprehensive loss							$(7,417)

Successor balances—January 29, 2011	100	$—	$279,126	$987	$(64,309)	$215,804

The accompanying notes are an integral part of these Consolidated Financial Statements.

RESTORATION HARDWARE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Predecessor	Successor
	Period from February 3, 2008 Through June 16, 2008	Period from June 17, 2008 Through January 31, 2009	Year Ended January 30, 2010	Year Ended January 29, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(23,286)	$(27,584)	$(28,651)	$(8,074)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	7,934	50,222	43,065	31,263
Net non-cash charges resulting from inventory fair value adjustment	—	(35,075)	(12,780)	—
Impairment of property and equipment	—	3,868	2,304	2,115
Stock-based compensation expense	2,319	—	592	2,142
Management fee paid by Parent on behalf of the Company	—	—	3,892	—
Deferred income taxes	388	(17)	(179)	(427)
Amortization of financing fees	106	127	193	193
Change in assets and liabilities:
Accounts receivable	(368)	547	3,804	68
Merchandise inventories	(31,230)	24,344	34,953	(57,103)
Prepaid expense and other current assets	(2,066)	3,151	(1,009)	(1,477)
Other assets	(10)	(938)	704	(797)
Accounts payable and accrued expenses	(4,033)	(20,334)	8,202	5,475
Deferred revenue and customer deposits	1,111	(3,646)	1,188	2,503
Other current liabilities	(309)	(1,053)	(208)	3,395
Deferred rent and lease incentives	(1,992)	7,891	1,236	8,638
Other long-term obligations	6	396	(238)	276

Net cash (used in) provided by operating activities	(51,430)	1,899	57,068	(11,810)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(3,821)	(13,428)	(2,024)	(39,907)
Net cash paid for Acquisition expenses	—	(7,332)	—	—

Net cash used in investing activities	(3,821)	(20,760)	(2,024)	(39,907)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross borrowings under line of credit	260,338	542,260	616,878	875,936
Gross repayments under line of credit	(204,350)	(566,110)	(670,325)	(821,734)
Debt issuance costs	—	(330)	—	—
Payments on capital leases and other long-term obligations	(868)	(1,789)	(2,608)	(2,601)
Issuance of common stock	3	—	—	—
Capital contributions	—	35,000	5,000	—

Net cash provided by (used in) financing activities	55,123	9,031	(51,055)	51,601

Effects of foreign currency exchange rate translation	24	(45)	594	294

Net (decrease) increase in cash and cash equivalents	(104)	(9,875)	4,583	178
Cash and cash equivalents
Beginning of period	1,229	18,478	8,603	13,186

End of period	$1,125	$8,603	$13,186	$13,364

Cash paid for interest	$1,423	$4,242	$2,761	$2,068
Cash paid for taxes	180	149	354	744
Non-cash transactions:
Property and equipment acquired under capital lease	2,120	213	—	3,550
Construction in progress—leased facilities	(24,110)	—	—	—
Property and equipment additions in accounts payable	38	541	41	454
Successor capital contribution from Acquisition	—	215,147	—	—
Successor capital contribution—management fee paid by Parent on behalf of the Company	—	—	3,892	—

The accompanying notes are an integral part of these Consolidated Financial Statements.

RESTORATION HARDWARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—NATURE OF BUSINESS

Restoration Hardware, Inc., a Delaware corporation, together with its subsidiaries (collectively, the “Company”), is a luxury home furnishings retailer that offers a growing number of categories including furniture, lighting, textiles, bathware, décor, outdoor and garden, as well as baby and child products. These products are sold through the Company’s stores, catalogs and websites. As of January 29, 2011, the Company operated a total of 91 retail stores and 11 outlet stores in 31 states, the District of Columbia and Canada, and had sourcing operations in Shanghai and Hong Kong.

NOTE 2—PURCHASE ACQUISITION

On June 16, 2008, the Company completed a merger with a wholly owned subsidiary (“Merger Sub”) of Home Holdings, LLC (“Parent”), a Delaware limited liability company, pursuant to which Merger Sub merged with and into the Company and the Company became a direct wholly owned subsidiary of Parent (the “Acquisition”). Parent is controlled by investment funds affiliated with Catterton Management Company, LLC (“Catterton”) and Tower Three Partners, LLC (“Tower Three”). In addition, certain of the Company’s stockholders prior to the merger (including Mr. Friedman, the Company’s Chairman and Co-Chief Executive Officer, and certain funds affiliated with GJK Capital Advisors, LLC (“Glenhill”)) exchanged their shares of the Company’s common stock for equity interests in Parent in connection with the Acquisition. Upon completion of the Acquisition, each outstanding share of the Company’s common stock was converted into the right to receive $4.50 in cash without interest, other than shares held by Parent or the Company. Each outstanding option to purchase shares of common stock, whether vested or unvested, was cancelled and exchanged for a cash payment equal to the product of (i) the excess of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option.

The Acquisition sources and uses of funds are summarized below (in millions):

Sources
Total cash sources	$232.5
Uses
Purchase price	210.6
Fees and expenses	21.9

Total uses	$232.5

The Acquisition was recorded by allocating the purchase consideration of $232.5 million to the cost of the assets acquired, including intangible assets and liabilities assumed, based on their estimated fair values at the Acquisition date. The allocation of purchase price is based on management’s judgment after evaluating several factors, including, but not limited to, valuation assessments of tangible and intangible assets. Intangible assets were identified through review of the acquired business by experienced management, assessment of the acquired business’ contractual relationships and comparison to similar transactions in the retail industry. The Company identified trademarks, customer relationships and core technologies as assets arising from either contractual or other legal rights or assets capable of being separated or divided from the acquired business and sold, transferred, licensed, rented or exchanged.

The excess of the total purchase price of $232.5 million over the fair value of assets acquired and the liabilities assumed is recorded as goodwill. The goodwill arising from the Acquisition consists largely of the commercial potential of the Company, as contemplated by external advisors and management during the Acquisition.

The following sets forth the Company’s allocation of the purchase price consideration (in millions):

Cash	$18.4
Accounts receivable	8.8
Merchandise inventories	160.7
Prepaid expense and other current assets	20.7
Property and equipment	100.1
Intangible assets	106.0
Goodwill	122.3
Line of credit	(134.4)
Accounts payable and accrued expenses	(104.4)
Deferred revenue and customer deposits	(14.0)
Other current liabilities	(23.0)
Other long-term obligations	(12.3)
Deferred tax assets and liabilities	(17.8)
Other assets and liabilities—net	1.4

Total purchase price allocation	$232.5

At June 17, 2008, the Company recorded a liability of $12.6 million for exit activities planned in connection with the Acquisition. As of the Acquisition date, the Company and its owners had established and approved plans to (i) exit certain activities related to the Company’s distribution network, (ii) close the Company’s manufacturing facility and (iii) implement certain workforce reductions. These plans were substantially completed as of January 31, 2009. As these costs had no future economic benefits to the Successor Company and were incremental to other costs incurred in the conduct of activities prior to the Acquisition date, these cost were included in the purchase price allocation.

As of January 30, 2010, Parent has transferred an additional $40 million to the Company, which was originally contributed by Parent’s equityholders to Parent, and is recorded as additional paid-in capital in the consolidated statements of stockholders’ equity. Parent transferred $35 million of such funds to the Company in the 2008 Successor period and $5 million of such funds to the Company in fiscal 2009.

NOTE 3—SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Accordingly, all intercompany balances and transactions have been eliminated through the consolidation process.

Fiscal Years

The Company’s fiscal year ends on the Saturday closest to January 31. As a result, the Company’s fiscal year may include 53 weeks. Due to the Acquisition, the Company applied purchase accounting and began a new basis of accounting as of June 17, 2008. The financial reporting periods presented within these consolidated financial statements are as follows:

•

2008 relates to the periods reflecting the 19 weeks of operating results of the Company from February 3, 2008 through June 16, 2008 (the “2008 Predecessor period”), and the 33 weeks of operating results of the Company from June 17, 2008, through January 31, 2009 (the “2008 Successor period”);

•	Fiscal 2009 relates to the operating results of the Company for the fiscal year ended January 30, 2010 (a “Successor” period), and includes 52 weeks; and

•	Fiscal 2010 relates to the operating results of the Company for the fiscal year ended January 29, 2011 (a “Successor” period), and includes 52 weeks.

The consolidated financial statements have been prepared using a historical basis of accounting. As a result of purchase accounting, the Predecessor and Successor consolidated financial statements are not comparable.

Use of Accounting Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences could be material to the consolidated financial statements.

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk

The Company maintains its cash and cash equivalent accounts in financial institutions in both U.S. dollar and Canadian dollar denominations. Accounts at the U.S. institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 and accounts at the Canadian institutions are insured by the Canada Deposit Insurance Corporation (“CDIC”) up to $100,000 Canadian dollars. As of January 29, 2011, the Company had four U.S. bank account balances that were in excess of the FDIC insurance limit and one Canadian bank account balance that was in excess of the CIDC insurance limit. The Company performs ongoing evaluations of these institutions to limit its concentration of credit risk.

Accounts Receivable

Accounts receivable consist primarily of receivables from the Company’s credit card processors for sales transactions and tenant improvement allowances from the Company’s landlords in connection with new leases. Accounts receivable is presented net of allowance for doubtful accounts which is recorded on a specific identification basis. The allowance for doubtful accounts was not significant as of January 30, 2010 and January 29, 2011.

Merchandise Inventories

The Company’s merchandise inventories are comprised of finished goods and are carried at the lower of cost or market, with cost determined on a weighted average cost method and market determined based on the estimated net realizable value. To determine if the value of inventory should be marked down below cost, the Company considers current and anticipated demand, customer preference and the merchandise age. The inventory value is adjusted periodically to reflect current market conditions, which requires management judgments that may significantly affect the ending inventory valuation, as well as gross margin. The significant estimates used in inventory valuation are obsolescence (including excess and slow-moving inventory and lower of cost or market reserves) and estimates of inventory shrinkage. The Company adjusts its inventory for obsolescence based on historical trends, aging reports, specific identification and its estimates of future retail sales prices.

Reserves for shrinkage are estimated and recorded throughout the period as a percentage of net sales based on historical shrinkage results and current inventory levels. Actual shrinkage is recorded throughout the year based upon periodic cycle counts and the results of the Company’s annual physical inventory count. Actual inventory shrinkage and obsolescence can vary from estimates due to factors including the mix of the Company’s inventory (which ranges from large furniture to decorative accessories) and execution against loss prevention initiatives in the Company’s stores, distribution centers, off-site storage locations and with its third-party transportation providers.

Due to these factors, the Company’s obsolescence and shrinkage reserves contain uncertainties. Both estimates have calculations that require management to make assumptions and to apply judgment regarding a number of factors, including market conditions, the selling environment, historical results and current inventory trends. If actual obsolescence or shrinkage estimates change from the Company’s original estimates, the Company will adjust its inventory reserves accordingly throughout the period. Management does not believe that changes in the assumptions used in these estimates would have a significant effect on the Company’s inventory balances. The Company’s inventory reserve balances were $3.0 million and $3.7 million as of January 30, 2010 and January 29, 2011, respectively.

The allocation of the purchase price accounting as a result of the Acquisition had the net effect of reducing the carrying amount of the Company’s inventory by $47.9 million at the time of the Acquisition. This decrease in inventory value was amortized to cost of goods sold over a nine-month period, resulting in a decrease to costs of goods sold of $35.1 million and $12.8 million in the 2008 Successor period and fiscal 2009, respectively. As this amount was fully amortized in fiscal 2009, there was no impact in fiscal 2010.

Prepaid Catalog and Advertising Expenses

Advertising expenses primarily represent the costs associated with the Company’s catalog mailings, as well as print and website marketing. All advertising costs are expensed as incurred, with the exception of prepaid catalog expenses. Prepaid catalog expenses consist primarily of third-party incremental direct costs to prepare, print and distribute catalogs. Such costs are capitalized as prepaid catalog expenses and are amortized over their expected period of future benefit. Such amortization is based upon the ratio of actual revenues to the total of actual and estimated future revenues on an individual catalog basis. Estimated future revenues are based upon various factors such as the total number of catalogs and pages circulated, the probability and magnitude of consumer response and the assortment of merchandise offered. Each catalog is generally fully amortized within a five-month period, with the majority of the amortization occurring within the first two to three months. Prepaid catalog expenses are evaluated for realizability on a regular basis by comparing the carrying amount associated with each catalog to the estimated probable remaining future sales associated with that catalog. The Company had $6.7 million and $6.6 million of prepaid catalog costs that are included in prepaid expense and other current assets on the consolidated balance sheets as of January 30, 2010, and January 29, 2011, respectively.

Advertising costs, recorded in selling, general and administrative expenses, were $15.6 million, $41.7 million, $43.6 million and $56.1 million in the 2008 Predecessor period, the 2008 Successor period, fiscal 2009 and fiscal 2010, respectively.

Property and Equipment

Property and equipment is recorded at cost, net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method, generally using the following useful lives:

Category of Property and Equipment	Useful Life
Building	40 years
Furniture, fixtures and equipment	3 to 7 years
Machinery and equipment	3 to 5 years
Computer software	3 years

The cost of leasehold improvements and lease acquisitions is amortized over the lesser of the useful life of the asset or the applicable lease term.

Assets acquired under non-cancelable leases, which meet the criteria of capital leases, are capitalized in property and equipment and amortized over the lesser of the useful life of the asset or the applicable lease term.

The land purchased by the Company is recorded at cost and is a non-depreciable asset.

Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable.

Intangible Assets

Intangible assets reflect the value assigned to trademarks, customer relationships, core technologies and the fair market value of the Company’s leases at the time of the Acquisition. Customer relationships, core technologies and the fair market value of the leases are amortized over their useful life. The Company does not amortize trademarks as the Company defines the life of the asset as indefinite.

Impairment

Goodwill

The Company evaluates goodwill annually to determine whether it is impaired. Goodwill is also tested between annual impairment tests if an event occurs or circumstances change that would indicate that the fair value of a reporting unit is less than its carrying amount. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, a product recall or an adverse action or assessment by a regulator. If an impairment indicator exists, the Company tests the intangible asset for recoverability. The Company has identified only one single reporting unit. The Company selected the fourth fiscal quarter to perform its annual goodwill impairment testing.

The Company performs a two-step impairment test on goodwill. In the first step, the Company compares the fair value of the reporting unit, generally defined as the same level as or one level below an operating segment, to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is considered not impaired and the Company is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then the Company would record an impairment loss equal to the difference.

The Company’s tests for impairment of goodwill resulted in a determination that the fair value of the Company substantially exceeded the carrying value of the Company’s net assets. No impairment to goodwill has been recorded in any period.

Trademarks

The Company annually evaluates whether trademarks continue to have an indefinite life. Trademarks are reviewed for impairment annually in the fourth quarter and may be reviewed more frequently if indicators of impairment are present. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, a product recall or an adverse action or assessment by a regulator.

The impairment review is performed by comparing the carrying value to the estimated fair value, determined using a discounted cash flow methodology. Factors used in the valuation of intangible assets with indefinite lives include, but are not limited to, management’s plans for future operations, brand initiatives, recent operating results and projected future cash flows. The Company tested the trademarks for impairment and concluded that there was no impairment in any period.

Long-Lived Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, a product recall or an adverse action or assessment by a regulator. If the sum of the estimated discounted future cash flows related to the asset are less than the carrying value, the Company recognizes a loss equal to the difference between the carrying value and the fair value, usually determined by the estimated undiscounted cash flow analysis of the asset.

The Company evaluates long-lived tangible assets at an individual store level, which is the lowest level at which independent cash flows can be identified. The Company evaluates corporate assets or other long-lived assets that are not store-specific at the consolidated level.

Since there is typically no active market for the Company’s long-lived tangible assets, the Company estimates fair values based on the expected future cash flows. The Company estimates future cash flows based on store-level historical results, current trends, and operating and cash flow projections. The Company’s estimates are subject to uncertainty and may be affected by a number of factors outside its control, including general economic conditions and the competitive environment. While the Company believes its estimates and judgments about future cash flows are reasonable, future impairment charges may be required if the expected cash flow estimates, as projected, do not occur or if events change requiring the Company to revise its estimates.

The Company recorded a $3.9 million, $2.3 million and $2.1 million impairment charge on long-lived assets of certain underperforming stores in the 2008 Successor period, fiscal 2009 and fiscal 2010, respectively, which is included in cost of goods sold on the consolidated statements of operations. There were no impairment charges on long-lived assets in the 2008 Predecessor period.

Capital and Operating Leases

The Company classifies leases at the inception of the lease as either a capital lease or an operating lease. A lease is classified as a capital lease if any of the following conditions are met: (i) the ownership of the leased property is transferred to the lessee by the end of the lease term, (ii) there is a bargain purchase option, (iii) the lease term is at least 75% of the property’s estimated remaining economic life or (iv) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property. A capital lease is accounted for as if there were an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All leases not identified as capital leases are accounted for as operating leases.

The Company leases stores, distribution facilities, office space and certain machinery and equipment under various operating leases. Most real estate lease agreements contain, among other terms and conditions, tenant improvement allowances, rent holidays, lease premiums, rent escalation clauses and contingent rent provisions. For purposes of recognizing lease incentives, premiums and minimum rental expenses on a straight-line basis over the terms of the leases, the Company uses the date of initial possession to begin amortization, which is generally when the Company enters the space and begins to make improvements in preparation of intended use. For tenant improvement allowances and rent holidays, the Company records a deferred rent liability, reported as a long-term liability on the consolidated balance sheets, and amortizes the deferred rent over the term of the lease as an adjustment to rent expense.

For scheduled rent changes during the lease terms or for rental payments commencing at a date other than the date of initial occupancy (rent holidays), the Company records minimum rental expenses on a straight-line basis over the term of the lease.

Certain leases provide for contingent rents, which are determined as a percentage of gross sales in excess of specified levels. The Company records a contingent rent liability in accounts payable and accrued expenses on the consolidated balance sheets and the corresponding rent expense when specified levels have been achieved or when management estimates that achieving the specified levels during the lease term is probable.

Asset Construction Related Liabilities

The Company entered into a lease agreement during fiscal 2007 to lease a distribution facility in Ohio. Based on applicable guidance relating to a lessee’s involvement in asset construction, the Company capitalized the estimated value of the land, building construction costs and tenant improvements of $24.1 million in fiscal 2007, which was recorded as construction in progress. The related liability of $24.1 million was recorded as asset construction related liabilities. This accounting treatment was required as the lease had a cap on the total construction cost allowance which placed the Company at risk for any construction cost overruns, which, for accounting purposes only, deemed the Company the owner during the construction period even though it was not the legal owner. Upon construction completion of the distribution facility in Ohio during the 2008 Predecessor period, the Company reversed the asset and liability, which is presented as a non-cash transaction on the consolidated statements of cash flows in the 2008 Predecessor period. As such, no such asset or liability is included on the consolidated balance sheets as of January 30, 2010, or January 29, 2011.

Revenue Recognition

The Company recognizes revenues and the related cost of goods sold when merchandise is received by its customers. Revenues from “cash-and-carry” store sales is recognized at the point of sale in the store. Revenues from direct-to-customer and home-delivered sales is recognized when the merchandise is delivered to the customer. Discounts provided to customers are accounted for as a reduction of sales.

The Company recognizes shipping and handling fees as revenue when the merchandise is shipped to the customer. Costs of shipping and handling are included in cost of goods sold.

Sales tax collected is not recognized as revenue but is included in accounts payable and accrued expenses on the consolidated balance sheets as it is ultimately remitted to governmental authorities.

The Company reserves for projected merchandise returns. Merchandise returns are often resaleable merchandise and are refunded by issuing the same payment tender of the original purchase. Merchandise exchanges of the same product and price are not considered merchandise returns and, therefore, are excluded when calculating the sales returns reserve.

The Company’s customers may return purchased items for an exchange or refund. The Company provides an allowance for sales returns based on historical return rates. A summary of the allowance for sales returns, presented net of cost of goods sold, is as follows (in thousands):

	Predecessor	Successor
	Period from February 3, 2008 Through June 16, 2008	Period from June 17, 2008 Through January 31, 2009	Year Ended January 30, 2010	Year Ended January 29, 2011
Balance at beginning of fiscal year	$1,972	$1,830	$2,119	$3,145
Provision for sales returns	27,831	62,332	78,107	83,393
Actual sales returns	(27,973)	(62,043)	(77,081)	(83,135)

Balance at end of fiscal year	$1,830	$2,119	$3,145	$3,403

Deferred Revenue and Customer Deposits

Deferred revenue represents the revenue associated with orders that have been shipped by the Company to its customers but have not yet been received by the customer. As the Company recognizes revenue when the merchandise is received by its customers, it is included as deferred revenue on the consolidated balance sheets while in-transit.

Customer deposits represent payments made by customers on custom orders. At the time of purchase the Company collects deposits for all custom orders equivalent to 50% of the customer purchase price. Custom order deposits are recognized as revenue when the merchandise is received by the customer or at the time of cancellation of the order by the customer.

Gift Certificates and Merchandise Credits

The Company sells gift certificates and issues merchandise credits to its customers in its stores and through its websites and product catalogs. Such gift certificates and merchandise credits do not have expiration dates. Revenue associated with gift certificates and merchandise credits is deferred until either (i) redemption of the gift certificate and merchandise credits or (ii) when the likelihood of redemption is remote and there exists no legal obligation to remit the value of unredeemed gift certificates or merchandise credits to the relevant jurisdictions (breakage). The Company records breakage based on monitoring of certificates issued, actual certificate redemptions and analysis that shows when it is remote that redemptions will occur.

Redeemed gift certificates and merchandise credits are recorded in net revenues. Unredeemed gift certificates and merchandise credits resulted in a reduction of selling, general and administrative expenses on the consolidated statements of operations of $0.6 million, $1.3 million, $2.7 million and $3.0 million in the 2008 Predecessor period, the 2008 Successor period, fiscal 2009 and fiscal 2010, respectively.

Self Insurance

The Company maintains insurance coverage for significant exposures, as well as those risks that, by law, must be insured. In the case of the Company’s health care coverage for employees, the Company has a managed self insurance program related to claims filed. Expenses related to this self insured program are computed on an actuarial basis, based on claims experience, regulatory requirements, an estimate of claims incurred but not yet reported (“IBNR”) and other relevant factors. The projections involved in this process are subject to uncertainty related to the timing and amount of claims filed, levels of IBNR, fluctuations in health care costs and changes to regulatory requirements.

The Company is not self-insured for workers’ compensation claims related to incidents incurred after October 31, 2007. The Company is self-insured for all workers’ compensation claims prior to November 1, 2007.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with applicable guidance which requires the fair value of stock-based payments to be recognized in the consolidated financial statements as compensation expense over the requisite service period. Compensation expense is recognized on a graded basis, net of forfeitures, over the requisite service period for the fair value of awards that actually vest. In the 2008 Predecessor period, the Company recorded stock-based compensation expense in selling, general and administrative expenses or cost of goods sold based on the job responsibilities of the grant recipients. In the Successor periods, the Company records stock-based compensation expense in selling, general and administrative expenses on the consolidated statements of operations.

In the Successor periods, Parent has granted performance-based units in Parent that vest and become deliverable upon achievement or satisfaction of performance conditions specified in the performance agreement or upon the return on investment attained by certain of the equity investors in Parent at defined liquidity events, including an initial public offering or certain sale or merger transactions. The Company estimates the fair value of performance-based units awarded to employees at the grant date based on the fair value of the Company on such date. The Company also considers the probability of achieving the established performance targets in determining its stock-based compensation with respect to these awards. The Company recognizes compensation cost over the performance period. When the performance is related to a specific event occurring in the future, the Company recognizes the full expense at the time of the event.

Cost of Goods Sold

Cost of goods sold includes, but is not limited to, the direct cost of purchased merchandise, inventory shrinkage, inventory reserves and write-downs, inbound freight, all freight costs to get merchandise to the Company’s stores, design and buying costs, occupancy costs related to store operations, such as rent, property tax and common area maintenance, depreciation and amortization, and all logistics costs associated with shipping product to customers.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include all operating costs not included in cost of goods sold. These expenses include payroll, expenses related to many of the Company’s operations at its headquarters, including utilities, depreciation and amortization, store expenses other than occupancy and marketing expense, which primarily includes catalog production, mailing and print advertising costs.

Store Pre-Opening Activities

All store pre-opening costs are expensed as incurred.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed as net income (loss) divided by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed as net income (loss) divided by the weighted average number of common shares outstanding for the period plus common stock equivalents consisting of shares subject to stock-based awards with exercise prices less than or equal to the average market price of the Company’s common stock for the period, to the extent their inclusion would be dilutive. Potential dilutive securities are excluded from the computation of diluted earnings (loss) per share if their effect is anti-dilutive. The anti-dilutive securities totaled 254,000 in the 2008 Predecessor period. The Company did not have any anti-dilutive securities in the 2008 Successor period, fiscal 2009 or fiscal 2010 because all securities granted in those periods were granted by Parent.

Income Taxes

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally takes into account all expected future events then known to it, other than changes in the tax law or rates which have not yet been enacted and which are not permitted to be considered. Accordingly, the Company may record a valuation allowance to reduce its net deferred tax assets to the amount that is more-likely-than-not to be realized. The amount of valuation allowance would be based upon management’s best estimate of the recoverability of the Company’s net deferred tax assets. Future taxable income and ongoing prudent and feasible tax planning are considered in determining the amount of the valuation allowance, and the amount of the allowance is subject to adjustment in the future. Specifically, in the event the Company were to determine that it is not more-likely-than-not able to realize its net deferred tax assets in the future, an adjustment to the valuation allowance would decrease income in the period such determination is made.

The accounting standard for uncertainty in income taxes prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. Differences between tax positions taken in a tax return and amounts recognized in the financial statements generally result in an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, or a reduction in a deferred tax asset or an increase in a deferred tax liability, or both. The Company recognizes interest and penalties related to unrecognized tax benefits in tax expense.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable, accounts payable and borrowings under the revolving line of credit approximate their estimated fair values.

The degree of judgment used in measuring the fair value of financial instruments generally correlates to the level of pricing observability. Pricing observability is impacted by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established and the characteristics specific to the transaction. Financial instruments with readily available active quoted prices for which fair value can be measured generally will have a higher degree of pricing observability and a lesser degree of judgment used in measuring fair value. Conversely, financial instruments rarely traded or not quoted will generally have less, or no, pricing observability and a higher degree of judgment used in measuring fair value.

The Company’s financial assets and liabilities measured and reported at fair value are classified and disclosed in one of the following categories:

•	Level 1—Quoted prices are available in active markets for identical investments as of the reporting date.

•

Level 2—Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies.

•

Level 3—Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs used in the determination of fair value require significant management judgment or estimation.

The Company’s financial assets and liabilities were classified as Level 1 as of January 30, 2010 and January 29, 2011.

Comprehensive (Loss) Income

Comprehensive (loss) income consists of net (loss) income and other comprehensive (loss) income. The Company’s other comprehensive (loss) income consists of foreign currency translation adjustments.

Foreign Currency Translation

Local currencies are generally considered the functional currencies outside the United States of America. Assets and liabilities denominated in non-U.S. currencies are translated at the rate of exchange prevailing on the date of the consolidated balance sheets and revenues and expenses are translated at average rates of exchange for the period. The related translation gains (losses) are reflected in the accumulated other comprehensive (loss) income section of the consolidated statements of stockholders’ equity. Foreign currency gains (losses) resulting from foreign currency transactions are included in selling, general and administrative expenses on the consolidated statements of operations and have not been material in all periods presented.

Recently Issued Accounting Standards

In January 2010, the Financial Accounting Standards Board (“FASB”) issued guidance with the objective to improve fair value measurement disclosures. The guidance requires the following new disclosures: (i) the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and a description of the reasons for the transfers; and (ii) a reconciliation for fair value measurements using significant unobservable inputs (Level 3), including separate information about purchases, sales, issuance and settlements. In addition, the guidance clarifies existing requirements about fair value measurement disclosures and disclosures about inputs and valuation techniques. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the reconciliation of Level 3 activity, which is effective for fiscal years beginning after December 15, 2010. The Company adopted the guidance on January 31, 2010, and the adoption did not have a material impact on its consolidated financial statements.

In December 2010, the FASB issued updated guidance related to when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The guidance amends the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company adopted the guidance on January 30, 2011, and the adoption did not have a material impact on its consolidated financial statements.

Revision of Expense Classification

In the Successor periods, the Company determined that it would be more meaningful and would enhance comparability with its peers if it would revise the classification of certain expenses related to occupancy costs, payroll related to its operations and certain other costs in its consolidated statements of operations. This revision had no impact on income (loss) from operations, net income (loss), financial position, stockholders’ equity, comprehensive (loss) income or cash flow from operating activities.

Change in Accounting Policy

In connection with the Acquisition, the Company adopted a new basis of accounting for merchandise inventories. The Company has not capitalized certain indirect costs for merchandising and distribution as merchandise inventories in the Successor periods which were previously included in merchandise inventories in the 2008 Predecessor period due to a change in its sourcing and supply chain strategy, as well as the integration of its sales channels. In the Successor periods, such costs are recorded directly as a component of cost of goods sold. The change in accounting policy is applied prospectively from the date of Acquisition and no amounts have been restated in the 2008 Predecessor period.

NOTE 4—PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	January 30, 2010	January 29, 2011
Leasehold improvements (1)	$73,152	$100,537
Land	—	2,388
Building	—	2,205
Furniture, fixtures and equipment	5,239	10,285
Machinery and equipment	2,231	675
Computer software	20,501	24,109
Equipment under capital leases (2)	8,758	12,309

Total property and equipment	109,881	152,508
Less—accumulated depreciation and amortization	(47,689)	(76,058)

Total property and equipment—net	$62,192	$76,450

(1)	Leasehold improvements include construction in progress of $1.5 million and $4.1 million as of January 30, 2010, and January 29, 2011, respectively.
(2)	Accumulated depreciation and amortization include accumulated amortization related to equipment under capital leases of $8.5 million and $11.2 million as of January 30, 2010, and January 29, 2011, respectively.

The Company recorded depreciation expense of $7.9 million, $22.2 million, $25.9 million and $27.8 million in the 2008 Predecessor period, the 2008 Successor period, fiscal 2009 and fiscal 2010, respectively.

NOTE 5—GOODWILL AND INTANGIBLE ASSETS

The following sets forth the goodwill and intangible assets as of January 30, 2010 (dollar amounts in thousands):

	Gross Carrying Amount	Accumulated Amortization	Foreign Currency Translation	Net Book Value January 30, 2010		Useful Life
Intangible assets subject to amortization:
Customer relationships	$37,500	$(37,500)	$—	$—		1 year
Core technologies	6,580	(2,193)	—	4,387		5 years
Fair value of leases
Fair market write-up	14,774	(6,474)	35	8,335		(2)
Fair market write-down	(3,164)	944	—	(2,220	)(1)	(2)

Total intangible assets subject to amortization	55,690	(45,223)	35	10,502
Intangible assets not subject to amortization:
Goodwill	122,285	—	208	122,493
Trademarks	47,100	—	—	47,100

Total intangible assets	$225,075	$(45,223)	$243	$180,095

(1)	The fair market write-down of leases is included in other long-term obligations on the consolidated balance sheets.
(2)	The fair value of each lease is amortized over the life of the respective lease. The longest lease for which a fair value adjustment was recorded has a termination date in January 2019.

The following sets forth the goodwill and intangible assets as of January 29, 2011 (dollar amounts in thousands):

	Gross Carrying Amount	Accumulated Amortization	Foreign Currency Translation	Net Book Value January 29, 2011		Useful Life
Intangible assets subject to amortization:
Customer relationships	$37,500	$(37,500)	$—	$—		1 year
Core technologies	6,580	(3,509)	—	3,071		5 years
Fair value of leases
Fair market write-up	13,910	(8,236)	48	5,722		(2)
Fair market write-down	(3,070)	1,361	—	(1,709	)(1)	(2)

Total intangible assets subject to amortization	54,920	(47,884)	48	7,084
Intangible assets not subject to amortization:
Goodwill	122,285	—	318	122,603
Trademarks	47,100	—	—	47,100

Total intangible assets	$224,305	$(47,884)	$366	$176,787

(1)	The fair market write-down of leases is included in other long-term obligations on the consolidated balance sheets.
(2)	The fair value of each lease is amortized over the life of the respective lease. The longest lease for which a fair value adjustment was recorded has a termination date in January 2019.

Core technologies represents the fair market value of Company-developed technologies that had been fully depreciated at the time of the Acquisition. The fair value of leases reflects the Company’s favorable and unfavorable positions of lease terms for its stores, distribution centers and corporate headquarters at the time of the Acquisition.

The Company did not have any amortization expense related to intangible assets in the 2008 Predecessor period. The Company recorded amortization expense related to intangible assets of $28.0 million, $17.1 million and $3.4 million in the 2008 Successor period, fiscal 2009 and fiscal 2010, respectively.

The following table sets forth the remaining amortization of the intangible assets based on a straight-line method of amortization over the respective useful lives as of January 29, 2011 (in thousands):

2011	$2,752
2012	2,312
2013	1,161
2014	689
2015	95
Thereafter	75

Total amortization	$7,084

NOTE 6—ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accounts payable and accrued expenses consist of the following (in thousands):

	January 30, 2010	January 29, 2011
Accounts payable	$46,983	$50,565
Accrued compensation	17,700	16,698
Accrued freight	4,925	6,485
Accrued occupancy	4,465	4,346
Sales taxes payable	3,395	3,456
Accrued professional fees	1,273	1,206
Other accrued expenses	6,020	7,970

Total accounts payable and accrued expenses	$84,761	$90,726

Accounts payable included negative cash balances due to outstanding checks of $6.7 million and $6.0 million as of January 30, 2010, and January 29, 2011, respectively.

Other current liabilities consist of the following (in thousands):

	January 30, 2010	January 29, 2011
Unredeemed gift certificate and merchandise credit liability	$14,596	$16,240
Allowance for sales returns	3,145	3,403
Capital lease obligation—current	1,944	2,392
Other liabilities	1,285	2,965

Total other current liabilities	$20,970	$25,000

NOTE 7—LINE OF CREDIT

The Company has a revolving line of credit available to it for up to $190 million. The maturity date of the line of credit is June 30, 2012. Under the terms of the agreement, the Company may increase the amount of the revolving line of credit by up to an additional $75 million provided that, among other things, no default under the line of credit then exists or would arise as a result of such increase.

The availability of credit at any given time under the revolving line of credit is limited by reference to a borrowing base formula (which includes an adjustment to the advance rate against eligible inventory and eligible accounts receivables for incremental advances as described below) based upon numerous factors, including the value of eligible inventory and eligible accounts receivable, and reserves established by the agent of the revolving line of credit. As a result of the borrowing base formula, the actual borrowing availability under the line of credit could be less than the stated amount of the line of credit (as reduced by the actual borrowings and outstanding letters of credit under the line of credit). The revolving line of credit is collateralized by the Company’s assets, including accounts receivable, inventory, intangible assets as identified in the agreement, property and equipment, goods and fixtures.

Borrowings made under the revolving line of credit are subject to interest at either the bank’s prime rate or the London InterBank Offered Rate (“LIBOR”), plus a defined margin rate. As of January 30, 2010, $57.4 million was outstanding under the line of credit, net of unamortized debt issuance costs of $0.5 million, and there was $13.2 million in outstanding letters of credit. As of January 29, 2011, $111.8 million was outstanding under the line of credit, net of unamortized debt issuance costs of $0.3 million, and there was $5.5 million in outstanding letters of credit. As of January 29, 2011, LIBOR plus margin rate was 1.69%. As of January 29, 2011, the Company’s undrawn borrowing availability under the line of credit was $34.7 million.

The revolving line of credit contains various restrictive covenants, including, among others, limitations on the ability to make liens, make investments, sell assets, close store locations, incur additional debt, merge, consolidate or acquire other businesses, pay dividends or other distributions, and enter into transactions with affiliates. The revolving line of credit does not contain any other significant financial or coverage ratio covenants unless the remaining availability is less than $15 million, in which case the Company is required to maintain a fixed charge coverage ratio. As of January 29, 2011, the Company was in compliance with the covenants contained in the credit agreement. The revolving line of credit also does not require that the Company repay all borrowings for a prescribed “clean-up” period each year. In addition, the revolving line of credit does not require a daily sweep lockbox arrangement except upon the occurrence of an event of default under the line of credit or in the event the remaining availability for additional borrowings under the line of credit is less than 15% of the adjusted borrowing rate.

In addition, the Company had a letter of credit of $2 million with a Canadian bank with a maturity date of February 28, 2011. The Company had zero amounts outstanding against this letter of credit as of both January 30, 2010 and January 29, 2011. The Company did not renew the letter of credit upon its expiration subsequent to January 29, 2011.

NOTE 8—INCOME TAXES

The Company accounts for income taxes using the asset and liability method. The Company provides a deferred tax expense or benefit for differences between financial accounting and tax reporting. Deferred income taxes represent future net tax effects of temporary differences between the consolidated financial statements and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

The following is a summary of the income tax expense (benefit) (in thousands):

	Predecessor	Successor
	Period from February 3, 2008 Through June 16, 2008	Period from June 17, 2008 Through January 31, 2009	Year Ended January 30, 2010	Year Ended January 29, 2011
Current
Federal	$(4)	$(46)	$(226)	$53
State	3	—	172	837
Foreign	(248)	(138)	(190)	280

Total current tax expense (benefit)	(249)	(184)	(244)	1,170

Deferred
Federal	—	—	92	135
State	—	—	(271)	(397)
Foreign	757	(17)	—	(223)

Total deferred tax benefit	757	(17)	(179)	(485)

Total income tax expense (benefit)	$508	$(201)	$(423)	$685

Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	January 30, 2010	January 29, 2011
Current deferred tax assets (liabilities)
Accrued expense	$7,308	$6,587
State tax benefit	(961)	(579)
Inventory	10,956	10,033
Deferred revenue	5,015	6,081
Prepaid expense and other	(4,065)	(3,643)

Current deferred tax assets	18,253	18,479
Valuation allowance	(18,253)	(18,421)

Net current deferred tax asset	—	58

Long-term deferred tax assets (liabilities)
State tax benefit	(1,583)	(2,089)
Deferred lease credits	(14,408)	(11,213)
Property and equipment	31,490	38,831
Net operating loss carryforwards	21,452	14,795
U.S. impact of Canadian transfer pricing	3,843	3,762
Trademarks	(19,448)	(19,051)
Other	7,208	7,009

Long-term deferred tax assets	28,554	32,044
Valuation allowance	(46,834)	(49,897)

Net long-term deferred tax liabilities	(18,280)	(17,853)

Net deferred tax liabilities	$(18,280)	$(17,795)

A reconciliation of the valuation allowance is as follows (in thousands):

	Predecessor	Successor
	Period from February 3, 2008 Through June 16, 2008	Period from June 17, 2008 Through January 31, 2009	Year Ended January 30, 2010	Year Ended January 29, 2011
Balance at beginning of period	$42,939	$50,805	$54,221	$65,087
Charged to expense	777	—	—	(236)
Net changes in deferred tax assets and liabilities	7,089	3,416	10,866	3,467

Balance at end of period	$50,805	$54,221	$65,087	$68,318

Due to the historical losses incurred, the Company has provided a full valuation allowance for its U.S. net deferred tax assets, excluding deferred tax liabilities related to indefinite lived intangibles. If the Company achieves profitability, these deferred tax assets may be available to offset future income taxes.

A reconciliation of the federal statutory tax rate to the Company’s effective tax rate is as follows:

	Predecessor	Successor
	Period from February 3, 2008 Through June 16, 2008	Period from June 17, 2008 Through January 31, 2009	Year Ended January 30, 2010	Year Ended January 29, 2011
Provision at federal statutory tax rate	34.0%	34.0%	34.0%	34.0%
State income taxes—net of federal tax impact	4.5	4.3	4.1	1.8
Foreign income	(2.9)	(2.0)	(1.1)	(2.9)
Net adjustments to tax accruals and other	4.4	1.0	8.2	(3.7)
Valuation allowance	(41.5)	(36.6)	(42.7)	(28.0)
Stock-based compensation	(1.1)	—	(0.8)	(10.5)

Effective tax rate	(2.6)%	0.7%	1.7%	(9.3)%

As of January 29, 2011, the Company had federal and state net operating loss carryovers of $48.9 million and $60.2 million, respectively. The federal and state net operating loss carryovers will continue to expire between 2011 and 2031. Internal Revenue Code Section 382 and similar state rules place a limitation on the amount of taxable income which can be offset by net operating loss carryforwards after a change in ownership (generally greater than 50% change in ownership). Due to these provisions, annual utilization of the net operating loss carryforwards are limited as a result of the Acquisition.

Under applicable guidance, income taxes are to be accounted for under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. In estimating future tax consequences, the Company generally takes into account all expected future events then known to it, other than changes in the tax law or rates, which are not permitted to be considered. Accordingly, if needed, the Company may record a valuation allowance to reduce net deferred tax assets to the amount that is more-likely-than-not to be realized. The amount of valuation allowance would be based upon management’s best estimate of the recoverability of the net deferred tax assets. While future taxable income and ongoing prudent and feasible tax planning are considered in determining the amount of the valuation allowance, the necessity for an allowance is subject to adjustment in the future. Specifically, in the event the Company were to determine that it was not more-likely-than-not able to realize the net deferred tax assets in the future in excess of their net recorded amounts, an adjustment to the net deferred tax assets would increase income in the period such determination was made. This allowance does not alter the Company’s ability to utilize the underlying tax net operating loss and credit carryforwards in the future, the utilization of which is limited to achieving future taxable income. Based upon this analysis, the Company recorded a full valuation allowance against the U.S. net deferred tax assets as of January 29, 2011.

In June 2006, the FASB issued accounting guidance related to the accounting for uncertainty in income taxes. This guidance clarifies the criteria that an individual tax position must satisfy for some or all of the impact of that position to be recognized in a Company’s financial statements. In addition, the guidance prescribes a recognition threshold of more-likely-than-not, and a measurement attribute for all tax positions taken or expected to be taken on a tax return, in order for those tax positions to be recognized in the financial statements. Effective February 4, 2007, the Company adopted this guidance and as a result of the implementation, established a $2.2 million reserve for exposures related to unrecognized tax benefits, inclusive of $0.3 million of related interest. In addition, the Company also recognized a reduction in retained earnings of $0.9 million and certain other deferred income tax assets and liabilities were recorded or reclassified.

A reconciliation of the exposures related to unrecognized tax benefits is as follows (in thousands):

	Predecessor	Successor
	Period from February 3, 2008 Through June 16, 2008	Period from June 17, 2008 Through January 31, 2009	Year Ended January 30, 2010	Year Ended January 29, 2011
Balance at beginning of period	$2,810	$3,382	$2,866	$8,261
Gross (decreases) increases—prior period tax positions	(79)	—	6,202	—
Gross increases (decreases)—current period tax positions	265	46	(485)	1,048
Foreign exchange	386	(562)	—	—
Lapses in statute of limitations	—	—	(322)	(294)

Balance at end of period	$3,382	$2,866	$8,261	$9,015

As of January 30, 2010, and January 29, 2011, $2.4 million and $2.5 million, respectively, of the exposures related to unrecognized tax benefits would affect the effective tax rate if realized and are included in other long-term obligations on the consolidated balance sheets. These amounts are primarily associated with foreign tax exposures. The balance of amounts above represent exposures that would, if realized, reduce the amount of net operating losses that would ultimately be utilized. The prior period tax position increase in fiscal 2009 relates to the timing of certain deferrals of income associated with the Company’s gift certificates and merchandise credits. As of January 29, 2011, $0.5 million of the exposures related to unrecognized tax benefits will decrease in the next 12 months due to the lapse of statute of limitations.

Adjustments required upon adoption of accounting for uncertainty in income taxes related to deferred tax asset accounts were offset by the related valuation allowance. Future changes to the Company’s assessment of the realizability of those deferred tax assets will impact the effective tax rate. The Company accounts for interest and penalties related to exposures as a component of income tax expense. The Company has accrued $1.1 million of interest associated with exposures as of both January 30, 2010, and January 29, 2011. The Company could be subject to United States federal and state tax examinations for years 2001 and forward by virtue of net operating loss carryforwards available from those years. The Company may also be subject to audits in Canada for years 2003 and forward. There are no United States tax examinations currently in progress. Restoration Hardware Canada, Inc. is currently under audit by the Canada Revenue Agency for the years ended 2006 and 2007 and for the period ended June 16, 2008.

NOTE 9—PRO FORMA NET LOSS PER SHARE (UNAUDITED)

Restoration Hardware Holdings, Inc. (the “Issuer”) was incorporated as a Delaware corporation on August 18, 2011, for the purpose of acquiring all of the stock of the Company. Prior to the completion of this offering, the Issuer will acquire all of the outstanding shares of capital stock of the Company. Outstanding units under Parent’s equity compensation plan, referred to as the Team Resto Ownership Plan, will be converted in connection with this offering into common stock of the Issuer on a                      for                      basis, and the vesting status of the Home Holdings units will carry over to the Issuer’s common stock. These transactions are referred to as the “Reorganization.”

Unaudited pro forma net loss per share for the year ended January 29, 2011, has been computed to give effect to the Reorganization as if such events had been completed as of the beginning of the fiscal year and the share capital resulting therefrom was outstanding for the year ended January 29, 2011. In addition,              shares issued in the initial public offering of common stock of the Issuer for proceeds of $             will be used to repay all of the outstanding amounts under the Company’s revolving line of credit, which was $111.8 million, net of unamortized debt issuance costs, as of January 29, 2011. The issuance of the shares and the repayment of the revolving line of credit are assumed to have occurred as of the beginning of the fiscal year. The Company has assumed that the initial public offering price is $            , the midpoint in the estimated price range set forth on the cover of the prospectus included in the Issuer’s Form S-1 Registration Statement.

Pro forma net loss has been computed by taking net loss and removing interest expense related to debt assumed to be repaid. The interest expense amount has not been adjusted to record the tax effect at the Company’s estimated statutory tax rate of 40% as the Company is in a loss position and all deferred tax assets have a full valuation allowance as of January 29, 2011.

The following table summarizes pro forma net loss and pro forma basic and diluted net loss per share computations for the year ended January 29, 2011 (in thousands, except share and per share amounts):

Net loss—as reported		$(8,074)
Less—interest expense

Pro forma net loss	$

Pro forma weighted-average shares outstanding after Reorganization
Pro forma shares issued to repay revolving line of credit

Pro forma shares for basic and diluted loss per share

Pro forma basic and diluted net loss per share	$

In the calculation of pro forma diluted net loss per share,              shares of unvested time-based restricted stock and              shares of unvested performance-based restricted stock were excluded from the calculation as inclusion would have been anti-dilutive.

NOTE 10—STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with applicable guidance, which requires the Company to estimate the value of securities issued based upon an option-pricing model and recognize this estimated value as compensation expense over the vesting periods.

Predecessor

Prior to the Acquisition, directors, executive officers and employees were eligible to participate in the Company’s 2007 stock incentive plan (the “2007 Plan”). Awards under the 2007 Plan could be granted in the form of options (incentive stock options or non-qualified stock options), stock appreciation rights, restricted stock or restricted stock units.

There were no grants of stock options in the 2008 Predecessor period. Stock options of 8,745 were exercised in the 2008 Predecessor period at a weighted-average share price $3.34. Stock options of 80,900 were forfeited in the 2008 Predecessor period at a weighted-average share price of $5.37. Stock options of 6,500 were cancelled in the 2008 Predecessor period at a weighted-average share price of $6.42.

Upon completion of the Acquisition, the 2007 Plan was terminated. As a result of such termination, each outstanding option to purchase shares of common stock, whether vested or unvested, was cancelled and exchanged for a cash payment equal to the product of (i) the excess of $4.50 over the exercise price per share under such option and (ii) the number of shares subject to such option. As a result of this cancellation, the Company accelerated the recording of its remaining unrecognized stock-based compensation expense of $1.7 million in the 2008 Predecessor period, of which $1.3 million was recorded to selling, general and administrative expenses and $0.4 million was recorded to cost of goods sold.

The Company recorded stock-based compensation expense of $2.3 million in the 2008 Predecessor period. In the 2008 Predecessor period $1.7 million was recorded to selling, general and administrative expenses and $0.6 million was recorded to cost of goods sold. The 2008 Predecessor period amounts are inclusive of the acceleration of the unrecognized stock-based compensation expense as a result of the termination of the 2007 Plan.

Successor

In connection with the Acquisition, Parent established the Team Resto Ownership Plan in fiscal 2009. Awards under the Team Resto Ownership Plan are granted by the Parent and are made up of the following:

•	Time-based units—time-based units vest in annual installments, generally over a five-year graded vesting period.

•

Performance-based units—performance-based units vest based on a return on equity investment to the Company’s investors between either two times and three times such investment (the “2X – 3X Performance-based Units”) or three times and five times such investment (the “3X – 5X Performance-based Units”).

Under the terms of the Team Resto Ownership Plan, 2X – 3X Performance-based Units will vest to the extent cumulative return on equity investment is greater than two times and up to and including three times the original invested capital amount, with proportional vesting in between. At a return on equity investment equal to three times the original invested capital amount, 100% of the 2X – 3X Performance-based Units vest. In the case of 3X – 5X Performance-based Units, these performance-based units will vest to the extent cumulative return on equity investment is greater than three and up to and including five times the original invested capital amount, with proportional vesting in between. In the case of these 3X – 5X Performance-based Units, 100% of the units vest at cumulative return on equity investment equal to five times the original invested capital amount. Performance-based units that do not vest will be cancelled for no consideration.

Under the Team Resto Ownership Plan, vesting of performance-based units will occur upon the consummation of an initial public offering and return on equity investment will be calculated based upon a return on investment to the Company’s investors assuming that its investors had received the initial public offering price for their investments as a result of such offering.

All stock-based compensation expense associated with the grants of units by the Parent to the Company’s directors, executive officers and employees is recorded by the Company.

As of January 29, 2011, the total number of units issuable under the Team Resto Ownership Plan was 20,451,681. If all 20,451,681 units were issued and fully vested under their terms, such interests would represent 24.3% of all of the outstanding equity interests in Parent on a fully diluted basis. Awards of units reduce the number of units available for future issuance. Cancellations and forfeitures of units previously granted increase the number of units available for future issuance. The number of units available for future issuance under the Team Resto Ownership Plan as of January 29, 2011, was 1,228,226.

The Company estimates the fair value of each grant on the date of grant using a lattice model that incorporates a Monte Carlo Simulation (the “Monte Carlo method”), which includes the following assumptions:

Expected Equity Returns and Volatility—The Monte-Carlo method incorporates both expectations concerning equity returns in the future and an expected volatility in terms of the possible range of returns units based upon historical volatility data from a group of comparable companies prior to the valuation date and expectations of future volatility over a timeframe consistent with the expected life of the awards.

Expected Unit Life—The Monte-Carlo method analysis includes an estimate of the expected unit life from grant date which represents the period that the units are anticipated to be outstanding after initial grant until expiration based upon various factors including expectations concerning a potential liquidity event, the contractual terms of the equity based awards and vesting schedules.

Risk Free Interest Rate—The Monte-Carlo method incorporates an assumed risk-free interest rate which is based on the U.S. Treasury yield curve rates in effect at the time of the grant using the term most consistent with the expected life of the award.

Expected Dividend Yield—Dividend yield was estimated at zero as Parent does not anticipate making future distributions to equity holders.

Time-Based Units

There were no grants of time-based units in the 2008 Successor period. The following table presents the time-based unit activity in fiscal 2009 and 2010:

	Number Of Units	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (In Years)
Outstanding—January 31, 2009	—	$—	—
Granted	10,432,309	0.51	10.00
Exercised	—	—	—
Forfeited	(2,181,902)	0.51	9.68

Outstanding—January 30, 2010	8,250,407	0.51	9.22
Granted	2,469,190	0.92	10.00
Exercised	—	—	—
Forfeited	(918,526)	0.51	9.30

Outstanding—January 29, 2011	9,801,071	0.61	8.35

As of January 29, 2011, 2,322,021 time-based units were vested with a weighted average grant date fair value of $0.51 and a remaining weighted average expected life of 8.35 years.

The fair value of each time-based unit granted in fiscal 2009 and fiscal 2010 was estimated on the date of grant using a Monte Carlo method with the following weighted average assumptions:

	Successor
	Year Ended January 30, 2010	Year Ended January 29, 2011
Expected volatility	63%	59%
Expected life (years)	2.5	1.7
Risk-free interest rate	1.25%	0.95%
Dividend yield	—	—

No units vested during the 2008 Successor period. During both fiscal 2009 and 2010, the fair value of units vested was $0.6 million. As of January 29, 2011, the total unrecognized compensation expense related to non-vested time-based units was $3.2 million, which is expected to be recognized on a graded basis over a weighted average period of 3.29 years. No stock-based compensation cost has been capitalized in the accompanying consolidated financial statements.

There was no stock-based compensation expense recorded in the 2008 Successor period. The Company recorded stock-based compensation expense for time-based units of $0.6 million and $2.1 million in fiscal 2009 and fiscal 2010, respectively, which is included in selling, general and administrative expenses on the consolidated statements of operations.

Performance-Based Units

The following table presents the performance-based unit activity in fiscal 2009 and fiscal 2010:

	Number Of Units	Weighted Average Grant Date Fair Value
Outstanding—January 31, 2009	—	$—
Granted	9,957,586	0.16
Exercised	—	—
Forfeited	(1,745,222)	0.16

Outstanding—January 30, 2010	8,212,364	0.16
Granted	2,305,386	0.49
Exercised	—	—
Forfeited	(1,095,366)	0.16

Outstanding—January 29, 2011	9,422,384	0.24

The fair value of each performance-based unit granted in fiscal 2009 and fiscal 2010 was estimated on the date of grant using a Monte Carlo method with the following weighted average assumptions:

	Successor
	Year Ended January 30, 2010	Year Ended January 29, 2011
Expected volatility	63%	59%
Expected life (years)	2.5	1.7
Risk-free interest rate	1.25%	0.95%
Dividend yield	—	—

The Company recognizes expense associated with the units when it becomes probable that the performance condition will be met. Once it becomes probable that a participant will vest, the Company recognizes compensation expense equal to the number of shares which have vested multiplied by the fair value of the related shares measured at the grant date. No performance-based awards are considered to have vested and, as such, no expense was recorded in the 2008 Successor period, fiscal 2009 or fiscal 2010. In the event of a public offering, all outstanding awards vest. As of January 29, 2011, the total unrecognized compensation expense related to non-vested performance-based units was $2.6 million.

NOTE 11—EMPLOYEE BENEFIT PLANS

The Company has a 401(k) plan for its employees who meet certain service and age requirements. Participants may contribute up to 50% of their salaries limited to the maximum allowed by the Internal Revenue Service regulations. The Company, at its discretion, may contribute funds to the 401(k) plan. The Company previously matched 50% of the employees’ contribution up to a maximum of 3% of their base salary. Subsequent to January 31, 2009, the Company ceased its matching contribution policy until an unspecified future date. The Company contributed $0.1 million and $0.4 million to the 401(k) plan in the 2008 Predecessor period and the 2008 Successor period, respectively. The Company made no contributions to the 401(k) plan during fiscal 2009 or fiscal 2010.

NOTE 12—RELATED PARTY TRANSACTIONS

Management Agreement

Pursuant to the Amended and Restated Management Services Agreement with certain affiliates of Catterton, Tower Three and Glenhill, such affiliated entities are to provide services to the Company for general management, consulting services and other strategic planning functions. The Company recorded management fees of $3.9 million in selling, general and administrative expenses in fiscal 2010 and such management fees were paid by the Company as of January 29, 2011. The fiscal 2009 management fees of $3.9 million were paid directly by Parent and the Company did not reflect these fees in the audited fiscal 2009 financial statements. The amount of the annual management fees payable to each of Catterton, Tower Three and Glenhill under the Amended and Restated Management Services Agreement is equal to 1.5% of Catterton’s and Tower Three’s invested capital in Parent and 1% of Glenhill’s invested capital in Parent. In preparation for an initial public offering of the Issuer’s common stock, the Company adopted the public company guidance in SAB Topic 5-T which provides guidance on instances where a reporting entity should reflect an expense and a capital contribution for the balance of an obligation settled by a principal stockholder (i.e., Parent). In accordance with this guidance, the Company recorded management fees of $3.9 million in selling, general and administrative expenses in fiscal 2009 which was reflected as a capital contribution from Parent through additional paid-in capital. The Amended and Restated Management Services Agreement provides that the term of the agreement ends upon the consummation of an initial public offering, and that additional fees shall be payable upon termination in connection with an initial public offering. In connection with this offering, the Company plans to pay the additional fees upon termination in connection with an initial public offering to Catterton Management Company, LLC, Tower Three LLC and GJK Capital Advisors, LLC fees in the amount of $            , $             and $            , respectively.

Promissory Note

In January 2008, the Company entered into a First Amendment to the Agreement and Plan of Merger (the “Amended Merger Agreement”) with Catterton. Upon signing of the amendment, the Company received aggregate proceeds of $25.0 million from certain funds controlled by Catterton in exchange for the issuance of unsecured promissory notes in the principal amount of $25.0 million. Upon the close of the Acquisition, the $25.0 million principal amount was exchanged for an equity interest in Parent and is accounted for in the purchase price of the Company. The Company recorded interest expense related to the promissory notes of $0.8 million in the 2008 Predecessor period. No interest expense related to the promissory notes was incurred in the 2008 Successor period, fiscal 2009 or fiscal 2010.

Equity Interest in Parent

Each of Mr. Friedman, the Company’s Chairman and Co-Chief Executive Officer, Mr. Krevlin, a member of the Company’s Board of Directors, and certain funds of Glenhill entered into separate stockholder voting agreements with the Company in connection with the Amended Merger Agreement. Mr. Krevlin has sole voting power and investment power with respect to shares beneficially owned by such funds of Glenhill. Pursuant to such stockholder voting agreements, Mr. Friedman, Mr. Krevlin and such funds agreed to vote for and support the Acquisition. In addition, immediately prior to the completion of the Acquisition, Mr. Friedman and Mr. Krevlin (through such funds of Glenhill) contributed approximately 1,000,000 and 3,632,533 shares, respectively, of the Company’s common stock to Parent in exchange for equity interests in Parent pursuant to rollover agreements between the Company, Parent and each of Mr. Friedman and such funds of Glenhill.

Leased Properties

The Company previously operated a manufacturing facility through a subsidiary, Michaels Furniture Company (“Michaels”). The Company leased one of its properties from the previous owner and employee of Michaels. Payments made in the 2008 Predecessor period, the 2008 Successor period and fiscal 2009 were $0.2 million, $0.3 million and $0.1 million, respectively. Subsequent to January 31, 2009, the Company ceased the operations of Michaels, including the termination of its lease obligations. The closure of the manufacturing operation was contemplated as part of the Acquisition and was accounted for in purchase accounting (refer to Note 2—Purchase Acquisition).

Executive Loans with Parent

In December 2008, Mr. Friedman entered into a $1.0 million loan with Parent in connection with the purchase of a 0.3% ownership interest in Parent. The full recourse loan initially bore interest at a rate of 8.0% per the interest was not paid in cash on December 31 of each year, such interest was deemed paid by capitalization and added to the principal amount of the loan. Principal and accrued interest was due the earlier of (i) December 31, 2018, (ii) upon the sale of the Company or (iii) upon Mr. Friedman’s termination of employment. In May 2010, the loan was amended and restated to, among other things, reduce the interest rate to 5.0% per annum, as of the date of the original $1.0 million loan received in December 2008, modify the maturity date to December 31, 2015, and provide for an additional $5.0 million loan from Parent in connection with the purchase of an additional 1.7% ownership interest in Parent.

In May 2010, Mr. Alberini, the Company’s Co-Chief Executive Officer, entered into a $4.0 million loan with Parent in connection with the purchase of a 1.4% ownership interest in Parent bearing interest at the rate of 5.0% per annum with a maturity date of ninety days from the original date of such note.

These loans are recorded by Parent and therefore are not included on the consolidated balance sheets of the Company.

The loan to Mr. Alberini was repaid in full on August 25, 2010. The loan to Mr. Friedman was outstanding as of January 29, 2011.

In April 2011, Mr. Dunaj, the Company’s Chief Operating Officer, entered into a $600,000 loan with Parent. The full recourse loan bears interest at 5.0% per annum and is secured by Mr. Dunaj’s Team Restoration Ownership Plan units. The loan, together will all interest accrued but unpaid, is due and payable on the first to occur of (i) December 31, 2015, (ii) ninety days following termination of employment, (iii) the date of any sale of the Company, (iv) the date of an initial public offering, (v) the date of any acceleration that might occur as a result of a defined default under the note or (vi) demand for repayment by Parent. This loan will be recorded by Parent and therefore will not be included on the consolidated balance sheets of the Company.

NOTE 13—COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain property consisting of retail and outlet stores, corporate offices, distribution centers and equipment. Leases expire at various dates through 2023. The stores, distribution centers and corporate office leases generally provide that the Company assumes the maintenance and all or a portion of the property tax obligations on the leased property. Most store leases also provide for minimum annual rentals, with provisions for additional rent based on a percentage of sales and for payment of certain expenses.

The aggregate future minimum rental payments under leases in effect as of January 29, 2011, are as follows (in thousands):

	Capital Leases	Operating Leases	Total
2011	$2,556	$51,990	$54,546
2012	1,927	46,939	48,866
2013	539	45,148	45,687
2014	359	34,502	34,861
2015	—	26,994	26,994
Thereafter	—	115,187	115,187

Minimum lease commitments	5,381	$320,760	$326,141

Less—amount representing interest	(222)

Present value of capital lease obligations	5,159
Less—current capital lease obligations	(2,392)

Long-term capital lease obligations	$2,767

The current capital lease obligations are included in other current liabilities on the consolidated balance sheets. The long-term capital lease obligations are included in other long-term obligations on the consolidated balance sheets.

Lease payments that depend on factors that are not measurable at the inception of the lease, such as future sales volume, are contingent rentals and are excluded from minimum lease payments and included in the determination of total rental expense when it is probable that the expense has been incurred and the amount is reasonably estimable. Future payments for insurance, real estate taxes and repair and maintenance to which the Company is obligated are excluded from minimum lease payments. Minimum and contingent rental expense under operating leases is as follows (in thousands):

	Predecessor	Successor
	Period from February 3, 2008 Through June 16, 2008	Period from June 17, 2008 Through January 31, 2009	Year Ended January 30, 2010	Year Ended January 29, 2011
Operating leases
Minimum rental expense	$17,719	$35,125	$51,054	$48,801
Contingent rental expense	207	156	268	900

Total operating leases	$17,926	$35,281	$51,322	$49,701

Commitments

The Company made off balance sheet commitments to purchase inventory as of January 29, 2011, in the amount of $0.7 million. These purchases are expected to be made in fiscal 2011.

In the event of a subsequent sale of the Company, illiquid sale of the Company or an initial public offering, the Company would be required to make payments to Catterton, Tower Three and Glenhill pursuant to the terms of their management services agreement. The amount of such payments will be negotiated with the Parent’s Board of Directors at the time of such transaction.

In addition, certain former executives are entitled to cash payments up to $2.2 million in the event of a subsequent sale of the Company, illiquid sale of the Company or initial public offering.

Contingencies

The Company is involved from time to time in various legal claims, actions and complaints arising in connection with its business. The outcome of matters the Company is involved in cannot be determined at this time and the results cannot be predicted with certainty.

The Company reviews the need for any loss contingency reserves and establishes reserves when, in the opinion of management, it is probable that a matter would result in liability, and the amount of loss, if any, can be reasonably estimated. Generally, in view of the inherent difficulty of predicting the outcome of those matters, particularly in cases in which claimants seek substantial or indeterminate damages, it is not possible to determine whether a liability has been incurred or to reasonably estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no reserve is established until that time.

NOTE 14—SEGMENT REPORTING

The Company defines an operating segment on the same basis that it uses to evaluate performance internally by the Chief Operating Decision Maker (“CODM”). The Company has determined that the Co-Chief Executive Officers are its CODM and there is one operating segment. Therefore, the Company reports as a single segment. This includes all sales channels accessed by the Company’s customers, including sales through catalogs, sales through the Company’s website and sales through the Company’s stores.

Products and services sold through the Company’s single operating segment consist primarily of an integrated offering of furniture, lighting, textiles, accessories, bed & bath, outdoor and garden.

The Company is domiciled in the United States and operates stores in the United States and Canada. Revenues from Canadian operations, and the long-lived assets in Canada, are not material to the Company. Geographic revenues are determined based upon where service is rendered.

No single customer accounted for more than 10% of the Company’s revenues in the 2008 Predecessor period, the 2008 Successor period, fiscal 2009 or fiscal 2010.

NOTE 15—SUBSEQUENT EVENTS

Management has evaluated all events and transactions that occurred after January 29, 2011, through April 22, 2011, which is the date the financial statements are available to be issued. No material subsequent events have occurred since January 29, 2011, that require recognition or disclosure in these consolidated financial statements, except the following:

Shanghai Office Closure

In March 2011, the Company announced that it would be closing its Shanghai sourcing operations in fiscal 2011 in order to integrate the key functions of its product development, merchandising, sourcing and inventory management departments at its corporate headquarters in Corte Madera, CA. This would result in the closure of its Shanghai office location and termination of employees at that office, as well as other terminations within the Home Office. The Company has not yet determined the expected exit costs for this event, however it anticipates incurring costs for one-time employee termination benefits, contract termination fees, disposal of capitalized property and equipment, and other associated costs.

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RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except share amounts)

(Unaudited)

	January 29, 2011	July 30, 2011	Pro Forma Equity as of July 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$13,364	$9,139
Accounts receivable—net	4,462	12,168
Merchandise inventories	206,406	243,257
Prepaid expense and other current assets	20,361	39,754

Total current assets	244,593	304,318

Property and equipment—net	76,450	81,632
Goodwill	122,603	122,681
Trademarks	47,100	47,100
Other intangible assets—net	8,793	6,915
Other assets	2,452	2,883

Total assets	$501,991	$565,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$90,726	$109,711
Deferred revenue and customer deposits	14,001	23,087
Other current liabilities	25,000	29,671

Total current liabilities	129,727	162,469

Line of credit	111,837	136,609
Deferred rent and lease incentives	18,130	18,631
Deferred tax liabilities	17,853	17,846
Other long-term obligations	8,640	11,620

Total liabilities	286,187	347,175

Commitments and contingencies (See Note 11 to the unaudited condensed consolidated financial statements)	—	—

Stockholders’ equity:
Common stock, $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding as of January 29, 2011 and July 30, 2011; $000001 par value, shares authorized, shares issued and outstanding on a pro forma basis as of July 30, 2011	—	—	$
Additional paid-in capital	279,126	280,226
Accumulated other comprehensive income	987	1,297
Accumulated deficit	(64,309)	(63,169)

Total stockholders’ equity	215,804	218,354

Total liabilities and stockholders’ equity	$501,991	$565,529	$

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Six-Months Ended
	July 31, 2010	July 30, 2011
Net revenues	$330,854		$420,383
Cost of goods sold	214,084		265,953

Gross profit	116,770		154,430
Selling, general and administrative expenses	126,453		150,619

Income (loss) from operations	(9,683)		3,811
Interest expense	(1,579)		(1,888)

Income (loss) before income taxes	(11,262)		1,923
Income tax expense	41		783

Net income (loss)	$(11,303)		$1,140

Basic and diluted net income (loss) per share	$(113,030)		$11,400
Shares used in computing basic and diluted net income (loss) per share	100		100

Pro forma basic and diluted net income per share		$
Pro forma shares used in computing basic and diluted net income per share

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six-Months Ended
	July 31, 2010	July 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(11,303)	$1,140
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	13,747	14,983
Loss on disposal of property and equipment	—	674
Stock-based compensation expense	1,255	1,100
Amortization of financing fees	96	96
Change in assets and liabilities:
Accounts receivable	(6,103)	(7,689)
Merchandise inventories	(28,454)	(36,666)
Prepaid expense and other current assets	1,750	(19,324)
Other assets	50	(512)
Accounts payable and accrued expenses	12,314	18,907
Deferred revenue and customer deposits	4,898	9,086
Other current liabilities	457	2,899
Deferred rent and lease incentives	2,361	351
Other long-term obligations	9	128

Net cash used in operating activities	(8,923)	(14,827)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(14,181)	(12,168)

Net cash used in investing activities	(14,181)	(12,168)

CASH FLOWS FROM FINANCING ACTIVITIES
Gross borrowings under line of credit	374,306	465,410
Gross repayments under line of credit	(348,618)	(440,734)
Payments on capital leases and other long-term obligations	(1,100)	(2,027)

Net cash provided by financing activities	24,588	22,649

Effects of foreign currency exchange rate translation	162	121

Net increase (decrease) in cash and cash equivalents	1,646	(4,225)
Cash and cash equivalents
Beginning of period	13,186	13,364

End of period	$14,832	$9,139

Cash paid for interest	$814	$1,278
Cash paid for taxes	625	1,185
Non-cash transactions:
Property and equipment acquired under capital lease	3,232	6,752
Property and equipment additions in accounts payable	—	13

The accompanying notes are an integral part of these unaudited Condensed Consolidated Financial Statements.

RESTORATION HARDWARE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—NATURE OF BUSINESS

Nature of Business

Restoration Hardware, Inc., a Delaware corporation, together with its subsidiaries (collectively, the “Company”), is a luxury home furnishings retailer that offers a growing number of categories including furniture, lighting, textiles, bathware, décor, outdoor and garden, as well as baby and child products. As of July 30, 2011, the Company operated a total of 87 retail stores and 10 outlet stores in 31 states, the District of Columbia and Canada.

On June 16, 2008, the Company completed a merger with a wholly owned subsidiary (“Merger Sub”) of Home Holdings, LLC (“Parent”), a Delaware limited liability company, pursuant to which Merger Sub merged with and into the Company and the Company became a direct wholly owned subsidiary of Parent (the “Acquisition”). Parent is controlled by investment funds affiliated with Catterton Management Company, LLC (“Catterton”), Tower Three Partners LLC (“Tower Three”) and GJK Capital Advisors, LLC (“Glenhill”).

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared from the Company’s records and, in management’s opinion, include all adjustments (consisting of normal recurring adjustments) necessary to fairly state the Company’s financial position as of July 30, 2011, and the results of operations and changes of cash flows for the six-months ended July 31, 2010, and July 30, 2011, which both consist of twenty-six week periods.

The Company’s accounting policies are described in Note 3 to its audited consolidated financial statements for the fiscal year ended January 29, 2011 (“fiscal 2010”). Certain information and disclosures normally included in the notes to annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted for purposes of these interim condensed consolidated financial statements. The interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements, including the notes thereto, for fiscal 2010. The Company’s current fiscal year ends on January 28, 2012 (“fiscal 2011”).

The results of operations for the six-months ended July 30, 2011, presented herein are not necessarily indicative of the results to be expected for the full fiscal year.

NOTE 2—RECENT ACCOUNTING PRONOUNCEMENTS

In December 2010, the FASB issued updated guidance related to when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The guidance amends the criteria for performing Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts and requires performing Step 2 if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company adopted the guidance on January 30, 2011, and the adoption did not have a material impact on its condensed consolidated financial statements.

In May 2011, the FASB issued guidance which changes the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements to ensure consistency between GAAP and International Financial Reporting Standards. In addition, the guidance expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. The guidance is effective for interim and annual periods beginning after December 15, 2011, and is to be applied prospectively. The Company does not expect the adoption of this guidance to have a material impact on its condensed consolidated financial statements.

In June 2011, the FASB issued guidance which eliminates the option to report other comprehensive income and its components in the statement of changes in equity. The guidance requires that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. The guidance is effective for interim and annual periods beginning after December 15, 2011, and is to be applied retrospectively. The Company does not expect the adoption of this guidance to have a material impact on its condensed consolidated financial statements.

NOTE 3—PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	January 29, 2011	July 30, 2011
Leasehold improvements (1)	$100,537	$108,791
Land	2,388	2,388
Building	2,205	2,205
Furniture, fixtures and equipment	10,285	14,369
Machinery and equipment	675	4,715
Computer software	24,109	25,951
Equipment under capital leases (2)	12,309	12,882

Total property and equipment	152,508	171,301
Less—accumulated depreciation and amortization	(76,058)	(89,669)

Total property and equipment—net	$76,450	$81,632

(1)	Leasehold improvements include construction in progress of $4.1 million and $8.5 million as of January 29, 2011, and July 30, 2011, respectively.
(2)	Accumulated depreciation and amortization include accumulated amortization related to equipment under capital leases of $11.2 million and $6.6 million as of January 29, 2011, and July 30, 2011, respectively.

The Company recorded depreciation expense of $11.9 million and $13.4 million in the six-months ended July 31, 2010, and July 30, 2011, respectively.

NOTE 4—GOODWILL AND INTANGIBLE ASSETS

The following sets forth the goodwill and intangible assets as of January 29, 2011 (dollar amounts in thousands):

	Gross Carrying Amount	Accumulated Amortization	Foreign Currency Translation	Net Book Value January 29, 2011		Useful Life
Intangible assets subject to amortization:
Core technologies	$6,580	$(3,509)	$—	$3,071		5 years
Fair value of leases
Fair market write-up	13,910	(8,236)	48	5,722		(2)
Fair market write-down	(3,070)	1,361	—	(1,709	)(1)	(2)

Total intangible assets subject to amortization	17,420	(10,384)	48	7,084
Intangible assets not subject to amortization:
Goodwill	122,285	—	318	122,603
Trademarks	47,100	—	—	47,100

Total intangible assets	$186,805	$(10,384)	$366	$176,787

(1)	The fair market write-down of leases is included in other long-term obligations on the consolidated balance sheets.
(2)	The fair value of each lease is amortized over the life of the respective lease. The longest lease for which a fair value adjustment was recorded has a termination date in January 2019.

The following sets forth the goodwill and intangible assets as of July 30, 2011 (dollar amounts in thousands):

	Gross Carrying Amount	Accumulated Amortization	Foreign Currency Translation	Net Book Value July 30, 2011		Useful Life
Intangible assets subject to amortization:
Core technologies	$6,580	$(4,167)	$—	$2,413		5 years
Fair value of leases
Fair market write-up	12,862	(8,416)	56	4,502		(2)
Fair market write-down	(2,681)	1,354	—	(1,327	)(1)	(2)

Total intangible assets subject to amortization	16,761	(11,229)	56	5,588
Intangible assets not subject to amortization:
Goodwill	122,285	—	396	122,681
Trademarks	47,100	—	—	47,100

Total intangible assets	$186,146	$(11,229)	$452	$175,369

(1)	The fair market write-down of leases is included in other long-term obligations on the condensed consolidated balance sheets.
(2)	The fair value of each lease is amortized over the life of the respective lease. The longest lease for which a fair value adjustment was recorded has a termination date in January 2019.

Core technologies represents the fair market value of Company-developed technologies that had been fully depreciated at the time of the Acquisition. The fair value of leases reflects the Company’s favorable and unfavorable positions of lease terms for its stores, distribution centers and corporate headquarters at the time of the Acquisition.

The Company recorded amortization expense related to intangible assets of $1.8 million and $1.5 million in the six-months ended July 31, 2010, and July 30, 2011, respectively.

The following table sets forth the remaining amortization of the intangible assets based on a straight-line method of amortization over the respective useful lives as of July 30, 2011 (in thousands):

Remainder of 2011	$1,298
2012	2,221
2013	1,207
2014	691
2015	96
Thereafter	75

Total amortization	$5,588

NOTE 5—LINE OF CREDIT

Borrowings made under the revolving line of credit are subject to interest at either the bank’s prime rate or LIBOR, plus a defined margin rate. As of January 29, 2011, $111.8 million was outstanding under the line of credit, net of unamortized debt issuance costs of $0.3 million, and there was $5.5 million in outstanding letters of credit. As of July 30, 2011, $136.6 million was outstanding under the line of credit, net of unamortized debt issuance costs of $0.2 million, and there was $7.6 million in outstanding letters of credit. As of July 30, 2011, LIBOR plus margin rate was 1.63%. As of July 30, 2011, the Company’s undrawn borrowing availability under the line of credit was $44.7 million.

The revolving line of credit contains various restrictive covenants, including, among others, limitations on the ability to make liens, make investments, sell assets, close store locations, incur additional debt, merge, consolidate or acquire other businesses, pay dividends or other distributions, and enter into transactions with affiliates. As of July 30, 2011, the Company was in compliance with the covenants contained in the credit agreement.

NOTE 6—INCOME TAXES

As of January 29, 2011, and July 30, 2011, $2.5 million and $2.7 million, respectively, of the exposures related to unrecognized tax benefits would affect the effective tax rate if realized and are included in other long-term obligations on the condensed consolidated balance sheets. These amounts are primarily associated with foreign tax exposures and represent exposures that would, if realized, reduce the amount of net operating losses that would ultimately be utilized. As of July 30, 2011, $0.5 million of the exposures related to unrecognized tax benefits will decrease in the next 12 months due to the lapse of statute of limitations.

Adjustments required upon adoption of accounting for uncertainty in income taxes related to deferred tax asset accounts were offset by the related valuation allowance. Future changes to the Company’s assessment of the realizability of those deferred tax assets will impact the effective tax rate. The Company accounts for interest and penalties related to exposures as a component of income tax expense. The Company has accrued $1.1 million and $1.3 million of interest associated with exposures as of January 29, 2011, and July 30, 2011, respectively.

NOTE 7—PRO FORMA EQUITY AND NET INCOME PER SHARE

Restoration Hardware Holdings, Inc. (the “Issuer”) was incorporated as a Delaware corporation on August 18, 2011, for the purpose of acquiring all of the stock of the Company. Prior to the completion of this offering, the Issuer will acquire all of the outstanding shares of capital stock of the Company. Outstanding units under the Parent’s equity compensation plan, referred to as the Team Resto Ownership Plan, will be converted in connection with this offering into common stock of the Issuer on a              for              basis, and the vesting status of the Home Holdings units will carry over to the Issuer’s common stock. These transactions are referred to as the “Reorganization.”

Pro forma stockholders’ equity as of July 30, 2011, has been computed to give effect to the Reorganization of the Company as if such events had been completed as of the beginning of the fiscal period.

Unaudited pro forma net income per share for the six-months ended July 30, 2011, has been computed assuming the Reorganization of the Company had been completed as of the beginning of the fiscal period and the share capital was outstanding for the six-months ended July 30, 2011. In addition,              shares issued in the initial public offering of the common stock of the Issuer for proceeds of $             will be used to repay all of the outstanding amounts under the Company’s revolving line of credit, which was $136.6 million, net of unamortized debt issuance costs, as of July 30, 2011. The issuance of the shares and the repayment of the revolving line of credit are assumed to have occurred at the beginning of the fiscal period. The Company has assumed that the initial public offering price is $            , the mid-point in the range set forth on the cover of the prospectus included in the Issuer’s Form S-1 Registration statement filed on                     .

Pro forma net income has been computed by taking net income and removing interest expense related to debt assumed to be repaid. The interest expense amount has been adjusted to record the tax effect at the Company’s estimated state statutory tax rate of 6.45%.

The following table summarizes pro forma net income and pro forma basic and diluted net income per share computations for the six-months ended July 30, 2011 (in thousands, except share and per share amounts):

Net income—as reported		$1,140
Less—interest expense, net of tax

Pro forma net income	$

Pro forma weighted-average shares outstanding after Reorganization
Pro forma shares issued to repay revolving line of credit

Pro forma shares for basic and diluted income per share

Pro forma basic and diluted net income per share	$

In the calculation of pro forma diluted net income per share,              shares of unvested time-based restricted stock and              shares of unvested performance-based restricted stock were excluded from the calculation as inclusion would have been anti-dilutive.

NOTE 8—COMPREHENSIVE INCOME (LOSS)

The following table is a reconciliation of net income (loss) reported in the Company’s condensed consolidated statements of operations to comprehensive income (loss) (in thousands):

	Six-Months Ended
	July 31, 2010	July 30, 2011
Net income (loss)	$(11,303)	$1,140
Foreign currency translation adjustment—net of tax	380	310

Total comprehensive income (loss)	$(10,923)	$1,450

NOTE 9—STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with applicable guidance, which requires the Company to estimate the value of securities issued based upon an option-pricing model and recognize this estimated value as compensation expense over the vesting periods.

In connection with the Acquisition, Parent established the 2008 Team Resto Ownership Plan (“Team Resto Ownership Plan”) in fiscal 2009. Awards under the Team Resto Ownership Plan are granted by the Parent and are made up of the following:

•	Time-based units—time-based units vest in annual installments, generally over a five-year graded vesting period.

•

Performance-based units—performance-based units vest based on a return on equity investment to the Company’s investors between either two times and three times such investment (the “2X – 3X Performance-based Units”) or three times and five times such investment (the “3X – 5X Performance-based Units”), or vest based on other performance criteria as defined in the award.

Under the terms of the Team Resto Ownership Plan, 2X – 3X Performance-based Units will vest to the extent cumulative return on equity investment is greater than two times and up to and including three times the original invested capital amount, with proportional vesting in between. At a return on equity investment equal to three times the original invested capital amount, 100% of the 2X – 3X Performance-based Units vest. In the case of 3X – 5X Performance-based Units, these performance-based units will vest to the extent cumulative return on equity investment is greater than three and up to and including five times the original invested capital amount, with proportional vesting in between. In the case of these 3X – 5X Performance-based Units, 100% of the units vest at cumulative return on equity investment equal to five times the original invested capital amount. Performance-based units that do not vest will be cancelled for no consideration.

Under the Team Resto Ownership Plan, vesting of performance-based units will occur upon the consummation of an initial public offering and return on equity investment will be calculated based upon a return on investment to the Company’s investors assuming that its investors had received the initial public offering price for their investments as a result of such offering.

All stock-based compensation expense associated with the grants of units by the Parent to the Company’s directors, executive officers and employees is recorded by the Company.

In June 2011, the Company’s Board of Directors approved an increase in the number of units available under the Team Resto Ownership Plan by 593,836 units. As of July 30, 2011, the total number of units issuable under the Team Resto Ownership Plan was 21,045,517. Awards of units reduce the number of units available for future issuance. Cancellations and forfeitures of units previously granted increase the number of units available for future issuance. The number of units available for future issuance under the Team Resto Ownership Plan as of July 30, 2011, was 479,862.

The Company estimates the fair value of each grant on the date of grant using a lattice model that incorporates a Monte Carlo Simulation (the “Monte Carlo method”), which includes the following assumptions:

Expected Equity Returns and Volatility—The Monte-Carlo method incorporates both expectations concerning equity returns in the future and an expected volatility in terms of the possible range of returns units based upon historical volatility data from a group of comparable companies prior to the valuation date and expectations of future volatility over a timeframe consistent with the expected life of the awards.

Expected Unit Life—The Monte-Carlo method analysis includes an estimate of the expected unit life from grant date which represents the period that the units are anticipated to be outstanding after initial grant until expiration based upon various factors including expectations concerning a potential liquidity event, the contractual terms of the equity based awards and vesting schedules.

Risk Free Interest Rate—The Monte-Carlo method incorporates an assumed risk-free interest rate which is based on the U.S. Treasury yield curve rates in effect at the time of the grant using the term most consistent with the expected life of the award.

Expected Dividend Yield—Dividend yield was estimated at zero as Parent does not anticipate making future distributions to equity holders.

Time-Based Units

The following table presents the time-based unit activity for the six-months ended July 30, 2011:

	Number Of Units	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life (In Years)
Outstanding—January 29, 2011	9,801,071	$0.61	8.35
Granted	716,000	1.75	10.00
Cancelled	(72,938)	0.51	—
Forfeited	(46,800)	0.51	9.71

Outstanding—July 30, 2011	10,397,333	0.69	7.96

As of July 30, 2011, 4,120,489 time-based units were vested with a weighted average grant date fair value of $0.56 and a remaining weighted average expected life of 7.81 years.

During the six-months ended July 30, 2011, the fair value of units vested was $1.1 million. As of July 30, 2011, the total unrecognized compensation expense related to non-vested time-based units was $3.4 million, which is expected to be recognized on a graded basis over a weighted average period of 2.64 years. No stock-based compensation cost has been capitalized in the accompanying condensed consolidated financial statements.

The Company recorded stock-based compensation expense for time-based units of $1.3 million and $1.1 million in the six-months ended July 31, 2010, and July 30, 2011, respectively, which is included in selling, general and administrative expenses on the condensed consolidated statements of operations.

Performance-Based Units

The following table presents the performance-based unit activity for the six-months ended July 30, 2011:

	Number Of Units	Weighted Average Grant Date Fair Value
Outstanding—January 29, 2011	9,422,384	$0.24
Granted	719,000	0.44
Exercised	—	—
Forfeited	(46,000)	0.15

Outstanding—July 30, 2011	10,095,384	0.26

The Company recognizes expense associated with the units when it becomes probable that the performance condition will be met. Once it becomes probable that a participant will vest, the Company recognizes compensation expense equal to the number of shares which have vested multiplied by the fair value of the related shares measured at the grant date. No performance-based awards are considered to have vested and, as such, no expense was recorded in the six-months ended July 31, 2010, or July 30, 2011. In the event of a public offering, all outstanding awards vest. As of July 30, 2011, the total unrecognized compensation expense related to non-vested performance-based units was $3.2 million.

NOTE 10—RELATED PARTY TRANSACTIONS

Management Agreement

Pursuant to the Amended and Restated Management Service Agreement with certain affiliates of Catterton, Tower Three and Glenhill, such affiliates are to provide services to the Company for general management, consulting services and other strategic planning functions. The Company recorded management fees of $1.9 million in selling, general and administrative expenses in each of the six months ended July 31, 2010, and July 30, 2011, and all such management fees were paid by the Company as of July 30, 2011.

Equity Interest in Parent

Each of Mr. Friedman, the Company’s Chairman and Co-Chief Executive Officer, Mr. Krevlin, a member of the Company’s Board of Directors, and certain funds of Glenhill entered into separate stockholder voting agreements with the Company in connection with the First Amendment to Agreement and Plan of Merger. Mr. Krevlin has sole voting power and investment power with respect to shares beneficially owned by such funds of Glenhill. Pursuant to such stockholder voting agreements, Mr. Friedman, Mr. Krevlin and such funds agreed to vote for and support the Acquisition. In addition, immediately prior to the completion of the Acquisition, Mr. Friedman and Mr. Krevlin (through such funds of Glenhill) contributed approximately 1,000,000 and 3,632,533 shares, respectively, of the Company’s common stock to Parent in exchange for equity interests in Parent pursuant to rollover agreements between the Company, Parent and each of Mr. Friedman and such funds of Glenhill.

Executive Loans with Parent

In December 2008, Mr. Friedman entered into a $1.0 million loan with Parent in connection with the purchase of a 0.3% ownership interest in Parent. The full recourse loan initially bore interest at a rate of 8.0% per annum. If the interest was not paid in cash on December 31 of each year, such interest was deemed paid by capitalization and added to the principal amount of the loan. Principal and accrued interest was due the earlier of December 31, 2018, upon the sale of the Company or upon Mr. Friedman’s termination of employment. In May 2010, the loan was amended and restated to, among other things, reduce the interest rate to 5.0% per annum, as of the date of the original $1.0 million loan received in December 2008, modify the maturity date to December 31, 2015, and provide for an additional $5.0 million loan from Parent in connection with the purchase of an additional 1.7% ownership interest in Parent.

In May 2010, Mr. Alberini, the Company’s Co-Chief Executive Officer, entered into a $4.0 million loan with Parent in connection with the purchase of a 1.4% ownership interest in Parent bearing interest at the rate of 5.0% per annum with a maturity date of ninety days from the original date of such note.

In April 2011, Mr. Dunaj, the Company’s Chief Operating Officer, entered into a $600,000 loan with Parent. The full recourse loan bears interest at 5.0% per annum and is secured by Mr. Dunaj’s Team Restoration Ownership Plan units. The loan, together will all interest accrued but unpaid, is due and payable on the first to occur of (i) December 31, 2015, (ii) ninety days following termination of employment, (iii) the date of any sale of the Company, (iv) the date of an initial public offering, (v) the date of any acceleration that might occur as a result of a defined default under the note, or (vi) demand for repayment by Parent.

The loan to Mr. Alberini was repaid in full on August 25, 2010. The loans to Mr. Friedman and Mr. Dunaj were outstanding as of July 30, 2011.

These loans are recorded by Parent and therefore are not included on the condensed consolidated balance sheets of the Company.

NOTE 11—COMMITMENTS AND CONTINGENCIES

Commitments

The Company has no off balance sheet commitments as of July 30, 2011.

In the event of a subsequent sale of the Company, illiquid sale of the Company or an initial public offering, the Company would be required to make payments to Catterton, Tower Three and Glenhill pursuant to the terms of their management services agreement. The amount of such payments will be negotiated with the Parent’s Board of Directors at the time of such transaction.

In addition, certain former executives are entitled to cash payments up to $2.2 million in the event of a subsequent sale of the Company, illiquid sale of the Company or initial public offering.

Contingencies

The Company is involved from time to time in various legal claims, actions and complaints arising in connection with its business. The outcome of matters the Company is involved in cannot be determined at this time and the results cannot be predicted with certainty.

The Company reviews the need for any loss contingency reserves and establishes reserves when, in the opinion of management, it is probable that a matter would result in liability, and the amount of loss, if any, can be reasonably estimated. Generally, in view of the inherent difficulty of predicting the outcome of those matters, particularly in cases in which claimants seek substantial or indeterminate damages, it is not possible to determine whether a liability has been incurred or to reasonably estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no reserve is established until that time.

NOTE 12 —SEGMENT REPORTING

The Company defines an operating segment on the same basis that it uses to evaluate performance internally by the Chief Operating Decision Maker (“CODM”). The Company has determined that the Co-Chief Executive Officers are its CODM and there is one operating segment. Therefore, the Company reports as a single segment. This includes all sales channels accessed by the Company’s customers, including sales through catalogs, sales through the Company’s website and sales through the Company’s stores.

Products and services sold through the Company’s single operating segment consist primarily of an integrated offering of furniture, hardware, lighting, textiles, accessories and related merchandise.

The Company is domiciled in the United States and operates stores in the United States and Canada. Revenues from Canadian operations, and the long-lived assets in Canada, are not material to the Company. Geographic revenues are determined based upon where service is rendered.

No single customer accounted for more than 10% of the Company’s revenues in the six-months ended July 31, 2010, or July 30, 2011.

NOTE 13—RETAIL STORE AND OFFICE CLOSURES

Shanghai Office Closure

In April 2011, the Company closed its Shanghai sourcing operations in order to integrate the key functions of its product development, merchandising, sourcing and inventory management departments at its Home Office. This resulted in the closure of its Shanghai office location and termination of employees at that office, as well as other terminations within the corporate headquarters in Corte Madera, CA. As a result, during the six-months ended July 30, 2011, the Company incurred $1.7 million in exit related costs, including one-time employee termination benefits, contract termination fees, disposal of capitalized property and equipment, and other associated costs. The Company does not expect to incur additional costs associated with this office closure in future periods.

Retail Store Closures

In June and July 2011, the Company closed four retail store locations prior to their respective lease termination dates. As a result, during the six-months ended July 30, 2011, the Company incurred $3.6 million in exit related costs, which consisted of future liabilities existing under the lease agreements of $3.1 million and broker commission related costs of $0.5 million. In addition, the Company incurred one-time employee termination costs of $0.1 million. The Company does not expect to incur additional costs associated with these retail store closures in future periods.

NOTE 14—SUBSEQUENT EVENTS

Management has evaluated all events and transactions that occurred after July 30, 2011, through September 8, 2011, which is the date the financial statements are available to be issued. No material subsequent events have occurred since July 30, 2011, that require recognition or disclosure in these condensed consolidated financial statements, except the following:

Reorganization

The Issuer was formed on August 18, 2011, as a holding company for the purposes of facilitating an initial public offering of its common stock. It is expected that following the Reorganization, the Company will become a direct, wholly owned subsidiary of the Issuer prior to the completion of the initial public offering.

Bank Line of Credit

In August 2011, the Company, along with its Canadian subsidiary, Restoration Hardware Canada, Inc., entered into a revolving line of credit agreement with Bank of America, N.A., as administrative agent, and certain other lenders. Under this credit agreement, the Company has a revolving line of credit available of up to $317.5 million, of which $10 million is available to Restoration Hardware Canada, Inc. The maturity date of the line of credit is August 3, 2016. Under the terms of the credit agreement, the Company may increase the amount of the line of credit by up to an additional $100 million provided that, among other things, no default under the line of credit then exists or would result from such increase. Borrowings under the line of credit are subject to interest, at borrowers’ option, at either the bank’s reference rate or the London InterBank Offered Rate (“LIBOR”) (or the BA rate, as such term is defined in the credit agreement, in the case of Canadian borrowings), in each case, plus an applicable margin rate.

Executive Loans

On September 8, 2011, Mr. Friedman repaid the loans owed to Parent, together with accrued interest thereon (see Note 10 – Related Party Transactions), through the reclassification by Parent of Mr. Friedman’s Class A units and Class A-1 units in Parent into an equal number of Class A Prime units and Class A-1 Prime units in Parent, respectively. The Class A Prime units and Class A-1 Prime units, which are not subject to any future vesting, do not entitle Mr. Friedman to distributions from Parent until after certain amounts have been distributed to the holders of Class A units, commensurate with the amount of all previously outstanding principal and interest on the loans. On the date of such repayment, the total principal amount of the loans, including all accrued interest thereon, was $6,559,877. No prior payments of principal or interest were made by Mr. Friedman under the loan agreements. The Company will undertake a valuation analysis regarding the reclassification of units to determine what compensation charge, if any, will be recorded in connection with the reclassification in the Company’s consolidated financial statements for the third quarter of fiscal 2011.

On September 8, 2011, Mr. Dunaj repaid the loan owed to Parent, together with accrued interest thereon (see Note 10 – Related Party Transactions), through the reclassification by Parent of Mr. Dunaj’s Class B units issued under the Team Resto Ownership Plan into an equal number of Class B Prime units under the Team Resto Ownership Plan. The Class B Prime units are entitled to a lower distribution amount than Class B units, commensurate with the amount of all previously outstanding principal and interest on the loan. On the date of such repayment, the total principal amount of the loan, including all accrued interest thereon, was $620,712. No prior payments of principal or interest were made by Mr. Dunaj under the loan agreement. On the date of such repayment, Mr. Dunaj surrendered 300,000 of his unvested Class B performance units under the Team Resto Ownership Plan. The Company will undertake a valuation analysis regarding the reclassification of units to determine what compensation charge, if any, will be recorded in connection with the reclassification in the Company’s consolidated financial statements for the third quarter of fiscal 2011 as it relates to vested awards and over the remaining vesting periods for currently unvested awards.

Through and including                     , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

            Shares

Common Stock

PROSPECTUS

BofA Merrill Lynch

Goldman, Sachs & Co.

                    , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. Except as otherwise noted, all the expenses below will be paid by us.

Amount to be paid
SEC Registration Fee		$17,415
FINRA Filing Fee		15,500
Listing Fee		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing and Engraving Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Director and Officer Insurance		*
Miscellaneous Expenses		*
Total	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our certificate of incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. Our bylaws provide for the indemnification of officers and directors acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We intend to enter into indemnification agreements with each of our executive officers and directors, in addition to indemnification provided for in our charter documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of us, and indemnification of the underwriters by us for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

We will purchase and intend to maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding securities sold by Home Holdings, LLC (“Home Holdings”) within the past three fiscal years that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Also included is information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(1)	In connection with the agreement and plan of merger described in the prospectus that is a part of this registration statement, Gary Friedman, our Chairman and Co-Chief Executive Officer, certain funds affiliated with Glenhill and certain funds affiliated with Palo Alto Investors, LLC entered into rollover agreements with Home Holdings pursuant to which they agreed to contribute, immediately prior to the effective time of the merger, a portion of his or its shares of Restoration Hardware, Inc.’s common stock in exchange for a pro rata equity interest in Home Holdings.

(2)	In December 2008, May 2010 and June 2010, as described in the prospectus that is a part of this registration statement, two of our officers entered into subscription agreements with Home Holdings whereby they purchased 1,215,269 Class A units, 2,006,952 Class A-1 units and 2,006,952 Class A-2 units at an aggregate purchase price of approximately $10 million.

(3)	In May 2009, Gary Friedman, our Chairman and Co-Chief Executive Officer, was granted 7,183,441 Class B-1 units under the Home Holdings 2008 Team Resto Ownership Plan (the “Team Resto Ownership Plan”), and in June 2010, Carlos Alberini, our Co-Chief Executive Officer and a director, was granted 4,225,554 Class B-1 units and one Class B-2 unit under the Team Resto Ownership Plan. In addition to these grants to Mr. Friedman and Mr. Alberini, from May 2009 through October 20, 2011, 146 of our current and former employees, consultants, directors and members of our board were granted 16,125,476 Class B units under the Team Resto Ownership Plan.

(4)	In September 2011, as described in the prospectus that is a part of this Registration Statement, 1,215,269 Class A Units of Home Holdings held by Gary Friedman, our Chairman and Co-Chief Executive Officer, were reclassified into 1,215,269 Class A Prime units of Home Holdings, 1,118,064 Class A-1 units of Home Holdings held by Mr. Friedman were reclassified into 1,118,064 Class A-1 Prime units of Home Holdings and 1,810,000 Class B units held by Ken Dunaj, our Chief Operating Officer, were reclassified into 1,810,000 Class B Prime units of Home Holdings, in each case in connection with the repayment of loans owed to Home Holdings by Mr. Friedman or Mr. Dunaj, as applicable.

There were no underwriters employed in connection with any of the transactions set forth in Item 15. These transactions were made in reliance upon Section 4(2) of the Securities Act (or Rule 501 of Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or pursuant to a compensatory benefit plan approved by the issuer’s board of directors. Each recipient of the securities in these transactions represented his, her or its intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof. In each case, the recipient received adequate information about the issuer or had adequate access, through his, her or its relationship with Home Holdings, to information about Home Holdings. The sales of these securities were made without any general solicitation or advertising.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules

Financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby further undertakes that:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Corte Madera, State of California, on the 21st day of October, 2011.

RESTORATION HARDWARE HOLDINGS, INC.

By:	/s/ Gary Friedman
Gary Friedman Chairman and Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Gary Friedman	Co-Chief Executive Officer; Chairman of the Board of Directors (Principal Executive Officer)	October 21, 2011

* Carlos Alberini	Co-Chief Executive Officer; Director (Principal Executive Officer)	October 21, 2011

* James Stewart	Senior Vice President, Finance and Principal Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	October 21, 2011

* J. Michael Chu	Director	October 21, 2011

* Scott Dahnke	Director	October 21, 2011

* Mark Demilio	Director	October 21, 2011

* William Forrest	Director	October 21, 2011

* Glenn Krevlin	Director	October 21, 2011

* Marc Magliacano	Director	October 21, 2011

* Frederick Wilson	Director	October 21, 2011

*By:	/s/ Gary Friedman
Gary Friedman Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement.

3.1*	Form of Certificate of Incorporation of Restoration Hardware Holdings, Inc., to be in effect upon completion of this offering.

3.2*	Form of Bylaws of Restoration Hardware Holdings, Inc., to be in effect upon completion of this offering.

4.1*	Form of Restoration Hardware Holdings, Inc.’s Common Stock Certificate.

5.1*	Opinion of Morrison & Foerster LLP.

10.1*†	Amended and Restated Compensation and Severance Agreement, effective as of February 1, 2010, by and between Restoration Hardware, Inc. and Gary Friedman.

10.2*†	Employment Agreement, entered into as of May 12, 2010, by and between Restoration Hardware, Inc. and Carlos Alberini.

10.3*†	Amended and Restated Offer Letter, between Restoration Hardware, Inc. and Ken Dunaj.

10.4*†	Offer Letter, dated as of February 28, 2006, between Restoration Hardware, Inc. and Chris Newman.

10.5*†	First Amendment to Offer Letter, dated as of November 15, 2007, between Restoration Hardware, Inc. and Chris Newman.

10.6*†	Second Amendment to Offer Letter, dated as of March 31, 2009, between Restoration Hardware, Inc. and Chris Newman.

10.7*†	Third Amendment to Offer Letter, dated as of January 6, 2010, between Restoration Hardware, Inc. and Chris Newman.

10.8*†	Fourth Amendment to Offer Letter, dated as of December 31, 2010, between Restoration Hardware, Inc. and Chris Newman.

10.9*†	Form of Indemnification Agreement to be entered into by and between Restoration Hardware Holdings, Inc. and each of its directors.

10.10*	Ninth Amended and Restated Credit Agreement, dated as of August 3, 2011, by and among Restoration Hardware, Inc., Restoration Hardware Canada, Inc., Bank of America, N.A., Wells Fargo Capital Finance, LLC and U.S. Bank, National Association.

10.11*†	Management Incentive Plan.

10.12*†	2011 Stock Incentive Plan and related documents.

10.13*†	2011 Equity Replacement Plan.

21.1*	Subsidiary List.

23.1*	Consent of Counsel (included in exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

23.4	Consent of PricewaterhouseCoopers LLP.

*	To be filed by amendment.
†	Indicates a management contract or compensatory plan or arrangement.